UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SIGMA-ALDRICH CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
Common Stock, $1.00 par value per share of Sigma-Aldrich Corporation (which we refer to as “common stock”)
	(2)	Aggregate number of securities to which transaction applies:

122,823,497 shares of common stock, which consists of (a) 119,094,852 shares of common stock as of October 16, 2014, (b) 3,212,173 shares of common stock subject to issuance upon exercise of outstanding options with exercise prices below $140.00 as of October 16, 2014, (c) 516,472 shares of common stock with respect to outstanding awards of restricted stock units and performance restricted stock units as of October 16, 2014 (which we refer to as “incentive shares”). The calculation of the aggregate amount of outstanding awards of performance restricted stock units assumes the satisfaction of the applicable performance goal(s) at the target level.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11, the filing fee of $1,974,148 was determined by multiplying 0.00011620 by the proposed maximum aggregate value of the transaction. The proposed maximum aggregate value of the transaction was calculated as the sum of (a) 119,094,852 shares of common stock multiplied by $140.00 per share, (b) options to purchase 3,212,173 shares of common stock with exercise prices below $140.00 per share, multiplied by $75.85 per share (which is the difference between $140.00 and the weighted average exercise price per share of $64.15) and (c) 516,472 incentive shares multiplied by $140.00 per share.

	(4)	Proposed maximum aggregate value of transaction:
$16,989,228,682
	(5)	Total fee paid:
$1,974,148

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION,

DATED OCTOBER 22, 2014

[—], 2014

Dear Fellow Stockholder:

A special meeting of stockholders of Sigma-Aldrich Corporation, a Delaware corporation (“Sigma-Aldrich”), will be held on [—], 2014, at [—] a.m. Central Time at the Sigma-Aldrich Life Science and Technology Center, 2909 Laclede Avenue, St. Louis, Missouri 63103. You are cordially invited to attend. The purpose of the meeting is to consider and vote on proposals relating to the proposed acquisition of Sigma-Aldrich by Merck KGaA, Darmstadt, Germany, a German corporation with general partners (“Parent”), for $140.00 per share in cash. Regardless of whether you plan to attend the meeting, we encourage you to vote your shares by mail, by telephone or through the Internet per the procedures outlined below.

On September 22, 2014, Sigma-Aldrich entered into an Agreement and Plan of Merger (the “merger agreement”) with Parent and Mario II Finance Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Sub”), providing for, subject to the satisfaction or waiver of specified conditions, the acquisition of Sigma-Aldrich by Parent at a price of $140.00 per share in cash. Subject to the terms and conditions of the merger agreement, Sub will be merged into Sigma-Aldrich (the “merger”), with Sigma-Aldrich surviving the merger as an indirect wholly-owned subsidiary of Parent. At the special meeting, Sigma-Aldrich will ask you to adopt the merger agreement.

At the effective time of the merger, each share of Sigma-Aldrich common stock issued and outstanding immediately prior to the effective time (other than (i) shares held by stockholders of Sigma-Aldrich who have properly exercised and perfected appraisal rights under Delaware law, (ii) shares that are owned by Parent, Sub or any other wholly-owned subsidiary of Parent, in each case not held on behalf of third parties and (iii) shares that are owned by Sigma-Aldrich or by any wholly-owned subsidiary of Sigma-Aldrich) will be converted into the right to receive $140.00 per share in cash, without interest, subject to applicable withholding taxes.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the proxy statement.

The board of directors of Sigma-Aldrich (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board also considered a number of factors in evaluating the merger and consulted with its outside legal and financial advisors. By a unanimous vote, the Board (i) approved the merger agreement, (ii) declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of Sigma-Aldrich and Sigma-Aldrich stockholders, (iii) directed that a proposal to adopt the merger agreement be submitted to a vote at a meeting of the stockholders of Sigma-Aldrich and (iv) recommended that Sigma-Aldrich stockholders vote for the adoption of the merger agreement. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to adopt the merger agreement.

Your vote is important. Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the proposal to adopt the merger agreement is important, and we encourage you to vote promptly. The merger cannot be completed unless the merger agreement is adopted by stockholders holding at least a majority of the outstanding shares of Sigma-Aldrich common stock entitled to vote on such matter. The failure to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

After reading the accompanying proxy statement, please make sure to vote your shares promptly by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope or by voting by telephone or through the Internet by following the instructions on the accompanying proxy card. Instructions regarding all three methods of voting are provided on the proxy card. If you hold shares through an account with a bank, broker, trust or other nominee, please follow the instructions you receive from it to vote your shares.

Thank you in advance for your continued support and your consideration of this matter.

Rakesh Sachdev
President and Chief Executive Officer

Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [—], 2014 and is first being mailed to Sigma-Aldrich stockholders on or about [—], 2014.

SIGMA-ALDRICH CORPORATION

3050 Spruce Street

St. Louis, Missouri 63103

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be Held On [—], 2014

To the Stockholders of Sigma-Aldrich:

A special meeting of stockholders of Sigma-Aldrich Corporation (“Sigma-Aldrich”) will be held on [—], 2014, at [—] a.m. Central Time, at the Sigma-Aldrich Life Science and Technology Center, 2909 Laclede Avenue, St. Louis, Missouri 63103, for the following purposes:

1.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 22, 2014 and as amended from time to time (the “merger agreement”), by and among Sigma-Aldrich, Merck KGaA, Darmstadt, Germany, a German corporation with general partners (“Parent”), and Mario II Finance Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Sub”);

2.

To consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Sigma-Aldrich’s named executive officers that is based on or otherwise relates to the merger contemplated by the merger agreement (the “merger”); and

3.

To consider and vote on a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Stockholders of record at the close of business on [—], 2014 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the proxy statement.

The board of directors of Sigma-Aldrich (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board also considered a number of factors in evaluating the merger and consulted with its outside legal and financial advisors. By a unanimous vote, the Board (i) approved the merger agreement, (ii) declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of Sigma-Aldrich and Sigma-Aldrich stockholders, (iii) directed that a proposal to adopt the merger agreement be submitted to a vote at a meeting of the stockholders of Sigma-Aldrich and (iv) recommended that Sigma-Aldrich stockholders vote for the adoption of the merger agreement.

The Board unanimously recommends that at the special meeting you vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to Sigma-Aldrich’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

To assure that your shares are represented at the special meeting, regardless of whether you plan to attend the special meeting in person, please fill in your vote, sign and mail the enclosed proxy card as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States. Alternatively, you may vote by telephone or through the Internet. Instructions regarding each of the methods of voting are provided on the enclosed proxy card. If you are voting by telephone or through the Internet, then your voting instructions must be received by 11:59 p.m. Eastern Time on [—], 2014. Your proxy is being solicited by the Board.

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885.

If you fail to return your proxy, vote by telephone or through the Internet or attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

By Order of the Board of Directors

George L. Miller, Senior Vice President, General Counsel and Secretary

St. Louis, Missouri

[—], 2014

Please Vote—Your Vote is Important

Annex A – Agreement and Plan of Merger, dated as of September 22, 2014
Annex B – Opinion of Morgan Stanley
Annex C – Section 262 of the Delaware General Corporation Law

SUMMARY TERM SHEET

This summary highlights certain information in this proxy statement, but may not contain all of the information that may be important to you. You should carefully read the entire proxy statement and the attached Annexes and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about Sigma-Aldrich Corporation. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information.” Unless the context otherwise indicates, we refer to Sigma-Aldrich Corporation as “Sigma-Aldrich,” “we,” “us” or “our.”

The Parties (see page 19)

Sigma-Aldrich Corporation, headquartered in St. Louis, Missouri, is a leading Life Science and Technology company whose biochemical and organic chemical products, kits and services are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical, diagnostics and high technology manufacturing. Sigma-Aldrich’s principal executive offices are located at 3050 Spruce Street, St. Louis, Missouri 63103, and our telephone number is (314) 771-5765.

Merck KGaA (which we refer to as “Parent”) is a German corporation with general partners based in Darmstadt, Germany. It is the parent company of a group with businesses in the pharmaceutical, life science tools and specialty chemicals industries. In the United States and Canada, its subsidiaries operate under the umbrella brand EMD. Around 39,000 employees work in 66 countries to improve the quality of life for patients, to further the success of customers and to help meet global challenges. Parent is the world’s oldest pharmaceutical and chemical company – since 1668, the name has stood for innovation, business success and responsible entrepreneurship. Its operating activities are organized into the following four divisions: Biopharmaceuticals, Consumer Health, Performance Materials and Life Science Tools. Parent’s principal executive offices are located at Frankfurter Strasse 250, 64293 Darmstadt, Germany and its telephone number is +49 6151 72-0.

Mario II Finance Corp. (which we refer to as “Sub”) is a Delaware corporation formed for the purpose of effecting the transactions contemplated by the merger agreement with Sigma-Aldrich, and is an indirect, wholly owned subsidiary of Parent. The mailing address of Mario II Finance Corp. is 1209 Orange Street, Wilmington, Delaware 19801 and its telephone number is (302) 658-7581.

The Merger (see page 29)

On September 22, 2014, Sigma-Aldrich, Parent and Sub entered into the merger agreement. Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Sub will merge with and into Sigma-Aldrich. Sigma-Aldrich will survive the merger as an indirect wholly-owned subsidiary of Parent. The Board has approved the merger agreement and unanimously recommends that Sigma-Aldrich stockholders vote for the proposal to adopt the merger agreement.

Upon completion of the merger, each share of Sigma-Aldrich common stock, $1.00 par value per share (“common stock”), that is issued and outstanding immediately prior to the effective time of the merger (other than (i) shares held by stockholders of Sigma-Aldrich who have properly exercised and perfected appraisal rights under Delaware law, (ii) shares that are owned by Parent, Sub or any other wholly owned subsidiary of Parent, in each case not held on behalf of third parties and (iii) shares that are owned by Sigma-Aldrich or by any wholly owned subsidiary of Sigma-Aldrich (collectively, “excluded shares”)) will be converted into the right to receive $140.00 per share in cash, without interest, subject to applicable withholding taxes.

Following the completion of the merger, Sigma-Aldrich will cease to be a publicly traded company and will become an indirect wholly-owned subsidiary of Parent.

The Special Meeting (see page 21)

The special meeting will be held on [—], 2014, at [—] a.m. Central Time, at the Sigma-Aldrich Life Science and Technology Center, 2909 Laclede Avenue, St. Louis, Missouri 63103. At the special meeting, you will be asked to, among other things, vote for the proposal to adopt the merger agreement. See the section entitled “The Special Meeting,” beginning on page 21, for additional information on the special meeting, including how to vote your shares of common stock.

Stockholders Entitled to Vote; Vote Required to Adopt the Merger Agreement (see page 22)

You may vote at the special meeting if you were a holder of record of shares of Sigma-Aldrich common stock as of the close of business on [—], which is the record date for the special meeting (which we refer to as the “record date”). You will be entitled to one vote for each share of Sigma-Aldrich common stock that you held and owned on the record date. As of the record date, there were [—] shares of Sigma-Aldrich common stock issued and outstanding and entitled to vote at the special meeting. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Sigma-Aldrich common stock entitled to vote on such matter.

Parent does not require a stockholder vote to approve the merger agreement. In addition, on September 22, 2014, the sole stockholder of Sub authorized and approved the merger agreement.

How to Vote

Stockholders of record have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting.

If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Sigma-Aldrich common stock, your bank, broker, trust or other nominee will not be able to vote your shares on the proposals.

If you wish to vote in person at the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of Sigma-Aldrich common stock will be mailed to stockholders if the merger is completed.

For additional information regarding the procedure for delivering your proxy, see the sections entitled “The Special Meeting—How to Vote,” beginning on page 23 and “The Special Meeting—

Solicitation of Proxies,” beginning on page 25. If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885.

Recommendation of the Board; Reasons for Recommending the Adoption of the Merger Agreement (see page 45)

After careful consideration, the Board unanimously declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of Sigma-Aldrich and Sigma-Aldrich stockholders. Accordingly, the Board unanimously recommends that at the special meeting you vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to Sigma-Aldrich’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

For a discussion of the material factors considered by the Board in reaching its conclusions, see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 45.

Opinion of Morgan Stanley & Co. LLC (see page 60)

In connection with the merger, at the special meeting of the Board on September 21, 2014, Morgan Stanley & Co. LLC (“Morgan Stanley”), rendered its oral opinion to the Board (which was subsequently confirmed in writing) to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of review undertaken by Morgan Stanley, as set forth in its opinion, the merger consideration to be received by the holders of shares of Sigma-Aldrich common stock (other than the holders of the excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Morgan Stanley’s written opinion to the Board, dated September 21, 2014, is attached as Annex B to this proxy statement and is incorporated herein by reference. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering the opinion. The foregoing summary of Morgan Stanley’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion, this section and the summary of Morgan Stanley’s opinion below carefully and in their entirety. Morgan Stanley’s opinion was for the benefit of the Board, in its capacity as such, and addressed only the fairness from a financial point of view of the merger consideration to be received by the holders of shares of Sigma-Aldrich common stock (other than the holders of the excluded shares) pursuant to the merger agreement as of the date of the opinion. Morgan Stanley’s opinion did not address any other aspects of the merger and was not intended to, and does not, constitute advice or a recommendation as to how the stockholders of Sigma-Aldrich should vote at any stockholders’ meeting related to the merger or to take any other action with respect to the merger.

Market Price and Dividend Data (see page 120)

Sigma-Aldrich common stock is traded on the Nasdaq Global Select Market (which we refer to as the “NASDAQ”) under the symbol “SIAL.” On September 19, 2014, the last full trading day prior to the public announcement of the merger, the closing price for Sigma-Aldrich common stock was $102.37 per share. On October 21, 2014, the last full trading day prior to the date of this proxy statement, the closing price for Sigma-Aldrich common stock was $135.60 per share.

Certain Effects of the Merger (see page 79)

Upon completion of the merger, Sub will be merged with and into Sigma-Aldrich upon the terms set forth in the merger agreement. As the surviving corporation in the merger, Sigma-Aldrich will continue to exist following the merger as an indirect wholly-owned subsidiary of Parent.

Following the completion of the merger, shares of Sigma-Aldrich common stock will no longer be traded on the NASDAQ or any other public market. In addition, the registration of shares of Sigma-Aldrich common stock under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), will be terminated.

Consequences if the Merger is Not Completed (see page 80)

If the proposal to adopt the merger agreement does not receive the required approval from Sigma-Aldrich stockholders, or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Sub for your shares of Sigma-Aldrich common stock. Instead, Sigma-Aldrich will remain a public company, and Sigma-Aldrich common stock will continue to be listed and traded on the NASDAQ.

In addition, if the merger agreement is terminated under specified circumstances, Sigma-Aldrich is required to pay Parent a termination fee. If the merger agreement is terminated under different specified circumstances, Parent is required to pay Sigma-Aldrich a termination fee. See the section entitled “The Agreement and Plan of Merger—Termination Fees,” beginning on page 112.

Treatment of Stock Options, Restricted Stock Units, Performance RSU Awards and Other Equity Awards (see page 89)

Stock Options. At the effective time of the merger, each then-outstanding option to acquire common stock, whether vested or unvested (each, a “Stock Option”), will be canceled and, in exchange therefor, each holder of any such canceled Stock Option will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, in an amount equal to the product of (i) the total number of shares of Sigma-Aldrich common stock subject to such canceled Stock Option and (ii) the excess, if any, of the merger consideration of $140.00 per share over the exercise price per share of such canceled Stock Option. From and after the effective time of the merger, no Stock Options will be exercisable.

Restricted Stock Units. Immediately prior to the effective time of the merger each then-outstanding restricted stock unit award subject to service-based vesting or delivery requirements (each, an “RSU Award”) will vest in full and, in exchange and settlement therefor, each holder of any such RSU Award will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, in an amount equal to the product of (i) the merger consideration of $140.00 per share and (ii) the number of shares of Sigma-Aldrich common stock subject to such vested RSU Award.

Performance RSU Awards. Immediately prior to the effective time of the merger each then-outstanding restricted stock unit award subject to performance-based vesting or delivery requirements (each, a “Performance RSU Award”) will vest as to the number of shares of Sigma-Aldrich common stock issuable pursuant to such Performance RSU Award assuming the attainment of a target level of performance applicable to such award and, in exchange and settlement therefor, each holder of any such vested Performance RSU Award will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, in an amount equal to the product of (i) the merger consideration of $140.00 per share and (ii) the number of shares of Sigma-Aldrich common stock subject to such vested Performance RSU Award.

Other Equity Awards. Immediately prior to the effective time of the merger each then-outstanding equity or equity-based award that is not a Stock Option, RSU Award or Performance RSU Award (each, a “Other Equity Award” and collectively with the Stock Options, RSU Awards and Performance RSU Awards, the “Company Equity Awards”) will vest and, in exchange and settlement therefor, each holder of any such Other Equity Award will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, in an amount equal to the product of (i) the merger consideration of $140.00 per share and (ii) the number of shares of Sigma-Aldrich common stock subject to such vested Other Equity Award.

Interests of Directors and Executive Officers in the Merger (see page 68)

In considering the recommendation of the Board that you vote “FOR” the proposal to adopt the merger agreement, you should be aware that some of our executive officers and members of the Board have interests in the merger that may be in addition to or different from the interests of Sigma-Aldrich stockholders generally. The Board was aware of these interests and considered them at the time it approved the merger agreement and made its recommendation to Sigma-Aldrich stockholders.

Conditions to the Merger (see page 108)

Each party’s obligations to complete the merger are subject to the satisfaction or waiver (where permitted) of the following conditions:

•	the receipt of the requisite stockholder approval;

•

the expiration or early termination of the waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act, the receipt of antitrust approval from the European Commission and the receipt of the approvals, consents and consultations (or the expiration or termination of any applicable waiting period thereunder) required to consummate the merger pursuant to any other antitrust law in Brazil, China, Israel, Japan, South Africa, South Korea and Taiwan;

•	the completion of the CFIUS process; and

•

no court or other governmental entity (excluding NASDAQ) of competent jurisdiction will have issued or entered any injunction or similar order, whether temporary, preliminary or permanent, that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger or otherwise makes the consummation of the merger illegal (an “Order”).

The obligations of Parent and Sub to effect the merger are also subject to the satisfaction or waiver by Parent of the following additional conditions:

•	subject to, in certain cases, certain materiality qualifiers, the accuracy of each of our representations and warranties; and

•	our performance in all material respects with our obligations and covenants required to be performed by us under the merger agreement at or prior to the closing date.

Our obligations to effect the merger are also subject to the satisfaction or waiver by us of the following additional conditions:

•	subject to certain materiality qualifiers, the accuracy of each of the representations of Parent and Sub; and

•	Parent’s and Sub’s performance in all material respects with all obligations and covenants required to be performed by them under the merger agreement at or prior to the closing date.

Regulatory Approvals (see page 85)

Under the merger agreement, the respective obligations of Sigma-Aldrich, Parent and Sub to complete the merger are subject to, among other things, the expiration or early termination of the waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act, the receipt of antitrust approval from the European Commission, the receipt of the approvals, consents and consultations (or the expiration or termination of any applicable waiting period thereunder) required to consummate the merger pursuant to any other antitrust law in Brazil, China, Israel, Japan, South Africa, South Korea and Taiwan and the completion of the CFIUS process. In the event that the merger has not closed by July 22, 2015, by reason of the failure to obtain the antitrust approvals that are conditions to closing under the merger agreement or the failure to complete the CFIUS process, then the deadline for completing the merger may be extended by either Sigma-Aldrich or Parent by written notice to the other party to December 22, 2015. For a description of Sigma-Aldrich’s and Parent’s respective obligations under the merger agreement with respect to regulatory approvals, see the sections entitled “The Merger—Regulatory Approvals Required for the Merger,” beginning on page 85” and “The Agreement and Plan of Merger—Efforts to Complete the Merger,” beginning on page 103.

Financing (see page 81)

We anticipate that the total funds needed to complete the merger, including the funds needed to pay Sigma-Aldrich stockholders and holders of other equity-based interests the amounts due to them under the merger agreement, which would be approximately $16.8 billion based upon the number of shares of Sigma-Aldrich common stock (and other equity-based interests) outstanding as of September 18, 2014, will be funded through a combination of Parent’s cash on-hand and up to $15.6 billion of debt financing.

The completion of the merger is not conditioned upon Parent’s receipt of financing.

Restriction on Solicitation of Competing Proposals (see page 98)

The merger agreement generally restricts our ability to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate the making of any proposal or offer that constitutes an acquisition proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide non-public information or data to any person relating to any acquisition proposal or (iii) enter into any agreement with respect to any acquisition proposal. In addition, we may not reimburse or agree to reimburse the expenses of any other person who makes an acquisition proposal. However, under certain circumstances, we are permitted to furnish information with respect to Sigma-Aldrich and our subsidiaries to third parties and participate in discussions or negotiations with such third parties in response to unsolicited acquisition proposals if, prior to taking such action, the Board determines in good faith based on the information then available and after consultation with its outside financial advisor and outside legal counsel that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to constitute a superior proposal. Furthermore, under certain circumstances and in compliance with certain conditions and obligations, we are permitted to terminate the merger agreement, in order to enter into a definitive acquisition agreement if the Board determines in good faith that an acquisition proposal constitutes a superior proposal and we pay to Parent a termination fee of either $552,135,000 or $318,540,000 depending on the timing of such termination.

Termination of the Merger Agreement (see page 110)

The merger agreement may be terminated prior to the effective time of the merger by the mutual written consent of Parent and Sigma-Aldrich. The merger agreement may also be terminated prior to the effective time of the merger by either Parent or Sigma-Aldrich if:

•

the merger has not been consummated by July 22, 2015, provided that, if on such date the conditions to closing regarding antitrust approvals or the absence of orders are not satisfied but all other conditions to closing have been satisfied (or in the case of conditions that by their terms are to be satisfied at the closing, shall be capable of being satisfied on such date) or waived by all parties entitled to the benefit of such conditions, then, at the written election of either Sigma-Aldrich or Parent, such date may be extended to December 22, 2015 (such date, the “Termination Date”); provided, that the right to terminate the merger agreement pursuant to this paragraph will not be available to any party if the failure of the merger to have been consummated on or before the applicable Termination Date was primarily due to the material breach of the party seeking to terminate the merger agreement;

•

the meeting of Sigma-Aldrich stockholders will have been held and completed and the requisite stockholder approval will not have been obtained at such meeting or at any adjournment or postponement thereof; or

•

any Order permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the merger becomes final and non-appealable (whether before or after the time the requisite stockholder approval is obtained); provided, that the right to terminate the merger agreement pursuant to this paragraph will not be available to any party that has materially breached its obligations under the merger agreement, which breach was the primary reason for such Order being issued.

Sigma-Aldrich may also terminate the merger agreement prior to the effective time if:

•

at any time prior to the receipt of the requisite stockholder approval, if, after compliance with the merger agreement, the Board authorizes Sigma-Aldrich to enter into a binding definitive Alternative Acquisition Agreement with respect to a superior proposal, Sigma-Aldrich enters into such binding definitive Alternative Acquisition Agreement and pays to Parent any fee required to be paid pursuant to “The Agreement and Plan of Merger—Termination Fees”; or

•

at any time prior to the effective time if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Sub in the merger agreement, which breach (i) would give rise to the failure of the condition set forth in “The Agreement and Plan of Merger—Conditions to the Merger—Conditions to Sigma-Aldrich’s Obligations” above and (ii) (x) cannot be cured by Parent or Sub by the Termination Date or (y) if capable of being cured, shall not have been cured within a specified time period; unless if Sigma-Aldrich is then in breach of any representation, warranties, covenants or other agreements hereunder that would result in the closing condition set forth in “The Agreement and Plan of Merger—Conditions to the Merger—Conditions to the Obligations of Parent and Sub” not being satisfied.

Parent may also terminate the merger agreement if:

•	at any time prior to the time the requisite stockholder approval is obtained, if the Board shall have made a Company Change of Recommendation (as described in this proxy statement); or

•

at any time prior to the effective time, whether such date is before or after the time the requisite stockholder approval is obtained, if there has been a breach of any representation, warranty, covenant or agreement made by Sigma-Aldrich in the merger agreement, which breach (i) would give rise to the failure of the condition set forth in “The Agreement and Plan of Merger—Conditions to the Merger—Conditions to the Obligations of Parent and Sub” above and (ii) (x) cannot be cured by Sigma-Aldrich by the Termination Date or (y) if capable of being cured, shall not have been cured by a specified date; unless Parent is then in breach of any representation, warranties, covenants or other agreements hereunder that would result in the closing condition set forth in “The Agreement and Plan of Merger—Conditions to the Merger—Conditions to Sigma-Aldrich’s Obligations” above not being satisfied.

Termination Fees (see page 112)

Upon termination of the merger agreement under specified circumstances, we will be required to pay Parent a termination fee of $552,135,000. Upon termination of the merger agreement under different specified circumstances, Parent will be required to pay us a termination fee of $934,383,000. We will be required to pay Parent a lower termination fee of $318,540,000 if we terminate the merger agreement to accept an “acquisition proposal” (as such term is defined in the merger agreement) which was first made within thirty (30) days of the merger agreement, the Board determined during such period that such proposal is or could reasonably be expected to result in a superior proposal and we terminate the merger agreement to accept such proposal no later than thirty (30) days following the board’s determination that such proposal is or could reasonably be expected to result in a superior proposal.

Appraisal Rights (see page 115)

Under Delaware law, holders of shares of Sigma-Aldrich common stock are entitled to appraisal rights in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of the Delaware General Corporation Law (which we refer to as the “DGCL”). A holder of Sigma-Aldrich common stock who properly seeks appraisal and complies with the applicable requirements under Delaware law, which is referred to as a dissenting stockholder, will forego the merger consideration and instead receive a cash payment equal to the fair value of his, her or its shares of Sigma-Aldrich common stock in connection with the merger. Fair value will be determined by the Delaware Court of Chancery following an appraisal proceeding. Dissenting stockholders will not know the appraised fair value at the time such holders must elect whether to seek appraisal. The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more or less than, or the same as, the amount such holders would have received under the merger agreement. A detailed description of the appraisal rights available to holders of Sigma-Aldrich common stock and procedures required to exercise statutory appraisal rights is included in the section entitled “Appraisal Rights,” beginning on page 115.

To seek appraisal, a Sigma-Aldrich stockholder of record must deliver a written demand for appraisal to Sigma-Aldrich before the vote on the merger agreement at the Sigma-Aldrich special meeting, must not vote in favor of the proposal to adopt the merger agreement, must continuously hold the shares of Sigma-Aldrich common stock through the date the merger is completed, and must otherwise comply with the procedures set forth in Section 262 of the DGCL. A beneficial owner of shares of Sigma-Aldrich common stock held in “street name” who wishes to exercise appraisal rights should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights.

Litigation Related to the Merger (see page 86)

Sigma-Aldrich, the Board, Parent and Sub have been named as defendants in lawsuits brought by purported Sigma-Aldrich stockholders seeking, among other things, to enjoin the proposed merger.

Material U.S. Federal Income Tax Consequences of the Merger (see page 81)

The receipt of cash for shares of Sigma-Aldrich common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as such term is defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 81) who receives cash in exchange for shares of Sigma-Aldrich common stock in the merger will recognize gain or loss equal to the difference, if any, between the cash received and the U.S. holder’s adjusted tax basis in the shares converted into the right to receive cash in the merger. Gain or loss will be determined separately for each block of shares of Sigma-Aldrich common stock (that is, shares acquired for the same cost in a single transaction). You should refer to the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 81 and consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of the merger.

Additional Information (see page 128)

You can find more information about Sigma-Aldrich in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting of stockholders and the merger. These questions and answers do not address all questions that may be important to you as a Sigma-Aldrich stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:

On September 22, 2014, Sigma-Aldrich entered into the merger agreement with Parent and Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to adopt the merger agreement.

Q:	As a stockholder, what will I receive in the merger?

A:

If the merger is completed, you will be entitled to receive $140.00 in cash, without interest and subject to any applicable withholding taxes, for each share of Sigma-Aldrich common stock you own as of immediately prior to the effective time of the merger.

The receipt of cash for shares of Sigma-Aldrich common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. Please see the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 81, for a more detailed description of the U.S. federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local and foreign taxes.

Q:	What will happen to outstanding Sigma-Aldrich equity compensation awards in the merger?

A:

For information regarding the treatment of outstanding Sigma-Aldrich equity awards, see the section entitled “The Agreement and Plan of Merger—Treatment of Stock Options, Restricted Stock Units, Performance Restricted Stock Units and Other Equity Awards,” beginning on page 89.

Q:	When and where will the special meeting of stockholders be held?

A:

The special meeting of Sigma-Aldrich stockholders will be held at the Sigma-Aldrich Life Science and Technology Center, 2909 Laclede Avenue, St. Louis, Missouri 63103 on [—], 2014, at [—] a.m. Central Time.

Q:	Who is entitled to vote at the special meeting?

A:

Only holders of record of Sigma-Aldrich common stock as of the close of business on [—], the record date for the special meeting, are entitled to vote at the special meeting. You will be entitled to one vote on each of the proposals presented in this proxy statement for each share of Sigma-Aldrich common stock that you held on the record date.

Q:	What proposals will be considered at the special meeting?

At the special meeting, you will be asked to consider and vote on:

•	a proposal to adopt the merger agreement;

•

a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Sigma-Aldrich’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 68; and

•

a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	What vote is required to approve each of the proposals?

A:

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Sigma-Aldrich common stock entitled to vote on such matter. Abstentions, failures to vote and “broker non-votes” will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter. Although the Board intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, the result of the vote is not binding on, and will not require any action by, Sigma-Aldrich or Parent or any of their respective subsidiaries and, if the merger agreement is adopted by Sigma-Aldrich stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved. Broker non-votes will have no effect on approval of the proposal; however, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time. In each case, broker non-votes will have no effect on approval of the proposal; however, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

Q:	How does the Board recommend that I vote on the proposals?

A:

Upon careful consideration, the Board has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Sigma-Aldrich and Sigma-Aldrich stockholders, and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the non-binding compensation advisory proposal and “FOR” the proposal to adjourn the special meeting if necessary or appropriate.

For a discussion of the factors that the Board considered in determining to recommend the adoption of the merger agreement, please see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 45. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of Sigma-Aldrich stockholders generally. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 68.

Q:	Do I need to attend the special meeting in person?

A:	No. It is not necessary for you to attend the special meeting in order to vote your shares. You may vote by mail, by telephone or through the Internet, as described in more detail below.

Q:	How many shares need to be represented at the special meeting?

A:

The presence at the special meeting, in person or by proxy, of the holders of a majority of the voting power of the shares of Sigma-Aldrich common stock issued and outstanding and entitled to vote constitutes a quorum for the purpose of considering the proposals. As of the close of business on the record date, there were [—] shares of Sigma-Aldrich common stock outstanding. If you are a Sigma-Aldrich stockholder as of the close of business on the record date and you vote by mail, by telephone, through the Internet or in person at the special meeting, you will be considered part of the quorum. If you are a “street name” holder of shares of Sigma-Aldrich common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of Sigma-Aldrich common stock held by stockholders that are present in person, or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders have indicated on their proxy that they are abstaining from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Q:

Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to Sigma-Aldrich’s named executive officers that is based on or otherwise relates to the merger?

A:

In 2011, the SEC adopted rules that require companies to seek a non-binding advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions such as the merger. In accordance with the rules promulgated under Section 14A of the Exchange Act, Sigma-Aldrich is providing its stockholders with the opportunity to cast a non-binding advisory vote on compensation that may be paid or become payable to Sigma-Aldrich’s named executive officers in connection with the merger. For additional information, see the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal,” beginning on page 27.

Q:	What will happen if Sigma-Aldrich stockholders do not approve the non-binding compensation advisory proposal?

A:

The vote to approve the non-binding compensation advisory proposal is a vote separate and apart from the vote to adopt the merger agreement. Approval of the non-binding compensation advisory proposal is not a condition to completion of the merger, and it is advisory in nature only, meaning that it will not be binding on Sigma-Aldrich or Parent or any of their respective subsidiaries. Accordingly, if the merger agreement is adopted by Sigma-Aldrich’s stockholders and the merger is completed, the compensation of our named executive officers that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement and the Annexes attached to this proxy statement, please vote your shares of Sigma-Aldrich common stock in one of the ways described below as soon as possible. You will be entitled to one vote for each share of Sigma-Aldrich common stock that you held and owned on the record date.

Q:	How do I vote if I am a stockholder of record?

A:	You may vote by:

•	submitting your proxy by completing, signing and dating each proxy card you receive and returning it by mail in the enclosed prepaid envelope;

•	submitting your proxy by using the telephone number printed on each proxy card you receive;

•	submitting your proxy through the Internet voting instructions printed on each proxy card you receive; or

•	by appearing in person at the special meeting and voting by ballot.

If you are submitting your proxy by telephone or through the Internet, your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting.

Submitting your proxy by mail, by telephone or through the Internet will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail, by telephone or through the Internet even if you plan to attend the special meeting in person to ensure that your shares of Sigma-Aldrich common stock are represented at the special meeting.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the approval of the non-binding compensation advisory proposal and “FOR” the approval of the proposal to adjourn the special meeting if necessary or appropriate.

Q:	If my shares are held for me by a bank, broker, trust or other nominee, will my bank, broker, trust or other nominee vote those shares for me with respect to the proposals?

A:       Your bank, broker, trust or other nominee will not have the power to vote your shares of Sigma-Aldrich common stock at the special meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote. You should instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the Internet if your bank, broker, trust or other nominee offers these options. If you hold shares of common stock in “street name” and wish to vote in person at the special meeting, you must obtain a legal proxy from that institution and present it to the inspector of elections with your ballot to be able to vote in person at the special meeting. To request a legal proxy, please contact your broker, bank, nominee or other holder of record.

Q:	What if I fail to instruct my bank, broker, trust or other nominee how to vote?

A:

Your bank, broker, trust or other nominee will NOT be able to vote your shares of Sigma-Aldrich common stock unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Sigma-Aldrich common stock, the failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Furthermore, your shares will not be included in the calculation of the number of shares of Sigma-Aldrich common stock present at the special meeting for purposes of determining whether a quorum is present.

Q:	May I change my vote after I have mailed my proxy card or after I have submitted my proxy by telephone or through the Internet?

A:

Yes. You may revoke your proxy or change your vote at any time before it is voted at the special meeting. You may revoke your proxy by delivering a signed written notice of revocation stating that the proxy is revoked and bearing a date later than the date of the proxy to Sigma-Aldrich’s Corporate Secretary at 3050 Spruce Street, St. Louis, Missouri 63103. You may also revoke your proxy or change your vote by submitting another proxy by telephone or through the Internet in accordance with the instructions on the enclosed proxy card. You may also submit a later-dated proxy card relating to the same shares of Sigma-Aldrich common stock. If you voted by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy or change your vote by telephone or through the Internet. Alternatively, your proxy may be revoked or changed by attending the special meeting and voting in person. However, simply attending the special meeting without voting will not revoke or change your proxy.

If you have instructed a bank, broker, trust or other nominee to vote your shares, you must follow the instructions received from your bank, broker, trust or other nominee to change your vote.

All properly submitted proxies received by us before the special meeting that are not revoked or changed prior to being exercised at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” each of the proposals.

Q:	What does it mean if I receive more than one proxy?

A:

If you receive more than one proxy, it means that you hold shares of Sigma-Aldrich common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to submit your proxies by mailing in each proxy card you receive or by telephone or through the Internet by using the different voter control number(s) on each proxy card.

Q:	What happens if I sell my shares of Sigma-Aldrich common stock before the special meeting?

A:

The record date for the special meeting is earlier than the expected date of the merger. If you own shares of Sigma-Aldrich common stock as of the close of business on the record date but transfer your shares prior to the special meeting, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person who holds your shares as of immediately prior to the effective time of the merger.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the merger?

A:

Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Delaware law, holders of record of Sigma-Aldrich common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed. Appraisal rights only will be available to these holders if they deliver a written demand for an appraisal to Sigma-Aldrich prior to the vote on the proposal to adopt the merger agreement at the special meeting and they comply with the procedures and requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement. A beneficial owner of shares of Sigma-Aldrich common stock held in “street name” who wishes to exercise appraisal rights should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. The appraisal amount could be more than, the same as, or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. A copy of Section 262 of the DGCL is included as Annex C to this proxy statement. For additional information, see the section entitled “Appraisal Rights,” beginning on page 115.

Q:	If I hold my shares in certificated form, should I send in my stock certificates now?

A:

No. Shortly after the merger is completed, you will be sent a letter of transmittal that includes detailed written instructions on how to return your stock certificates. You must return your stock certificates in accordance with such instructions in order to receive the merger consideration. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATE(S) NOW.

Q:	Should I send in my Stock Options, RSU Awards, Performance RSU Awards or Other Equity Awards now?

A:

No. Shortly after the merger is completed, your Stock Options, RSU Awards, Performance RSU Awards and Other Equity Awards will either be automatically exchanged for the applicable consideration, or you will receive further instructions for such exchange.

Q:	When is the merger expected to be completed?

A:

We and Parent are working toward completing the merger as quickly as possible. We currently anticipate that the merger will be completed during mid-year 2015, but we cannot be certain when or if the conditions to the merger will be satisfied or, to the extent permitted, waived. The merger cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived), including the adoption of the merger agreement by Sigma-Aldrich stockholders and the receipt of certain regulatory approvals. For additional information, see the section entitled “The Agreement and Plan of Merger—Conditions to the Merger,” beginning on page 108.

Q:	What happens if the merger is not completed?

A:

If the proposal to adopt the merger agreement is not approved by the holders of a majority of the outstanding shares of Sigma-Aldrich common stock entitled to vote on the matter or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Sub for your shares of Sigma-Aldrich common stock. Instead, we would remain a public company, and Sigma-Aldrich common stock would continue to be registered under the Exchange Act and listed and traded on the NASDAQ. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of Sigma-Aldrich common stock will continue to be subject to the same risks and opportunities to which they are currently subject with respect to their ownership of Sigma-Aldrich common stock. Under certain circumstances, if the merger is not completed, we may be obligated to pay Parent a termination fee. Under different certain circumstances, if the merger is not completed, Parent may be obligated to pay us a termination fee. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of our common stock, including the risk that the market price of our common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the merger will be completed. For additional information, see the section entitled “The Merger—Consequences if the Merger is Not Completed,” beginning on page 80.

Q:	What if I participate in the Common Stock Fund in Sigma-Aldrich’s 401(k) Retirement Savings Plan?

A:

If you participate in the Common Stock Fund in Sigma-Aldrich’s 401(k) Retirement Savings Plan (which we refer to as the “401(k) Plan”), Fidelity Management Trust Company (“Fidelity”), as trustee of the 401(k) Plan, will vote any shares credited to your account as of the record date in accordance with your voting instructions. You can provide voting instructions to Fidelity by returning a proxy card by mail or voting by internet or telephone as described above. If you do not timely return your voting instructions, unless otherwise required by law, Fidelity will vote the shares credited to your account in the same proportion on each proposal as those shares for which Fidelity received voting instructions from the beneficial owners.

Q:	Are there any requirements if I plan on attending the special meeting?

A:

If you wish to attend the special meeting, you may be asked to present valid photo identification. Please note that if you hold your shares in “street name,” you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. Cameras, sound or video recording devices or any similar equipment, or the distribution of any printed materials, will not be permitted at the meeting without the approval of Sigma-Aldrich. Other rules pertaining to conduct at this meeting will be presented at the meeting entrance and available on Sigma-Aldrich’s website at www.sigmaaldrich.com under “Investor Relations – Corporate Governance.”

Q:	Where can I find more information about Sigma-Aldrich?

A:

Sigma-Aldrich files periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the

SEC’s website at www.sec.gov. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information,” beginning on page 128.

Q:	Who can help answer my questions?

A:

For additional questions about the merger, assistance in submitting proxies or voting shares of Sigma-Aldrich common stock, or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (call collect) or

(800) 322-2885 (toll free)

If your shares are held for you by a bank, broker, trust or other nominee, you should also call your bank, broker, trust or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Any statements in this proxy statement about expectations, beliefs, plans, objectives, prospects, assumptions or future events or performance that are not historical facts, including statements regarding the expected timing, completion and effects of the merger, are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect(s),” “estimate(s),” “project(s),” “positioned,” “strategy,” “outlook” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from the results or outcomes expressed in the statements. Among the key factors that could cause actual results or outcomes to differ materially from those projected in the forward-looking statements are the following: the parties’ ability to satisfy the conditions to the completion of the merger, including the receipt of approval by Sigma-Aldrich stockholders; the parties’ ability to obtain regulatory approvals on the terms expected and on the anticipated schedule; unanticipated difficulties or expenditures relating to the transactions contemplated by the merger agreement; legal proceedings instituted against Sigma-Aldrich and others following announcement of the merger agreement; disruptions of current plans and operations caused by the announcement of the merger agreement and pendency of the transactions contemplated by the merger agreement; potential difficulties in employee retention as a result of the announcement of the merger agreement and pendency of the transactions contemplated by the merger agreement; the response of customers, distributors, suppliers and competitors to the announcement of the merger agreement; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require Sigma-Aldrich to pay a termination fee; the parties’ ability to complete the transactions contemplated by the merger agreement in a timely manner or at all; the diversion of management’s attention from ongoing business concerns; limitations placed on Sigma-Aldrich’s ability to operate its business under the merger agreement; and the Risk Factors described in Sigma-Aldrich’s annual report on Form 10-K for the year ended December 31, 2013 and in the other filings and reports that Sigma-Aldrich makes with the SEC as described in the section entitled “Where You Can Find More Information,” beginning on page 128. Because the factors referred to above and other factors, including general industry and economic conditions and the effect of future or existing local or federal laws or regulations affecting our business, could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date of this proxy statement, based on information available to Sigma-Aldrich as of the date of this proxy statement, and Sigma-Aldrich undertakes no obligation to update any forward-looking statement to reflect events or circumstances after such date.

PARTIES TO THE MERGER

Sigma-Aldrich

Sigma-Aldrich Corporation, headquartered in St. Louis, Missouri, is a leading Life Science and Technology company whose biochemical and organic chemical products, kits and services are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical, diagnostics and high technology manufacturing.

Shares of Sigma-Aldrich common stock are listed on the NASDAQ and trade under the symbol “SIAL.”

Sigma-Aldrich’s principal executive offices are located at 3050 Spruce Street, St. Louis, Missouri 63103, and our telephone number is (314) 771-5765. Our website address is www.sigmaaldrich.com. The information provided on our website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to our website in this proxy statement.

Additional information about Sigma-Aldrich is contained in our public filings, which are incorporated by reference in this proxy statement. See the section entitled “Where You Can Find More Information,” beginning on page 128, for more information.

Parent

Parent is a German corporation with general partners based in Darmstadt, Germany. It is the parent company of a group with businesses in the pharmaceutical, life science tools and specialty chemicals industries. In the United States and Canada, its subsidiaries operate under the umbrella brand EMD. Around 39,000 employees work in 66 countries to improve the quality of life for patients, to further the success of customers and to help meet global challenges. Parent is the world’s oldest pharmaceutical and chemical company – since 1668, the name has stood for innovation, business success and responsible entrepreneurship. Its operating activities are organized into the following four divisions:

•

Parent’s Biopharmaceuticals division discovers, develops, manufactures and markets innovative prescription drugs to treat cancer, MS, infertility and growth disorders, as well as certain cardiovascular and metabolic diseases and allergies.

•

Parent’s Consumer Health division manufactures and markets prescription-free drugs that primarily address health themes such as mobility, women’s and children’s health, cough and cold, as well as everyday health protection.

•

Parent’s Life Science Tools division offers solutions to two key customer groups: firstly, research and analytical laboratories in the pharmaceutical/biotechnology industry and in academic institutions and secondly, production customers manufacturing large and small molecule drugs. With over 60,000 products across three business areas — Bioscience, Lab Solutions, and Process Solutions — the division is a top tier supplier to the life science industry, and serves as a strategic partner for scientists, engineers and researchers.

•

Parent’s Performance Materials division is a specialty chemicals business that offers high-tech performance chemicals for applications in fields such as consumer electronics, lighting, coatings, printing, plastics and cosmetics.

Around 30 percent of Parent’s total capital is divided into shares which are publicly traded on the Frankfurt Stock Exchange (ISIN: DE 000 659 9905 – WKN: 659 990), while the founding family holds an equity interest of about 70 percent via the general partner E. Merck KG, Darmstadt, Germany.

Parent’s principal executive offices are at Frankfurter Strasse 250, 64293 Darmstadt, Germany, and its telephone number is +49 6151 72-0. Parent’s website address is www.emdgroup.com for residents of the United States and Canada and www.merckgroup.com for the rest of the world.

Sub

Sub is a Delaware corporation formed for the purpose of effecting the transactions contemplated by the merger agreement with Sigma-Aldrich, and is an indirect, wholly owned subsidiary of Parent. The mailing address of Sub is 1209 Orange Street, Wilmington, Delaware 19801 and its telephone number is (302) 658-7581.

THE SPECIAL MEETING

We are furnishing this proxy statement as part of the solicitation of proxies by the Board for use at the special meeting and at any properly convened meeting following an adjournment or postponement of the special meeting.

Date, Time and Place of the Special Meeting

The special meeting will be held on [—], 2014, at [—] a.m. Central Time, at the Sigma-Aldrich Life Science and Technology Center, 2909 Laclede Avenue, St. Louis, Missouri 63103.

Sigma-Aldrich stockholders who wish to attend the special meeting may be asked to present valid photo identification. Please note that if you hold your shares of Sigma-Aldrich common stock in “street name” (i.e., in the name of a bank, broker, trust or other nominee) you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. Cameras, sound or video recording devices or any similar equipment, or the distribution of any printed materials, will not be permitted at the meeting without the approval of Sigma-Aldrich. Other rules pertaining to conduct at this meeting will be presented at the meeting entrance and available on Sigma-Aldrich’s website at www.sigmaaldrich.com under “Investor Relations – Corporate Governance.”

Purpose of the Special Meeting

At the special meeting, Sigma-Aldrich’s stockholders of record will be asked to consider and vote on:

1.

A proposal to adopt the merger agreement, pursuant to which, subject to the satisfaction or waiver of certain specified conditions, Sub will merge with and into Sigma-Aldrich, with Sigma-Aldrich continuing as the surviving corporation;

2.

A proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Sigma-Aldrich’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 68; and

3.

A proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Recommendation of the Board

The Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board also considered a number of factors in evaluating the merger and consulted with its outside legal and financial advisors. By a unanimous vote, the Board approved the merger agreement, declared that, on the terms and subject to the conditions set forth in the merger agreement, the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of, Sigma-Aldrich and Sigma-Aldrich stockholders, directed that the adoption of the merger agreement be submitted to a vote at a meeting of Sigma-Aldrich stockholders and recommended that Sigma-Aldrich stockholders vote for adoption of the merger agreement. Accordingly the Board unanimously recommends a vote “FOR” the proposal to adopt the merger agreement.

The Board also unanimously recommends a vote “FOR” the non-binding compensation proposal and “FOR” the approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date and Quorum

Each holder of record of shares of Sigma-Aldrich common stock as of the close of business on [—], which is the record date for the special meeting, is entitled to receive notice of, and to vote at, the special meeting. You will be entitled to one vote for each share of Sigma-Aldrich common stock that you held and owned on the record date. As of the record date, there were [—] shares of Sigma-Aldrich common stock issued and outstanding and entitled to vote at the special meeting. The presence at the special meeting, in person or by proxy, of the holders of [—] shares of Sigma-Aldrich common stock (a majority of the voting power of the shares of Sigma-Aldrich common stock issued and outstanding and entitled to vote) constitutes a quorum for the purpose of considering the proposals.

If you are a Sigma-Aldrich stockholder of record and you vote by mail, by telephone or through the Internet or in person at the special meeting, then your shares of Sigma-Aldrich common stock will be counted as part of the quorum. If you are a “street name” holder of shares of Sigma-Aldrich common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of Sigma-Aldrich common stock held by stockholders of record that are present in person, or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Vote Required for Approval

Merger Agreement Proposal.  The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Sigma-Aldrich common stock entitled to vote on such matter.

Non-Binding Compensation Advisory Proposal.  The approval of the non-binding compensation advisory proposal requires the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter. The vote is advisory only and, therefore, the result of the vote is not binding on, and will not require any action by, Sigma-Aldrich or Parent or any of their respective subsidiaries and, if the merger agreement is adopted by Sigma-Aldrich stockholders and the merger is completed, the compensation of our named executive officers that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved.

Adjournment Proposal.  The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time.

Effect of Abstentions and Broker Non-Votes

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Sigma-Aldrich common stock entitled to vote on such matter. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter. Consequently, broker non-votes will have no effect on approval of the proposal. However, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter. Consequently, broker non-votes will have no effect on approval of the proposal. However, the abstention from voting will have the same effect as a vote “AGAINST” the proposal. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time. In that case, broker non-votes will have no effect on approval of the proposal; however, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

If your shares are held in “street name,” a bank, broker, trust or other nominee will NOT be able to vote your shares of Sigma-Aldrich common stock (referred to as a broker non-vote), and your shares will not be counted in determining the presence of a quorum unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Sigma-Aldrich common stock, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Because the approval of each of (1) the non-binding compensation advisory proposal and (2) the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of that proposal.

How to Vote

Stockholders have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting.

If you submit your proxy by mail, by telephone or through the Internet voting procedures, but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares of Sigma-Aldrich common stock will be voted in favor of that proposal. If you indicate “ABSTAIN” on a proposal to be voted, it will have the same effect as a vote “AGAINST” that proposal. If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Sigma-Aldrich common stock, your bank, broker, trust or other nominee will not be able to vote your shares on the proposals.

If you wish to vote in person at the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting.

If you do not submit a proxy or otherwise vote your shares of Sigma-Aldrich common stock in any of the ways described above, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will have no effect on approval of the non-binding compensation advisory proposal or the approval of the proposal to adjourn the special meeting if necessary or appropriate.

If you have any questions about how to vote or direct a vote in respect of your shares of Sigma-Aldrich common stock, you may contact our proxy solicitor, MacKenzie Partners, Inc., toll-free at: (800) 322-2885.

YOU SHOULD NOT SEND IN YOUR SHARE CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of Sigma-Aldrich common stock will be mailed to stockholders if the merger is completed.

Revocation of Proxies

Any proxy given by a Sigma-Aldrich stockholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	by submitting another proxy by telephone or through the Internet, in accordance with the instructions on the proxy card;

•

by delivering a signed written notice of revocation bearing a date later than the date of the proxy to Sigma-Aldrich’s Corporate Secretary at 3050 Spruce Street, St. Louis, Missouri 63103, stating that the proxy is revoked;

•	by submitting a later-dated proxy card relating to the same shares of Sigma-Aldrich common stock; or

•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting).

“Street name” holders of shares of Sigma-Aldrich common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed one or more times to a later day or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement. Your shares will be voted on any adjournment proposal in accordance with the instructions indicated in your proxy.

If a quorum is present at the special meeting, the special meeting may be adjourned if there is an affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time. In either case, the adjourned meeting may take place without further notice other than by an announcement made at the special meeting unless the adjournment is for more than 30 days or, if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the special meeting. Under the merger agreement. Sigma-Aldrich may postpone or adjourn the special meeting (i) with Parent’s consent, (ii) where the special meeting lacks a quorum (in which case Sigma-Aldrich will, and will cause its proxy solicitor to, promptly solicit additional persons or votes to reach a quorum), (iii) to solicit additional votes or (iv) if the Board determines that failure to postpone or adjourn the special meeting would be reasonably likely to be inconsistent with applicable law. Under these circumstances, Sigma-Aldrich will use its reasonable best efforts to reconvene the special meeting as promptly as reasonable possible.

Solicitation of Proxies

Sigma-Aldrich is soliciting the enclosed proxy card on behalf of the Board, and Sigma-Aldrich will bear the expenses in connection with the solicitation of proxies. In addition to solicitation by mail, Sigma-Aldrich and its directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

Sigma-Aldrich has retained MacKenzie Partners, Inc. to assist in the solicitation process. Sigma-Aldrich will pay MacKenzie Partners, Inc. a fee of approximately $20,000 plus reimbursement of certain specified out-of-pocket expenses. Sigma-Aldrich also has agreed to indemnify MacKenzie Partners, Inc. against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Sigma-Aldrich will ask banks, brokers, trusts and other nominees to forward Sigma-Aldrich’s proxy solicitation materials to the beneficial owners of shares of Sigma-Aldrich common stock held of record by such banks, brokers, trusts or other nominees. Sigma-Aldrich will reimburse these banks, brokers, trusts or other nominees in the ordinary course for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Stockholder List

A list of Sigma-Aldrich stockholders entitled to vote at the special meeting will be available for examination by any Sigma-Aldrich stockholder at the special meeting. At least ten days prior to the date of the special meeting, this stockholder list will be available for inspection by stockholders, subject to compliance with applicable provisions of Delaware law, during ordinary business hours at our corporate offices located at 3050 Spruce Street, St. Louis, Missouri 63103.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885.

PROPOSAL 1:  ADOPTION OF THE MERGER AGREEMENT

Sigma-Aldrich stockholders will consider and vote on a proposal to adopt the merger agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is enclosed as Annex A to this proxy statement. In addition, see the sections of this proxy statement entitled “The Merger,” beginning on page 29, and “The Agreement and Plan of Merger,” beginning on page 87.

The Board unanimously recommends that Sigma-Aldrich stockholders vote “FOR” the proposal to adopt the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Sigma-Aldrich common stock represented by such proxy card will be voted “FOR” the proposal to adopt the merger agreement.

Under our certificate of incorporation and Delaware law, the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Sigma-Aldrich common stock entitled to vote on such proposal.

PROPOSAL 2:  NON-BINDING COMPENSATION ADVISORY PROPOSAL

Under Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to provide stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Sigma-Aldrich’s named executive officers that is based on or otherwise relates to the merger, as disclosed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 76 including the table entitled “Golden Parachute Compensation” and accompanying footnotes. Accordingly, Sigma-Aldrich’s stockholders are being provided with the opportunity to cast an advisory vote on such payments.

As an advisory vote, this proposal is not binding upon Sigma-Aldrich or the Board, and approval of this proposal is not a condition to completion of the merger. Because the merger-related executive compensation to be paid in connection with the merger is based on the terms of the merger agreement as well as the contractual arrangements with the named executive officers, the entitlement to such compensation will not be affected by the outcome of this advisory vote. However, Sigma-Aldrich seeks your support and believes that your support is appropriate because Sigma-Aldrich has a comprehensive executive compensation program designed to link the compensation of our executives with Sigma-Aldrich’s performance and the interests of Sigma-Aldrich’s stockholders. Accordingly, we ask that you vote on the following resolution:

“RESOLVED, that the stockholders of Sigma-Aldrich Corporation approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to the named executive officers of Sigma-Aldrich Corporation that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 76 (which disclosure includes the Golden Parachute Compensation Table required pursuant to Item 402(t) of Regulation S-K).”

The Board unanimously recommends that Sigma-Aldrich stockholders vote “FOR” the non-binding compensation advisory proposal.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Sigma-Aldrich common stock represented by such proxy card will be voted “FOR” the non-binding compensation advisory proposal.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter. The vote is advisory only and, therefore, the result of the vote is not binding on, and will not require any action by, Sigma-Aldrich or Parent or any of their respective subsidiaries and, if the merger agreement is adopted by Sigma-Aldrich stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved.

PROPOSAL 3:  AUTHORITY TO ADJOURN THE SPECIAL MEETING

Sigma-Aldrich stockholders may be asked to adjourn the special meeting to a later date or time in accordance with the merger agreement, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

The Board unanimously recommends that stockholders vote “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Sigma-Aldrich common stock represented by such proxy card will be voted “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate.

The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter, may adjourn the meeting to another place, date or time.

THE MERGER

Overview

Sigma-Aldrich is seeking the adoption by Sigma-Aldrich stockholders of the merger agreement Sigma-Aldrich entered into on September 22, 2014 with Parent and Sub. Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Sub will merge with and into Sigma-Aldrich. Sigma-Aldrich will survive the merger as an indirect wholly-owned subsidiary of Parent. The Board has approved the merger agreement and unanimously recommends that Sigma-Aldrich stockholders vote for the proposal to adopt the merger agreement.

Upon completion of the merger, each share of Sigma-Aldrich common stock that is issued and outstanding immediately prior to the effective time of the merger (other than excluded shares) will be converted into the right to receive $140.00 per share in cash, without interest, subject to applicable withholding taxes.

Following the completion of the merger, Sigma-Aldrich will cease to be a publicly traded company, will no longer be registered under the Exchange Act and will become an indirect wholly-owned subsidiary of Parent.

Background of the Merger

The Board and senior management of Sigma-Aldrich routinely review strategic alternatives with the goal of enhancing stockholder value. In each of the last few years, Sigma-Aldrich has evaluated a number of potential material acquisition transactions and business combinations, as well as a wide range of internal growth strategies.

On July 18, 2014, Mr. Rakesh Sachdev, the Chief Executive Officer of Sigma-Aldrich, received a call from a representative of an investment banking firm inquiring as to whether Mr. Sachdev would be interested in discussing with Dr. Karl-Ludwig Kley, the Chairman of the Executive Board of Parent, a potential combination of the two companies. Mr. Sachdev indicated he would be willing to listen to Dr. Kley.

On July 20, 2014, Mr. Sachdev received a letter from Dr. Kley, indicating that Parent was interested in exploring an acquisition of Sigma-Aldrich and requesting an in-person meeting with Mr. Sachdev. A copy of the letter is set forth below.

Dr. Karl-Ludwig Kley

Chairman of the Executive Board

Merck KGaA

Mr. Rakesh Sachdev

President & Chief Executive Officer

Sigma-Aldrich Corporation

3050 Spruce Street

St. Louis, MO 63103

United States

July 20, 2014

Dear Rakesh,

I very much appreciate your willingness to meet with me about Merck’s interest In Sigma-Aldrich. I will be traveling back from China end of next week and could easily do so through the U.S. Would you be available to meet next Friday? I would be pleased to come to your office or to whatever other location you found convenient.

In the spirit of no surprises, I feel I should at least give you a sense of what’s on our mind. In brief, we view Sigma-Aldrich as a very well managed company, we believe that there is compelling Industrial logic to a combination of Merck and Sigma-Aldrich and we are prepared to offer to pay a substantial in cash for the privilege of effecting that combination. When we get together I will be happy to elaborate.

I look forward to visiting with you hopefully on Friday.

With best personal regards,

/s/ Karl-Ludwig Kley

Merck KGaA – Germany

Frankfurter Straße 250 – 64293 Darmstadt

*    *    *    *

Mr. Sachdev informed Dr. Kley that Mr. Sachdev would be willing to meet with Dr. Kley on July 25 in Chicago.

On July 21, 2014, the Board held a special telephonic meeting. Also present at the meeting were members of management of Sigma-Aldrich and representatives of Sidley Austin LLP (“Sidley Austin”), counsel to Sigma-Aldrich. At the meeting, Mr. Sachdev summarized for the Board the status of certain strategic alternatives Sigma-Aldrich was considering, including a possible business combination and a possible material acquisition. Mr. Sachdev also noted for the Board that there had been media reports that Sigma-Aldrich was considering a possible business combination. Mr. Sachdev then read for the Board the letter he had received from Dr. Kley and described his response to Dr. Kley’s letter. A representative of Sidley Austin then described for the members of the Board their fiduciary obligations in connection with considering proposals for a sale of Sigma-Aldrich. Following a discussion, the Board authorized Mr. Sachdev to meet with Dr. Kley. Later that day, Mr. Sachdev informed Dr. Kley that while a sale of Sigma-Aldrich was not something the Board had considered, he would be willing to meet Dr. Kley in Chicago on July 25.

On July 25, 2014, Mr. Sachdev and Dr. Kley met in Chicago. At the meeting, Dr. Kley informed Mr. Sachdev that Parent was interested in acquiring Sigma-Aldrich at a purchase price of $135.00 per share and inquired as to whether Sigma-Aldrich was considering any other potential transactions as media reports suggested. Mr. Sachdev indicated he would discuss the proposal with the Board. Later on July 25, Dr. Kley sent Mr. Sachdev an email stating that Dr. Kley was getting input from the Chairman of the Board of Partners of Parent and then would provide Mr. Sachdev with a letter providing details on Parent’s proposal.

On July 26, 2014, Dr. Kley delivered the following letter to Mr. Sachdev:

Dr. Karl-Ludwig Kley

Chairman of the Executive Board

Merck KGaA

Mr. Rakesh Sachdev

President & Chief Executive Officer

Sigma-Aldrich Corporation

3050 Spruce Street

St. Louis, MO 63103

United States

July 26, 2014

Dear Rakesh,

Having returned to Germany, I conveyed the results of our discussions to the chairman of our Board of Partners, Mr Johannes Baillou, and I would like to revert back to you as indicated in my email of Friday evening.

Like me, Mr Baillou very much appreciates your willingness to meet with me and to be candid and direct in our conversation. We appreciate, as well, that your very professional manner no doubt reflects how Sigma-Aldrich’s board conducts itself. (Another point of common culture with Merck, I might add.)

In that spirit, I received guidance from my board, to present to you and Sigma-Aldrich’s Board of Directors our complete proposal. As you heard from me, Merck believes that a combination with Sigma-Aldrich is a very important opportunity for both our companies. We obviously do not control timing - if we did, we would have approached you differently, as I told you. But under the circumstances as we understand them, we feel that the responsible step to take is to make sure that Merck, for its part, and Sigma-Aldrich, initially through you and the Board of Directors, have the best chance possible to make an informed judgment of the merits of this very special and attractive opportunity.

To that end, I am pleased to submit this non-binding indication of interest to combine Merck and Sigma-Aldrich into a leading global diversified life sciences company. We believe that Merck and Sigma-Aldrich are complementary companies with excellent opportunities to enhance each other’s strengths in a strategic combination. At the outset, I want to repeat what I said at our meeting — I have the greatest admiration for Sigma-Aldrich and the excellent job you have done overseeing its significant growth over the years. We at Merck are extremely impressed with what you have achieved.

Price:  Merck proposes to acquire 100% of the outstanding shares of common stock of Sigma-Aldrich for a price of $135 per share in cash. This represents a 31% premium to the closing price this past Friday (which is very near Sigma-Aldrich’s all-time high closing price) and 39% to the average closing price of the previous 3 months. Our price is preliminary and based solely on public information. Any additional value discovered during due diligence or in management discussions will be reflected in a final proposal.

Our proposal maximizes value for your shareholders. We believe that the opportunity to obtain a full, immediate and certain cash value for Sigma-Aldrich’s shares would be welcomed by your shareholders, and would be seen by them as preferable to the risks inherent in Sigma-Aldrich continuing as a standalone company or to engaging in any other transaction, including one in which shareholders would be expected to pay, rather than receive, a premium. We are hopeful that you agree it is important to test our alternative and are amenable to a meeting to discuss our proposal further.

Timing:  As to timing, we are ready to begin a due diligence process immediately and could complete our work in approximately 2 weeks. We have engaged both Guggenheim Partners and JPMorgan Chase as our financial advisors and Skadden, Arps as our legal counsel. Merck’s Board approvals can be obtained within 24 hours, and a shareholder vote is not necessary.

St. Louis:  We are very sensitive to Sigma-Aldrich’s deep and long-standing connection and commitment to the St. Louis community. We would maintain a significant corporate presence in St. Louis following the transaction.

Personnel Integration:  We operate on the best-of-both principle in selecting personnel. As evidence from past acquisitions. Merck selects the best personnel regardless of company provenance. Our very high regard for your management team will be reflected in all decisions. Merck takes great pride in the treatment of employees and this principle will guide us through the integration process. I would expect you personally to be involved in making these decisions.

Financing:  We are working with JPMorgan who we expect will provide us with fully committed financing for the full purchase price in the transaction. As such, a definitive agreement would not contain any financing contingency.

Regulatory:  We and Skadden have spent considerable time conducting a preliminary regulatory review relating to our two companies. We believe that the transaction would have significant pro-competitive aspects and that any regulatory issues will be manageable. Our legal team stands ready to discuss regulatory matters with your counsel as early as tomorrow.

Ability To Act Quickly: As you know, Merck has a great deal of experience at doing transactions, and doing them well. Our leadership team makes decisions quickly and we believe it is in everyone’s interest to complete a transaction expeditiously and on mutually beneficial terms, as in our recent acquisitions of AZ Electronic Materials and Millipore, as well as in our many other acquisitions over the years. Our internal transaction team and our advisors have already completed extensive analysis and preliminary due diligence on Sigma-Aldrich based on publicly available information. This is the basis of our view above that we can complete our due diligence work in approximately 2 weeks.

This letter is a preliminary, non-binding indication of interest, not an offer that may be accepted, and there will be no binding agreement between us or any commitment or obligation on either party with respect to this proposal or a possible transaction unless and until a definitive agreement providing for a transaction is executed by Sigma-Aldrich and Merck.

This proposal has the full support of Merck’s Executive Board and Board of Partners. We are very excited about the prospects of combining our two companies.

I have attempted to address our proposal as well as the issues that you raised in our discussion. If any other issues come to mind, including any that would prevent you from engaging with us, please don’t hesitate to let me know. Needless to say, I would be delighted to meet with you and the Sigma-Aldrich Board of Directors to present personally our proposal and answer whatever questions your directors may have.

As I indicated during our meeting, we would very much like to enter into a process with you and I look forward to hearing from you in the next few days with a favorable response that permits our companies to engage promptly regarding the proposed transaction.

With best personal regards,

/s/ Karl-Ludwig Kley

Merck KGaA – Germany

Frankfurter Straße 250 – 64293 Darmstadt

*    *    *    *

On July 28, 2014, the Board held a special telephonic meeting. Also present at the meeting were members of management and a representative of Sidley Austin. At the meeting, Mr. Sachdev summarized for the Board his July 25 meeting with Dr. Kley and read to the Board the letter received from Dr. Kley on July 26, which letter was made available to the Board in advance of the meeting. After receiving a review from the Sidley Austin representative of the fiduciary obligations of the members of the Board, the Board authorized Mr. Sachdev to contact Morgan Stanley & Co. LLC (“Morgan Stanley”) regarding potentially retaining Morgan Stanley to assist Sigma-Aldrich in reviewing the Parent proposal and other potential alternatives. The Board’s decision to authorize contacting Morgan Stanley was based on a number of factors, including Morgan Stanley’s long-time relationship with Sigma-Aldrich and its familiarity with the life science tools industry. The Board also authorized Mr. Sachdev to inform Dr. Kley that the Board was considering Parent’s proposal.

On July 28, 2014, Mr. Sachdev contacted a representative of Morgan Stanley regarding retaining Morgan Stanley to assist Sigma-Aldrich in reviewing the Parent proposal and other potential alternatives.

On July 29, 2014, Mr. Sachdev sent Dr. Kley the following letter:

sigma-aldrich.com 3050 Spruce Street, St. Louis, MO 63103 USA Tel: (800) 521-8956 (314) 771-5765 Fax: (800) 325-5052 (314) 771-5757 STRICTLY CONFIDENTIAL

July 29, 2014

Dr. Karl-Ludwig Kley

Chairman of the Executive Board

Merck KGaA

Frankfurter Strasse 250

64293 Darmstadt, GERMANY

Dear Karl:

I reported to my Board about our conversation last Friday and I have shared with my Directors the letter I received from you Saturday, July 26.

As you know, boards of U.S. companies (and especially those Incorporated in Delaware) need to address proposals such as yours with a lot of care. This requires that our Board take matters one step at a time and act on a well-informed basis.

The Board agreed with my suggestion that we should hire an investment bank to advise the Board at a meeting that we have scheduled for late next week. After that meeting, I will get back to you to let you know if the Board would be interested in exploring your proposal. If the Board chooses to move forward, the timing of next steps will be critical in mitigating the risk of leaks.

Talk soon.

Best regards,

SIGMA-ALDRICH CORPORATION

/s/ Rakesh Sachdev

Rakesh Sachdev

President and Chief Executive Officer

RS/bb

Later on July 29, Dr. Kley delivered the following letter to Mr. Sachdev:

Dr. Karl-Ludwig Kley

Chairman of the Executive Board

Merck KGaA

Mr. Rakesh Sachdev

President & Chief Executive Officer

Sigma-Aldrich Corporation

3050 Spruce Street

St. Louis, MO 63103

United States

July 29, 2014

Dear Rakesh,

Once again I want to express my appreciation for your direct communication with me. I am advised and fully understand and agree that your Board needs to act with care and on a fully-informed basis in evaluating our proposal.

As I think about what that means, it seems to me that your Board’s effort to be best informed would be materially enhanced by some targeted dialogue and interaction. When we met, you indicated that the issues of most importance were price, timing/process, financing, regulatory approvals and community issues. Each of these areas can be promptly and constructively addressed by direct discussions between us and our respective financial and legal advisors.

Given your initial reluctance to engage in a dialogue with us and the ongoing rumor and speculation that Sigma-Aldrich is evaluating an alternative transaction, it is important to us that we progress discussions sooner than indicated in your letter to me.

To the end, I propose that we talk first thing Wednesday morning to determine next steps and will call you at 8 am Central Daylight Time.

With best regards,

/s/ Karl-Ludwig Kley

Merck KGaA – Germany

Frankfurter Straße 250 – 64293 Darmstadt

*    *    *    *

Mr. Sachdev discussed Dr. Kley’s letter with several members of the Sigma-Aldrich Board on July 29 and following those discussions agreed to call Dr. Kley on July 30.

On July 30, 2014, Mr. Sachdev and Dr. Kley had a call to discuss Dr. Kley’s letter. After noting that he had made great efforts to meet with Dr. Kley on July 25 as Dr. Kley requested, Mr. Sachdev reiterated that the Board was taking Parent’s proposal seriously but that the Board needed an opportunity to review and consider Parent’s proposal and there would not be any negotiations between the companies unless the Board authorized Sigma-Aldrich to negotiate with Parent following a review of the proposal. Mr. Sachdev agreed that he would be willing to allow Sigma-Aldrich’s advisors to listen to Parent’s advisors in advance of the meeting but that the Sigma-Aldrich advisors were not authorized to engage in negotiations. Mr. Sachdev noted that he believed it was in the best interest of both companies that their discussions remain private and assured Dr. Kley that Sigma-Aldrich was not in advanced discussions with another party that would lead to the announcement of a transaction with another party before the Board reviewed Parent’s proposal the following week, responded to the proposal and permitted Parent time to react to Sigma-Aldrich’s response.

On August 1, 2014, representatives of Skadden Arps Slate Meagher & Flom LLP (“Skadden”), counsel to Parent, contacted representatives of Sidley Austin to discuss the Skadden representatives’ views of antitrust matters relating to a potential transaction between Parent and Sigma-Aldrich.

On August 6, 2014, the Board held an in-person meeting at the New York offices of Sidley Austin to consider Parent’s proposal and potential alternatives. Also present at the meeting were members of Sigma-Aldrich management, representatives of Morgan Stanley and representatives of Sidley Austin. A representative of Sidley Austin reviewed with the members of the Board their fiduciary duties in the context of considering the proposal from Parent and potential alternatives. Following a discussion, the Board then discussed the potential engagement of Morgan Stanley. Management of Sigma-Aldrich informed the Board that based on Morgan Stanley’s response to a series of questions, management did not believe that Morgan Stanley had any conflicts that would prevent it from representing Sigma-Aldrich. The Board authorized management to negotiate an engagement letter for the retention of Morgan Stanley. Representatives of Morgan Stanley then joined the meeting and discussed with the Board Morgan Stanley’s preliminary financial analysis of Sigma-Aldrich, the Parent offer and potential strategic alternatives, including continuing as a stand-alone company, a material share repurchase, potential material acquisitions and potential business combinations. The preliminary analysis used the projections provided by management to Morgan Stanley, which projections were previously reviewed with the Board by management in June 2014 as part of Sigma-Aldrich’s annual strategic planning (these projections are referred to as the “Management More Conservative Case”). Management discussed with the Board management’s views of Sigma-Aldrich’s prospects as a stand-alone company as well as the feasibility of the potential strategic alternatives reviewed by Morgan Stanley. It was the sense of the Board, taking into account, among other things, the preliminary financial analyses prepared by Morgan Stanley, that, on a risk-adjusted basis, none of these potential strategic alternatives was reasonably likely to create greater value for Sigma-Aldrich’s stockholders than the Parent offer. Morgan Stanley also discussed other potential parties that may be interested in pursuing an acquisition of Sigma-Aldrich. It was the sense of the Board, based on its familiarity with the industry and consultation with Morgan Stanley, that other potentially interested parties would not likely be prepared to pay more than the $135.00 per share offered by Parent. Following discussion regarding, among other things, strategies to get Parent to increase its offer price, the Board determined it would authorize Mr. Sachdev to inform Dr. Kley that Sigma-Aldrich would be willing to pursue a transaction with Parent if Parent offered an attractive price and Parent agreed to accept all antitrust risk related to the transaction. The Board also discussed whether to solicit other indications of interest from other potentially interested parties. Following discussions, the Board determined not to engage in a competitive bid process or to solicit other indications of interest based on, among other things, (a) its belief, based on its familiarity with the industry and consultation with Morgan Stanley, that other potentially interested parties would not likely be prepared to pay more than the $135.00 offered by Parent, (b) concern that given the lack of other potentially interested parties prepared to pay more than Parent’s offer of $135.00 per share, conducting a bid process could be counterproductive as well as concerns regarding confidentiality resulting from engaging in a competitive bid process and (c) the fact that the other potentially interested parties would be able to submit a competing proposal, if they so desired, following the announcement of the execution of any merger agreement.

On August 8, 2014, Mr. Sachdev called Dr. Kley and informed him that the Board had reviewed Parent’s offer and that it would be willing to explore a transaction with Parent but only if Parent increased its price and agreed to accept all antitrust risk of a potential transaction. Morgan Stanley and Sidley Austin also relayed that message to Parent’s financial advisors and Skadden, respectively.

On August 12, 2014, Dr. Kley called Mr. Sachdev and informed Mr. Sachdev that Parent was increasing its proposal to $136.30 per share. Dr. Kley said that based on publicly available information, $136.30 was a full and fair price but if non-public information showed additional value, Parent would consider increasing its proposal price. Dr. Kley also informed Mr. Sachdev that Parent was willing to take the antitrust risk in any potential transaction as would be reflected in a letter that Dr. Kley would send Mr. Sachdev outlining Parent’s revised proposal. On that date, Dr. Kley sent Mr. Sachdev the letter, which is set forth below.

Dr. Karl-Ludwig Kley

Chairman of the Executive Board

Merck KGaA

Mr. Rakesh Sachdev

President & Chief Executive Officer

Sigma-Aldrich Corporation

3050 Spruce Street

St. Louis, MO 63103

United States

August 12, 2014

Dear Rakesh,

First, I would like to thank you for your call last Friday. I was very heartened to hear that Sigma Aldrich’s Board is prepared to have Sigma-Aldrich engage with Merck on the transaction we proposed.

As agreed, I am getting back to you with our thoughts at this point regarding the two subjects you raised, price and assumption of antitrust risk.

As to price, it is important that we be clear for you and your Board regarding how we approached that key subject when we made our proposal. First, we were not and are not looking for a bargain. My direction to our internal staff and financial advisors was to recommend a price that was full and fair by every measure for an all cash acquisition, based on our knowledge as to Merck and on public information (which is all we have) as to Sigma-Aldrich. That is how we arrived at our proposed cash price of $135 per share. Second, our proposed price is clearly supported as full and fair in relation to the public market, which is particularly relevant here. In formulating our valuation analysis and the corresponding full bid based on public information, we used the same level of information about Sigma-Aldrich that the public market has. It is appropriate to note that Sigma-Aldrich’s stock is currently trading near its all-time high, and trading above the price targets of most research analysts. We are clearly not being opportunistic — at 18.8x 2014 EBITDA, we have proposed a price which is a 30% premium to Sigma-Aldrich’s all-time high and an even greater premium to Sigma-Aldrich’s most recent price and to current analyst value expectations. Third, we have been clear all along that if we are shown sources of additional value, based on information not now known to us, we are prepared to factor that into increasing our purchase price.

During our last call, I understood you to say that before engaging your board wanted Merck to come back with an “acceptable” price. And in a subsequent interchange with our respective counsel, we were advised that Merck would have to come back with an “attractive” price. In order to underscore our desire to move ahead on a mutual basis, we are prepared, without further engagement for this purpose only, to increase what is a demonstrably full and fair price by $1.30 per share, to $136.30 per share, Based on everything we know, including the factors noted above, I would certainly describe $136.30 per share as “attractive.” If it is not “acceptable,” that could only be because there is information about Sigma-Aldrich to which we have not been privy and therefore failed to take into account. Frankly, I don’t think anyone rationally could do anything more than follow the path we are proposing, or be more transparent.

As a buyer with a long term controlling family, we are able to take a long term view of the future, and we do so — and that translates into our willingness to propose the full price that we have, and still be willing to go higher if shown additional value. We are not, however, irresponsible — and accepting the proposed blind bidding against ourselves would neither be reasonable nor responsible.

What we suggest, therefore, is that our respective bankers meet promptly so that ours can hear from yours whatever can be said about Sigma-Aldrich’s prospects that reflect that there is more value than what is implied in public forecasts. We are ready and willing to engage in this very targeted process (which would not involve the need to see any competitively sensitive Information).

In the end, we believe that our proposed transaction is a wonderful opportunity for both Sigma-Aldrich and Merck and their respective shareholders and other constituencies. For us it is a very attractive strategic complement to our existing life sciences business. For you it is a high-value monetization transaction that completely de-risks the future for Sigma-Aldrich’s shareholders — and creates genuine opportunity for Sigma-Aldrich’s employees, customers, suppliers and other constituencies. Putting Merck aside, it would seem truly unfair to Sigma-Aldrich’s shareholders and the other constituencies that are the fabric of the company not to have the opportunity to consider and benefit from our proposal. We are committed to trying to provide that opportunity working together with Sigma-Aldrich if possible.

As to antitrust, I believe it would make a great deal of sense to pursue a parallel process of targeted engagement between our respective outside antitrust counsel and consultants, with the objectives of confirming Merck’s willingness to assume the antitrust risk of the transaction and defining how that would be implemented. We understand the requirement you identified and believe we can get there, with the benefit of a reasonable and responsible process that properly informs this important decision. While personally I believe that proceeding concurrently is better, and may aid our thinking on price, if you want to deal with these subjects sequentially, and defer the antitrust process until after the process around price is concluded, we certainly would accede to that approach.

Rakesh, my enthusiasm for this transaction, for Sigma-Aldrich as a fine company and for your leadership of Sigma-Aldrich is unwavering. I hope to hear back from you shortly with a positive response.

With best regards,

/s/ Karl-Ludwig Kley

Merck KGaA – Germany

Frankfurter Straße 250 – 64293 Darmstadt

*    *    *    *

In the evening of August 12, the Board held a special telephonic meeting to discuss Parent’s revised proposal. Also present at the meeting were members of management, representatives of Morgan Stanley and representatives of Sidley Austin. Mr. Sachdev described for the Board his conversations with Dr. Kley since the last Board meeting and Parent’s most recent letter to Mr. Sachdev. Morgan Stanley and Sidley Austin also described for the Board their interaction with Parent’s advisors. Mr. Sachdev informed the Board that Parent had indicated it would need to see additional value from non-public information to consider increasing its proposal price above $136.30. Following discussion regarding, among other things, strategies to get Parent to increase its offer price, the Board determined to authorize management to inform Parent that while $136.30 was not attractive, it would permit Parent limited access to non-public information in order to allow Parent to increase its proposal. The Board also authorized management to negotiate a confidentiality agreement with Parent to facilitate the provision of such non-public information. The Board also approved the formal engagement of Morgan Stanley and authorized management to complete negotiations on an engagement letter consistent with the terms discussed with management.

On August 14, 2014, Mr. Sachdev informed Dr. Kley that while the Board appreciated Parent’s price increase, the Board did not view $136.30 as attractive. Mr. Sachdev continued that the Board, however, recognized that Parent had not had an opportunity to consider sources of potential additional value not available in the public information and therefore had determined to permit Parent access to limited non-public information with the expectation that Parent would be able to increase its price following its review of such information. Mr. Sachdev and Dr. Kley agreed to a management presentation to occur in the coming weeks following the execution of a confidentiality agreement by the parties.

Also on August 14, 2014, Sidley Austin delivered a draft confidentiality agreement to Skadden. The draft agreement contained a nine month “standstill” provision with a “fall away” provision whereby certain of the standstill restrictions would terminate in the event that Sigma-Aldrich entered into a definitive agreement with a third party to effect a change of control transaction. Later that day, representatives of Parent’s financial advisors and representatives of Skadden informed representatives of Morgan Stanley and Sidley Austin, respectively, that Parent did not have a sense of what the Board considered an attractive price and without some understanding of what price the Board would consider attractive, Parent was unwilling to sign a confidentiality agreement that contained a standstill.

On August 15, 2014, the Board held a special telephonic meeting to discuss the status of Parent’s offer. Mr. Sachdev described for the Board his conversations with Dr. Kley since the Board’s last meeting and representatives of Morgan Stanley and Sidley Austin described for the Board their discussions with Parent’s financial and legal advisors, respectively, including the sense that Parent was unwilling to sign a confidentiality agreement with a standstill provision unless it had a better sense of the Board’s view of what would constitute an attractive price. Mr. Sachdev then discussed with the Board the plans for the management presentation with Parent should the parties enter into a confidentiality agreement. Mr. Sachdev indicated that management planned to present an updated five year plan for Sigma-Aldrich at the presentation. Mr. Sachdev noted that the plan presented to the Board at the June 2014 strategic review meeting and used at the August 6th meeting was based on a 4.5 percent compound average growth rate and the updated plan was based on a 6.0 percent compound average growth rate. Mr. Sachdev noted that the updated plan was the result of progress that Sigma-Aldrich had made on implementing a number of initiatives that were discussed with the Board at the June Board meeting and reminded the Board those initiatives were not included in the June financial projections. The updated plan, which the Board adopted during the August 15, 2014 Board meeting, is referred to as the “Management Base Case” as further described in the Section titled “Forward Looking Financial Information.” Following discussion, Morgan Stanley discussed with the Board its preliminary financial analysis of Sigma-Aldrich and the Parent proposal based on the updated plan. Following this discussion, the Board and its advisors discussed how to proceed given the statements that Parent would not sign a confidentiality agreement with a standstill without a sense of what the Board considered an attractive price. The Board agreed to permit Mr. Sachdev to inform Dr. Kley that Mr. Sachdev would personally be willing to support a transaction in the range of 5% to 10% higher than the initial proposal of Parent. The Board also authorized Mr. Sachdev to organize a presentation to Parent’s senior management on August 20, 2014 at which management could explain non-public drivers of value for Sigma-Aldrich, including the Management Base Case.

On August 15, 2014, representatives of Morgan Stanley called representatives of Parent’s financial advisors to inform them that Mr. Sachdev could personally support a transaction with a value that was 5% to 10% above Parent’s initial proposal, although the Board would make the decision at what price it would be willing to pursue a potential transaction with Parent.

On August 16, 2014, representatives of Parent’s financial advisors informed Morgan Stanley that Parent believed its proposal was fully and fairly priced and based on publicly available information, they did not believe Parent could get any higher than an offer price in the “high-$130s”, and even with access to non-public management information confirming a stronger outlook than what Parent had understood based on public information, they did not think Parent could get any higher than the bottom of the range of 5% to 10% above Parent’s initial proposal.

On August 18, 2014, Mr. Sachdev and Dr. Kley spoke by telephone. Mr. Sachdev also indicated that he could personally support a proposal that was 5% to 10% higher than Parent’s original proposal. Dr. Kley reiterated to Mr. Sachdev that Parent believed that based on publicly available information Parent’s offer was fully and fairly priced but stated that it might be possible to bridge some of the gap between Parent’s current $136.30 proposal and the very bottom of the range indicated by Mr. Sachdev if the information presented at the management presentation convinced Parent that there was additional value. Dr. Kley further stated that he would not agree to limit Parent’s flexibility by signing a confidentiality agreement with a standstill provision without first obtaining an understanding that a deal in the range between $136.30 and the bottom end of the range indicated by Mr. Sachdev would be possible, assuming that, after listening to Sigma-Aldrich’s presentation, Parent and its advisors were able to find sufficient value to bridge the value gap. Mr. Sachdev responded that he could not speak for the Board but indicated that he could recommend to the Board a number that fell within the low to middle part of the range indicated by Mr. Sachdev. Messrs. Sachdev and Kley agreed to move forward with the presentation and Dr. Kley indicated he would instruct his counsel to proceed to negotiate the confidentiality agreement.

Later on August 18, Skadden delivered its comments to the confidentiality agreement, including reducing the standstill period to six months and inserting a one month exclusivity period during which

Sigma-Aldrich would not negotiate or enter into any agreements with any other person regarding any change of control transaction or material acquisition.

Also on August 18, Mr. Sachdev updated the Board by letter on the status of the potential transaction, including the negotiations on the confidentiality agreement. Mr. Sachdev informed the Board that Parent had requested an exclusivity period for negotiations and that while the Company would not agree to an exclusivity provision, the Company was likely to agree to an agreement not to solicit other potential transactions so long as the Company could respond to unsolicited inquiries made by other potentially interested parties. Mr. Sachdev invited members of the Board to contact him if they wished to discuss the foregoing.

Following negotiation of the terms of the confidentiality agreement, Parent and Sigma-Aldrich executed a confidentiality agreement on the morning of August 20, 2014 that contained a six month “standstill” provision, including a “fall away” provision terminating the standstill restrictions in the event Sigma-Aldrich entered into certain material transactions, including a material acquisition. The agreement also contained a provision prohibiting Sigma-Aldrich from soliciting change of control or material acquisition transactions until the later of (a) September 15, 2014 and (b) the date on which Parent and Sigma-Aldrich ceased negotiations. The agreement, however, did allow Sigma-Aldrich to enter into negotiations with parties that contacted Sigma-Aldrich regarding potential transactions.

Also on August 20, members of the senior management team of Sigma-Aldrich made a presentation regarding Sigma-Aldrich and its business and prospects to members of the senior management team of Parent at which the respective financial advisors of Sigma-Aldrich and Parent were also present.

On August 26, 2014, Dr. Kley called Mr. Sachdev to inform Mr. Sachdev that Parent’s board had authorized Dr. Kley to offer $138.00 per share and, although it was quite difficult for Parent’s board to reach the $138.00 per share price, they could offer $140.00 per share if the Board would support such a price and the parties promptly began negotiations. Dr. Kley also sent a letter summarizing the revised proposal, a copy of which is below:

Dr. Karl-Ludwig Kley

Chairman of the Executive Board

Merck KGaA

Mr. Rakesh Sachdev

President & Chief Executive Officer

Sigma-Aldrich Corporation

3050 Spruce Street

St. Louis, MO 63103

United States

August 26, 2014

Dear Rakesh,

I want to thank you, once again, for the opportunity you provided for our teams to meet last Wednesday and for the open and very well done presentation about Sigma-Aldrich that you and your team made to

us. Your presentation confirmed and enhanced our admiration of Sigma-Aldrich and of your and the Board’s leadership of your fine company. In short, we were very impressed.

Knowing that the key issue for both companies at the moment is price, and recognizing that there is a gap, our effort following the meeting has been to take the information you provided and, with a bias toward moving up in price, see where it could get us. I am pleased to report that what we have learned does support us raising our proposed price to $138 per share. It is important to note, at the same time, that reaching that level was quite difficult for me and Merck’s Board.

Our analyses and prior proposals of $135 and $136.30 per share were based upon publicly available information, however we had already assumed some upside above consensus forecasts, which was necessary to reach those full valuations. While we agree that the new initiatives that you reviewed at our meeting have the potential to enhance Sigma-Aldrich’s growth, we must recognize that those Initiatives have some risk and also involve incremental investments. As a result, our valuation does not dramatically increase based on the information you have shared.

Despite our belief that $138 per share is a full price by any measure, we are mindful that you and your Board may not find it satisfactory. We recognize that should our discussions stall, both companies will lose the momentum that has gotten us this far and that intervening circumstances may affect the valuation picture six months from now. Because of these considerations, and in order to reach closure on price now, which we believe would be a significant benefit to both Sigma-Aldrich and Merck and our respective stockholders, my Board has authorized me making a higher proposal, subject to confirmation that your Board would support it. That proposed price would be $140 per share, which would be between the high end of our range and the low end of Sigma Aldrich’s range. Frankly, from our standpoint, going beyond $138 per share rests importantly on our belief that moving ahead immediately, with the commitment of both companies, is necessary to justify supporting that higher risk value.

As we said before, the metrics supporting our previous proposed price, $136.30 per share, were compelling (a 34% premium to the price on the day we made the proposal and implied 2014 EBITDA multiple of 18.8x). And at $140 per share, they would be more than compelling (a 35% premium to this past Monday and implied 2014 EBITDA multiple of 19.3x).

I continue to believe that the combination of Sigma-Aldrich and Merck is a great opportunity for both companies, their stockholders and their other constituencies. Merck’s Board’s willingness to support the terms proposed in this letter demonstrates its considered judgment that this transaction is worth moving up the risk ladder, provided there is a reciprocal commitment to move ahead on the basis proposed.

Again, thanks for your and your Board’s time and attention. I look forward to speaking with you after your Board meeting.

With best regards,

/s/ Karl-Ludwig Kley

Merck KGaA – Germany

Frankfurter Straße 250 – 64293 Darmstadt

*    *    *    *

On the evening of August 26, 2014, the Board held a special meeting to discuss Parent’s revised proposal, which was shared with the Board in advance of the meeting. Also present at the meeting were members of management, representatives of Morgan Stanley and representatives of Sidley Austin. Mr. Sachdev described for the Board his conversations with Dr. Kley since the Board’s last meeting and Dr. Kley’s letter. Management and the Board then discussed their views regarding Sigma-Aldrich’s prospects as a stand-alone company as well as their views on potential strategic alternatives. The Board concluded that the $140.00 per share proposal from Parent was better than the other alternatives available to the Company, including continuing to operate as a stand-alone company. The Board authorized Mr. Sachdev to inform Dr. Kley that the Board was willing to explore a potential transaction at $140 per share and begin negotiations. Representatives of Sidley Austin then reviewed with the Board a summary of key terms they would seek to obtain in negotiations of a merger agreement, including (a) a “go-shop” provision which would permit Sigma-Aldrich to solicit competing proposals for a period of time following signing, (b) a two-tier termination fee (1% of the equity value of the transaction during the first tier period and 2.5% of the equity value of the transaction during the second tier period) and (c) a “hell or high water” provision pursuant to which Parent would be required to take all actions necessary to obtain antitrust approval. The Board authorized Sidley Austin to send the summary of key terms to Parent’s counsel.

On August 27, 2014, Mr. Sachdev informed Dr. Kley that the Board was willing to proceed to explore a potential transaction at $140.00 per share provided that parties could agree on key contract terms, and that Sidley Austin would send to Skadden a draft summary of key terms of a merger agreement.

In accordance with Mr. Sachdev’s instructions, later on August 27, Sidley Austin sent Skadden a summary of key terms that contained the terms outlined above. On the evening of August 27, Skadden sent Sidley Austin a revised draft of the summary of key terms. The comments (a) removed the go-shop provision, (b) removed the two-tier breakup fee concept in favor of a breakup fee of 3.5% and (c) provided that Parent would not be required to divest any assets or agree to any other remedies in order to obtain antitrust approval but would pay a reverse breakup fee equal to 4% of the equity value of the proposed transaction if the deal did not close because of antitrust reasons.

Over the next several days, the parties negotiated the summary of key terms.

On August 29, 2014, the Board held a special telephonic meeting to discuss the status of negotiations. Also present at the meeting were members of management, representatives of Morgan Stanley and representatives of Sidley Austin. Mr. Sachdev and a representative of Sidley Austin described their conversations with Dr. Kley and Skadden, respectively, regarding the key terms and in particular the level of efforts that Parent would be required to undertake to obtain antitrust approvals. Following discussion, the Board, management and Sigma-Aldrich’s advisors agreed upon an approach on addressing antitrust risks that was acceptable to the Board. The Board then authorized management and Sigma-Aldrich’s advisors to continue negotiations.

The parties continued negotiations over the next week.

On September 5, 2014, the Board held a special telephonic meeting to receive an update on the status of negotiations. Also present at the meeting were members of management, representatives of Morgan Stanley and representatives of Sidley Austin. A representative of Sidley Austin summarized the final summary of key terms, including (a) a window shop clause pursuant to which Sigma-Aldrich would not be permitted to solicit competing proposals but would be permitted to respond to unsolicited competing proposals under certain circumstances, (b) a two-tier termination fee (1.87% of the transaction equity value in the first tier period and 3.25% during the second tier period), (c) a provision requiring

Parent to divest any assets of Parent and Sigma-Aldrich in order to obtain antitrust approval so long as such divestitures did not have a material adverse effect on the business of Sigma-Aldrich and its subsidiaries and Parent’s life science tools and performance materials business, taken as a whole and (d) a provision obligating Parent to pay Sigma-Aldrich a reverse breakup fee of 5.5% of the transaction equity value if the transaction did not close for antitrust reasons. Following discussions, the Board authorized management and its advisors to proceed to attempt to negotiate a merger agreement with Parent.

On September 6, 2014, Parent’s financial advisors provided to Morgan Stanley a list of due diligence requests for purposes of Parent’s due diligence. Also on that date, Sigma-Aldrich provided Parent and its advisors with access to a virtual data room for Parent’s due diligence process.

Also on September 6, 2014, Sidley Austin distributed a draft merger agreement to Skadden. The draft contained the terms outlined in the final summary of key terms as described to the Board. The draft did not include a “match right” for Parent in the event of a competing proposal. On September 9, 2014, Skadden distributed a draft merger agreement to Sidley Austin incorporating some of the terms from the Sidley Austin draft of September 6. The Skadden draft also included a “match right” permitting Parent a period of time to match the terms of any acquisition proposal that the Board determined to be a superior proposal.

From September 9 through signing of the merger agreement, the parties negotiated the terms of the merger agreement and Parent conducted due diligence. During the course of the negotiations, the parties agreed there would be a ninety-six hour “match right” for Parent to match the terms of any superior proposal that Sigma-Aldrich might receive.

On September 9, 2014, the Board held a special telephonic meeting. Also present at the meeting were members of management and representatives of Sidley Austin. Mr. Sachdev updated the Board on the status of negotiations and Parent’s due diligence. The Board also discussed the fairness opinion process.

On September 14, 2014, Skadden sent Sidley Austin a draft of the credit facility for Parent to finance a portion of the transaction.

On September 21, 2014, the Board held an in-person special meeting in Chicago to consider approval of the merger agreement. Also present at the meeting were members of management of Sigma-Aldrich, representatives of Morgan Stanley and representatives of Sidley Austin. A representative of Sidley Austin reviewed with the members of the Board their fiduciary obligations in the context of considering a change of control transaction. Representatives of Sidley Austin reviewed with the Board the terms of the merger agreement. Morgan Stanley presented its final financial analysis. Following the analysis, Morgan Stanley rendered its oral opinion to the Board (which was subsequently confirmed in writing) to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of review undertaken by Morgan Stanley, as set forth in its opinion, the merger consideration to be received by the holders of shares of Sigma-Aldrich common stock (other than the holders of the excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders. The Board then unanimously approved the merger agreement.

Early on the morning of September 22, 2014, Parent entered into a syndicated dual-currency term loan facilities agreement (the “Facilities Agreement”) to finance a portion of the merger, and Sigma-Aldrich, Parent and Sub executed and delivered the merger agreement.

On the morning of September 22, 2014, before the opening of trading on the NASDAQ, Sigma-Aldrich and Parent issued a joint press release announcing the execution of the merger agreement.

Recommendation of the Board

At the special meeting of the Board on September 21, 2014, after careful consideration, including detailed discussions with Sigma-Aldrich’s management and its legal and financial advisors, the Board unanimously:

•	approved the merger agreement;

•

declared that, on the terms and subject to the conditions set forth in the merger agreement, the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of, Sigma-Aldrich and Sigma-Aldrich stockholders;

•	directed that the adoption of the merger agreement be submitted to a vote at a meeting of Sigma-Aldrich stockholders; and

•	recommended that Sigma-Aldrich stockholders vote for adoption of the merger agreement.

Reasons for Recommending the Adoption of the Merger Agreement

In evaluating the merger agreement and the transactions contemplated thereby, including the merger, the Board consulted with senior management of Sigma-Aldrich and outside legal counsel and financial advisors. The Board considered and evaluated a variety of factors over the course of ten meetings of the Board after Mr. Sachdev was informed Parent was interested in a potential transaction with Sigma-Aldrich, including the following factors, each of which the Board believed supported its unanimous determination to approve the terms of the merger and its unanimous recommendation that holders of shares of common stock vote in favor of the adoption of the merger agreement and the approval of the merger:

•

Merger Consideration.  The Board considered the fact that, before Sigma-Aldrich received Parent’s initial unsolicited proposal, shares of Sigma-Aldrich common stock were trading near the stock’s all-time high closing trading price of $104.14. The Board considered that, even at Sigma-Aldrich’s recent trading prices, the merger consideration represented:

¡	a 36.8% premium over the closing price of Sigma-Aldrich common stock on September 19, 2014 (the last trading day prior to approval of the merger agreement by the Board);

¡	a premium of 35.5% over the average closing price of Sigma-Aldrich common stock reported for the one-month period prior to September 19, 2014;

¡	a premium of 36.6% over the average closing price of Sigma-Aldrich common stock reported for the three-month period prior to September 19, 2014;

¡	a premium of 34.4% over the 52-week highest closing price of Sigma-Aldrich common stock (which was also the all-time highest closing price of Sigma-Aldrich common stock); and

¡

an implied enterprise value of $16.495 billion, which represents (a) a multiple of 19.8 times earnings before interest, taxes, depreciation and amortization before charges/gains for the 12 months ended June 30, 2014, (b) and 32.2 times 2014 estimated price to earnings (based on the Management Base Case).

•

Course of Negotiations.  The Board considered the fact that the consideration to be paid by Parent was the result of arm’s-length negotiations and three price increases by Parent from its July 26, 2014 proposal of $135.00 per share of Sigma-Aldrich common stock and the Board’s belief that the merger consideration of $140.00 per share represents Parent’s best and final offer.

•

Prospects of Sigma-Aldrich.  The Board considered our strategic plan and our opportunities and risks relative to such strategic plan. The Board noted potential growth opportunities that may be available to Sigma-Aldrich and potential opportunities to accelerate our cost savings initiatives. In evaluating these opportunities, the Board noted the uncertainties and risks related to our ability to successfully capitalize on these opportunities.

•

Potential Strategic Alternatives.  The Board considered other potential strategic alternatives available to Sigma-Aldrich, including pursuing a standalone strategy either alone or in conjunction with the expansion of our portfolio through bolt-on acquisitions, returning cash to stockholders through a material share repurchase, pursuing one or more significant acquisitions or business combinations, as well as the potential stockholder value that might result from such alternatives, the feasibility of such alternatives and the risks and uncertainties associated with pursuing such alternatives and the ability of the Company to successfully execute and implement such alternatives. The Board also considered its assessment, taking into account, among other things, the financial analyses prepared by Morgan Stanley, that, on a risk-adjusted basis, none of these strategic alternatives was reasonably likely to create greater value for Sigma-Aldrich’s stockholders than the merger.

•

Other Potentially Interested Parties.  The Board considered its belief, based on, among other things, its familiarity with the industry and consultation with its financial advisor, that other potentially interested parties would not likely be prepared to pay more than the initial $135.00 proposal from Parent and provide similar value certainty and that such other potentially interested parties would be able to submit a competing proposal, if they so desired, following the announcement of the execution of the merger agreement.

•

Cash Consideration; Certainty of Value.  The Board considered the fact that the merger consideration is a fixed cash amount, providing Sigma-Aldrich stockholders with certainty of value and liquidity immediately upon the closing of the merger, in comparison to the risks and uncertainty that would be inherent in remaining a stand-alone company or pursuing a transaction in which all or a portion of the consideration is payable in stock.

•

No Financing Condition.  The Board considered that the merger is not subject to a financing condition and, in particular, that Parent would enter into the Facilities Agreement (as described in the section titled “Financing of the Merger”) to provide up to $15.6 billion of funding for the transaction and had represented that it has and will have sufficient cash funds for the remaining amount payable in connection with the transactions contemplated by the merger agreement and any obligations of the surviving corporation or its subsidiaries that become payable in connection with or as a result of such transactions.

•

Opinion of Sigma-Aldrich’s Financial Advisor.  The Board considered the financial analyses reviewed and discussed with the Board by Morgan Stanley on September 21, 2014 and the separate opinion of Morgan Stanley, dated September 21, 2014, to the Board, based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of review undertaken by Morgan Stanley, as set forth in its opinion, as to the fairness, from a financial point of view and as of the date of such opinion, of the per share merger consideration to be received by holders of Sigma-Aldrich common stock (other than the excluded shares) pursuant to the Merger Agreement.

•	The Merger Agreement. The Board considered the general terms and conditions of the merger agreement and the course of negotiations of the key provisions thereof, including:

¡	the parties’ representations, warranties and covenants, including our ability to continue to pay our regular quarterly dividend to stockholders until completion of the merger;

¡

our ability, under certain circumstances, to furnish information to and conduct negotiations with a third party, if the Board determines in good faith, after consultation with our financial advisor and outside legal counsel, that the third party has made a competing proposal that constitutes or could reasonably be expected to lead to a superior proposal;

¡

the incentive created by the two-tiered termination fee described in the preceding bullet point for any competing proposals to be made promptly following the announcement of the execution of the merger agreement;

¡

the fact that, in certain circumstances, the Board is permitted to change its recommendation that Sigma-Aldrich stockholders adopt the merger agreement and terminate the merger agreement to enter into an agreement with respect to a superior proposal, subject to the payment to Parent of a termination fee of $318,540,000, or approximately 1.875% of the equity value of the transaction, in connection with the termination of the merger agreement to enter into a definitive acquisition agreement with respect to a superior proposal relating to an acquisition proposal that the Board determined prior to October 22, 2014 was or could reasonably be expected to lead to a superior proposal if Sigma-Aldrich terminates the merger agreement to accept such superior proposal within 30 days after the Board makes such determination, or $552,135,000 in connection with the termination of the merger agreement otherwise (as described in the following bullet point);

¡

the fact that, in certain circumstances, the Board is permitted to change its recommendation that Sigma-Aldrich stockholders adopt the merger agreement, which would result in Parent having the right to terminate the merger agreement at which time Sigma-Aldrich would be required to pay Parent a termination fee of $552,135,000 (or approximately 3.25% of the equity value of the transaction); and

¡	the Board’s belief that the terms of the merger agreement were reasonable and would not discourage other potential acquirers from making an alternative proposal to acquire Sigma-Aldrich.

•

Conditions to the Consummation of the Merger.  The Board considered the conditions to the consummation of the merger and the likelihood of closing and noted the fact that no third-party (non-governmental) consents are conditions to the consummation of the merger and the belief that the prospects for receiving all required regulatory approvals are favorable. The Board considered its belief that the merger agreement, taken as a whole, provides a high degree of protection against the risk that consummation of the merger is delayed or that the merger cannot be completed in connection with regulatory approvals, based on, among other things, the following:

¡	under the merger agreement, the parties are required to use their reasonable best efforts to consummate the merger;

¡

the merger agreement requires Parent to take all lawful actions necessary to obtain antitrust clearance so long as such actions in the aggregate would not reasonably be expected to result in a material adverse effect on Sigma-Aldrich and its subsidiaries and the life science tools and performance materials businesses of Parent and its subsidiaries, taken as a whole;

¡

the merger agreement allows the end date for completing the merger to be extended to December 22, 2015 if the merger has not been completed by the initial July 22, 2015 deadline because certain required antitrust approvals have not been obtained or because of the issuance or enactment by a governmental authority of an order relating to antitrust laws that prohibits or restrains the merger; and

¡	the reverse termination fee of $934,383,000 payable by Parent under certain circumstances if the merger agreement is terminated for reasons related to antitrust.

•

Structure; Company Stockholder Adoption.  The Board considered that the structure of the transaction as a one-step statutory merger will result in detailed public disclosure and a substantial period of time prior to the meeting of stockholders to consider adoption of the merger agreement during which an unsolicited superior proposal could be brought forth, particularly given the belief of the Board that other potential acquirers of Sigma-Aldrich are familiar with Sigma-Aldrich and its industry. The Board also considered that completion of the merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of Sigma-Aldrich common stock.

•

Specific Performance Right.  The Board considered the fact that, if Parent or Sub fails, or threatens to fail, to satisfy its obligations under the merger agreement, Sigma-Aldrich is entitled to specifically enforce the merger agreement, in addition to any other remedies to which Sigma-Aldrich may be entitled.

•

Availability of Appraisal Rights.  The Board considered the availability of appraisal rights under Delaware law to Sigma-Aldrich stockholders who do not vote in favor of the adoption of the merger agreement and who otherwise comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have the Delaware Court of Chancery determine the fair value of their shares, which may be more than, less than or the same as the amount such stockholders would have received under the merger agreement.

In the course of its deliberations, the Board also considered certain risks and other potentially negative factors concerning the transactions contemplated by the merger agreement, including:

•

the fact that Sigma-Aldrich had not engaged in a competitive bid process or other broad solicitation of interest; the Board noted that its decision not to engage in a competitive bid process was informed by (a) the strength of Parent’s initial $135.00 per share offer and subsequent increases in that initial offer, (b) its belief, based on its familiarity with the industry and consultation with its financial advisor, that other potentially interested parties would not likely be prepared to pay more than the merger consideration, (c) concern that given the lack of other potentially interested parties prepared to pay more than Parent’s initial offer of $135.00 per share, conducting a bid process could be counterproductive as well as concerns regarding confidentiality resulting from engaging in a competitive bid process, (d) the fact that the other potentially interested parties would be able to submit a competing proposal, if they so desired, following the announcement of the execution of the merger agreement and (e) the two tier termination fee described above;

•	the fact that the merger agreement precludes Sigma-Aldrich from actively soliciting alternative proposals;

•

the fact that the merger agreement limits Sigma-Aldrich’s ability to pursue damages for stockholders’ loss of the premium to $700 million in the event of a material and willful breach by Parent of the merger agreement in certain circumstances;

•

the fact that, following the merger, Sigma-Aldrich will no longer exist as an independent public company and our existing stockholders will not participate in the future earnings of Sigma-Aldrich or Parent or growth or benefit from any synergies resulting from the consummation of the transactions contemplated by the merger agreement;

•

the fact that the merger might not be consummated in a timely manner or at all, due to a failure of certain conditions, including approval by Sigma-Aldrich stockholders, the expiration or termination of the waiting period (or any extensions thereof) under the HSR Act and the receipt of antitrust approval from the European Commission, China and certain other jurisdictions;

•	the restrictions on the conduct of our business prior to the consummation of the merger, which may delay or prevent Sigma-Aldrich from undertaking certain business opportunities that may arise;

•	the fact that, for U.S. federal income tax purposes, the merger consideration will be taxable to Sigma-Aldrich stockholders who are entitled to receive such consideration;

•

the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the transactions contemplated by the merger agreement, which may disrupt our business operations;

•

the risks and contingencies related to the announcement and pendency of the transactions contemplated by the merger agreement, including the impact on our employees and our relationships with existing and prospective customers, distributors, suppliers and other third parties; and

•

the fact that our directors and executive officers may receive certain benefits that are different from, and in addition to, those of Sigma-Aldrich stockholders (such as change in control or termination payments).

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board did not undertake to make any specific determination as to whether, or to what extent, any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information presented, including the factors described above.

The Board unanimously recommends a vote “FOR” the proposal to adopt the merger agreement.

Forward-Looking Financial Information

We do not as a matter of general practice publicly disclose detailed projections as to our anticipated financial position or results of operations, other than providing, from time to time, estimated ranges for the then-current fiscal year of certain expected financial results and operational metrics in our regular earnings press releases and other investor material.

As part of Sigma-Aldrich’s normal strategic planning, in June 2014, management prepared and presented to the Board forward-looking financial information for the years 2014 through 2018 (which, together with the extrapolation of these projections for years 2019 through 2024 described below, we refer to as the “Management More Conservative Case”). In addition, management also presented to the Board at the strategic planning meeting various revenue-enhancing and cost saving initiatives that were contemplated but not included in the Management More Conservative Case (we refer to these initiatives as the “June Initiatives”). In connection with the evaluation of the potential transaction, in August 2014, our management updated the 2014 to 2018 planning period portion of the Management More Conservative Case to, among other things, take into account certain of the June Initiatives. The June Initiatives included in the updated projections were those that as of August 2014 the Company was actively working on with committed resources and for which management believed the Company was realizing results or would soon begin to experience results. We refer to the updated forward-looking financial information, together with the extrapolation of these projections for years 2019 through 2024 described below, as the “Management Base Case”). The Management Base Case does not assume any change in margins from the Management More Conservative Case. The 2014 through 2018 planning period portion of the Management Base Case was adopted by the Board in August 2014. Neither the Management Base Case nor the Management More Conservative Case includes any capital deployment for mergers and acquisition activity. Also in connection with the evaluation of the potential transaction, management prepared a risk-based assessment of those June Initiatives not included in the Management Base Case projections and applied them to the Management More Conservative Case and the Management Base Case (which we refer to as the “Management More Conservative Case—Upside Initiatives” and the “Management Base Case—Upside Initiatives”). In connection with Morgan Stanley’s preparation of its financial analysis, the above described financial projections were extrapolated for years 2019 through 2024 based on assumptions provided by management. We refer to the Management Base Case, the Management More Conservative Case, the Management More Conservative

Case—Upside Initiatives and the Management Base Case—Upside Initiatives, together with the extrapolations thereof, collectively as the “financial projections.” The financial projections were shared with Morgan Stanley for use in connection with its financial analysis and its fairness opinion. The Management More Conservative Case (other than the extrapolations and certain other exceptions noted in this proxy statement) and the Management Base Case (other than the extrapolations and the earnings per share information) were shared with Parent in connection with its evaluation of a potential acquisition of Sigma-Aldrich.

None of the financial projections were intended for public disclosure. Nonetheless, a summary of the financial projections is included in this proxy statement only because certain of the financial projections were made available to the Board, Morgan Stanley and Parent. The inclusion of the financial projections in this proxy statement does not constitute an admission or representation by Sigma-Aldrich that the information is material.

The financial projections are unaudited and were not prepared with a view toward public disclosure or compliance with the American Institute of Certified Public Accountants guidance for preparation and presentation of prospective financial information or United States generally accepted accounting principles (which we refer to as “GAAP”) or the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures. Neither our independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections, nor have they expressed any opinion or any other form of assurance on the financial projections or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections.

In the view of our management, the financial projections were prepared on a reasonable basis reflecting management’s best available estimates and judgments regarding our future financial performance. The financial projections have not been updated since the time of their preparation, are not facts and should not be relied upon as necessarily indicative of actual future results, and you are cautioned not to rely on the financial projections. Some or all of the assumptions that have been made in connection with the preparation of the financial projections may have changed since the date the financial projections were prepared. None of Sigma-Aldrich, Parent or any of their respective affiliates, advisors or other representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the financial projections. Neither Sigma-Aldrich nor any of its affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the financial projections if any or all of them have become, are or become inaccurate (even in the short term) since the time of their preparation. These considerations should be taken into account in reviewing the financial projections, which were prepared as of an earlier date.

The financial projections do not necessarily reflect revised prospects for our businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial projections were prepared, and the financial projections are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below and should not be regarded as a representation that the financial forecasts will be achieved.

Because the financial projections reflect subjective judgment in many respects, they are susceptible to multiple interpretations and frequent revisions based on actual experience and business developments. The financial projections also cover multiple years, and such information by its nature becomes less predictive with each succeeding year. The initiatives and activities that form the basis for the financial projections are subject to outside forces that can impact our ability to achieve anticipated results. The financial projections constitute forward-looking information and are subject to a wide variety of significant risks and uncertainties that could cause the actual results to differ materially from the projected results, including, without limitation, the factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 and in our other filings with the SEC. For additional information on factors that may cause our future financial results to materially vary from the projected results summarized below, see the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 18. Accordingly, there can be no assurance that the projected results summarized below will be realized or that actual results will not differ materially from the projected results summarized below, and the financial projections cannot be considered a guarantee of future operating results and should not be relied upon as such.

The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Sigma-Aldrich contained in our public filings with the SEC. The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the merger. Further, the financial projections do not take into account the effect of any failure of the merger to be consummated and should not be viewed as accurate or continuing in that context.

Management Base Case

Planning Period of 2014 through 2018

The Management Base Case reflects various estimates, assumptions and methodologies of Sigma-Aldrich, all of which are difficult to predict and many of which are beyond our control, including, among others, assumptions with respect to industry performance, general business, economic, regulatory, litigation, market and financial conditions, foreign currency rates, interest on investments and matters specific to our business.

For the planning period of 2014 through 2018, the Management Base Case includes the following assumptions:

•	compounded annual organic sales growth of 6.0% from 2014 through 2018;

•	operating income and net income growth at a compound annual rate of 9.0% and 9.5%, respectively, contributed to by:

¡	SG&A spending as a percentage of sales improving to 22.4% of sales;

¡	increased gross profit margins as a result of operation efficiencies and incremental sales, partially offset by unfavorable product mix; and

¡	R&D investment increases to 2.8% of sales;

•	capital expenditures maintained at approximately 4.5% of sales over the planning period;

•	decline in Sigma-Aldrich’s tax rate of 100 basis points over the planning period;

•	no fundamental changes in Sigma-Aldrich’s capital structure;

•	no mergers and acquisitions activity; and

•	Sigma-Aldrich’s dividend payout ratio maintained at a payout ratio of 20% of net income and share repurchases made solely to offset dilution from equity awards.

The following table summarizes the Management Base Case for the years 2014 through 2018 that was provided to the Board, Morgan Stanley and Parent.

Fiscal Years Ending December 31,

(US$ in millions, except per share data)

	2014E	2015E	2016E	2017E	2018E

Sales	$2,817	$2,952	$3,138	$3,339	$3,556

EBITDA(1)	$ 854	$ 919	$ 1,001	$ 1,084	$ 1,176

Unlevered Free Cash Flow(2)	$ 500	$ 527	$ 599	$ 652	$ 716

Earnings Per Share	$4.35	$4.73	$5.24	$5.72	$6.24

(1)    Earnings before interest, income taxes, depreciation and amortization of intangible assets.

(2)    Unlevered Free Cash Flow is defined as the tax-affected earnings before interest and taxes and after stock-based compensation expense, plus depreciation and amortization, less capital expenditures and adjusted for changes in working capital and other cash flow items of Sigma-Aldrich. For purposes of this calculation, stock-based compensation is treated as a cash expense. The Unlevered Free Cash Flow management shared with Parent did not treat stock-based compensation as a cash expense and accordingly was different from the Unlevered Free Cash Flow set forth above. The Unlevered Free Cash Flow management shared with Parent for the years 2014 through 2018 was $524 million, $553 million, $624 million, $679 million and $745 million.

Extrapolation through 2024

In connection with Morgan Stanley’s financial analysis, the 2014 through 2018 Management Base Case projections were extrapolated for the period of 2019 through 2024 based on assumptions provided by management. The extrapolations assumed (a) revenue growth decreased from 6.5% to 3.0% on a linear basis from 2018 through 2024 and (b) margins stayed constant from and after 2018. The extrapolations were not prepared with the same level of business division input as the 2014 through 2018 portion of the Management Base Case and assume growth rates that have no more than historical basis to support them.

The following table summarizes the Management Base Case for the years 2019 through 2024 that was provided to the Board and Morgan Stanley.

Fiscal Years Ending December 31,

(US$ in millions, except per share data)

	2019E	2020E	2021E	2022E	2023E	2024E

Sales	$3,766	$3,967	$4,156	$4,329	$4,484	$4,618

EBITDA(1)	$1,246	$1,312	$1,374	$1,432	$1,438	$1,527

Unlevered Free Cash Flow(2)	$733	$778	$821	$862	$900	$934

(1)  Earnings before interest, income taxes, depreciation and amortization of intangible assets.

(2)  Unlevered Free Cash Flow is defined as the tax-affected earnings before interest and taxes and after stock-based compensation expense, plus depreciation and amortization, less capital expenditures and adjusted for changes in working capital and other cash flow items of Sigma-Aldrich. For purposes of this calculation, stock-based compensation is treated as a cash expense.

Management More Conservative Case

Planning Period of 2014 through 2018

The Management More Conservative Case reflects various estimates, assumptions and methodologies of Sigma-Aldrich, all of which are difficult to predict and many of which are beyond our control, including, among others, assumptions with respect to industry performance, general business, economic, regulatory, litigation, market and financial conditions, foreign currency rates, interest on investments and matters specific to our business. For the planning period of 2014 through 2018, the Management More Conservative Case includes the following assumptions:

•	compounded annual organic sales growth of 4.5% over the planning period;

•	operating income and net income growth at a compound annual rate of 7.5% and 8.0%, respectively, contributed to by:

¡	SG&A spending as a percentage of sales improving to 22.4% of sales;

¡	increased gross profit margins as a result of operation efficiencies and incremental sales, partially offset by unfavorable product mix; and

¡	R&D investment increases to 2.8% of sales;

•	capital expenditures maintained at approximately 4.5% of sales over the planning period;

•	decline in Sigma-Aldrich’s tax rate by 100 basis points over the planning period;

•	no fundamental changes in Sigma-Aldrich’s capital structure;

•	no mergers and acquisitions activity; and

•	Sigma-Aldrich’s dividend payout ratio maintained at a payout ratio of 20% of net income and share repurchases made solely to offset dilution from equity awards.

The following table summarizes the Management More Conservative Case that was provided to the Board, Morgan Stanley and Parent in connection with the evaluation of a potential transaction.

Fiscal Years Ending December 31,

(US$ in millions, except per share data)

	2014E	2015E	2016E	2017E	2018E

Sales	$2,817	$2,927	$3,062	$3,208	$3,360

EBITDA(1)	$ 856	$ 914	$ 979	$1,045	$1,115

Unlevered Free Cash Flow(2)	$ 479	$ 528	$ 601	$ 644	$ 685

Earnings Per Share	$4.35	$4.69	$5.11	$5.49	$5.89

(1)    Earnings before interest, income taxes, depreciation and amortization of intangible assets.

(2)    Unlevered Free Cash Flow is defined as the tax-affected earnings before interest and taxes and after stock-based compensation expense, plus depreciation and amortization, less capital expenditures and adjusted for changes in working capital and other cash flow items of Sigma-Aldrich. For purposes of this calculation, stock-based compensation is treated as a cash expense. Management did not share the Management More Conservative Case Unlevered Free Cash Flow estimates with Parent but instead shared estimated Levered Free Cash Flow with Parent for the years 2014 through 2018. Those estimates, which were also shared with the Board and Morgan Stanley, were $502 million, $550 million, $623 million, $666 million and $708 million.

Extrapolation through 2024

In connection with Morgan Stanley’s financial analysis the 2014 through 2018 Management More Conservative Case projections were extrapolated for the period of 2019 through 2024 based on assumptions provided by management. The extrapolations assumed (a) revenue growth decreased from 4.5% to 3.0% on a linear basis from 2019 through 2022, and held constant thereafter, and (b) margins stayed constant from and after 2018. The extrapolations were not prepared with the same level of business division input as the 2014 through 2018 portion of the Management More Conservative Case and assume growth rates that have no more than historical basis to support them.

The following table summarizes the Management More Conservative Case for the years 2019 through 2024 that was provided to the Board and Morgan Stanley.

Fiscal Years Ending December 31,

(US$ in millions, except per share data)

	2019E	2020E	2021E	2022E	2023E	2024E

Sales	$3,511	$3,652	$3,779	$3,893	$4,010	$4,130

EBITDA(1)	$1,165	$1,212	$1,254	$1,292	$1,331	$1,370

Unlevered Free Cash Flow(2)	$700	$733	$764	$792	$815	$840

(1)  Earnings before interest, income taxes, depreciation and amortization of intangible assets.

(2)  Unlevered Free Cash Flow is defined as the tax-affected earnings before interest and taxes and after stock-based compensation expense, plus depreciation and amortization, less capital expenditures and adjusted for changes in working capital and other cash flow items of Sigma-Aldrich. For purposes of this calculation, stock-based compensation is treated as a cash expense.

Management Base Case—Upside Initiatives

In connection with the evaluation of the potential transaction, management prepared a risk-based assessment of the June Initiatives presented to the Board at the June strategic planning meeting but not included in the Management Base Case. The June Initiatives that are included in the Management Base Case are those that as of August 2014 the Company was actively working on with committed resources and for which management believed the Company was realizing results or would soon begin to experience results were included in the Management Base Case. All of the other June Initiatives not included in the Management Base Case are referred to as the “Upside Initiatives.” The Upside Initiatives include introduction of new products, improvements in our ecommerce platform, vendor curation and capitalization on unique engineered cell lines for ADME-Toxicology. In connection with the evaluation of the potential transaction, management applied to the Management Base Case the impact of risk-based, probability-adjusted Upside Initiatives, which we refer to as the Management Base Case—Upside Initiatives. The Management Base Case—Upside Initiatives includes the same assumptions as the Management Base Case other than the increased revenue from Upside Initiatives in years 2014 through 2018 and assumes Management More Conservative Case growth for 2019 and thereafter.

The Management Base Case—Upside Initiatives reflect various estimates, assumptions and methodologies of Sigma-Aldrich, all of which are difficult to predict and many of which are beyond our control, including, among others, assumptions with respect to industry performance, general business, economic, regulatory, litigation, market and financial conditions, foreign currency rates, interest on investments and matters specific to our business. Management indicated that because the Upside Initiatives had not progressed as far as those included in the Management Base Case, management viewed the Upside Initiatives as less likely to be achieved than the initiatives included in the Management Base Case.

The following table summarizes the Management Base Case—Upside Initiatives that were presented to the Board and Morgan Stanley.

Fiscal Years Ending December 31,

(US$ in millions, except per share data)

	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E

Sales	$2,817	$3,013	$3,261	$3,523	$3,801	$4,022	$4,233	$4,431	$4,613	$4,776	$4,920

EBITDA(1)	$ 854	$ 937	$1,036	$1,137	$1,246	$1,319	$1,388	$1,453	$1,513	$1,567	$1,614

Unlevered Free Cash Flow(2)	$ 500	$ 520	$ 603	$ 668	$ 744	$ 776	$ 823	$ 868	$ 910	$ 949	$ 985

(1)  Earnings before interest, income taxes, depreciation and amortization of intangible assets.

(2)  Unlevered Free Cash Flow is defined as the tax-affected earnings before interest and taxes and after stock-based compensation expense, plus depreciation and amortization, less capital expenditures and adjusted for changes in working capital and other cash flow items of Sigma-Aldrich. For purposes of this calculation, stock-based compensation is treated as a cash expense.

Management More Conservative Case—Upside Initiatives

In connection with the evaluation of the potential transaction, management applied to the Management More Conservative Case the impact of risk-based, probability-adjusted Upside Initiatives, which we refer to as the Management More Conservative Case—Upside Initiatives. The Management More Conservative Case—Upside Initiatives includes the same assumptions as the Management More Conservative Case other than the increased revenue from Upside Initiatives in years 2014 through 2018 and assumes Management More Conservative Case growth for 2019 and thereafter.

The Management More Conservative Case—Upside Initiatives reflect various estimates, assumptions and methodologies of Sigma-Aldrich, all of which are difficult to predict and many of which are beyond our control, including, among others, assumptions with respect to industry performance, general business, economic, regulatory, litigation, market and financial conditions, foreign currency rates, interest on investments and matters specific to our business. Management indicated that because the Upside Initiatives had not progressed as far as those included in the Management Base Case, management viewed the Upside Initiatives as less likely to be achieved than the initiatives included in the Management Base Case.

The following table summarizes the Management More Conservative Case—Upside Initiatives that were presented to the Board and Morgan Stanley.

Fiscal Years Ending December 31,

(US$ in millions, except per share data)

	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E

Sales	$2,817	$2,988	$3,185	$3,392	$3,605	$3,767	$3,918	$4,055	$4,177	$4,302	$4,431

EBITDA(1)	$ 856	$ 932	$1,014	$1,098	$1,185	$1,239	$1,288	$1,333	$1,373	$1,415	$1,457

Unlevered Free Cash Flow(2)	$ 479	$ 520	$ 605	$ 660	$ 713	$ 743	$ 778	$ 810	$ 840	$ 865	$ 891

(1)  Earnings before interest, income taxes, depreciation and amortization of intangible assets.

(2)  Unlevered Free Cash Flow is defined as the tax-affected earnings before interest and taxes and after stock-based compensation expense, plus depreciation and amortization, less capital expenditures and adjusted for changes in working capital and other cash flow items of Sigma-Aldrich. For purposes of this calculation, stock-based compensation is treated as a cash expense.

Illustrative Prospective Information

Tuck-In Acquisitions

In addition to the financial projections, in connection with the evaluation of the potential transaction and at the request of Morgan Stanley, management provided Morgan Stanley with an illustrative example of the effect on the Management Base Case and Management More Conservative Case of assuming Sigma-Aldrich was able to consummate certain bolt on acquisitions during the period from 2015 through 2019. For purposes of this illustrative analysis, the following metrics were used:

•	$400 million of acquisitions per year;

•	acquisition price of 16.0 times EBITDA; and

•	EBITDA growth per acquisition of 20% per annum for five years and Management More Conservative Case growth thereafter.

The Tuck-In Acquisition Cases were not probability weighted and management noted that it had not identified sufficient likely acquisition targets that would meet the criteria outlined above. Management also noted that even if it were able to identify targets that met these metrics, there was no guarantee that the targets would be willing to sell at the contemplated purchase prices, that Sigma-Aldrich would be able to efficiently integrate the acquisition targets or that Sigma-Aldrich would be able to run the targets in a way that would result in them achieving the contemplated returns. While Sigma-Aldrich does evaluate potential acquisition targets, including “bolt-on” acquisition targets as part of its customary strategic planning, the illustrative materials were provided only for purposes of Morgan Stanley’s financial analysis and were not part of Sigma-Aldrich’s normal strategic planning. Sigma-Aldrich did not have an expectation that it would likely be able to find sufficient acquisition targets that met the criteria outlined above.

Management Base Case—Tuck-In Acquisitions

The following table summarizes the Management Base Case—Tuck-In Acquisitions that were presented to the Board and Morgan Stanley.

Fiscal Years Ending December 31,

(US$ in millions, except per share data)

	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E

Sales	$2,817	$3,032	$3,314	$3,630	$3,985	$4,362	$4,682	$4,980	$5,249	$5,484	$5,676

EBITDA(1)	$ 854	$ 944	$1,056	$1,175	$1,310	$1,432	$1,535	$1,632	$1,719	$1,795	$1,858

Unlevered Free Cash Flow(2)	$ 500	$ 147	$ 237	$ 314	$ 406	$ 453	$ 917	$ 989	$1,057	$1,119	$1,173

(1)  Earnings before interest, income taxes, depreciation and amortization of intangible assets.

(2)  Unlevered Free Cash Flow is defined as the tax-affected earnings before interest and taxes and after stock-based compensation expense, plus depreciation and amortization, less capital expenditures and adjusted for changes in working capital and other cash flow items of Sigma-Aldrich. For purposes of this calculation, stock-based compensation is treated as a cash expense.

Management More Conservative Case—Tuck-In Acquisitions

The following table summarizes the Management More Conservative Case—Tuck-In Acquisitions that were presented to the Board and Morgan Stanley.

Fiscal Years Ending December 31,

(US$ in millions, except per share data)

	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E

Sales	$2,817	$3,007	$3,238	$3,499	$3,789	$4,107	$4,366	$4,604	$4,813	$5,009	$5,188

EBITDA(1)	$ 856	$ 939	$1,034	$1,136	$1,249	$1,351	$1,435	$1,512	$1,579	$1,643	$1,701

Unlevered Free Cash Flow(2)	$ 479	$ 147	$ 239	$ 305	$ 375	$ 420	$ 872	$ 932	$ 987	$1,035	$1,079

(1)  Earnings before interest, income taxes, depreciation and amortization of intangible assets.

(2)  Unlevered Free Cash Flow is defined as the tax-affected earnings before interest and taxes and after stock-based compensation expense, plus depreciation and amortization, less capital expenditures and adjusted for changes in working capital and other cash flow items of Sigma-Aldrich. For purposes of this calculation, stock-based compensation is treated as a cash expense.

Management Base Case With Share Buyback

In connection with the evaluation of the potential acquisition, management prepared projections using the Management Base Case and assuming a $2 billion share repurchase in 2015 at a price of $102.37 that was fully financed with indebtedness. We refer to this as the “Management Base Case

With Share Buyback.” The Management Base Case With Share Buyback results in an Earnings Per Share estimate for the years 2014 through 2018 of $4.35, $4.93, $6.00, $6.54 and $7.16.

Opinion of Morgan Stanley & Co. LLC

The Board retained Morgan Stanley to act as its financial advisor and to provide it a financial opinion in connection with the proposed merger. Sigma-Aldrich selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the industry, business and affairs of Sigma-Aldrich. At the special meeting of the Board on September 21, 2014, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of review undertaken by Morgan Stanley, as set forth in its opinion, the merger consideration to be received by the holders of shares of Sigma-Aldrich common stock (other than the holders of the excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Morgan Stanley’s written opinion to the Board, dated September 21, 2014, is attached as Annex B to this proxy statement and is incorporated herein by reference. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering the opinion. The foregoing summary of Morgan Stanley’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion, this section and the summary of Morgan Stanley’s opinion below carefully and in their entirety. Morgan Stanley’s opinion was for the benefit of the Board, in its capacity as such, and addressed only the fairness from a financial point of view of the merger consideration to be received by the holders of shares of Sigma-Aldrich common stock (other than the holders of the excluded shares) pursuant to the merger agreement as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspects of the merger and was not intended to, and does not, constitute advice or a recommendation as to how the stockholders of Sigma-Aldrich should vote at any stockholders’ meeting related to the merger or to take any other action with respect to the merger.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Sigma-Aldrich;

•	reviewed certain internal financial statements and other financial and operating data concerning Sigma-Aldrich;

•	reviewed certain financial projections prepared by the management of Sigma-Aldrich;

•	discussed the past and current operations and financial condition and the prospects of Sigma-Aldrich with senior executives of Sigma-Aldrich;

•	reviewed the reported prices and trading activity for Sigma-Aldrich common stock;

•

compared the financial performance of Sigma-Aldrich and the prices and trading activity of Sigma-Aldrich common stock with that of certain other publicly traded companies comparable with Sigma-Aldrich and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of Sigma-Aldrich and Parent and their financial and legal advisors;

•

reviewed the merger agreement, the Facilities Agreement and the syndication and fee letter from certain lenders in the form of drafts dated September 21, 2014 and September 19, 2014, respectively and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley had deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Sigma-Aldrich, and formed a substantial basis for the opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Sigma-Aldrich of the future financial performance of Sigma-Aldrich. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions and that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax, regulatory or accounting advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Sigma-Aldrich and its legal, tax, regulatory or accounting advisors with respect to legal, tax, regulatory or accounting matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Sigma-Aldrich’s officers, directors or employees, or any class of such persons, relative to the merger consideration to be received by the holders of shares of Sigma-Aldrich common stock (other than holders of the excluded shares) in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Sigma-Aldrich, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of the opinion. Events occurring after the date of the opinion may affect the opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm the opinion.

Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving Sigma-Aldrich, nor did Morgan Stanley negotiate with any parties, other than Parent, in connection with the potential acquisition of Sigma-Aldrich.

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with the preparation of its opinion to the Board. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 19, 2014, which was the last trading day prior to the date of the special meeting of the Board to consider and approve the merger agreement, and is not necessarily indicative of current market conditions. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

In performing its financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and relied upon the projections provided by Sigma-Aldrich’s management and referred to below, including the Management More Conservative Case and the Management Base Case. For further information regarding these financial projections, see “—Forward Looking Financial Information” on page 50.

Historical Trading Analysis

Morgan Stanley reviewed the historical trading range of shares of Sigma-Aldrich common stock for the 52-week period ending September 19, 2014 and noted that, during such period, the maximum closing trading price for shares of Sigma-Aldrich common stock was $104.14 and the minimum closing trading price for shares of Sigma-Aldrich common stock was $82.91. Morgan Stanley also noted that the closing price for shares of Sigma-Aldrich common stock on September 19, 2014, the last full trading day prior to the date of the special meeting of the Board to consider and approve the merger agreement, was $102.37.

Sell-Side Research Price Target Analysis

Morgan Stanley reviewed the undiscounted price targets for shares of Sigma-Aldrich common stock prepared and published by equity research analysts that had been published by S&P Capital IQ during the time period from July 24, 2014 to September 11, 2014. These targets reflect each analyst’s estimate of the future public market trading price of shares of Sigma-Aldrich common stock. The range of equity analyst undiscounted price targets for shares of Sigma-Aldrich common stock was $76.00 to $112.00. In order to better compare the equity research analysts’ stock price targets with the merger consideration, Morgan Stanley also discounted the undiscounted stock price targets to the present value as of September 19, 2014 using a discount rate of 7.8%, which discount rate was selected based on Sigma-Aldrich’s assumed cost of equity. This analysis indicated an implied range of equity values for shares of Sigma-Aldrich common stock of $70.53 to $103.94.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of Sigma-Aldrich common stock and these estimates are subject to uncertainties, including the future financial performance of Sigma-Aldrich and future financial market conditions.

Comparable Company Analysis

Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared, using publicly available information, certain current and historical financial information for Sigma-Aldrich with corresponding current and historical financial information, ratios and public market multiples for publicly traded companies in the life science tools industry that shared certain similar business and operating characteristics to Sigma-Aldrich. The following list sets forth the selected publicly traded comparable companies that were reviewed in connection with this analysis:

•	Agilent Technologies Inc.

•	Bruker Corporation

•	Pall Corporation

•	PerkinElmer, Inc.

•	Qiagen N.V.

•	Techne Corporation

•	Thermo Fisher Scientific, Inc.

•	Waters Corporation

The above companies were chosen based on Morgan Stanley’s knowledge of the industry and because they have businesses that may be considered similar to Sigma-Aldrich’s. Although none of such companies are identical or directly comparable to Sigma-Aldrich, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar to Sigma-Aldrich.

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies for comparison purposes:

•

the ratio of aggregate value, defined as market capitalization (based on the closing stock price of the comparable companies) plus total debt less cash and cash equivalents, divided by estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for calendar year 2014;

•

the ratio of aggregate value, defined as market capitalization (based on the closing stock price of the comparable companies) plus total debt less cash and cash equivalents, to estimated EBITDA for calendar year 2015;

•	the ratio of stock price to estimated earnings per share for calendar year 2014 (based on publicly available estimates); and

•	the ratio of stock price to estimated earnings per share for calendar year 2015 (based on publicly available estimates).

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected a representative range of financial multiples of the comparable companies and applied this range of multiples to the relevant Sigma-Aldrich financial statistic based on Management Base Case and Management Base Case with Share Buyback. For purposes of estimated calendar year 2014 and 2015 EBITDA and calendar year 2014 and 2015 earnings per share, Morgan Stanley calculated a range of estimates by utilizing financial forecasts prepared by the management of Sigma-Aldrich and publicly available equity research estimates. Based on the number of Sigma-Aldrich’s outstanding shares of common stock on a fully diluted basis as of September 18, 2014 as indicated by Sigma Aldrich’s management, the ranges of implied value per share of Sigma-Aldrich common stock as of September 19, 2014 were as follows:

Comparable Company Multiples

Benchmark	Sigma-Aldrich Financial Statistic Based on Management Base Case	Range of Comparable Company Financial Multiples	Implied Value Per Share Range for Sigma-Aldrich
Aggregate Value to Estimated 2014 EBITDA	$854MM	12.5x - 16.0x	$93 - $117
Aggregate Value to Estimated 2015 EBITDA	$919MM	11.5x - 14.5x	$92 - $114
Price to Estimated 2014 Earnings per Share	$4.35	18.0x - 24.0x	$78 - $104
Price to Estimated 2015 Earnings per Share	$4.73	16.0x - 22.0x	$76 - $104
Price to Estimated 2015 Earnings per Share	$4.93*	16.0x - 22.0x	$79 - $108

*Based on Management Base Case with Share Buyback

No company utilized in the comparable company analysis is identical to Sigma-Aldrich. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Sigma-Aldrich. These include, among other things, the impact of competition on the businesses of Sigma-Aldrich and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Sigma-Aldrich or the industry, or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data.

Precedent Transactions Analysis

Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms of selected transactions that share some characteristics with the merger. In connection with its analysis, Morgan Stanley compared publicly available statistics for certain selected life science tools precedent transactions announced since 2003. For each transaction reviewed, Morgan Stanley noted the ratio of aggregate value of the transaction to the target company’s last twelve months (“LTM”) EBITDA prior to the announcement of the transaction.

Precedent Transactions Multiples

The transactions reviewed, the month and year each transaction was announced and the transaction multiples were as follows:

Date Announced	Acquiror	Target	Aggregate Value to LTM EBITDA
April 2013	Thermo Fisher	Life Technologies	13.2x
February 2010	Merck KGaA	Millipore	16.8x
June 2008	Invitrogen	Applied Biosystems	12.7x
May 2006	Thermo Electron	Fisher Scientific	12.8x
October 2003	General Electric	Amersham	14.9x

Based on the analysis of the ratio of aggregate value to the target company’s LTM EBITDA for each transaction listed above, Morgan Stanley selected a certain representative range of financial multiples of the comparable transactions and applied the range of multiples to the LTM EBITDA of Sigma-Aldrich. Based on such precedent transaction analyses, the range of implied value per Sigma-Aldrich share as of September 19, 2014 was as follows:

Benchmark	Sigma-Aldrich Financial Statistic	Range of Precedent Transaction Financial Multiples	Implied Value Per Share Range for Sigma-Aldrich
Aggregate Value to LTM EBITDA as of 06/30/2014	$834MM	12.7x - 16.8x	$92 - $120*

*Based on the number of outstanding shares of Sigma-Aldrich common stock as of September 18, 2014 on a fully diluted basis as indicated by Sigma-Aldrich’s management.

Morgan Stanley also reviewed, based on publicly available information as published by Thomson Reuters, the premiums paid in certain worldwide acquisition transactions across all industries. The analyses excluded terminated transactions, employee stock ownership plan transactions, self-tenders, spin-offs, share repurchases, minority interest transactions, exchange offers, recapitalizations and restructurings. Morgan Stanley considered premiums paid in announced transactions with a transaction value of $1 billion or more that involved worldwide publicly traded target companies over the course of the twenty-five year period and year-to-date period ending on June 30, 2014. In the transactions reviewed, the mean premiums paid over the closing stock price four weeks prior to the earliest of public announcement, announcement of a competing bid and market rumors of the applicable transaction, based on the type of consideration offered in such transactions, were as follows:

Type of Consideration	Mean Premium
	25 years to 30 June 2014	Year-to-date to 30 June 2014
All Cash	38%	32%
All Stock	29%	27%
All Deals (all cash, all stock and hybrid cash and stock, excluding outliers)	35%	32%

Based on the foregoing, Morgan Stanley applied a premium range of 25% to 40% to the closing price per share of Sigma-Aldrich common stock on September 19, 2014, of $102.37, which was the last full trading day prior to the date of the special meeting of the Board to consider and approve the merger agreement. This analysis resulted in an illustrative range of implied values per share of Sigma-Aldrich common stock of approximately $128 to $143 (rounded to the nearest dollar).

No company or transaction utilized in the precedent transactions or premia paid analysis is identical to Sigma-Aldrich or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond the control of Sigma-Aldrich, such as the impact of competition on the business of Sigma-Aldrich or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Sigma-Aldrich or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. Morgan Stanley considered a number of factors in analyzing the merger consideration. The fact that points in the ranges of implied present value per share of Sigma-Aldrich derived from the valuation of precedent transactions were less than or greater than the merger consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the merger consideration, but one of many factors Morgan Stanley considered.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of that company.

Morgan Stanley calculated a range of implied values per share of Sigma-Aldrich common stock based on estimates of future cash flows for calendar years 2015 through 2024. Morgan Stanley performed this analysis on the estimated future cash flows contained in the forecasts representing the Management Base Case and the Management More Conservative Case. Morgan Stanley first calculated the estimated unlevered free cash flows (calculated as tax-affected earnings before interest and taxes and after stock-based compensation expense, plus depreciation and amortization, less capital expenditures and adjusted for changes in working capital and other cash flow items of Sigma-Aldrich, in each case based on guidance from Sigma-Aldrich’s management). Morgan Stanley then calculated a terminal value for Sigma-Aldrich as of December 31, 2024 by applying a range of perpetual growth rates ranging from 2.0% to 3.0%. The unlevered free cash flows from calendar years 2015 through 2024 and the terminal value were then discounted to present values using a range of discount rates of 7.1% to 8.1%, which were based on Sigma-Aldrich’s estimated weighted average cost of capital, to calculate an implied aggregate value for Sigma-Aldrich. Morgan Stanley then adjusted the total implied aggregate value ranges by Sigma-Aldrich’s estimated total debt and cash and cash equivalents based on the forecast as of December 31, 2014 provided by the management of Sigma-Aldrich and divided the resulting implied total equity value ranges by Sigma-Aldrich’s fully diluted shares outstanding as of September 18, 2014, as indicated by Sigma-Aldrich’s management.

Based on the above-described analysis, Morgan Stanley derived the following range of implied equity values per share for Sigma-Aldrich common stock as of September 19, 2014:

Forecast Scenario	Implied Value Per Share Range for Sigma-Aldrich
Management Base Case	$110 - $150
Management More Conservative Case	$101 - $137

Morgan Stanley also performed the above analysis on the estimated future cash flows contained in the forecasts representing the Management Base Case – Upside Initiatives and the Management More Conservative Case – Upside Initiatives, and derived ranges of implied equity values per share for Sigma-Aldrich common stock as of September 19, 2014 of $115 to $157 and $105 to $144, respectively. Morgan Stanley further performed the same analysis on the estimated future cash flows contained in the forecasts representing the Management Base Case – Tuck-in Acquisitions and Management More Conservative Case – Tuck-in Acquisitions, neither of which were adjusted for probability-weighting of acquisitions, and derived ranges of implied equity values per share for Sigma-Aldrich common stock as of September 19, 2014 of $118 to $167 and $108 to $154, respectively.

General

In connection with the review of the merger by the Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Sigma-Aldrich. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. Many of these assumptions are beyond the control of Sigma-Aldrich. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of Sigma-Aldrich common stock (other than holders of the excluded shares) pursuant to the merger agreement and in connection with the delivery of its opinion to the Board. These analyses do not purport to be appraisals or to reflect the prices at which shares of Sigma-Aldrich common stock might actually trade.

The merger consideration was determined through arm’s-length negotiations between Sigma-Aldrich and Parent and was approved by the Board. Morgan Stanley acted as financial advisor to the Board during these negotiations but did not, however, recommend any specific merger consideration to Sigma-Aldrich, nor opine that any specific merger consideration constituted the only appropriate merger consideration for the merger. Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation as to how the stockholders of Sigma-Aldrich should vote at any stockholders’ meeting related to the merger or to take any other action with respect to the merger.

Morgan Stanley’s opinion and its presentation to the Board was one of many factors taken into consideration by the Board in deciding to approve the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board with respect to the merger consideration or of whether the Board would have been willing to agree to different consideration. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business transactions, or whether or not such alternative business transactions could be achieved or are available. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent, Sigma-Aldrich, or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the Board with financial advisory services and a financial opinion in connection with the merger, and will receive a fee in the estimated amount of approximately $46,000,000 for its services, of which $6,000,000 was payable upon rendering its opinion, approximately $9,237,000 was payable upon announcement of the merger, against which the $6,000,000 opinion fee was credited, and the remainder of which is contingent upon the closing of the merger. In the two years prior to the date hereof, Morgan Stanley and its affiliates have provided financing services for Sigma-Aldrich and have received aggregate fees of approximately $215,000 in connection with such services. In the two years prior to the date of its opinion, Morgan Stanley has not received any fees from Parent for providing financial advisory or financing services. Morgan Stanley may seek to provide financial advisory and financing services to Parent and Sigma-Aldrich in the future and would expect to receive fees for the rendering of these services. Morgan Stanley will also be reimbursed for its expenses incurred in connection with its engagement for this transaction. In addition, Sigma-Aldrich has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses relating to or arising out of Morgan Stanley’s engagement.

Interests of Directors and Executive Officers in the Merger

Members of the Board and our executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of Sigma-Aldrich stockholders generally. You should keep this in mind when considering the recommendation of the Board for the adoption of the merger agreement. The members of the Board were aware of these interests and considered them at the time they approved the merger agreement and in making their recommendation that Sigma-Aldrich stockholders adopt the merger agreement. These interests are described below.

Treatment of Outstanding Equity Awards

As a result of the merger, at the effective time, all outstanding and then unvested Stock Options, RSU Awards and time-vesting Other Equity Awards granted under Sigma-Aldrich’s equity plans prior to the date of the merger agreement will vest in full and all outstanding and then unvested Performance RSU Awards and performance-vesting Other Equity Awards granted prior to such date will vest, with performance deemed to have been achieved at 100% of the target level of performance. In addition, the merger agreement provides that, as a result of the merger:

•

each vested Stock Option will be canceled in exchange for the right to receive an amount in cash equal to the product of (a) the excess, if any, of the merger consideration over the per share exercise price for such Stock Option and (b) the number of shares of common stock subject to such Stock Option;

•

each RSU Award and time-vesting Other Equity Award will be canceled in exchange for the right to receive an amount in cash equal to the product of (a) the merger consideration multiplied by (b) the number of shares of common stock subject to the RSU Award or Other Equity Award, as applicable; and

•

holders of Performance RSU Awards and performance-vesting Other Equity Awards will be entitled to receive an amount in cash equal to the product of (a) the merger consideration and (b) the number of shares of common stock that become vested as a result of the merger, with the applicable performance goals deemed to have been satisfied at 100% of the target level of performance.

These payments will be made without interest and less any applicable withholding taxes. The merger agreement provides that no further equity awards will be granted after the date of the merger agreement. For further information, see “The Agreement and Plan of Merger – Treatment of Stock Options, Restricted Stock Units, Performance Restricted Stock Units and Other Equity Awards” on page 89.

Summary Tables

The following table sets forth the cash proceeds at $140.00 per share that each of our non-employee directors would receive at the closing of the merger in respect of the Sigma-Aldrich common stock, Stock Options and RSU Awards, whether vested or unvested, held by such director as of October 16, 2014. Accordingly, the table describes payments in respect of awards that may vest prior to the completion of the merger based upon the completion of continued service with Sigma-Aldrich and independent of the occurrence of the merger. No director held any Performance RSU Awards or Other Equity Awards. All share and unit numbers have been rounded to the nearest whole number.

Director Equity Summary Table

Non-Employee Directors	Common Shares (#) (1)	Common Shares ($) (1)	RSUs (#)(2)	RSUs ($)(2)	Stock Options (#) (3)	Stock Options ($) (3)	Estimated Total Cash Consideration (4)
Rebecca M. Bergman	5,173	$724,220	1,682	235,480	71,230	$5,475,549	$6,435,249
George M. Church	3,973	$556,220	1,682	235,480	61,230	$4,633,549	$5,425,249
Michael L. Marberry	373	$52,220	1,682	235,480	19,110	$1,175,193	$1,462,893
W. Lee McCollum	12,373	$1,732,220	1,682	235,480	91,230	$7,782,899	$9,750,599
Avi M. Nash	15,873	$2,222,220	1,682	235,480	58,130	$4,498,043	$6,955,743
Steven M. Paul	7,573	$1,060,220	1,682	235,480	81,230	$6,682,249	$7,977,949
J. Pedro Reinhard	27,820	$3,894,800	1,682	235,480	91,230	$7,782,899	$11,913,179
D. Dean Spatz	58,956	$8,253,840	1,682	235,480	61,230	$4,656,449	$13,145,769
Barrett A. Toan	28,773	$4,028,220	1,682	235,480	81,230	$6,684,099	$10,947,799

(1)

The shares included in this column are not subject to any vesting restrictions. This column includes any shares for which the individual is entitled to receive proceeds from the merger. The shares reported in this column for Avi M. Nash do not include 3,600 shares held in a charitable trust of which Mr. Nash is co-trustee with his wife and as to which he disclaims beneficial ownership and is not entitled to receive proceeds from the merger. To our knowledge, all parties listed above have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law and except as follows: Barrett A. Toan shares voting and investment power with respect to 3,200 of the 28,773 shares listed above for Mr. Toan; and D. Dean Spatz shares voting and investment power with respect to 8,400 of the 58,956 shares listed above for Mr. Spatz.

(2)	Holders of RSU Awards will be entitled to receive an amount in cash equal to the product of (i) the merger consideration and (ii) the number of shares of common stock subject to such RSU Award.

(3)

Each of the outstanding Stock Options will be converted into the right to receive a cash payment in an amount equal to the product of (i) the total number of shares of common stock subject to such Stock Option and (ii) the excess, if any, of the merger consideration over the per share exercise price of such Stock Option.

(4)

As described in greater detail above in “—Treatment of Outstanding Equity Awards,” beginning on page 69, all unvested equity awards will vest in full immediately prior to the merger and will then be cashed out for the merger consideration upon completion of the merger. The values set forth in this column also include the cash consideration to be paid for all shares listed in the “Common Shares” column and all vested Stock Options. Depending on when the merger occurs, certain equity awards that are now unvested may vest pursuant to the terms of the equity awards based upon the completion of continued service with Sigma-Aldrich, independent of the occurrence of the merger.

The following table sets forth the cash proceeds at $140.00 per share that each of our executive officers would receive at the closing of the merger in respect of their Sigma-Aldrich common stock and vested Stock Options, held by such executive officer as of October 16, 2014. No executive officer held any vested Other Equity Awards. All share and unit numbers have been rounded to the nearest whole number.

Executive Officer Vested Equity Summary Table

Executive Officers	Common Shares (#) (1)	Common Shares ($) (1)	Stock Options (#) (2)	Stock Options ($) (2)	Estimated Total Cash Consideration (3)
Rakesh Sachdev *	31,477	$4,406,780	293,160	$23,126,370	$27,533,150
Jan A. Bertsch	7,055	$987,700	48,657	$3,291,020	$4,278,720
Gilles A. Cottier	10,528	$1,473,920	100,440	$8,426,225	$9,900,145
Eric M. Green	11,330	$1,586,200	49,755	$4,220,256	$5,806,456
Michael F. Kanan	6,367	$891,380	31,863	$2,670,283	$3,561,663
George L. Miller	11,199	$1,567,860	37,234	$2,961,134	$4,528,994
Karen J. Miller	11,220	$1,570,800	26,860	$2,100,321	$3,671,121
Douglas W. Rau	13,731	$1,922,340	36,003	$3,029,719	$4,952,059
Franklin D. Wicks	22,081	$3,091,340	125,071	$10,864,226	$13,955,566

* Also a director.

(1)

The shares included in this column are not subject to any vesting restrictions. This column includes any shares for which the individual is entitled to receive proceeds from the merger, including the following shares held in individual 401(k) accounts: Jan A Bertsch – 303; Erick M. Green – 2,562; Michael F. Kanan – 1,529; George L. Miller – 1,013; Karen J. Miller – 6,211; and Douglas W. Rau – 145. To our knowledge, all parties listed above have sole voting and investing power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law and except as follows: Franklin D. Wicks shares voting and investment power with respect to all of the shares listed above for Dr. Wicks.

(2)

Each of the outstanding Stock Options will be converted into the right to receive a cash payment in an amount equal to the product of (i) the total number of shares of common stock subject to such Stock Option and (ii) the excess, if any, of the merger consideration over the per share exercise price of such Stock Option.

(3)

The values set forth in this column do not include the cash consideration to be paid for all equity awards that are now unvested, including certain awards which may vest pursuant to the terms of the equity awards based upon the completion of continued service with Sigma-Aldrich or the prior achievement of performance goals, in either case, independent of the occurrence of the merger.

The following table sets forth the cash proceeds at $140.00 per share that each of our executive officers would receive at the closing of the merger as a result of the acceleration of the vesting of the unvested Sigma-Aldrich Stock Options, RSU Awards and Performance RSU Awards held by such executive officer as of October 16, 2014. Accordingly, the table describes payments in respect of awards that may vest prior to the completion of the merger based upon the completion of continued service with Sigma-Aldrich and/or the prior achievement of performance goals, in either case independent of the occurrence of the merger. The vesting of Performance RSU Awards or other Company Equity Awards that are performance-based prior to the merger may therefore result in payments less than or in excess of the amount set forth in the table (which amount is based on the target level of achievement, which is the level at which the award will be paid out if it is canceled in the merger). No executive officer held any unvested Other Equity Awards. All share and unit numbers have been rounded to the nearest whole number.

Executive Officer Unvested Equity Summary Table

Executive Officers	Performance Share Awards (#) (1)	Performance Share Awards ($) (1)	RSUs (#)(2)	RSUs ($)(2)	Stock Options (#) (3)	Stock Options ($) (3)	Estimated Total Cash Consideration (4)
Rakesh Sachdev *	73,290	$10,260,600	21,000	$2,940,000	237,037	$13,623,016	$26,823,616
Jan A. Bertsch	14,735	$2,062,900	11,335	$1,586,900	62,868	$ 3,646,395	$7,296,195
Gilles A. Cottier	11,325	$1,585,500	5,265	$737,100	38,259	$ 2,214,798	$4,537,398
Eric M. Green	6,005	$840,700	5,835	$816,900	24,780	$ 1,405,202	$3,062,802
Michael F. Kanan	4,105	$574,700	1,835	$256,900	13517	$ 786,237	$1,617,837
George L. Miller	5,775	$808,500	3,125	$437,500	21,609	$ 1,236,146	$2,482,146
Karen J. Miller	4,105	$574,700	1,835	$256,900	13517	$ 786,237	$1,617,837
Douglas W. Rau	4,105	$574,700	1,835	$256,900	13,517	$ 786,237	$1,617,837
Franklin D. Wicks	11,325	$1,585,500	5,265	$737,100	38,259	$ 2,214,798	$4,537,398

* Also a director.

(1)

Holders of Performance RSU Awards will be entitled to receive an amount of cash equal to the product of (i) the merger consideration and (ii) the number of performance shares that become vested as a result of the merger, with the applicable performance goals deemed to have been satisfied at 100% of the target level of performance.

(2)	Holders of RSU Awards will be entitled to receive an amount in cash equal to the product of (i) the merger consideration and (ii) the number of shares of common stock subject to such RSU Award.

(3)

Each of the outstanding Stock Options will be converted into the right to receive a cash payment in an amount equal to the product of (i) the total number of shares of common stock subject to such Stock Option and (ii) the excess, if any, of the merger consideration over the per share exercise price of such Stock Option.

(4)

As described in greater detail above in “—Treatment of Outstanding Equity Awards,” beginning on page 69, all unvested equity awards will vest in full (with any applicable performance goals deemed to have been satisfied at 100% of the target level of performance) immediately prior to the merger and will then be cashed out for the merger consideration upon completion of the merger. Depending on when the merger occurs, certain equity awards that are now unvested may vest pursuant to the terms of the equity awards based upon the completion of continued service with Sigma-Aldrich or the prior achievement of performance goals, in either case, independent of the occurrence of the merger, and in the case of Performance RSU Awards that may result in payments less than or in excess of what is set forth in this table.

Change in Control Benefits Agreements with Executive Officers

Sigma-Aldrich previously entered into a Change in Control Agreement (each of which we refer to as, a “CIC Agreement” and, collectively, the “CIC Agreements”) with each of its executive officers specifying certain compensation and benefits payable to such executive officers in the event of a change in control or termination of employment following a change in control.

Under the terms of the CIC Agreements, upon a change in control an executive officer will become entitled to an incentive payment equal to such executive officer’s target annual bonus under the Sigma-Aldrich Corporation Cash Bonus Plan (the “Short-Term Incentive Plan”) determined on a pro-rata basis based on the executive officer’s number of days employed from the first day of the calendar year to the date of the change in control (the “CIC Incentive Payment”).

The CIC Incentive Payment is payable in a lump-sum within sixty days following the date of the change in control or as soon as administratively practicable, but in no event later than March 15 following the year the closing occurs.

In addition, under the terms of the CIC Agreements, an executive officer will become entitled to the following termination payments if, six months prior to or within two years after a change in control of Sigma-Aldrich, (a) the executive officer’s employment is terminated by Sigma-Aldrich without cause or (b) the executive officer terminates his or her employment for “good reason” (as defined in the CIC Agreements):

•

The sum of (i) 2.99 times the executive officer’s annual base salary as of the date of termination; and (ii) 2.99 times the executive officer’s full-year target award under the Short-Term Incentive Plan for the year of termination ((i) and (ii) together, the “CIC Termination Amount”).

The CIC Termination Amount is payable in a lump-sum immediately upon the occurrence of the executive officer’s qualifying termination of employment and, pursuant to the terms of the CIC Agreement, is subject to the executive officer agreeing to protect Sigma-Aldrich’s confidential information and not to compete with Sigma-Aldrich for a period of at least two years following the termination. The change in control benefits are subject to an automatic reduction to avoid the imposition of excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”) in the event such reduction would result in a better after-tax result for the executive officer. In exchange for the right to receive the change in control termination payments described above, the executive officer is required to (a) execute a release of claims in favor of Sigma-Aldrich, (b) maintain in confidence the confidential information of Sigma-Aldrich and (c) abide by a non-compete restrictive covenant for 24 months following the executive officer’s termination of employment.

For illustrative purposes, the following table sets forth the cash proceeds that each executive officer would be entitled to receive pursuant to the CIC Agreements assuming the merger was completed on October 16, 2014 and a qualifying termination of each executive officer occurred on the same date, immediately following completion of the merger. Although the completion of the merger is likely to occur in 2015, the amounts set forth in the table below are based on the executives’ 2014 annual base salaries and the 2014 target bonus amounts, as Sigma-Aldrich has not approved or established 2015 annual base salaries or the performance objectives or payout targets with respect to the 2015 Short-Term Incentive Plan.

Change in Control Agreements Benefits Table

Executive Officers	CIC Incentive Payment ($)(1)	CIC Termination Payment ($)(2)		Total CIC Amount (3)
Rakesh Sachdev	$789,041	$5,980,000	$	6,769,041
Jan A. Bertsch	$251,310	$2,417,415	$	2,668,725
Gilles A. Cottier	$209,510	$2,015,335	$	2,224,845
Eric M. Green	$192,329	$1,850,063	$	2,042,391
Michael F. Kanan	$108,296	$1,322,328	$	1,430,623
George L. Miller	$183,452	$1,853,800	$	2,037,252
Karen J. Miller	$130,981	$1,489,020	$	1,620,001
Douglas W. Rau	$113,425	$1,289,438	$	1,402,862
Franklin D. Wicks	$235,923	$2,269,410	$	2,505,333
Total	$2,214,266	$20,486,807	$	22,701,074

(1)

Amounts in this column reflect the CIC Incentive Payment that would be payable in a lump-sum payment under the CIC Agreements entered into with each executive officer. Upon a change in control each executive officer will become entitled to the CIC Incentive Payment equal to such executive officer’s target annual bonus under the Short-Term Incentive Plan, determined on a pro-rata basis based on the executive officer’s number of days employed from the first day of the calendar year to the date of the change in control. This column includes CIC Incentive Payment amounts that would be payable assuming a change in control occurred on October 16, 2014. Such amounts are based on the 2014 target payouts under the Short-Term Incentive Plan, and service from January 1, 2014 through October 15, 2014. Depending on when the closing actually occurs and the 2015 target bonus amounts, the actual amount that an executive officer will receive may be less than or in excess of the amounts set forth in this column.

(2)

Amounts in this column reflect the CIC Termination Amount that would be payable in a lump-sum payment under the CIC Agreements entered into with each executive officer, assuming an involuntary termination by Sigma-Aldrich without cause or a resignation by the executive officer for good reason, in each case, within two years following a change in control. These payments are made in consideration of the executive entering into a two year non-competition agreement. The CIC Termination Amount payable under these agreements equals the sum of (x) 2.99 times the executive officer’s annual base salary as of the date of termination; and (y) 2.99 times the executive officer’s full-year target award under the Short-Term Incentive Plan for the year of termination. This column includes CIC Termination Amounts that would be payable assuming a change in control and a qualifying termination occurred on October 16, 2014. It is based on the 2014 target payouts under the Short-Term Incentive Plan and 2014 annual base salaries. Depending on when a qualifying termination occurred and the annual base salary and target bonus amounts for each executive officer at such time, the actual amount that an executive officer would be eligible to receive may be less than or in excess of the amounts set forth in this column.

(3)

Amounts reflect the aggregate total of the CIC Incentive Payment and the CIC Termination Amounts assuming a change in control and qualifying termination on October 16, 2014. If the executive is not terminated within 24 months of a change in control, the CIC Termination Amount would be forfeited in its entirety.

Retention Award to Jan A. Bertsch

On September 21, 2014, the Compensation Committee of the Board of Sigma-Aldrich approved a special retention award of $500,000 to Ms. Bertsch, Executive Vice President and Chief Financial Officer of the Company (the “Special Retention Award”). The Special Retention Award was made in recognition of Ms. Bertsch’s critical role at Sigma-Aldrich and her contributions to Sigma-Aldrich during 2014. The Special Retention Award was not made in connection with the merger, and it is not contingent upon the closing of the merger. The Special Retention Award will vest in full on the third anniversary of the award date, or upon Ms. Bertsch’s termination for any reason other than cause.

New Employment Arrangements

As of the date of this proxy statement, none of our executive officers has entered into any agreement, arrangement or understanding with Parent or any of its subsidiaries regarding employment with, or the right to purchase or participate in the equity of, Parent or the surviving corporation. Although no such agreement, arrangement or understanding exists as of the date of this proxy statement, certain of our executive officers may, prior to the completion of the merger, enter into new arrangements with Parent or its subsidiaries regarding employment following the consummation of the merger.

Non-Qualified Retirement Plans

Sigma-Aldrich maintains the Supplemental Retirement Plan (the “SERP”) and the 401(k) Restoration Plan (the “Restoration Plan”), each a non-qualified retirement plan. The SERP, which was frozen in 2013 (except for ongoing investment earnings after 2013), is available to each executive officer, and the Restoration Plan is available to all U.S. employees whose pay exceeds the qualified plan limits, including the executive officers.

With respect to all SERP participants (for the period preceding the freeze) Sigma-Aldrich maintains a bookkeeping account reflecting annual credits of 6% of annual base salary, or more at the discretion of the Compensation Committee, with respect to all participants. After five years of participation in the SERP, participants vest in 50% of the credits, including investment earnings or losses and, thereafter, vest at the rate of 10% annually until fully vested after 10 years. Payment of vested amounts under a participant’s SERP account generally commence on the first day of the seventh month immediately following the participant’s date of termination.

In the event of a participant’s termination by Sigma-Aldrich without “cause” or by the participant for good reason within two years after a change in control, or a termination on account of death, disability or retirement after the age of 55 with at least seven years of service, the participant will fully vest immediately in all credits and earnings or losses as of the date of termination. For all other terminations, the participant will forfeit any unvested credits and earnings or losses.

Each executive officer is also eligible to participate in the Restoration Plan, which was adopted effective January 1, 2013. With respect to all Restoration Plan participants, Sigma-Aldrich maintains a bookkeeping account reflecting annual credits equal to 8.1% of “eligible pay” above the qualified plan limits. Eligible pay generally includes base salary, commissions and bonuses in excess of the compensation limit defined by Section 401(a)(17) of the Code. The 8.1% Sigma-Aldrich credit is equivalent to the 3.6% Sigma-Aldrich match and the 4.5% additional Sigma-Aldrich contribution provided on pay below the qualified plan limits under Sigma-Aldrich’s qualified 401(k) Plan. Certain discretionary contributions are also permissible under the Restoration Plan. Like the qualified 401(k) Plan, after three years of service, participants vest 100% in the Sigma-Aldrich 3.6% match portion, while the additional Sigma-Aldrich 4.5% contribution portion vests immediately. In the event of a change in control, the participant will fully vest immediately, regardless of years of service or any vesting schedule, in all credits and earnings or losses, however such vested amounts will not be distributed until the participant experiences a termination of employment.

For the 2013 plan year, contributions under the Restoration Plan were offset by credits under the SERP, which ensured each executive officer received his or her full additional Sigma-Aldrich contribution and Sigma-Aldrich matching contribution, but eliminated double-crediting under the plans. For the 2014 plan year, the Restoration Plan provides that the amount credited to a participant who participated in the SERP prior to its freezing would not be less than his or her 2013 SERP credit would have been had he or she had remained eligible for such contributions (or a pro-rata amount if his or her bonus for the year does not meet the target level of performance). As of October 16, 2014, no credits have been made under the Restoration Plan for the 2014 plan year.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the tables below present the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation which will or may become payable to Sigma-Aldrich’s named executive officers. This merger-related compensation is subject to a non-binding advisory vote of Sigma-Aldrich’s stockholders, as set forth in Proposal 2 in this proxy statement. See the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal,” beginning on page 27.

The amounts set forth below have been calculated assuming the merger is consummated on October 16, 2014 and assuming each named executive officer experiences a qualifying termination of employment as of the same date, immediately following completion of the merger. The amounts indicated below are estimates of amounts that would be payable to the named executive officers, and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available and, as a result the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

The table below does not include any compensation that may become payable with respect to Sigma-Aldrich’s 2015 annual long-term incentive grants, since as of the date of this proxy statement, Sigma-Aldrich has not determined the amount of such grants. Sigma-Aldrich expects to grant the 2015 annual long-term incentive awards in January or February 2015, in accordance with the prior practice and timing of Sigma-Aldrich’s annual long-term incentive award grants. However, such long-term incentive awards will be made in cash rather than equity, and will be limited to approximately 1/3 of their typical value per executive officer. Any long-term incentive award grants made in January or February 2015 will vest and become payable no sooner than February 29, 2016, unless the executive officer is terminated prior to such date for any reason other than cause, in which case the executive officer would be paid the full amount of the grant upon termination. If the executive officer resigns for any reason, other than as set forth in a CIC Agreement the 2015 long-term incentive award will be forfeited for no consideration. The table below also does not take into account any changes in base compensation or cash bonus targets which may be adjusted in February 2015 in the ordinary course.

Golden Parachute Compensation (1)

	Cash (2)	Equity (4)	Pension / NQDC (5)	Perquisites / Benefits (6)	Tax Reimbursement (7)	Other (3)	Total

Rakesh Sachdev President and CEO	6,769,041	26,823,616	160,340	-	-		$33,752,997

Jan A. Bertsch Executive Vice President and CFO	2,668,725	7,296,195	52,193	-	-	500,000	$10,517,113

Gilles A. Cottier Executive Vice President and President, SAFC Commercial	2,224,845	4,537,398	-	-	-		$6,762,242

Eric M. Green Executive Vice President and President, Research	2,042,391	3,062,802	15,453	-	-		$5,120,646
Franklin D. Wicks Executive Vice President and President, Applied	2,505,333	4,537,398	-	-	-		$7,042,731

(1)

All amounts reflected in the table are attributable to double-trigger arrangements (i.e., the amounts are triggered by the change in control that will occur upon completion of the merger and payment is conditioned upon the officer’s qualifying termination of employment within 24 months following the change in control), except for (i) the accelerated vesting and payment in cancellation of Stock Options, RSU Awards and Performance RSU Awards (ii) payment of the CIC Incentive Payment under the named executive officer’s CIC Agreement and (iii) the vesting of certain contributions to the Restoration Plan, which will occur upon completion of the merger and with respect to which payment is not conditioned upon the named executive officer’s involuntary termination.

(2)

Amounts reflect the cash benefits that would be payable upon a change in control in a lump-sum payment under the CIC Agreements entered into with each of the named executive officers, and in the case of the CIC Termination Amount, assuming an involuntary termination by Sigma-Aldrich without cause or a resignation by the named executive officer for good reason, in each case, assuming the change in control and qualifying termination occurred as of October 16, 2014. The CIC Termination Amount is made in consideration of the executive officer entering into a two year non-competition agreement. The CIC Termination Amount equals the sum of (x) 2.99 times the named executive officer’s annual base salary as of the date of termination; and (y) 2.99 times the named executive officer’s full-year target award under the Short-Term Incentive Plan for the year of termination. Under the terms of the CIC Agreements, upon the closing of the merger, each named executive officer is also entitled to a CIC Incentive Payment equal to his or her target annual bonus under the Short-Term Incentive Plan, determined on a pro-rata basis based on the named executive officer’s number of days employed from the first day of the calendar year to the date of the change in control. The CIC Incentive Payment amounts and CIC Termination Amounts reported in this column are based on 2014 annual base salaries, the 2014 target payouts under the Short-Term Incentive Plan, and service from January 1, 2014 through October 15, 2014. Sigma-Aldrich has not established the performance objectives or payout targets with respect to the 2015 Short-Term Incentive Plan. Depending on when the closing actually occurs, 2015 base salary amounts and the 2015 target bonus amounts, the actual amount that an executive will receive or will be eligible to receive may be less than or in excess of the amounts set forth in this column.

(3)

This column reflects the Special Retention Award in the amount of $500,000 granted to Ms. Bertsch on September 21, 2014, assuming a termination occurred as of October 16, 2014. This amount vests on the third anniversary of the award date independent of the occurrence of the merger or is payable upon a termination for any reason other than cause.

(4)

Amounts reflect the cash consideration to be received by each named executive officer in connection with the completion of the merger and the accelerated vesting and cancellation of Stock Options, RSU Awards and Performance RSU Awards held by each named executive officer as of October 16, 2014. These amounts include cash proceeds for awards that may vest prior to the completion of the merger based upon the completion of continued service with Sigma-Aldrich and/or the prior achievement of performance goals, in either case independent of the occurrence of the merger and in the case of Performance RSU Awards that may result in payments less than or in excess of what is set forth in the table above and, summarized in the following table. No named executive officer holds any Other Equity Awards:

Interested Party	Unvested Options Prior to the Effective Time (#)	Unvested Options Prior to the Effective Time ($)(*)	Unvested RSU Awards Prior to the Effective Time (#)	Unvested RSU Awards Prior to the Effective Time ($)	Unvested Performance Share Awards Prior to the Effective Time (#)	Unvested Performance Share Awards Prior to the Effective Time ($)

Rakesh Sachdev	237,037	13,623,016	21,000	2,940,000	73,290	10,260,600

Jan A. Bertsch	62,868	3,646,395	11,335	1,586,900	14,735	2,062,900

Gilles A. Cottier	38,259	2,214,798	5,265	737,100	11,325	1,585,500

Eric M. Green	24,780	1,405,202	5,835	816,900	6,005	840,700

Franklin D. Wicks	38,259	2,214,798	5,265	737,100	11,325	1,585,500

(5)

Reflects amounts that would vest under the SERP upon a termination without cause or for good reason following a change in control. The SERP, which was frozen in 2013 (except for ongoing investment earnings after 2013) is a supplemental plans that provide additional retirement savings to supplement those that would otherwise be available but for limits imposed by the Code, including contributions that would have been made by Sigma-Aldrich to a qualified defined contribution plan and limitations on eligible compensation in a qualified savings plan. This column does not reflect contributions related to the 2014 plan year that may be credited to participants in the Restoration Plan subsequent to October 16, 2014 but prior to the closing of the merger. For the 2014 plan year, the Restoration Plan provides that the amount credited to a participant who participated in the SERP prior to its freezing would not be less than his or her 2013 SERP credit would have been had he or she had remained eligible for such contributions (or a pro-rata amount if his or her bonus for the year does not meet the target level of performance). As of October 16, 2014, no credits have been made under the Restoration Plan for the 2014 plan year.

(6)	None of the named executive officers are eligible to receive any perquisites or continued perquisite benefits upon a change in control or termination following a change in control.

(7)	None of the named executive officers are eligible to receive an excise tax gross up.

Director and Officer Indemnification and Insurance

Pursuant to the merger agreement, after the effective time of the merger, Parent is obligated to cause the surviving corporation to indemnify and hold harmless (and Parent or the surviving corporation, as the case may be, will also advance expenses to, subject to repayment if it is determined that such director, officer or employee is not entitled to indemnification under law) each current or former director, officer or employee of Sigma-Aldrich or any of its subsidiaries, to the fullest extent permitted by applicable law, against costs, expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with actions arising out of or related to such person’s service as a director, officer or employee of Sigma-Aldrich or its subsidiaries or services performed by such persons at the request of Sigma-Aldrich or its subsidiaries at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, including the transactions contemplated by the merger agreement to the fullest extent provided as of the date of the merger agreement in the certificate of incorporation, bylaws, comparable governing documents or existing contractual arrangements of Sigma-Aldrich or its subsidiaries (which we refer to as “indemnified liabilities”).

Sigma-Aldrich is permitted to, prior to the effective time of the merger, and if Sigma-Aldrich fails to do so, Parent is obligated to cause the surviving corporation to, obtain and fully pay the premium for an extension of the directors’ and officers’ liability coverage of Sigma-Aldrich’s existing directors’ and officers’ insurance policies and Sigma-Aldrich’s existing fiduciary liability insurance policies, in each case, for a claims reporting or discovery period of at least six years from and after the effective time of the merger from an insurance carrier with the same or better credit rating as Sigma-Aldrich’s current insurance carrier with respect to such policies and with terms, conditions, retentions and limits of liability that are at least as favorable as Sigma-Aldrich’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Sigma-Aldrich or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the effective time of the merger (but in no event will Sigma-Aldrich or the surviving corporation expend for such policies an annual premium amount in excess of 300% of the last annual premiums currently paid by Sigma-Aldrich for such insurance).

In addition, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time and rights to advancement of expenses relating thereto now existing as provided in the certificate of incorporation or bylaws or comparable governing documents of Sigma-Aldrich or of any subsidiary of Sigma-Aldrich or any indemnification agreement will survive the merger and will not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any current or former director, officer or employee of Sigma-Aldrich or any of its subsidiaries.

For additional information, see the section entitled “The Agreement and Plan of Merger—Director and Officer Indemnification and Insurance,” beginning on page 106.

Certain Effects of the Merger

If the proposal to adopt the merger agreement receives the affirmative vote of stockholders holding a majority of the outstanding shares of Sigma-Aldrich common stock entitled to vote on such matter and the other conditions to the closing of the merger are either satisfied or (to the extent permitted by applicable law) waived, Sub will merge with and into Sigma-Aldrich upon the terms set forth in the merger agreement. As the surviving corporation in the merger, Sigma-Aldrich will continue to exist following the merger as an indirect wholly-owned subsidiary of Parent.

Following the merger, all of Sigma-Aldrich’s equity interests will be beneficially owned by an indirect subsidiary of Parent, and none of Sigma-Aldrich’s current stockholders will, by virtue of the merger, have any ownership interest in, or be a stockholder of, Sigma-Aldrich, the surviving corporation or Parent after the completion of the merger. As a result, Sigma-Aldrich’s current stockholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Sigma-Aldrich common stock. Following the merger, Parent will benefit from any increase in Sigma-Aldrich’s value and also will bear the risk of any decrease in Sigma-Aldrich’s value.

Upon completion of the merger, each share of Sigma-Aldrich common stock issued and outstanding immediately prior to the effective time of the merger (other than excluded shares) will be converted into the right to receive $140.00 per share in cash, without interest, subject to applicable withholding taxes. See the section of entitled “The Agreement and Plan of Merger—Merger Consideration,” beginning on page 88.

For information regarding the effects of the merger on Sigma-Aldrich’s outstanding equity awards, please see the section entitled “—Interests of Directors and Executive Officers in the Merger,” beginning on page 68, and the section entitled “The Agreement and Plan of Merger—Treatment of Stock Options, Restricted Stock Units, Performance Restricted Stock Units and Other Equity Awards,” beginning on page 89.

Sigma-Aldrich common stock is currently registered under the Exchange Act and trades on the NASDAQ under the symbol “SIAL.” Following the completion of the merger, shares of Sigma-Aldrich common stock will no longer be traded on the NASDAQ or any other public market. In addition, the registration of shares of Sigma-Aldrich common stock under the Exchange Act will be terminated, and Sigma-Aldrich will no longer be required to file periodic and other reports with the SEC with respect to Sigma-Aldrich common stock. Termination of registration of Sigma-Aldrich common stock under the Exchange Act will reduce the information required to be furnished by Sigma-Aldrich to Sigma-Aldrich’s stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to Sigma-Aldrich.

Consequences if the Merger is Not Completed

If the proposal to adopt the merger agreement is not approved by the holders of shares representing a majority of the outstanding shares of Sigma-Aldrich common stock entitled to vote thereon or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Sub for your shares of Sigma-Aldrich common stock. Instead, Sigma-Aldrich will remain a public company, and Sigma-Aldrich common stock will continue to be listed and traded on the NASDAQ. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of Sigma-Aldrich common stock will continue to be subject to the same risks and opportunities as they currently are subject to with respect to their ownership of Sigma-Aldrich common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of Sigma-Aldrich common stock, including the risk that the market price of Sigma-Aldrich common stock may decline to the extent that the current market price of Sigma-Aldrich common stock reflects a market assumption that the merger will be completed. If the proposal to adopt the merger agreement is not approved by the holders of shares representing a majority of the outstanding shares of Sigma-Aldrich common stock entitled to vote thereon or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

In addition, if the merger agreement is terminated under specified circumstances, Sigma-Aldrich is required to pay Parent a termination fee of $552,135,000 (or a reduced termination fee of $318,540,000 in connection with the termination of the merger agreement to enter into a definitive acquisition agreement with respect to certain superior proposals). If the merger agreement is terminated under different specified circumstances, Parent is required to pay Sigma-Aldrich a termination fee of $934,383,000. See the section entitled “The Agreement and Plan of Merger—Termination Fees,” beginning on page 112.

Financing of the Merger

We anticipate that the total funds needed to complete the merger, including the funds needed to pay Sigma-Aldrich stockholders and holders of other equity-based interests the amounts due to them under the merger agreement, which would be approximately $16.8 billion based upon the number of shares of Sigma-Aldrich common stock (and our other equity-based interests) outstanding as of September 18, 2014, will be funded through a combination of Parent’s cash on-hand and up to $15.6 billion of debt financing.

Parent has entered into the Facilities Agreement, with Merck Financial Services GmbH, Darmstadt, Germany, as a borrower, and Deutsche Bank AG, Filiale Luxemburg, JPMorgan Chase Bank, N.A., Societe Generale London Branch and the other financial institutions party thereto as lenders from time to time (collectively, the “Lenders”). Pursuant to and subject to the terms of the Facilities Agreement, the Lenders have committed to provide dual-currency, unsecured term loan credit facilities in an aggregate amount of up to $15.6 billion for the purposes of (i) the acquisition of 100% of the outstanding equity of Sigma-Aldrich pursuant to the merger agreement, (ii) any payments in connection with settlement or redemption of equity-based interests, (iii) the refinancing of certain existing indebtedness of Sigma-Aldrich and (iv) the payment of all related fees, costs and expenses. The commitments under the Facilities Agreement automatically terminate on the earliest of (a) September 22, 2015 (subject to Parent’s right to extend the commitments to March 22, 2016, if the merger has not been completed on or prior to such date) and (b) the date of termination of the merger agreement prior to the closing of the merger.

Although the debt financing described above is not subject to a due diligence or “market out,” such financing should not be considered assured. The obligation of the Lenders to provide debt financing under the Facilities Agreement is subject to a number of conditions. There is a risk that these conditions will not be satisfied and the debt financing may not be funded when required. To the knowledge of Sigma-Aldrich, as of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available. Under the merger agreement and subject to the conditions therein, Parent has the right to reduce the amount of the debt financing under the Facilities Agreement by the amount of cash it retains, whether from capital markets transactions, other debt facilities, dispositions or otherwise.

The completion of the merger is not conditioned upon Parent’s receipt of financing.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general summary of certain material U.S. federal income tax consequences of the merger to beneficial owners of Sigma-Aldrich common stock who receive cash for their shares of Sigma-Aldrich common stock in the merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a beneficial owner of shares in light of the beneficial owner’s particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or foreign jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation. This summary deals only with shares of Sigma-Aldrich common stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the U.S. federal income tax consequences to holders of shares who demand appraisal rights under Delaware law. This summary also does not address tax considerations applicable to any holder of shares that may be subject to special treatment under the U.S. federal income tax laws, including:

•	a bank, insurance company, or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other pass-through entity (or an investor in such an entity);

•	a mutual fund;

•	a real estate investment trust or regulated investment company;

•	a personal holding company;

•	a dealer or broker in stocks and securities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares subject to the alternative minimum tax provisions of the Code;

•	a holder of shares that received the shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a U.S. holder that has a functional currency other than the U.S. dollar;

•	a “controlled foreign corporation,” “passive foreign investment company,” or corporation that accumulates earnings to avoid U.S. federal income tax;

•	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction; or

•	a U.S. expatriate.

This summary is based on the Code, the Treasury regulations promulgated under the Code and rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (which we refer to as the “IRS”) with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

THIS DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A BENEFICIAL OWNER OF SHARES OF SIGMA-ALDRICH COMMON STOCK. WE URGE BENEFICIAL OWNERS OF SHARES TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS, INCLUDING POSSIBLE CHANGES IN SUCH LAWS.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Sigma-Aldrich common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “non-U.S. holder” means a beneficial owner of Sigma-Aldrich common stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) beneficially owns shares of Sigma-Aldrich common stock, the tax treatment of the partnership and its partners generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding shares of Sigma-Aldrich common stock should consult such partner’s tax advisor.

U.S. Holders

General.    A U.S. holder’s receipt of cash for shares of Sigma-Aldrich common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. holder who receives cash in exchange for shares of Sigma-Aldrich common stock in the merger will recognize gain or loss equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares converted into the right to receive cash in the merger. Gain or loss will be determined separately for each block of shares of Sigma-Aldrich common stock (that is, shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the shares is more than one year at the effective time of the merger. Long-term capital gain recognized by a non-corporate U.S. holder generally is subject to tax at a reduced rate. There are limitations on the deductibility of capital losses. In addition, a 3.8% tax is imposed on all or a portion of the “net investment income” (within the meaning of the Code) of certain individuals and on the undistributed net investment income of certain estates and trusts. For individuals, the additional 3.8% tax generally is imposed on all or a portion of the net investment income of individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” generally will include any gain recognized on the receipt of cash for shares in the merger.

Information Reporting and Backup Withholding.    A U.S. holder may be subject to information reporting. In addition, all payments to which a U.S. holder would be entitled pursuant to the merger will be subject to backup withholding at the statutory rate unless such holder (i) is a corporation or other exempt recipient (and, when required, demonstrates this fact); or (ii) provides a taxpayer identification number (which we refer to as a “TIN”) and certifies, under penalty of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not otherwise establish an exemption should complete and sign an IRS Form W-9 to provide the information and certification necessary to avoid backup withholding and possible penalties. If a U.S. holder does not provide a correct TIN, the U.S. holder may be subject to backup withholding and penalties imposed by the IRS.

Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

Non-U.S. Holders

General.    A non-U.S. holder’s receipt of cash for shares of Sigma-Aldrich common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	the non-U.S. holder is an individual who was present in the United States for 183 days or more during the taxable year of the merger and certain other conditions are met;

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

•

Sigma-Aldrich is or has been a United States real property holding corporation, or “USRPHC,” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the merger or the period that the non-U.S. holder held shares and the non-U.S. holder held (actually or constructively) more than five percent of Sigma-Aldrich shares at any time during the five-year period ending on the date of the merger.

Gain described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), net of applicable U.S.-source losses from sales or exchanges of other capital assets recognized by such non-U.S. holder during the taxable year. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. A non-U.S. holder that is a foreign corporation also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-U.S. holders are urged to consult their tax advisors as to any applicable tax treaties that might provide for different rules.

With respect to the third bullet point above, the determination whether Sigma-Aldrich is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its United States and foreign real property interests. Sigma-Aldrich believes that it has not been a USRPHC for U.S. federal income tax purposes during the time described above.

Information Reporting and Backup Withholding.    Information reporting and backup withholding generally will apply to payments made pursuant to the merger to a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Dispositions effected through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. A non-U.S. holder must generally submit an IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) attesting to its exempt foreign status to qualify as an exempt recipient. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a non-U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. Non-U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR BENEFICIAL OWNERS OF SHARES OF SIGMA-ALDRICH COMMON STOCK. BENEFICIAL OWNERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES PURSUANT TO THE MERGER UNDER ANY U.S. FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS.

Regulatory Approvals Required for the Merger

Completion of the merger is conditioned on the expiration of the waiting period (and any extension thereof) or the granting of early termination applicable to the completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Sigma-Aldrich and Parent have not yet filed their respective notification and report forms under the HSR Act with the Antitrust Division of the Department of Justice (which we refer to as the “DOJ”) and the United States Federal Trade Commission (which we refer to as the “FTC”), which will trigger the start of the HSR Act waiting period. Unless Sigma-Aldrich or Parent voluntarily withdraws its notification and report form or the DOJ or FTC grants early termination of the HSR Act review period or formally requests additional information concerning the merger, the waiting period will expire 30 days after filing.

Completion of the merger is also conditioned on approval from the European Commission. Under Council Regulation (EC) No 139/2004 (which we refer to as the “EUMR”), the merger cannot be completed until a notification has been filed with the European Commission and the European Commission has approved the merger under the EUMR. The standard first phase review period under the EUMR is 25 working days from submission of a complete notification. The notification has not yet been filed with the European Commission.

Approvals of the merger in Brazil, China, Israel, Japan, South Africa, South Korea and Taiwan prior to the closing of the merger are a condition to the closing of the merger.

Under Section 721 of the Defense Production Act of 1950, 50 U.S.C. App. 2170 (which we refer to as the “DPA”), the President of the United States is authorized to prohibit or suspend acquisitions, mergers or takeovers by foreign persons that could result in control of persons engaged in interstate commerce in the United States if the President determines, after review and any necessary further investigation, that there is credible evidence that leads the President to believe that the foreign person exercising control might take action that threatens to impair the national security of the United States and that other provisions of existing law, other than DPA and the International Emergency Economic Powers

Act do not provide adequate authority to protect national security. The merger is subject to review under DPA by the Committee on Foreign Investment in the United States (CFIUS). Sigma-Aldrich and Parent have not yet filed a joint voluntary notice with CFIUS with respect to the merger. The successful completion of the CFIUS process is a condition to closing the merger.

At any time before or after the effective time of the merger, the DOJ, the FTC, antitrust authorities outside the United States or U.S. state attorneys general could take action under applicable antitrust laws, including seeking to enjoin the completion of the merger, conditionally approving the merger upon the divestiture of Sigma-Aldrich’s or Parent’s assets, subjecting the completion of the merger to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

We currently expect to obtain all antitrust and other regulatory approvals that are required for the completion of the merger by mid-2015; however, we cannot guarantee when any such approvals will be obtained, or that they will be obtained at all.

Litigation Related to the Merger

On September 23, 2014, a purported stockholder of Sigma-Aldrich filed a putative class action complaint in the Circuit Court of the City of St. Louis, Missouri, captioned Marilyn Clark v. Rakesh Sachdev et al. (Case No. 1422-CC09684) on behalf of a purported class of stockholders. The lawsuit names Sigma-Aldrich, each of our directors, Parent and Sub as defendants. The lawsuit alleges, among other things, that Sigma-Aldrich’s directors breached their fiduciary duties by failing to take appropriate steps to maximize the value of Sigma-Aldrich to its public stockholders, failing to value Sigma-Aldrich properly, and ignoring or failing to protect against alleged directors’ conflicts of interest in connection with the merger. In addition, the lawsuit alleges that Sigma-Aldrich, Parent and Sub aided and abetted such breaches of fiduciary duties by Sigma-Aldrich’s directors. Based on these allegations, the lawsuit seeks, among other relief, injunctive relief enjoining the merger and requiring the defendants to implement a process reasonably designed to secure the best value for stockholders. It also purports to seek recovery of the costs of the action, including reasonable attorney’s fees. The lawsuit is in a preliminary stage.

On October 15, 2014, a purported stockholder of Sigma-Aldrich filed a putative class action complaint in the Court of Chancery of the State of Delaware, captioned William K. Nisbet v. Sigma-Aldrich Corporation et al. (Case No. 10241), on behalf of a purported class of stockholders. The lawsuit names Sigma-Aldrich, each of our directors, Parent and Sub as defendants. The lawsuit alleges, among other things, that Sigma-Aldrich’s directors breached their fiduciary duties by failing to take appropriate steps to maximize stockholders value, and that Sigma-Aldrich, Parent and Sub aided and abetted these breaches. Based on these allegations, the lawsuit seeks, among other relief, injunctive relief enjoining the merger, or, in the alternative, rescission or rescissory damages. The lawsuit also purports to seek recovery of the costs of the action, including reasonable attorneys’ fees. The lawsuit is in a preliminary stage.

THE AGREEMENT AND PLAN OF MERGER

Explanatory Note Regarding the Merger Agreement

The summary of the material provisions of the merger agreement set forth below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference in this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety.

The merger agreement is described in this proxy statement and included as Annex A only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding Sigma-Aldrich or Parent or their respective businesses. Such information can be found elsewhere in this proxy statement and in the public filings that Sigma-Aldrich makes with the SEC, which are available without charge through the SEC’s website at www.sec.gov. See the section entitled “Where You Can Find More Information,” beginning on page 128.

The representations, warranties and covenants made in the merger agreement by Sigma-Aldrich, Parent and Sub are qualified and subject to important limitations agreed to by Sigma-Aldrich, Parent and Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Date of the Merger Agreement

The merger agreement was executed by Sigma-Aldrich, Parent and Sub on September 22, 2014 (which we refer to as the “date of the merger agreement”).

The Merger

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, and in accordance with Delaware law, at the effective time of the merger, Sub will merge with and into Sigma-Aldrich, whereupon the separate corporate existence of Sub will cease and Sigma-Aldrich will continue as the surviving corporation and an indirect wholly-owned subsidiary of Parent. As a result of the merger, Sigma-Aldrich, as the surviving corporation, will succeed to and assume all of the rights and obligations of Sub and Sigma-Aldrich.

Closing; Effective Time of the Merger

The closing of the merger will take place on the fifth business day following the day on which the last to be satisfied or waived of the conditions to the closing of the merger set forth in the merger agreement and described in this proxy statement, unless another date is agreed to in writing by the parties. On the closing date, Sigma-Aldrich will file the certificate of merger with the Secretary of State of the State of Delaware in accordance with Delaware law (at which time we expect the merger to become effective).

Organizational Documents; Directors and Officers

At the effective time of the merger, the certificate of incorporation of Sub will become the certificate of incorporation of the surviving corporation, except that references to the name of Sub will be replaced by references to the name of the surviving corporation. At the effective time of the merger, the bylaws of Sub will become the bylaws of the surviving corporation, except that references to the name of Sub will be replaced by references to the name of the surviving corporation, until thereafter amended in accordance with Delaware law and the certificate of incorporation and bylaws of the surviving corporation.

The merger agreement provides that the directors of Sub immediately prior to the effective time of the merger will be the directors of the surviving corporation. At the effective time of the merger, the officers of Sigma-Aldrich will serve as the officers of the surviving corporation.

Merger Consideration

Outstanding Sigma-Aldrich Common Stock

Except as described below, at the effective time of the merger, each share of Sigma-Aldrich common stock issued and outstanding immediately prior to the effective time of the merger, other than excluded shares, will be converted into the right to receive $140.00 in cash, without interest, subject to any applicable withholding taxes.

Treasury Shares; Shares Owned by Parent

At the effective time of the merger, each share of Sigma-Aldrich common stock (i) owned by Parent, Sub or any other wholly-owned subsidiary of Parent, in each case not held on behalf of third parties and (ii) owned by Sigma-Aldrich or by any wholly-owned subsidiary of Sigma-Aldrich will, in each case, be canceled and cease to exist, and no consideration will be delivered in exchange for those shares.

Sub Common Stock

At the effective time of the merger, each share of common stock of Sub outstanding immediately prior to the effective time of the merger will be converted into and become one share of common stock of the surviving corporation.

Appraisal Rights

Under Delaware law, holders of shares of common stock are entitled to appraisal rights in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL. For additional information, see the section entitled “Appraisal Rights,” beginning on page 115.

Treatment of Stock Options, Restricted Stock Units, Performance Restricted Stock Units and Other Equity Awards

Stock Options. At the effective time of the merger, each then-outstanding Stock Option, will be canceled and, in exchange therefor, each holder of any such canceled Stock Option will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, in an amount equal to the product of (i) the total number of shares of Sigma-Aldrich common stock subject to such canceled Stock Option and (ii) the excess, if any, of the merger consideration of $140.00 per share over the exercise price per share of such canceled Stock Option. From and after the effective time of the merger, no Stock Options will be exercisable.

Restricted Stock Units. Immediately prior to the effective time of the merger each then-outstanding RSU Award will vest in full and, in exchange and settlement therefor, each holder of any such RSU Award will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, in an amount equal to the product of (i) the merger consideration of $140.00 per share and (ii) the number of shares of Sigma-Aldrich common stock subject to such RSU Award.

Performance RSU Awards. Immediately prior to the effective time of the merger each then-outstanding Performance RSU Award will vest as to the number of shares of Sigma-Aldrich common stock issuable pursuant to such Performance RSU Award assuming the attainment of a target level of performance applicable to such award and, in exchange and settlement therefor, each holder of any such vested Performance RSU Award will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, in an amount equal to the product of (i) the merger consideration of $140.00 per share and (ii) the number of shares of Sigma-Aldrich common stock subject to such vested Performance RSU Award.

Other Equity Awards. Immediately prior to the effective time of the merger each then-outstanding Other Equity Award will vest (with any such awards that are performance-based vesting at the target level of performance) and, in exchange and settlement therefor, each holder of any such Other Equity Award will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, in an amount equal to the product of (i) the merger consideration of $140.00 per share and (ii) the number of shares of Sigma-Aldrich common stock subject to such vested Other Equity Award.

As of the effective time of the merger, all of the Sigma-Aldrich company stock plans will be terminated and all Stock Options, RSU Awards, Performance RSU Awards, Other Equity Awards or other rights with respect to shares of Sigma-Aldrich common stock which have been granted or issued by Sigma-Aldrich (or promised to be issued pursuant to contracts or offer letters) will be cancelled as of the effective time of the merger without any payment or consideration therefor (other than the cash payments described above), and no further Stock Options, RSU Awards, Performance RSU Awards, Other Equity Awards or other rights with respect to shares of Sigma-Aldrich common stock will be granted pursuant to such company stock plans.

At the effective time of the merger, Parent will make a cash contribution to the surviving corporation in an amount necessary to make the payments described above.

Exchange Procedures

At or prior to the effective time of the merger, Parent will designate a U.S.-based nationally recognized bank or trust company reasonably acceptable to Sigma-Aldrich to act as paying agent, and will deposit, or cause to be deposited, with the paying agent a cash amount equal to the aggregate merger consideration to be paid to Sigma-Aldrich common stockholders in connection with the merger.

Reasonably promptly after the effective time of the merger, and in any event not later than the third business day thereafter, Parent will cause the paying agent to mail to each record holder of any shares of Sigma-Aldrich common stock whose shares were converted into a right to receive the merger consideration a customary letter of transmittal and instructions for surrendering their shares of Sigma-Aldrich common stock in exchange for payment of the merger consideration. Upon surrender of shares (or an affidavit of loss in lieu thereof) and upon delivery of a duly executed letter of transmittal in proper form and such other documentation as may be reasonably required by the paying agent, the holder of such certificate or book-entry share will be entitled to receive the portion of the aggregate merger consideration payable to such holder pursuant to the merger. Any surrendered certificates or book-entry shares representing shares of Sigma-Aldrich common stock will be canceled.

No interest will be paid or will accrue on the cash payable upon surrender of any certificate representing any shares of Sigma-Aldrich common stock or any book-entry share. The cash paid upon surrender of any such certificate or book-entry share will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Sigma-Aldrich common stock formerly represented by such certificate or uncertificated share.

You should not return your stock certificates with the enclosed proxy card, and you should not send in your stock certificates to the paying agent until you receive a letter of transmittal from the paying agent with instructions for the surrender of your stock certificates.

Lost, Stolen and Destroyed Certificates

If a Sigma-Aldrich stock certificate is lost, stolen or destroyed, the holder of such certificate must deliver an affidavit (in form and substance reasonably acceptable to the paying agent) of that fact prior to receiving any merger consideration and, if required by Parent or the paying agent, may also be required to provide a bond (in a customary amount) prior to receiving any merger consideration.

Representations and Warranties

Sigma-Aldrich, on the one hand, and Parent and Sub, on the other hand, have each made representations and warranties to each other in the merger agreement. The representations and warranties of each of the parties to the merger agreement will expire at the effective time of the merger.

Representations and Warranties of Sigma-Aldrich

Sigma-Aldrich has made customary representations and warranties to Parent and Sub in the merger agreement regarding aspects of its business and various other matters. The topics covered by Sigma-Aldrich’s representations and warranties include the following:

•	the organization, qualification to do business and good standing of Sigma-Aldrich and its subsidiaries;

•	the capital structure of, and the absence of restrictions or encumbrances with respect to the capital stock of, Sigma-Aldrich and its subsidiaries;

•	Sigma-Aldrich’s authority to enter into, and, subject to Sigma-Aldrich stockholder approval, consummate the transactions contemplated by, the merger agreement;

•

the absence of conflicts with, or violations of, laws, regulations, judgments, organizational documents or certain contracts to which Sigma-Aldrich or any of its subsidiaries is a party, in each case as a result of Sigma-Aldrich entering into, or consummating the transactions contemplated by, the merger agreement;

•	the governmental and regulatory approvals required to complete the merger;

•	Sigma-Aldrich’s SEC filings since January 1, 2011 (the “Company Reports”) and the financial statements contained in those filings;

•	Sigma-Aldrich’s internal controls over financial reporting and disclosure controls and procedures;

•	the absence of certain changes or events since June 30, 2014;

•	the absence of litigation, outstanding judgments or pending proceedings;

•	the absence of undisclosed liabilities;

•	employee benefits matters;

•	labor matters;

•	Sigma-Aldrich’s compliance with laws since January 1, 2011;

•	the authorizations, licenses and permits of Sigma-Aldrich and its subsidiaries;

•	healthcare regulatory matters;

•	the inapplicability of takeover laws to the merger;

•	environmental matters;

•	tax matters;

•	intellectual property matters;

•	insurance policy matters;

•	receipt of an opinion from its financial advisor;

•	the absence of broker’s or finder’s fees, other than those payable to its financial advisor, in connection with the transactions contemplated by the merger agreement;

•	Sigma-Aldrich’s owned and leased real properties;

•	the absence of related-party transactions;

•	Sigma-Aldrich’s material contracts and the absence of breaches of such contracts;

•	the accuracy of the information supplied by Sigma-Aldrich for this proxy statement;

•	Sigma-Aldrich’s governmental contracts; and

•	Sigma-Aldrich’s top ten customers and suppliers as of December 31, 2013.

Many of Sigma-Aldrich’s representations and warranties are qualified by the concept of a “material adverse effect.” Under the terms of the merger agreement, a material adverse effect on Sigma-Aldrich means any change, effect, event, development, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Sigma-Aldrich and its subsidiaries taken as a whole. However, no change, effect, event, development, occurrence or circumstance relating to any of the following items will be taken into account in determining whether there has been a material adverse effect on Sigma-Aldrich and its subsidiaries, taken as a whole:

•

the economy or securities, credit, capital or financial markets in general (including any general suspension of trading on the NASDAQ or any other stock exchange), provided that such change, effect, event, development, occurrence or circumstance does not have or would not reasonably be expected to have a disproportionate adverse effect on Sigma-Aldrich and its subsidiaries as compared to the other companies operating in the industries in which Sigma-Aldrich and its subsidiaries operate;

•

the economic, business, financial, technological or regulatory environment generally affecting the industries in which Sigma-Aldrich operates, provided that such change, effect, event, development, occurrence or circumstance does not have or would not reasonably be expected to have a disproportionate adverse effect on Sigma-Aldrich and our subsidiaries as compared to the other companies operating in the industries in which Sigma-Aldrich and its subsidiaries operate;

•

changes in law or applicable accounting regulations or principles or interpretations thereof, provided that such change, effect, event, development, occurrence or circumstance does not have or would not reasonably be expected to have a disproportionate adverse effect on Sigma-Aldrich and its subsidiaries as compared to the other companies operating in the industries in which Sigma-Aldrich and its subsidiaries operate;

•

any change, in and of itself, in Sigma-Aldrich’s stock price or trading volume, any change, in and of itself, in the ratings or ratings outlook for Sigma-Aldrich or any of its subsidiaries or any failure, in and of itself, by Sigma-Aldrich to meet internal or published revenue or earnings projections for any period ending on or after the date of the merger agreement (it being understood that the underlying causes of such change or failure will not be excluded);

•

an act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or the existence, occurrence or continuation of any natural disasters or any national or international calamity or crisis, provided that such change, effect, event, development, occurrence or circumstance does not have or would not reasonably be expected to have a disproportionate adverse effect on Sigma-Aldrich and its subsidiaries as compared to the other companies operating in the industries in which Sigma-Aldrich and its subsidiaries operate;

•

subject to certain exceptions, the announcement or pendency of the merger agreement or the entry into the merger agreement or the consummation of the transactions contemplated by the merger agreement or the performance by Sigma-Aldrich, Parent or Sub of the merger agreement, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of Sigma-Aldrich or any of its subsidiaries with its customers, employees, financing sources, suppliers or business partners resulting or arising therefrom;

•	the failure to obtain any approvals or consents from any governmental entity in connection with the transactions contemplated by the merger (other than certain regulatory consents);

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any action taken by Sigma-Aldrich or any of its subsidiaries that is not in violation of the merger agreement or any action taken by Parent, in each case, required to be taken to obtain approval or consent from a governmental entity of consummation of the merger or the transactions contemplated by the merger agreement;

•

any actions or claims made or brought by any of the current or former stockholders of Sigma-Aldrich (or on their behalf or on behalf of Sigma-Aldrich, but in any event only in their capacities as current or former stockholders) against Sigma-Aldrich or any of our directors, officers or employees arising out of the merger agreement or the merger; or

•	actions (or omissions) of Sigma-Aldrich and its subsidiaries taken (or not taken) with the prior written consent or at the prior written request of Parent.

Representations and Warranties of Parent and Sub

Parent and Sub made customary representations and warranties to Sigma-Aldrich in the merger agreement, including representations and warranties relating to the following:

•	organization and good standing of Parent and Sub;

•	their authority to enter into, and consummate the transactions contemplated by, the merger agreement;

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the absence of conflicts with, or violations of, laws, organizational documents or contracts to which Parent or Sub is a party, in each case as a result of Parent’s or Sub’s entering into, or consummation of the transactions contemplated by, the merger agreement;

•	the governmental and regulatory approvals required to complete the merger;

•	the absence of litigation which would prevent or materially delay or impede the merger;

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the availability to Parent at the closing of sufficient funds to pay the aggregate merger consideration and any other cash amounts payable by Parent pursuant to the merger agreement or in connection with the transactions contemplated by the merger agreement or any obligations of the surviving corporation or its subsidiaries that become due and payable in connection with or as result of such transaction;

•	the Facilities Agreement made available by Parent to Sigma-Aldrich;

•	the ownership of Sub by Parent and Sub’s lack of other operating activity;

•	the absence of broker’s or finder’s fees for which Sigma-Aldrich could have any liability, in connection with the transactions contemplated by the merger agreement;

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the absence of ownership of shares of Sigma-Aldrich common stock by Parent or Sub (nor their status as an “interested stockholder” as defined in the DGCL in the last 3 years) of the outstanding shares of Sigma-Aldrich common stock;

•	the absence of certain arrangements between Parent or Sub, on the one hand, and Sigma-Aldrich’s officers, directors or employees, on the other hand; and

•	the accuracy of the information supplied by Parent and Sub for this proxy statement.

Covenants Regarding Conduct of Business by Sigma-Aldrich Prior to the Merger

Under the merger agreement, until the effective time of the merger, except as expressly contemplated or permitted by the merger agreement, as required by applicable law, or as agreed to in writing by Parent (not to be unreasonably withheld, conditioned or delayed), Sigma-Aldrich has agreed to, and to cause its subsidiaries to:

•	conduct its and its subsidiaries’ operations in the ordinary course of business; and

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use commercially reasonable efforts to preserve its business organization intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, officers, employees, lenders and business associates.

In addition, until the effective time of the merger, except as specifically contemplated or permitted by the merger agreement, as required by applicable law, or as consented to by Parent (which consent will not be unreasonably withheld, conditioned or delayed), Sigma-Aldrich has agreed that it will not, and will not permit its subsidiaries to:

•

adopt any change in (A) the certificate of incorporation or bylaws of Sigma-Aldrich or (B) the other applicable governing instruments of its subsidiaries that, in the case of clause (B), would adversely affect Parent;

•	except pursuant to a transaction expressly permitted by certain sections of the merger agreement, merge, amalgamate or consolidate Sigma-Aldrich or any of its subsidiaries with any other person;

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make any acquisition in excess of $50 million for all acquisitions in the aggregate, of the capital stock or other ownership interests of any other person or the business or assets that comprise a business or product line of any other person, whether by way of stock purchase, asset purchase, merger, consolidation or otherwise, except for acquisitions of inventory or supplies in the ordinary course of business;

•

other than (A) the issuance of shares upon the settlement of Company Equity Awards outstanding as of the date of the merger agreement or issued in accordance with the merger agreement (and dividend equivalents thereon, if applicable), (B) the issuance of shares of stock of one of its subsidiaries to Sigma-Aldrich or any wholly owned subsidiary of Sigma-Aldrich, (C) as required to comply with any benefit plan, benefit agreement or other written agreement as in effect on the date of the merger agreement, or (D) dispositions permitted by the interim operating covenants, issue, sell, dispose of, grant any shares of capital stock or other ownership interests of Sigma-Aldrich or any of its subsidiaries or securities convertible or exchangeable into or exercisable for any shares of such capital stock or other ownership interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, ownership interests or such convertible or exchangeable securities;

•

make any loans, advances or capital contributions to or investments in any person (other than (A) to Sigma-Aldrich or its wholly owned subsidiaries, (B) as required pursuant to any contract made available to Parent prior to the date of the merger agreement, (C) extensions of trade credit in the ordinary course of business and (D) loans, advances or capital contributions in the aggregate of less than $15,000,000);

•

authorize, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, other ownership interests or other securities, property or otherwise, with respect to any of its capital stock or other ownership interests (except dividends or distributions by any direct or indirect wholly owned subsidiary of Sigma-Aldrich to Sigma-Aldrich or to any other wholly owned direct or indirect subsidiary of Sigma-Aldrich); provided, that Sigma-Aldrich may, at its election, pay quarterly cash dividends in accordance with its past practice (including with respect to timing of declaration, record and payment dates and amount) but in no event in an amount that would exceed $0.23 per share per fiscal quarter; provided, further, that Sigma-Aldrich will in no event declare any dividend that would be payable after the effective time of the merger;

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reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Sigma-Aldrich or other ownership interests or securities convertible or exchangeable into or exercisable for any shares of the capital stock of Sigma-Aldrich or other ownership interests of Sigma-Aldrich (other than acquisitions in connection with cashless exercises of Stock Options or vesting or payment of Company Equity Awards, or tax withholdings on the vesting or payment of Company Equity Awards);

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incur, assume, issue, modify, renew, syndicate, guarantee, prepay, refinance or otherwise become liable for any indebtedness (directly, contingent or otherwise) (other than (A) any letters of credit issued in the ordinary course of business consistent with past practice, (B) for borrowings in the ordinary course of business under (1) Sigma-Aldrich’s existing credit facility or (2) Sigma-Aldrich’s commercial paper program, (C) any indebtedness between Sigma-Aldrich and any of its subsidiaries or between the subsidiaries of Sigma-Aldrich or (D) in an amount not to exceed $50,000,000) or acquire or redeem, offer to acquire or redeem, or exercise any right to make an offer to acquire or redeem the 3.375% Notes due November 1, 2020;

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make any capital expenditures, other than (A) capital expenditures in 2014 not in excess of the aggregate amount set forth in Sigma-Aldrich’s capital expenditure plan for 2014 previously provided to Parent or capital expenditures in 2015 in an amount not in excess of 110% of the aggregate amount set forth in Sigma-Aldrich’s 2014 capital expenditure plan and (B) any additional capital expenditures not described in clause (A) so long as the aggregate amount of such capital expenditures made pursuant to this clause (B) does not exceed $10,000,000 in the aggregate; provided, however, that Sigma-Aldrich and its subsidiaries will be permitted to make emergency capital expenditures in an amount not to exceed $10,000,000 in the aggregate;

•

make any material changes with respect to financial or tax accounting methods of reporting income, deductions or other items to financial accounting purposes, except as required by applicable law or by changes in generally accepted accounting principles;

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subject to certain exceptions, settle or propose to settle any litigation, arbitration or other proceeding by or before a governmental entity (x) for a monetary amount in excess of $10,000,000 in the aggregate, (y) that imposes any material equitable or material non-monetary relief on Sigma-Aldrich, any of its subsidiaries or any of its officers or directors or (z) that requires the admission of wrongdoing by Sigma-Aldrich or any of its subsidiaries of a nature that would reasonably be expected to have any material adverse effect on any division of Sigma-Aldrich or any of its subsidiaries or that disparages Parent or any of its subsidiaries;

•	change its fiscal or tax year or, except to the extent required by law, make or change any material tax election;

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enter into any settlement, compromise or closing agreement with respect to any material tax liability or tax refund or file any amended tax return with respect to any material tax or surrender any right to claim a material refund of taxes (except to the extent the consequences thereof are adequately reserved in accordance with generally accepted accounting principles in the Company Reports);

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sell, lease, license, transfer or otherwise dispose of any of its properties or assets (including capital stock of any of its subsidiaries) with a value in excess of $20,000,000 (including the value of any assumed liabilities), other than (A) sales or other dispositions of inventory and other assets in the ordinary course of business, (B) the licensing or sublicensing of intellectual property in the ordinary course of business or (C) as required pursuant to existing contracts made available to Parent prior to the date of the merger agreement;

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(A) abandon, voluntarily permit to lapse before expiration, any intellectual property of Sigma-Aldrich that is material to Sigma-Aldrich and its subsidiaries, taken as a whole, or (B) sell, transfer or license to any third-person or otherwise extend any intellectual property of Sigma-Aldrich that is material to Sigma-Aldrich and its subsidiaries, taken as a whole, other than non-exclusive licenses of intellectual property rights granted by Sigma-Aldrich or any of its subsidiaries in the ordinary course of business consistent with past practice;

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except in the ordinary course of business, enter into or assume any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument, contract or arrangement, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible (including for interest rate and foreign exchange rate hedging) except foreign exchange hedging on customary commercial terms in compliance with Sigma-Aldrich’s hedging policies in effect on the date of the merger agreement;

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except as required pursuant to a benefit plan or benefit agreement in effect on the date of the merger agreement, (A) grant or provide any severance or termination payments or benefits to any employees or other service providers, (B) increase the compensation or pay or establish any award or bonus to or for any employees or other service providers, (C) establish, adopt, terminate or materially amend any benefit plan or benefit agreement or any plan, program, arrangement, policy or agreement that would be a benefit plan or benefit agreement if it were in existence on the date of the merger agreement, other than with respect to benefit plans or benefit agreements that are not described in clause (D) below and in cases where such adoption, termination or amendment applies only to non-executive officers of Sigma-Aldrich or any subsidiary of Sigma-Aldrich in the ordinary course of business consistent with past practice and to the extent that such action would not reasonably be expected to result in material expense or liability to Sigma-Aldrich or any of its subsidiaries, (D) grant any equity or equity-based awards, long-term incentive awards or retention awards, (E) hire any new employee of Sigma-Aldrich or any subsidiary of Sigma-Aldrich or engage any other individual to provide services to Sigma-Aldrich or any subsidiary of Sigma-Aldrich, other than with respect to non-executive officers of Sigma-Aldrich or any subsidiary of Sigma-Aldrich in the ordinary course of business consistent with past practice and with respect to executive officers as needed to replace such executive officer, (F) terminate the employment of any current employee or the engagement of any current contractor of Sigma-Aldrich or any subsidiary of Sigma-Aldrich, other than in the ordinary course of business consistent with past practice or for cause, (G) negotiate, enter into, amend, modify or terminate any collective bargaining agreement, or (H) waive, limit, release or condition any restrictive covenant obligation or any employee or other service provider; provided, however, that the foregoing clauses (A) – (H) do not restrict Sigma-Aldrich or any of its subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, including replacement of an open position, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (but not including equity or equity-based awards) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions; provided, further, that the consent of Parent is be required in the event of a promotion or hiring to the executive officer level unless such promotion or hiring is to replace an executive officer;

•	adopt or enter into a plan or agreement of complete or partial liquidation or dissolution of Sigma-Aldrich;

•	grant any lien on any material assets of Sigma-Aldrich or any of its subsidiaries other than permitted liens;

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enter into any new line of business that would be material to Sigma-Aldrich and its subsidiaries, taken as a whole, outside the businesses being conducted by Sigma-Aldrich and its subsidiaries on the date of the merger agreement and any reasonable extensions thereof, other than in the ordinary course;

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enter into any contract that, after giving effect to the merger, would limit or otherwise restrict in any material respect Parent or any of its respective affiliates (other than Sigma-Aldrich and its subsidiaries) from engaging or competing in any line of business, in any location or with any person;

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materially amend or modify, extend, terminate, sublease or grant any waiver under, any material contract or any contract that would constitute a material contract if entered into prior to the date of the merger agreement (other than the expiration or renewal of any material contract in accordance with its terms), in ease case, other than in the ordinary course of business;

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enter into any transactions, agreements, arrangements or understandings with any significant holder of shares or their respective affiliated entities (other than Sigma-Aldrich and its subsidiaries) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended;

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terminate the employment of any executive officer without cause or change the terms and conditions of employment of any executive officer in a manner which would constitute “good reason” under a contract between Sigma-Aldrich and such executive officer; or

•	agree, authorize or commit, whether or not in writing, to do any of the foregoing.

Obligations with Respect to the Special Meeting

Under the terms of the merger agreement, Sigma-Aldrich has agreed to call, give notice of, convene and hold a meeting of Sigma-Aldrich stockholders as promptly as reasonably possible following the date on which the proxy statement is mailed, subject to its ability to postpone or adjourn the meeting under certain circumstances (and to reconvene the meeting as promptly as reasonably possible where appropriate). Unless the merger agreement is terminated or there has been a Company Change of Recommendation (as such term is defined below in the section entitled “—Obligation of the Board of Directors with Respect to its Recommendation,” beginning on page 101), the Board has agreed to recommend the approval of the merger agreement to Sigma-Aldrich stockholders and to use its reasonable best efforts to solicit the affirmative vote, in favor of the adoption of the merger agreement, of the holders of a majority of the outstanding shares of Sigma-Aldrich common stock entitled to vote at the meeting of Sigma-Aldrich common stockholders or any adjournment or postponement thereof (which we refer to as the “requisite stockholder approval”).

Restriction on Solicitation of Acquisition Proposals

Under the terms of the merger agreement, subject to certain exceptions described below, Sigma-Aldrich has agreed that it will, will cause its subsidiaries to and Sigma-Aldrich and its subsidiaries will use its reasonable best efforts to cause its respective directors, officers, employees, controlled affiliates, investment bankers, attorneys, accountants and other advisors or representatives (which we refer to collectively as the “Sigma-Aldrich representatives”) to, immediately:

•	cease and cause to be terminated any discussions or negotiations with any persons that may be ongoing with respect to an acquisition proposal; and

•

promptly (but in any event within two business days after the date of the merger agreement) request the prompt return or destruction of all confidential information previously furnished in connection with any acquisition proposal and immediately terminate all physical and electronic dataroom access previously granted to any such person or its representatives (other than any person with whom Sigma-Aldrich is in negotiations or discussions with respect to an acquisition proposal in accordance with the merger agreement).

Additionally, Sigma-Aldrich has agreed that it will not, will cause its subsidiaries not to and Sigma-Aldrich and its subsidiaries will use its reasonable best efforts to cause Sigma-Aldrich representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage or knowingly facilitate, directly or indirectly, the making of any proposal or offer that constitutes, an acquisition proposal;

•

engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person relating to, any acquisition proposal or inquiry that may reasonably be expected to lead to any acquisition proposal;

•

enter into any agreement, agreement in principle, letter of intent, confidentiality agreement or other understanding or arrangement with respect to any acquisition proposal (other than, in limited situations, any confidentiality agreement);

•	otherwise knowingly facilitate or knowingly encourage any effort or attempt to make an acquisition proposal; or

•	publicly propose to do any of the foregoing.

In addition, Sigma-Aldrich may not reimburse or agree to reimburse the expenses of any other person (or group of persons) who makes an acquisition proposal.

An “acquisition proposal” is defined in the merger agreement to mean (i) any bona fide proposal or offer with respect to a merger, consolidation, tender offer, recapitalization, share exchange, business combination, acquisition or similar transaction or series of transactions involving Sigma-Aldrich or any of its subsidiaries and:

•	the direct or indirect acquisition of more than 20% of the total voting power of the capital stock or other ownership interests of Sigma-Aldrich;

•	more than 20% of the consolidated assets (based on the fair market value thereof, determined by the Board in good faith) of Sigma-Aldrich and its subsidiaries; or

•

pursuant to which any person or group (or the stockholders of any person) would own, directly or indirectly, 20% or more of the equity securities of Sigma-Aldrich or of the surviving entity in a merger involving Sigma-Aldrich or the resulting direct or indirect parent of Sigma-Aldrich or such surviving entity; or

(ii) any other bona fide proposal or offer involving Sigma-Aldrich or any of its subsidiaries, which, if consummated, would result in a direct or indirect acquisition of more than 20% of the total voting power of the capital stock or other ownership interests, or more than 20% of the consolidated assets (based on the fair market value thereof, determined by the Board in good faith), of Sigma-Aldrich and its subsidiaries, in one transaction or a series of transactions, in each case other than the transactions contemplated by the merger agreement.

Notwithstanding anything to the contrary contained in the merger agreement, at any time from the date of the merger agreement and prior to, but not after, the time the requisite stockholder approval is obtained, if Sigma-Aldrich receives a written unsolicited acquisition proposal from any person then:

•

Sigma-Aldrich and the Sigma-Aldrich representatives may provide information in response to a request therefor by such person if Sigma-Aldrich receives from such person (or has received from such person), prior to providing such information, an executed confidentiality agreement on terms that are no less favorable, in the aggregate, to Sigma-Aldrich than those contained in the confidentiality agreement between Parent and Sigma-Aldrich (and Sigma-Aldrich will have provided written notice to Parent of the execution and delivery of such a confidentiality agreement), provided that such confidentiality agreement is not required to contain a standstill provision; provided, further, that Sigma-Aldrich will promptly (but in any event within twenty-four (24) hours) make available to Parent and Sub any material non-public information concerning Sigma-Aldrich or its subsidiaries that is provided to any person given such access which was not previously made available to Parent or Sub;

•	Sigma-Aldrich and the Sigma-Aldrich representatives may engage or participate in discussions or negotiations with such person; and

•

after having complied in all respects with the terms of the merger agreement, Sigma-Aldrich and the Board may adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) such an acquisition proposal, if and only if (y) in each such case referred to in the bullets above, in the case of an acquisition proposal, prior to taking any action described in the bullets above the Board determines in good faith based on the information then available and after consultation with its outside financial advisor and outside legal counsel that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal (provided, that Sigma-Aldrich may request clarifications of the terms and conditions of a written unsolicited acquisition proposal prior to such a determination so as to determine whether such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal) and Sigma-Aldrich will have notified Parent of such determination and (z) in each such case referred to in this bullet, prior to taking any action described in this bullet, the Board determines in good faith (after consultation with its outside financial advisor and outside legal counsel) that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law and such acquisition proposal is a superior proposal (taking into account any adjustment or revisions made by Parent in response to such acquisition proposal).

Sigma-Aldrich agreed not to release or waive any “standstill” agreement to which it is a party; provided, that Sigma-Aldrich may release or waive any “standstill” agreement to which it is a party if, prior to such release or waiver, the Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law; provided, further that Sigma-Aldrich will advise Parent orally and in writing no later than 24 hours prior to any such release or waiver that Sigma-Aldrich will provide such release or waiver.

A “superior proposal” is defined in the merger agreement to mean a written acquisition proposal that if consummated would result in a third person or group (or the shareholders of any person) owning, directly or indirectly, (i) 50% or more of any class of equity securities of Sigma-Aldrich or of the surviving entity in a merger involving Sigma-Aldrich or the resulting direct or indirect parent of Sigma-Aldrich or such surviving entity or (ii) 50% or more (based on the fair market value thereof, as determined by the Board in good faith) of the assets of Sigma-Aldrich and its subsidiaries (including capital stock of the subsidiaries of Sigma-Aldrich, and by means of any tender offer for the capital stock of, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving, any subsidiary of Sigma-Aldrich), taken as a whole, that the Board has determined in its good faith judgment, after consultation with its outside financial and legal advisors, would result in a transaction more favorable to Sigma-Aldrich’s stockholders taking into account all relevant factors (including the timing, likelihood of consummation, ability to finance, legal, financial, regulatory and other aspects of such proposal) than the transaction contemplated by the merger agreement (taking into account any adjustment or revisions made by Parent in response to such acquisition proposal or otherwise).

Obligation of the Board of Directors with Respect to Its Recommendation

Company Adverse Recommendation Change

We refer to any action or failure described in clause (i), (ii) or (iii) below as a “Company Adverse Recommendation Change.”

The merger agreement provides that, except as described below, the Board will not:

(i)         withhold, withdraw, qualify, change or modify (or propose or resolve to withhold, withdraw, qualify, change or modify), in a manner adverse to Parent, the recommendation of the Board that Sigma-Aldrich stockholders adopt the merger agreement or fail to include such recommendation in this proxy statement;

(ii)         adopt, approve, recommend or endorse or approve (or publicly propose or publicly resolve to adopt, approve, recommend or endorse) an acquisition proposal;

(iii)        make any recommendation to the stockholders of Sigma-Aldrich with respect to a tender offer or exchange offer that constitutes an acquisition proposal other than a recommendation against such offer or a “stop, look and listen” communication by the Board pursuant to Rule 14d-9(f) of the Exchange Act or fail to recommend against acceptance of such a tender offer or exchange offer, including by taking no position with respect to acceptance, within ten (10) business days after commencement; provided, that, for the avoidance of doubt, a statement that the Board recommends against acceptance of such tender or exchange offer but, in accordance with the terms of the merger agreement, is engaging in discussions or negotiations with the person making such tender or exchange offer, will not be deemed to be a Company Adverse Recommendation Change;

(iv)        cause or permit Sigma-Aldrich or any of its subsidiaries to enter into any acquisition agreement, merger agreement or similar definitive agreement or a letter of intent, memorandum of understanding or agreement in principle with respect thereto (other than a confidentiality agreement referred to above) relating to any acquisition proposal (an “Alternative Acquisition Agreement”); or

(v)        terminate the merger agreement pursuant to Section 9.3(a) of the merger agreement, as further discussed in the sections entitled “—Termination of the Merger Agreement,” beginning on page 110, and “—Termination Fees,” beginning on page 112.

Company Change of Recommendation

Notwithstanding anything to the contrary set forth in the merger agreement, prior to, but not after, the time the requisite stockholder approval is obtained, the Board may make a Company Adverse Recommendation Change, if the Board determines in good faith, after consultation with its outside legal counsel, that failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law (a “Company Change of Recommendation”) and, in the event of a Company Change of Recommendation involving any acquisition proposal that the Board has determined in its good faith judgment constitutes a superior proposal, the Board may also cause Sigma-Aldrich to terminate the merger agreement pursuant to Section 9.3(a) of the merger agreement in connection with accepting such acquisition proposal, as further discussed in the sections entitled “—Termination of the Merger Agreement,” beginning on page 110, and “—Termination Fees,” beginning on page 112; provided, that prior to any Company Change of Recommendation or termination of the merger agreement in connection with accepting such acquisition proposal as contemplated in this paragraph:

•

Sigma-Aldrich will have provided prior written notice to Parent and Sub, at least ninety-six hours in advance, of its intention to effect a Company Change of Recommendation or to terminate the merger agreement pursuant to Section 9.3(a) (provided that neither the delivery of such notice by Sigma-Aldrich nor the public announcement that the Board has delivered such notice will constitute a Company Adverse Recommendation Change), which notice, if the intended Company Change of Recommendation is not the result of a superior proposal, will specify in reasonable detail the reasons for such Company Change of Recommendation and, if concerning an intended Company Change of Recommendation that is the result of a superior proposal, will specify the identity of the party making such superior proposal and the material terms thereof;

•

during the ninety-six hour period after providing such notice and prior to effecting such Company Change of Recommendation or terminating the merger agreement pursuant to Section 9.3(a), Sigma-Aldrich will, and will use its reasonable best efforts to cause the Sigma-Aldrich representatives to, negotiate with Parent and Sub in good faith (to the extent Parent and Sub desire to negotiate) with respect to adjustments proposed by Parent and Sub to the terms and conditions of the merger agreement as would permit Sigma-Aldrich not to effect a Company Change of Recommendation or terminate the merger agreement pursuant to Section 9.3(a) in response to such an acquisition proposal; and

•

the Board will consider in good faith any changes to the merger agreement offered by Parent in a written, binding offer and if the intended Company Change of Recommendation is (i) the result of such an acquisition proposal, will have determined in good faith after consultation with its outside financial advisors and outside legal counsel that such acquisition proposal would continue to constitute a superior proposal if such changes were to be given effect and (ii) not the result of such an acquisition proposal, will have determined in good faith after consultation with its outside financial advisor and outside legal counsel that failure to effect a Company Change of Recommendation would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law if such changes were to be given effect;

provided, that, if the intended Company Change of Recommendation is the result of such an acquisition proposal or in the case of a termination of the merger agreement pursuant to Section 9.3(a), in the event of any material revision to such acquisition proposal (provided that any increase in purchase price shall be deemed a material revision), Sigma-Aldrich will be required to deliver a new written notice to Parent and Sub and to comply with the requirements set forth above with respect to such new written notice, except that the deadline for such new written notice and the negotiation period will be reduced to forty-eight hours before the Company Change of Recommendation or termination of the merger agreement pursuant to Section 9.3(a) (rather than the ninety-six hours otherwise contemplated above).

The merger agreement does not prohibit Sigma-Aldrich or the Board from:

•

complying with its disclosure obligations under U.S. federal or state law, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act; or

•	making any “stop, look and listen” communication to its stockholders pursuant to Rule 14d-9(f) under the Exchange Act.

With respect to this section and the section entitled “—Restriction on Solicitation of Acquisition Proposals” (beginning on page 98 above), promptly (but in any event within twenty-four (24) hours) after the taking of any of the applicable actions or the applicable proposal or documents being delivered,

Sigma-Aldrich has agreed to (i) notify Parent that it has provided any nonpublic information in connection with an acquisition proposal, (ii) notify Parent it has entered into discussions or negotiations as provided above and (iii) provide to Parent a copy of any proposals with respect to, or draft agreements or similar documents to effect any, acquisition proposal delivered to Sigma-Aldrich or any of its subsidiaries, including the identity of the party or parties making such acquisition proposal. In addition, Sigma-Aldrich will keep Parent reasonably informed, on a reasonably prompt basis, of the status and material terms of any proposals or offers (including by providing copies of any amendments or other documents thereto) and the status of any discussions and negotiations regarding any acquisition proposal. Sigma-Aldrich has agreed not to, and will not permit its subsidiaries to, enter into any agreement that prohibits or restricts Sigma-Aldrich from providing to Parent the information contemplated by this section and the section entitled “—Restriction on Solicitation of Acquisition Proposals” (beginning on page 98 above).

Efforts to Complete the Merger

Under the terms of the merger agreement, Sigma-Aldrich and Parent have each agreed to cooperate with each other and use (and cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done, all things, reasonably necessary, proper or advisable on its part under the merger agreement and applicable law to consummate and make effective the merger and the other transactions contemplated by the merger agreement as soon as reasonably possible (as described below in the section entitled “—Conditions to the Merger,” beginning on page 108), including:

•

preparing and filing as promptly as reasonably possible all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably possible all consents, registrations, approvals, permits and authorizations necessary, proper or advisable to be obtained from any third party and/or any governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement;

•

filing (and causing its affiliates to file), or causing to be filed, the initial premerger notifications with respect to the merger agreement and the transactions contemplated by the merger agreement required under the HSR Act no later than October 24, 2014 (unless otherwise mutually agreed by Parent and us), and making any filings as required by the EUMR and any other applicable antitrust law as soon as reasonably practicable after the date of the merger agreement;

•

complying at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party from the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or by any other governmental entity under any antitrust laws in respect of any such filings or such transactions; and

•

acting in good faith and reasonably cooperating with the other party in connection with any such filings (including, if requested by the other party, to accept all reasonable additions, deletions or changes suggested by the other party in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other governmental entity under any antitrust laws.

In addition, each of Sigma-Aldrich and Parent have agreed to use their respective reasonable best efforts to obtain from any governmental entity all consents, licenses, permits, waivers, approvals,

authorizations or orders required to be obtained by such party under antitrust laws or to avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment, or investigation relating to any antitrust law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the merger agreement, including the proffer and agreement by Parent of its willingness to sell or otherwise dispose of, or hold separate pending such disposition, and promptly effect the sale, disposal and holding separate of, such assets, categories of assets or businesses or other segments of Sigma-Aldrich or Parent or either’s respective subsidiaries (and the entry into agreements with, and submission to orders of, the relevant governmental entity giving effect thereto) if such action is necessary to avoid, prevent, eliminate or remove the actual, anticipated or threatened issuance or enactment of any order, decree, decision, determination, or judgment that would restrain, prevent, enjoin or otherwise prohibit consummation of the merger by any governmental entity.

Parent is also required to take all such other lawful actions necessary as promptly as reasonably possible (taking into account reasonable discussions and negotiations) to obtain from any governmental entity all consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained under antitrust laws or to avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment, or investigation relating to any antitrust law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the merger agreement, including the proffer and agreement by Parent of its willingness to sell or otherwise dispose of, or hold separate pending such disposition, and promptly effect the sale, disposal and holding separate of, such assets, categories of assets or businesses or other segments of Sigma-Aldrich or Parent or either’s respective subsidiaries (and the entry into agreements with, and submission to orders of, the relevant governmental entity giving effect thereto).

Each of Sigma-Aldrich and Parent have agreed, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, or decree is entered or issued or threatened to be entered or issued that would make consummation of the merger in accordance with the terms of the merger agreement unlawful or that would restrain, prevent, enjoin or otherwise prohibit consummation of the merger or the other transactions contemplated by the merger agreement, use, subject to the following paragraph, their respective reasonable best efforts (including commencing or defending litigation) to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such injunction, decision, order, judgment, determination, or decree so as to permit such consummation as promptly as reasonably possible.

Nothing in the merger agreement requires Parent or its subsidiaries to commit to any undertaking, divestiture, license or hold separate or similar arrangement or conduct of business arrangement or to terminate or modify any relationships, rights or obligations or to do any other act to obtain any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained under antitrust laws or to avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment, or investigation relating to any antitrust law, to the extent such commitment, divestiture, license, hold separate, arrangement, termination, modification or action, individually or in the aggregate, would reasonably be expected to have a material adverse effect (after giving effect to the proceeds and other consideration received with respect to any required divestitures or other actions) on the combined business or financial condition of the Sigma-Aldrich and its subsidiaries and the life science tools and performance materials businesses of Parent and its subsidiaries, taken as a whole.

Each of Sigma-Aldrich and Parent have agreed to: (A) as promptly as reasonably possible submit a joint voluntary notice to CFIUS pursuant to DPA, with regard to the transaction contemplated by the merger agreement; (B) as promptly as reasonably possible provide all necessary information within their respective control for such joint notice and (C) use reasonable best efforts to provide as promptly as reasonably possible all necessary information which is not within such party’s control, in each case, to complete the joint notice in a timely manner and to timely respond to any requests by CFIUS for additional information, and keep each other generally apprised of communications with, and requests for additional information from CFIUS, and use their respective reasonable best efforts to obtain the completion of CFIUS process, as further described in “—Conditions to the Merger—Conditions to Each Party’s Obligations” on page 108, as promptly as reasonably possible (which, for the avoidance of doubt, may require Parent and its subsidiaries to offer or commit to an undertaking, divestiture, license or hold separate or similar arrangement or conduct of business arrangement or to terminate or modify any relationships, rights or obligations that is consistent with the standard of reasonable best efforts).

Financing

The consummation of the merger is not conditioned upon Parent’s receipt of financing. Parent and Sub have agreed to use their reasonable best efforts to arrange and obtain the financing contemplated by the Facilities Agreement on the terms and conditions of the Facilities Agreement, including using reasonable best efforts to:

•

satisfy on a timely basis (and in a manner that will not impede the ability of the parties to consummate the merger as promptly as reasonably possible) all conditions and covenants applicable to Parent and Sub in the Facilities Agreement;

•	consummate the financing contemplated by the Facilities Agreement at or prior to closing (subject to termination, replacement or reduction as further described below);

•	enforce their rights under the Facilities Agreement with respect thereto; and

•

unless the commitments under the Facilities Agreement are terminated as provided below, maintain in effect the Facilities Agreement until the transactions contemplated by the merger agreement are consummated (or until the merger agreement otherwise terminates).

Pursuant to the merger agreement, Parent and Sub may not agree to any amendment or modification to, or grant any waivers of, any condition or other provision under the Facilities Agreement without the prior written consent of Sigma-Aldrich (such consent not to be unreasonably withheld, conditioned or delayed) if such amendment, modification or waiver would:

•

impose new or additional conditions, or otherwise expand, amend or modify any of the conditions to the receipt of the financing contemplated by the Facilities Agreement in a manner that would reasonably be expected to make the consummation of the financing contemplated by the Facilities Agreement less likely;

•	reasonably be expected to adversely affect Parent or Sub’s ability to consummate the transactions contemplated by the merger agreement; or

•	delay the timing of the funding of the commitments under the Facilities Agreement.

However, (i) Parent may amend the Facilities Agreement solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Facilities Agreement as of the date of the merger agreement; provided that, where consent of Parent is required, such amendment would not reasonably be expected to materially delay the availability of the financing or in any material respect, the ability or likelihood of Parent or Sub to consummate the transactions contemplated by the merger agreement, in each case, determined as of the date of such amendment, and (ii) Parent and Merck Financial Services GmbH, Darmstadt, Germany, have the right to reduce the commitments under the Facilities Agreement by an amount not to exceed the aggregate amount of (x) the aggregate amount of any net cash proceeds received by Parent and/or its subsidiaries after the date of the merger agreement from financings and/or dispositions consummated after the date of the merger agreement so long as (A) an amount equal to any such reduction in commitments is retained by Parent and/or its subsidiaries in the form of retained current financial assets (as such term is defined in the merger agreement), and (B) to the extent any of such proceeds are from securities or indebtedness that has a scheduled redemption or mandatory redemption or put right (other than customary change of control redemption or put rights), such scheduled redemption is not scheduled to occur prior to, and such right is not exercisable prior to, a date that is earlier than the termination date of the merger agreement or (y) other retained current financial assets of Parent and/or its subsidiaries; provided, that, in the case of clause (x) or (y), such retained current financial assets may be replaced by increased commitments under the Facilities Agreement or any commitments under any new financing (which will not expand in any respect upon the conditions precedent or contingencies to the funding on the closing date of the financing contemplated by the Facilities Agreement as set forth in the Facilities Agreement in effect on the date of the merger agreement in a manner that would reasonably be expected to make the consummation of such new financing less likely than consummation of the financing contemplated by the Facilities Agreement or otherwise adversely affect the ability or likelihood of Parent or Sub to timely consummate the transactions contemplated by the merger agreement); provided, further, that Parent may terminate the commitments of a defaulting lender under the Facilities Agreement to the extent such commitment has been replaced, or will be replaced substantially contemporaneously with such termination, by a commitment at least equal to the terminated commitment.

Subject to certain exceptions, in connection with Parent’s financing for the merger, prior to the closing of the merger, Sigma-Aldrich has agreed to use, and to cause its subsidiaries to use, its commercially reasonable efforts to cooperate with Parent and its subsidiaries in connection with the arrangement, marketing or consummation of the financing as and when reasonably required by Parent and on reasonable notice (so long as such cooperation does not unreasonably interfere with the ongoing operations of Sigma-Aldrich and its subsidiaries); provided that, upon the request of Sigma-Aldrich, Parent will reimburse Sigma-Aldrich for reasonable costs incurred in connection with the foregoing.

Director and Officer Indemnification and Insurance

Pursuant to the merger agreement, after the effective time of the merger, Parent is obligated to cause the surviving corporation to indemnify and hold harmless (and Parent or the surviving corporation, as the case may be, will also advance expenses to, subject to repayment if it is determined that such director, officer or employee is not entitled to indemnification under law) each current or former director, officer or employee of Sigma-Aldrich or any of its subsidiaries, to the fullest extent permitted by applicable law, against indemnified liabilities to the fullest extent provided as of the date of the merger agreement in the certificate of incorporation, bylaws, comparable governing documents or existing contractual arrangements of Sigma-Aldrich or its subsidiaries.

Sigma-Aldrich is permitted to, prior to the effective time of the merger, and if Sigma-Aldrich fails to do so, Parent is obligated to cause the surviving corporation to, obtain and fully pay the premium for an extension of the directors’ and officers’ liability coverage of Sigma-Aldrich’s existing directors’ and officers’ insurance policies and Sigma-Aldrich’s existing fiduciary liability insurance policies, in each case, for a claims reporting or discovery period of at least six years from and after the effective time of the merger from an insurance carrier with the same or better credit rating as Sigma-Aldrich’s current insurance carrier with respect to such policies and with terms, conditions, retentions and limits of liability that are at least as favorable as Sigma-Aldrich’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Sigma-Aldrich or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the effective time of the merger (but in no event will Sigma-Aldrich or the surviving corporation expend for such policies an annual premium amount in excess of 300% of the last annual premiums currently paid by Sigma-Aldrich for such insurance).

In addition, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time and rights to advancement of expenses relating thereto now existing as provided in the certificate of incorporation or bylaws or comparable governing documents of Sigma-Aldrich or of any subsidiary of Sigma-Aldrich or any indemnification agreement will survive the merger and will not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any current or former director, officer or employee of Sigma-Aldrich or any of its subsidiaries.

Employee Benefits

Under the terms of the merger agreement, Parent has generally agreed to provide or cause the surviving corporation to provide, for one year following the effective time of the merger (the “continuation period”), to each individual who is employed by Sigma-Aldrich or any of its subsidiaries immediately prior to the closing:

•

base compensation, bonus opportunities and annual incentive opportunities (short and long term) which, in the aggregate, are no less favorable than the base compensation, bonus opportunities and annual incentive opportunities (short and long term) provided by the Sigma-Aldrich and its subsidiaries immediately prior to the closing; and

•

employee benefits that are substantially comparable, in the aggregate, to either (x) those provided to such employee by Sigma-Aldrich and its subsidiaries immediately prior to the effective time or (y) those provided to similarly situated employees of Parent and its subsidiaries from time to time.

In addition, Parent has agreed that it will, or will cause the surviving corporation to, assume, honor and continue during the continuation period or, if later, until all obligations thereunder arising during the continuation period have been satisfied, all of Sigma-Aldrich’s employment, severance, retention, termination and change in control plans and agreements and arrangements, in each case, as in effect at the date of the merger agreement, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by the merger agreement (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable law.

Following the merger, Parent will, or will cause the surviving corporation to cause any employee benefit plans in which the individuals who are employed by Sigma-Aldrich or any of its subsidiaries immediately prior to the closing are entitled to participate following the closing to take into account for purposes of eligibility, vesting, level of benefits and benefit accrual thereunder (other than for benefit accruals under defined benefit pension plans, retiree medical programs or other retiree welfare benefit programs), service by employees of Sigma-Aldrich or any of its subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of Sigma-Aldrich (except to the extent it would result in a duplication of benefits). Furthermore, Parent will use commercially reasonable efforts, with respect to any employee benefit plans maintained for the benefit of the individuals who are employed by Sigma-Aldrich or any of its subsidiaries immediately prior to the closing, to (i) waive any eligibility requirements or pre-existing condition limitations or waiting period requirements to the same extent waived under comparable plans of Sigma-Aldrich and its subsidiaries and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, amounts paid by such employees during the calendar year in which effective time occurs under similar plans maintained by Sigma-Aldrich and its subsidiaries.

Notwithstanding anything set forth above, following the effective time, the terms and conditions of employment for any individual who is employed by Sigma-Aldrich or any of its subsidiaries and whose employment is subject to a collective bargaining agreement will be governed by such collective bargaining agreement until its expiration, modification or termination in accordance with its terms and applicable law.

Other Covenants and Agreements

We and Parent have made certain other covenants to and agreements with each other regarding various other matters including:

•	preparation of this proxy statement;

•	access to information prior to closing;

•

delisting of Sigma-Aldrich and shares of Sigma-Aldrich common stock from the NASDAQ and the deregistration of the shares under the Exchange Act as promptly as practicable after the effective time of the merger;

•	publicity and other third party communications;

•

each party being responsible for its costs and expenses incurred by it in connection with the merger agreement and the transactions contemplated by the merger agreement, subject to specific provisions in the merger agreement;

•	ensuring the merger can be consummated in light of any takeover statutes;

•

Sigma-Aldrich taking actions as may be necessary to ensure that the disposition of Sigma-Aldrich equity securities (including derivative securities) by Sigma-Aldrich officers and directors who are covered persons for purposes of Section 16 of the Exchange Act in connection with the transactions contemplated by the merger agreement is exempt under Rule 16b-3 promulgated under the Exchange Act; and

•	stockholder litigation related to the transactions contemplated by the merger agreement.

Conditions to the Merger

Conditions to Each Party’s Obligations

Each party’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	receipt of the requisite stockholder approval;

•	the waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act will have expired or been earlier terminated;

•	to the extent the merger constitutes a concentration subject to appraisal by the European Commission under the EUMR:

•	the European Commission will have adopted, or have been deemed under the EUMR to have adopted, all decisions and approvals necessary to allow consummation of the merger; and

•

in the event that the European Commission, under the EUMR or Protocol 24 of the Agreement on the European Economic Area, has made, a referral to any governmental entity of one or more European Union Member States or European Free Trade Association States for purposes of reviewing the merger, all such governmental entities have approved, or have been deemed under applicable law to have approved all such relevant portions of the merger and have adopted all further decisions and approvals necessary for consummation of the merger, or the applicable waiting periods relating to the merger will have expired or been terminated;

•

the approvals, consents and consultations required to consummate the merger pursuant to any other antitrust law in Brazil, China, Israel, Japan, South Africa, South Korea and Taiwan will have been obtained or any applicable waiting period thereunder will have been terminated or will have expired;

•	the completion of the CFIUS process will have occurred; and

•	No court or other governmental entity (excluding NASDAQ) of competent jurisdiction will have issued or entered any Order.

As used herein, “completion of the CFIUS process” means: the parties will have received written notice from CFIUS that review under Section 721 of the DPA, of the transactions contemplated by the merger agreement has been concluded, and CFIUS will have determined that there are no unresolved national security concerns with respect to the transactions contemplated by the merger agreement, and advised that action under Section 721, and any investigation related thereto, has been concluded with respect to the transactions contemplated by the merger agreement; CFIUS will have concluded that the transactions contemplated by the merger agreement are not a covered transaction and not subject to review under Section 721; or CFIUS will have sent a report to the President of the United States requesting the President’s decision on the joint notice submitted by the parties hereto and either (1) the period under Section 721 during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated by the merger agreement will have expired without any such action being threatened, announced or taken, or (2) the President will have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated by the merger agreement.

Conditions to Parent’s and Sub’s Obligations

The obligations of Parent and Sub to effect the merger are also subject to the satisfaction or waiver by Parent of the following additional conditions:

•

(A) the representation and warranty of Sigma-Aldrich that there has not been a material adverse effect since June 30, 2014 must be true and correct in all respects as of the closing date with the same force and effect as if made on and as of such date, (B) the representations and warranties of Sigma-Aldrich covering its due incorporation, capital structure and amount of shares subject to Company Equity Awards and corporate authority and approval of the merger agreement and the transactions contemplated thereby must be true and correct in all material respects as of the closing date with the same force and effect as if made on and as of such date (except for representations and warranties that speak as of a specific date or time which will have been true and correct in all material respects as of such date and time) and (C) the representations and warranties of Sigma-Aldrich set forth in the merger agreement other than those specified in the foregoing clause (A) or (B), must be true and correct (disregarding all materiality and material adverse effect qualifications and exceptions contained therein), on and as of the closing date with the same force and effect as if made on and as of such date (except for representations and warranties that speak as of a specific date or time which will have been true and correct as of such date and time) except for any failure to be so true and correct which would not have a Company Material Adverse Effect;

•	Sigma-Aldrich must have performed in all material respects with all obligations and covenants required to be performed by Sigma-Aldrich under the merger agreement at or prior to the closing date; and

•	Parent must have received a certificate signed on behalf of Sigma-Aldrich by the chief executive officer or chief financial officer of Sigma-Aldrich as to the satisfaction of the foregoing conditions.

Conditions to Sigma-Aldrich’s Obligations

Sigma-Aldrich’s obligations to effect the merger are also subject to the satisfaction or waiver by Sigma-Aldrich of the following additional conditions:

•

the representations and warranties of Parent and Sub set forth in the merger agreement must be true and correct as of the date of the merger agreement and on and as of the closing date with the same force and effect as if made on and as of such date (except for representations and warranties that speak as of a specific date or time which will have been true and correct as of such date and time) except for any failure to be so true and correct that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impede the ability of Parent and Sub to consummate the transactions contemplated by the merger agreement;

•	each of Parent and Sub must have performed in all material respects with all obligations and covenants required to be performed by it under the merger agreement at or prior to the closing date; and

•	Sigma-Aldrich must have received a certificate signed on behalf of Parent and Sub by a senior executive officer of Parent as to the satisfaction of the foregoing conditions.

None of Sigma-Aldrich, Parent or Sub may rely on the failure of any condition set forth above to be satisfied if such failure was caused by such party’s breach of any provision of the merger agreement.

Termination of the Merger Agreement

Mutual Termination Right

The merger agreement may be terminated prior to the effective time of the merger by the mutual written consent of Parent and Sigma-Aldrich.

Termination Rights Exercisable by either Parent or Sigma-Aldrich

The merger agreement may also be terminated prior to the effective time of the merger by either Parent or Sigma-Aldrich if:

•

the merger has not been consummated by July 22, 2015, provided that, if on such date the conditions to closing regarding antitrust approvals or the absence of orders are not satisfied but all other conditions to closing have been satisfied (or in the case of conditions that by their terms are to be satisfied at the closing, will be capable of being satisfied on such date) or waived by all parties entitled to the benefit of such conditions, then, at the written election of either Sigma-Aldrich or Parent, such date may be extended to December 22, 2015 (such date, the “Termination Date”); provided, that the right to terminate the merger agreement pursuant to this paragraph will not be available to any party if the failure of the merger to have been consummated on or before the applicable Termination Date was primarily due to the material breach of the party seeking to terminate the merger agreement;

•

the meeting of Sigma-Aldrich stockholders will have been held and completed and the requisite stockholder approval will not have been obtained at such meeting or at any adjournment or postponement thereof; or

•

any Order permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the merger becomes final and non-appealable (whether before or after the time the requisite stockholder approval is obtained); provided, that the right to terminate the merger agreement pursuant to this paragraph will not be available to any party that has materially breached its obligations under the merger agreement, which breach was the primary reason for such Order being issued.

Sigma-Aldrich Termination Rights

We may also terminate the merger agreement prior to the effective time if:

•

at any time prior to the receipt of the requisite stockholder approval, if (i) the Board authorizes Sigma-Aldrich, in accordance with “—Restriction on Solicitation of Acquisition Proposals” and “—Obligation of the Board of Directors with Respect to Its Recommendation” above, to enter into a binding definitive Alternative Acquisition Agreement with respect to an acquisition proposal that the Board has determined in good faith (after consultation with its outside financial advisor and outside legal counsel) constitutes a superior proposal, (ii) concurrently with the termination of the merger agreement, Sigma-Aldrich enters into such binding definitive Alternative Acquisition Agreement with respect to such superior proposal and (iii) Sigma-Aldrich immediately prior to or concurrently with such termination pays to Parent in immediately available funds any fees required to be paid pursuant to “—Termination Fees” below beginning on page 112; provided that Sigma-Aldrich will not be entitled to terminate the merger agreement pursuant to this paragraph with respect to any superior proposal unless Sigma-Aldrich has complied in all material respects with “—Obligation of the Board of Directors with Respect to Its Recommendation—Company Change of Recommendation” above with respect to such superior proposal and have not otherwise materially breached the obligations set forth in “—Restriction on Solicitation of Acquisition Proposals” and “—Obligation of the Board of Directors with Respect to Its Recommendation” above with respect to such superior proposal; or

•

at any time prior to the effective time, whether such date is before or after the time the requisite stockholder approval is obtained, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Sub in the merger agreement, which breach (i) would give rise to the failure of the condition set forth in “—Conditions to the Merger—Conditions to Sigma-Aldrich’s Obligations” above and (ii) (x) cannot be cured by Parent or Sub by the Termination Date or (y) if capable of being cured, will not have been cured (A) within 30 calendar days following delivery of written notice by Sigma-Aldrich to Parent of such breach or (B) any shorter period of time that remains between the date the Sigma-Aldrich delivers written notice of such breach and the Termination Date; provided, that Sigma-Aldrich will not have the right to terminate the merger agreement pursuant to this paragraph if it is then in breach of any representation, warranties, covenants or other agreements hereunder that would result in the closing condition set forth in “—Conditions to the Merger—Conditions to Parent’s and Sub’s Obligations” above not being satisfied.

Parent Termination Rights

Parent may also terminate the merger agreement if:

•	at any time prior to the time the requisite stockholder approval is obtained, if the Board will have made a Company Change of Recommendation; or

•

at any time prior to the effective time, whether such date is before or after the time the requisite stockholder approval is obtained, if there has been a breach of any representation, warranty, covenant or agreement made by Sigma-Aldrich in the merger agreement, which breach (i) would give rise to the failure of the condition set forth in “—Conditions to the Merger—Conditions to Parent’s and Sub’s Obligations” above and (ii) (x) cannot be cured by Sigma-Aldrich by the Termination Date or (y) if capable of being cured, will not have been cured (A) within 30 calendar days following delivery of written notice by Parent to Sigma-Aldrich of such breach or (B) any shorter period of time that remains between the date Parent delivers written notice of such breach and the Termination Date; provided, that Parent will not have the right to terminate the merger agreement pursuant to this paragraph if it is then in breach of any representation, warranties, covenants or other agreements hereunder that would result in the closing condition set forth in “—Conditions to the Merger—Conditions to Sigma-Aldrich’s Obligations” above not being satisfied.

Effect of Termination

If the merger agreement is terminated by either Parent or Sigma-Aldrich, the merger agreement will become void and of no effect with no liability to any person on the part of any party hereto (or of any of its representatives, affiliates or financing sources), in either case, except for certain provisions with respect to confidentiality, payment of expenses associated with, and indemnification for liabilities incurred in connection with, Parent’s financing for the merger, expenses, termination fees and termination of the merger agreement. Furthermore, termination will not relieve any party of any liabilities resulting from the fraud or the willful and material breach of the merger agreement.

Termination Fees

Sigma-Aldrich would be required to pay Parent a termination fee in the amount of $552,135,000 if:

•

(i)    the merger agreement is terminated pursuant to the first bullet point under “—Termination of the Merger Agreement—Termination Rights Exercisable by either Parent or Sigma-Aldrich” above (relating to the Termination Date) before obtaining the requisite stockholder approval or the merger agreement is terminated pursuant to the second bullet point under “—Termination of the Merger Agreement—Termination Rights Exercisable by either Parent or Sigma-Aldrich” above (relating to failure to obtain the requisite stockholder approval at the meeting of Sigma-Aldrich stockholders), (ii) any person has made or renewed a bona fide acquisition proposal after the date of the merger agreement that is publicly disclosed or publicly announced by such person and has not been irrevocably publicly withdrawn (x) with respect to a termination pursuant to the first bullet point under “—Termination of the Merger Agreement—Termination Rights Exercisable by either Parent or Sigma-Aldrich” above, prior to such termination or (y) with respect to a termination pursuant to the second bullet point under “—Termination of the Merger Agreement—Termination Rights Exercisable by either Parent or Sigma-Aldrich” above, prior to a date that is at least five (5) business days prior to the date of the meeting of Sigma-Aldrich stockholders (in either case, a “Qualifying Proposal”), and (iii) within nine (9) months of such termination Sigma-Aldrich enters into a definitive agreement with respect to any acquisition proposal or an acquisition proposal is consummated (in each case whether or not such acquisition proposal is the same as the original Qualifying Proposal referred to in clause (ii)); provided, that for purposes of this paragraph, the term “Acquisition Proposal” will have the meaning ascribed to such term in “—Restriction on Solicitation of Acquisition Proposals” above, except that all references to 20% therein will be deemed to be references to 50%;

•	the merger agreement is terminated by Parent pursuant to the first bullet point under “—Termination of the Merger Agreement—Parent Termination Rights” above; or

•	the merger agreement is terminated by Sigma-Aldrich pursuant to the first bullet point under “—Termination of the Merger Agreement—Sigma-Aldrich Termination Rights” above.

Sigma-Aldrich would be required to pay Parent a termination fee of $318,540,000 if:

•

the termination fee becomes payable as a result of the termination of the merger agreement by Sigma-Aldrich pursuant to the first bullet point under “—Termination of the Merger Agreement—Sigma-Aldrich Termination Rights” above to accept a superior proposal with respect to which (i) the person making such superior proposal first made its acquisition proposal that resulted in such superior proposal within thirty (30) days following the date of the merger agreement, (ii) the Board determined during such period that such acquisition proposal is or could reasonably be expected to result in a superior proposal (the first date of such Board determination, the “Board Determination Date”) and (iii) Sigma-Aldrich terminates the merger agreement to accept such superior proposal pursuant to the first bullet point under “—Termination of the Merger Agreement—Sigma-Aldrich Termination Rights” above no later than thirty (30) days following the Board Determination Date.

Parent would be required to pay Sigma-Aldrich a termination fee of $934,383,000 if:

•

the merger agreement is terminated by Parent or Sigma-Aldrich (i) pursuant to the third bullet point under “—Termination of the Merger Agreement—Termination Rights Exercisable by either Parent or Sigma-Aldrich” above as a result of an Order in connection with any antitrust law, or (ii) to the first bullet point under “—Termination of the Merger Agreement—Termination Rights Exercisable by either Parent or Sigma-Aldrich” above, and all of the conditions to closing of Parent set forth in “—Conditions to the Merger” above (other than

(A) the conditions to closing with respect to or relating to antitrust laws or approvals and (B) those other conditions that, by their nature, cannot be satisfied until the closing date, but, in the case of clause (B), which conditions would be capable of satisfaction if the closing date were the date of such termination, in each case other than any failures of such conditions to be satisfied that result from a breach by Parent of the merger agreement where such breach materially contributed to the failure of such conditions to be satisfied or capable of being satisfied) have been satisfied or waived on or prior to the date of such termination.

In no event will either party be required to pay a termination fee on more than one occasion.

Miscellaneous

Specific Performance

The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, and such remedy is in addition to any other remedy to which the parties are entitled at law or in equity. Each party further agreed that it will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of the merger agreement by such party, and to specifically enforce the terms and provisions of the merger agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement. Any party seeking an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement will not be required to provide any bond or other security in connection with any such order or injunction.

Amendment of the Merger Agreement

The merger agreement may be amended by Parent, Sub and Sigma-Aldrich at any time prior to the effective time of the merger by written agreement executed and delivered by duly authorized officers of such parties. However, after the requisite stockholder approval, no amendment to the merger agreement may be made that requires the approval of Sigma-Aldrich stockholders under applicable law unless the required further approval is obtained.

Governing Law

The merger agreement is governed by the laws of the State of Delaware, without giving effect to principles of choices or conflicts of law thereof.

APPRAISAL RIGHTS

Under Delaware law, holders of shares of Sigma-Aldrich common stock are entitled to appraisal rights in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL. If the merger is completed, holders of shares of Sigma-Aldrich common stock immediately prior to the effective time of the merger who did not vote in favor of the merger and who otherwise complied with the applicable statutory procedures under Section 262 of the DGCL will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Annex C. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of shares of Sigma-Aldrich common stock immediately prior to the effective time of the merger as to which appraisal rights are asserted. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. Stockholders should carefully review the full text of Section 262 of the DGCL as well as the information discussed below.

Under the DGCL, if the merger is effected, holders of shares of Sigma-Aldrich common stock immediately prior to the effective time of the merger who (i) did not cast their vote in favor of the merger; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case, in accordance with the DGCL, will be entitled to have such shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by such court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” could be greater than, less than or the same as the merger consideration.

Under Section 262 of the DGCL, Sigma-Aldrich is required not less than 20 days before the special meeting to vote on the merger to notify each of the holders of any class or series of its stock who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all of such shares, and is required to include in such notice a copy of Section 262. This proxy statement constitutes a formal notice of appraisal rights under Section 262 of the DGCL. Any holder of shares of Sigma-Aldrich common stock who wishes to exercise such appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 set forth in Annex C to this proxy statement and consult your legal advisor. If you fail to timely and properly comply with the requirements of Section 262, your appraisal rights may be lost. To exercise appraisal rights with respect to your shares of Sigma-Aldrich common stock, you must:

•	NOT vote your shares of Sigma-Aldrich common stock in favor of the merger;

•

deliver to Sigma-Aldrich a written demand for appraisal of your shares before the taking of the vote on the proposal to adopt the merger agreement at the special meeting, as described further below under “—Written Demand by the Record Holder,” beginning on page 116;

•	continuously hold your shares of Sigma-Aldrich common stock through the date the merger is completed; and

•	otherwise comply with the procedures set forth in Section 262 of the DGCL.

Written Demand by the Record Holder

All written demands for appraisal should be addressed to Sigma-Aldrich Corporation, 3050 Spruce Street, St. Louis, Missouri 63103, Attention: General Counsel. Such demand will be sufficient if it reasonably informs Sigma-Aldrich of the identity of the stockholder and that the stockholder intends thereby to demand appraisal of such stockholder’s shares. Under Section 262 of the DGCL, a proxy or vote against the merger does not constitute such a demand.

The written demand for appraisal must be executed by or for the record holder of shares, fully and correctly, as such holder’s name appears on the certificate(s) for the shares of Sigma-Aldrich common stock owned by such holder. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or a tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

A beneficial owner of shares of Sigma-Aldrich common stock held in “street name” who wishes to exercise appraisal rights should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. If the shares are held through a brokerage firm, bank or other nominee who in turn holds the shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder. Any beneficial owner who wishes to exercise appraisal rights and holds shares through a nominee holder is responsible for ensuring that the demand for appraisal is timely made by the record holder. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the record holder of the shares, which may be a central securities depository nominee if the shares have been so deposited.

Filing a Petition for Appraisal

Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation (which, in this case, will be Sigma-Aldrich), or any holder of shares of Sigma-Aldrich common stock who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all holders who did not adopt the merger and demanded appraisal of such shares. If no such petition is filed within that 120-day period, appraisal rights will be lost for all holders of shares who had previously demanded appraisal of their shares. Sigma-Aldrich is under no obligation to, and has no present intention to, file a petition, and holders should not assume that Sigma-Aldrich will file a petition or that it will initiate any negotiations with respect to the fair value of shares of Sigma-Aldrich common stock. Accordingly, it is the obligation of the holders of shares to initiate all necessary action to perfect their appraisal rights in respect of the shares within the period prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any holder of shares of Sigma-Aldrich common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after a written request therefor has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the requirement that a demand for appraisal must be made by or on behalf of the record owner of shares, a person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from the surviving corporation the statement described in this paragraph.

Upon the filing of such petition by any such holder of shares, service of a copy thereof must be made upon the surviving corporation, which will then be obligated within 20 days after such service to file with the Register in Chancery of the Court of Chancery of the State of Delaware (which we refer to as the “Delaware Register in Chancery”) a duly verified list (which we refer to as the “verified list”) containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares has not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the surviving corporation and all of the stockholders shown on the verified list. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by the surviving corporation.

After notice to the stockholders as required by the Delaware Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded payment for their shares of Sigma-Aldrich common stock to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and, if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

Determination of Fair Value

After the Delaware Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through the appraisal proceeding, the Court of Chancery will determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger[.]” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering appraisal should be aware that the fair value of their shares of Sigma-Aldrich common stock as so determined could be more than, the same as or less than the merger consideration and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Although Sigma-Aldrich believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Neither Parent nor Sigma-Aldrich anticipates offering more than the merger consideration to any stockholder exercising appraisal rights, and Parent and Sigma-Aldrich reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the fair value of a share of Sigma-Aldrich common stock is less than the merger consideration.

Upon application by the surviving corporation or by any holder of shares of Sigma-Aldrich common stock entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any holder of shares of Sigma-Aldrich common stock whose name appears on the verified list and, if such shares are represented by certificates and if so required, who has submitted such stockholder’s certificates of stock to the Delaware Register in Chancery, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights. The Court of Chancery will direct the payment of the fair value of the shares of Sigma-Aldrich common stock, together with interest, if any, by the surviving corporation to the stockholders entitled thereto. Payment will be so made to each such stockholder upon the surrender to the surviving corporation of such stockholder’s certificates. The Court of Chancery’s decree may be enforced as other decrees in such Court may be enforced.

The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. Upon application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares of Sigma-Aldrich common stock entitled to appraisal. In the absence of an order, each party bears its own expenses.

Any stockholder who has duly demanded and perfected appraisal rights for shares of Sigma-Aldrich common stock in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote such shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Sigma-Aldrich common stock as of a date or time prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger; after this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the consent of Sigma-Aldrich. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, stockholders’ rights to appraisal will cease, and all holders of shares of Sigma-Aldrich common stock will be entitled to receive the merger consideration. Inasmuch as Sigma-Aldrich has no obligation to file such a petition and has no present intention to do so, any holder of shares of Sigma-Aldrich common stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to Sigma-Aldrich a written withdrawal of its demand for appraisal and acceptance of the merger consideration, except that (i) any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of Sigma-Aldrich and (ii) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. Notwithstanding the foregoing, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such stockholder’s demand for appraisal and accept the terms offered upon the merger within 60 days after the effective time of the merger.

If you wish to exercise your appraisal rights, you must not vote your shares of Sigma-Aldrich common stock in favor of the merger, and you must comply with the procedures set forth in Section 262 of the DGCL. If you fail to take any required step in connection with the exercise of appraisal rights, it will result in the termination or waiver of your appraisal rights.

The foregoing summary of the rights of Sigma-Aldrich stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by Sigma-Aldrich stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex C to this proxy statement.

MARKET PRICE AND DIVIDEND DATA

Sigma-Aldrich common stock is traded on the NASDAQ under the symbol “SIAL.” As of the close of business on October 16, 2014, the latest practicable trading day before the filing of this proxy statement, there were 119,094,852 shares of Sigma-Aldrich common stock outstanding and entitled to vote, held by approximately 468 holders of record of Sigma-Aldrich common stock. The following table presents the high and low sale prices of Sigma-Aldrich common stock for the period indicated in published financial sources and the dividend declared per share during such period:

Quarter	High	Low	Dividend
2012
First Quarter	$74.31	$61.68	$0.20
Second Quarter	74.59	66.77	0.20
Third Quarter	74.94	66.52	0.20
Fourth Quarter	74.50	68.22	0.20

2013
First Quarter	79.32	74.28	0.215
Second Quarter	85.91	73.24	0.215
Third Quarter	88.55	80.25	0.215
Fourth Quarter	94.78	82.90	0.215

2014
First Quarter	96.61	90.79	0.23
Second Quarter	101.71	92.10	0.23
Third Quarter	136.77	100.42	0.23

The following table presents the closing per share sales price of Sigma-Aldrich common stock, as reported on the NASDAQ on September 19, 2014, the last full trading day before the public announcement of the merger, and on October 16, 2014, the latest practicable trading day before the filing of this proxy statement:

Date	Closing per Share Price
September 19, 2014	$102.37
October 16, 2014	$134.99

You are encouraged to obtain current market prices of Sigma-Aldrich common stock in connection with voting your shares. Following the merger, there will be no further market for Sigma-Aldrich common stock, and Sigma-Aldrich common stock will be delisted from the NASDAQ and deregistered under the Exchange Act.

We paid a regular quarterly dividend on Sigma-Aldrich common stock at a rate of $0.215 per share during each of the four quarters of 2013 and $0.23 per share during each of the first three quarters of 2014. On September 21, 2014, we announced that the Board had declared a regular dividend of $0.23 per share on shares of Sigma-Aldrich common stock, payable in cash on December 15, 2014 to stockholders of record at the close of business on December 1, 2014. Subject to the terms and conditions of the merger agreement, future dividend payments will be at the discretion of the Board, can be changed or discontinued at any time and are dependent upon our financial condition, results of operations, capital requirements and other factors, including those set forth in the section of our Annual Report on Form 10-

K for the year ended December 31, 2013 entitled “Item 1A. Risk Factors,” which is incorporated by reference in this proxy statement. The merger agreement permits us, and we expect to continue until the effective time of the merger, to declare and pay to Sigma-Aldrich stockholders regular quarterly dividends in accordance with our past practice but not to exceed $0.23 per share, with record dates and payment dates in accordance with our customary dividend schedule.

STOCK OWNERSHIP

We have listed below, as of October 16, 2014 (except as otherwise indicated), the beneficial ownership of Sigma-Aldrich common stock by (a) each of our directors, (b) each of our “named executive officers”, (c) all of our directors and executive officers as a group and (d) each person known by us to be the beneficial owner of more than five percent of outstanding Sigma-Aldrich common stock. The table is based on information we received from the directors, executive officers and filings made with the SEC. Unless otherwise indicated, each of our directors and “named executive officers” has (a) the same business address as Sigma-Aldrich and (b) sole investment and voting power over all of the shares that he or she beneficially owns. All share numbers have been rounded to the nearest whole number.

Name	Amount and Nature of Beneficial Ownership of Common Stock(1)(2)	Percent of Class(3)
Rebecca M. Bergman	67,439	*
George M. Church	56,239	*
Michael L. Marberry	10,519	*
W. Lee McCollum	94,639	*
Avi M. Nash	68,639	*
Steven M. Paul	79,839	*
J. Pedro Reinhard	110,086	*
Rakesh Sachdev	324,637	*
D. Dean Spatz	111,222	*
Barrett A. Toan	101,039	*
Jan A. Bertsch	55,712	*
Gilles A. Cottier	110,968	*
Eric M. Green	61,085	*
Franklin D. Wicks	147,152	*
Other Executive Officers as a Group (4 Persons)	174,477	*

State Farm Mutual Automobile Insurance Company	14,136,936(4)	11.9%
The Vanguard Group	9,223,002(5)	7.7%
Blackrock, Inc.	6,908,037(6)	5.8%
State Street Corporation	6,381,843(7)	5.4%

All directors and executive officers as a group (18 persons)	1,573,692	1.3%

* Less than 1%

(1)  Includes shares held directly or in joint tenancy, shares held in trust, by broker, bank or nominee or other indirect means, including in the 401(k) Plan, and over which the individual or member of the group has sole voting or shared voting and/or investment power. Each individual or member of the group has sole voting and/or investment power with respect to the shares shown in the table above, except as follows: Barrett A. Toan shares voting and investment power with respect to 3,200 shares listed above for Mr. Toan; Avi M. Nash shares voting and investment power with respect to 3,600 shares listed above for Mr. Nash, which shares are held in a charitable trust of which Mr. Nash is co-trustee with his wife and as to which he disclaims beneficial ownership; D. Dean Spatz shares voting and investment power with respect to 8,400 shares listed above for Mr. Spatz; and Franklin D. Wicks shares voting and investment power with respect to 22,081 shares listed above for Dr. Wicks.

(2)    Includes the following shares of common stock that are issuable to directors and named executive officers upon the exercise of Stock Options that are vested as of, or will vest within 60 days of, October 16, 2014:

Name	Stock Options Exercisable as of October 16, 2014 or Within 60 Days Thereof
Rebecca M. Bergman	62,266
George M. Church	52,266
Michael L. Marberry	10,146
W. Lee McCollum	82,266
Avi M. Nash	49,166
Steven M. Paul	72,266
J. Pedro Reinhard	82,266
Rakesh Sachdev	293,160
D. Dean Spatz	52,266
Barrett A. Toan	72,266
Jan A. Bertsch	48,657
Gilles A. Cottier	100,440
Eric M. Green	49,755
Franklin D. Wicks	125,071
Other Executive Officers as a Group (4 Persons)	131,960

(3)    The percentage calculations set forth in the table are based on 119,094,852 shares of common stock outstanding on October 16, 2014. Shares of Sigma-Aldrich common stock issuable upon the exercise of Stock Options that are vested as of, or will vest within 60 days of, October 16, 2014, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such Stock Options, but are not deemed outstanding for computing the percentage ownership of any other persons.

(4)    In a report filed by State Farm Mutual Automobile Insurance Company, State Farm Life Insurance Company, State Farm Fire and Casualty Company, State Farm Investment Management Corp., State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees (collectively, “State Farm”) on Schedule 13G on February 13, 2014, State Farm indicated that it has sole voting and dispositive power over 14,033,160 shares of common stock and shared voting and dispositive power over 103,776 shares of common stock. According to such Schedule 13G, the principal business address of State Farm is One State Farm Plaza, Bloomington, Illinois 61710.

(5)    In a report filed by The Vanguard Group on Schedule 13G/A on February 11, 2014, The Vanguard Group indicated that it had sole voting power over 202,413 shares of common stock, shared voting power over no shares of common stock, sole dispositive power over 9,040,389 shares of common stock, and shared dispositive power over 182,613 shares of common stock. According to such Schedule 13G/A, the principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)    In a report filed by Blackrock, Inc. on Schedule 13G/A on January 30, 2014, Blackrock, Inc. indicated that it had sole voting power over 5,806,204 shares of common stock, shared voting power over no shares of common stock, sole dispositive power over 6,908,037 shares of common stock and shared dispositive power over no shares of common stock. According to such Schedule 13G/A, the principal business address of Blackrock, Inc. is 40 East 52nd Street, New York, New York 10022.

(7)    In a report filed by State Street Corporation on Schedule 13G/A on February 4, 2014, State Street Corporation indicated that it had sole voting power over no shares of common stock, shared voting power over 6,381,843 shares of common stock, sole dispositive power over no shares of common stock and shared dispositive power over 6,381,843 shares of common stock. According to such Schedule 13G/A, the principal business address of State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS

Written proposals of stockholders to be included in the proxy statement and form of proxy for the next annual meeting of stockholders must both satisfy the requirements of Rule 14a-8 under the Exchange Act and be received at Sigma-Aldrich’s executive offices no later than November 21, 2014. Upon receipt of any such proposal, Sigma-Aldrich will determine whether or not to include such proposal in the proxy statement and form of proxy in accordance with Rule 14a-8 under the Exchange Act.

Under Sigma-Aldrich’s By-laws (the “By-Laws”), in order for a stockholder to nominate a candidate for director, or to bring other business before an annual meeting of stockholders, timely notice must be given to and received by Sigma-Aldrich in advance of the meeting. In the case of an annual meeting of stockholders, ordinarily, such notice must be given and received not less than 90 nor more than 120 days before the first anniversary of the preceding year’s annual meeting (or between January 6, 2015 and February 5, 2015 in the case of the 2015 annual meeting of stockholders); provided, however, that in the event the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, then such notice must be given by the stockholder and received by Sigma-Aldrich no earlier than the 120th day prior to such annual meeting and no later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of such meeting is first made. In certain cases, notice may be delivered and received later if the number of directors to be elected to the Board is increased. In the case of a nomination, the stockholder submitting the notice must describe various matters as specified in the By-laws, including the name and address of each proposed nominee, his or her occupation and number of shares held and certain other information. In the case of a proposal of other business, the notice must include a description of the proposed business (which must otherwise be a proper subject for action by the stockholders), the reasons therefor and other matters specified in the By-laws.

In the case of special meetings of stockholders, only such business will be conducted, and only such proposals will be acted upon, as are brought pursuant to the notice of the meeting. In the event Sigma-Aldrich calls a special meeting of stockholders to elect one or more directors, any stockholder may nominate a candidate if such stockholder complies with the timing and notice requirements contained in the By-laws.

In the case of an annual or special meeting, the stockholder proponent must be a stockholder of Sigma-Aldrich who was a stockholder of record both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting. Any stockholder desiring a copy of the Certificate of Incorporation of Sigma-Aldrich or By-laws will be furnished a copy without charge upon written request to the Corporate Secretary.

The time limits under the By-laws described above also apply in determining whether notice is timely for purposes of Rule 14a-4(c) under the Exchange Act relating to exercise of discretionary voting authority, and are separate from and in addition to the SEC’s requirements that a stockholder must meet to have a proposal included in Sigma-Aldrich’s proxy statement for an annual meeting.

In each case, the proposals or notices described above must be submitted in writing to George L. Miller, Senior Vice President, General Counsel and Secretary, Sigma-Aldrich Corporation, 3050 Spruce Street, St. Louis, Missouri 63103.

HOUSEHOLDING OF PROXY MATERIAL

If you and other residents at your mailing address own shares of Sigma-Aldrich common stock in “street name,” your bank, broker, trust or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement or notice of internet availability of proxy for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the bank, broker, trust or other nominee will assume that you have consented and will send only one copy of our annual report and proxy statement or notice of internet availability of proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or if you wish to receive individual copies of our proxy statements, annual reports or notices of internet availability of proxy, as applicable, for future meetings, we will send a copy to you if you call Investor Relations, at (314) 286-8015, or write to Sigma-Aldrich Corporation, 3050 Spruce Street, St. Louis, Missouri 63103.

If you and other residents at your mailing address are registered stockholders and you received more than one copy of this proxy statement, but you wish to receive only one copy of our annual report and proxy statement or notice of internet availability of proxy, you may request, in writing, that Sigma-Aldrich eliminate these duplicate mailings. To request the elimination of duplicate copies, please contact your broker.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15 (d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	Sigma-Aldrich’s Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 2, 2014;

•	Sigma-Aldrich’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2014 (filed on April 24, 2014) and June 30, 2014 (filed on July 24, 2014);

•	Sigma-Aldrich’s Definitive Proxy Statement for our 2014 annual meeting of stockholders, filed on March 21, 2014; and

•	Sigma-Aldrich’s Current Reports on Form 8-K filed on February 13, 2014, May 7, 2014, September 22, 2014 and September 25, 2014.

Copies of any of the documents we file with the SEC may be obtained free of charge either on our website, by contacting our Corporate Secretary at Sigma-Aldrich Corporation, 3050 Spruce Street, St. Louis, Missouri 63103, Attention: Corporate Secretary or by calling (314) 286-7745.

If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [—], 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE

OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS WILL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

among

SIGMA-ALDRICH CORPORATION,

MERCK KGAA,

and

MARIO II FINANCE CORP.

Dated as of September 22, 2014

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of September 22, 2014, among Sigma-Aldrich Corporation, a Delaware corporation (the “Company”), Merck KGaA, a German corporation with general partners (“Parent”) and Mario II Finance Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”) and the executive board of Parent (the “Parent Board”) and the board of directors of Merger Sub have approved the merger of Merger Sub with and into the Company, with the Company as the surviving corporation in the merger (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, in accordance with the provisions of the Delaware General Corporation Law, as amended (the “DGCL”), and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue under the DGCL unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.2 Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, at 9:00 a.m. (New York time) on the fifth (5th) business day following the day on which the last to be satisfied or waived (to the extent permitted by applicable Law) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of those conditions) shall be satisfied or waived in accordance with this Agreement, by electronic exchange of documents and signatures, or at such other place, time and date as the parties to this Agreement may agree in writing (the actual time, and date of the Closing being referred to herein as the “Closing Date”). For purposes of this Agreement, the term “business day” shall mean any day (other than a Saturday or Sunday) on which banks are open for general business in New York, New York, London, England, Luxembourg City, Luxembourg and Frankfurt am Main, Germany, and which is also a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007 is open for the settlement of payments in euro.

1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall cause the Merger to be consummated by causing a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL, and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with, and accepted for record by, the office of the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time or date as the Company and Parent shall agree in writing and specify in the Certificate of Merger in accordance with applicable Law (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

1.4 Effects of Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

ARTICLE II

CERTIFICATE OF INCORPORATION AND BYLAWS

OF THE SURVIVING CORPORATION

2.1 The Certificate of Incorporation. The certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation (the “Charter”) of the Surviving Corporation, except that the name of the Surviving Corporation shall be such name as Parent may designate, until thereafter amended as provided therein and in accordance with the applicable provisions of the DGCL (subject to Section 7.11).

2.2 The Bylaws. The by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein and in accordance with the applicable provisions of the DGCL (subject to Section 7.11).

ARTICLE III

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

3.1 Directors. The parties hereto shall take, and cause to be taken, all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office until their respective successors have been duly elected or appointed and qualified or until their earlier death, incapacitation, retirement, resignation or removal in accordance with the Charter and the Bylaws.

3.2 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation, each to hold office until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, incapacitation, retirement, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK;

EXCHANGE OF CERTIFICATES

4.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Merger Sub, the holder of any capital stock of the Company or the sole stockholder of Merger Sub:

(a) Merger Consideration. Each share (a “Share” or, collectively, the “Shares”) of common stock, par value $1.00 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the

Effective Time (including each outstanding restricted share granted under the Stock Plans) other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent, in each case not held on behalf of third parties, (ii) Dissenting Shares (as defined below), and (iii) Shares owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company (each Share referred to in clause (i) through (iii) above being an “Excluded Share” and collectively, “Excluded Shares”) shall be automatically converted into the right to receive $140 in cash (the “Per Share Merger Consideration”), without interest. At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) or non-certificated Share represented by book-entry (“Book-Entry Shares”) formerly representing any Shares (other than Excluded Shares) shall thereafter cease to have any rights with respect to such Shares and shall represent only the right to receive the Per Share Merger Consideration multiplied by the number of such Shares formerly represented thereby, without interest.

(b) Cancellation of Excluded Shares. Each Excluded Share, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to the right of the Record Holder of any Dissenting Shares to receive the payment to which reference is made in Section 4.2(f) with respect to such Dissenting Shares. For purposes of this Agreement, the term “Record Holder” means, with respect to any Shares (whether represented by Certificate or Book-Entry Shares), a Person who was, immediately prior to the Effective Time, the holder of record of such Shares.

(c) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. From and after the Effective Time, any certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

4.2 Payment.

(a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent, which is a U.S.-based nationally recognized bank or trust company reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the Record Holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make the aggregate payments under Section 4.1(a) for the Shares other than the Excluded Shares (such cash being hereinafter referred to as the “Exchange Fund”), and, in connection therewith, shall enter into an agreement with the Paying Agent in form and substance reasonably acceptable to the Company. If a Dissenting Stockholder effectively withdraws its demand for, or loses its, appraisal rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares, Parent shall, reasonably promptly thereafter, make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (i) the number of Dissenting Shares for which the Dissenting Stockholder has withdrawn its demand for, or lost its, appraisal rights pursuant to Section 262 of the DGCL and (ii) the Per Share Merger Consideration. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under Section 4.1(a) shall be promptly returned to the Surviving Corporation or Parent (at Parent’s election). To the extent that there are any losses with respect to any such investments such that the Exchange Fund diminishes below the level required for the Paying Agent to make prompt cash payment under Section 4.1(a) or the Exchange Fund otherwise is insufficient to make the payments required under

Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly deposit, replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is maintained at a level sufficient for the Paying Agent to make such aggregate payments under Section 4.1(a).

(b) Payment Procedures.

(i) Letter of Transmittal. Reasonably promptly (and in any event, within three (3) business days) after the Closing Date, the Surviving Corporation shall cause the Paying Agent to mail (or cause to be mailed) to each Record Holder of Shares (other than Excluded Shares) (x) a letter of transmittal for use in collecting the amount to which such Record Holder is entitled as a result of the Merger, such letter of transmittal to be in such customary form as Parent and the Company shall reasonably agree and (y) instructions for use in effecting the surrender of Shares in exchange for the Per Share Merger Consideration.

(ii) Payment for Shares. Upon delivery of such letter of transmittal to the Paying Agent by any Record Holder of Shares (other than Excluded Shares), duly completed and validly executed in accordance with its instructions, and surrender to the Paying Agent of the Certificate or Book-Entry Shares (if any) that immediately prior to the Effective Time represented such Shares (or affidavit of loss in lieu thereof as provided in Section 4.2(e)), such Record Holder shall be entitled to receive from the Exchange Fund a cash amount equal to the number of such Shares multiplied by the Per Share Merger Consideration, and, if applicable, the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable as provided above. Payment of the Per Share Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered. Risk of loss of and title to any Certificate or Book-Entry Shares will pass only upon proper delivery as provided above. In the event of a transfer of ownership of Shares represented by a Certificate that is not registered in the transfer records of the Company, a check for any cash to be delivered upon compliance with the procedures described above may be issued to the transferee if the applicable letter of transmittal is accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. The Per Share Merger Consideration, paid in full with respect to any Share in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share.

(iii) Special Payment Procedures for DTC. Prior to the Effective Time, Parent and the Company shall cooperate in good faith to establish customary procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (x) if the Closing occurs at or prior to 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the Closing Date an amount in cash from the Exchange Fund in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time, multiplied by the Per Share Merger Consideration (such amount, the “DTC Payment”), and (y) if the Closing occurs after 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first business day after the Closing Date an amount in cash from the Exchange Fund in immediately available funds equal to the DTC Payment.

(c) Transfers. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Person presents to the Surviving Corporation, Parent or Paying Agent any Certificates or Book-Entry Shares or any transfer instructions relating to Shares cancelled in the Merger, such Person shall be given a copy of the letter of transmittal and related instructions referred to in Section 4.2(b)(i) and instructed to comply with the instructions in that letter of transmittal in order to receive the Per Share Merger Consideration to which such Person is entitled pursuant to this Article IV.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the Record Holders of Shares for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation. Any Record Holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) for payment of the Per Share Merger Consideration for such Shares upon compliance with the instructions in the form of letter of transmittal referred to in Section 4.2(b)(i), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any Record Holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. If any Shares shall not have been surrendered immediately prior to the date on which any cash payable in respect of such Shares would otherwise escheat to or become the property of any Governmental Entity, any such cash shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, and any permitted successors and assigns of such Person.

(e) Lost, Stolen, Mutilated or Destroyed Certificates. In the event any Certificate shall have been lost, stolen, mutilated or destroyed, upon the making of an affidavit (satisfactory to the Paying Agent, acting reasonably) of that fact by the Person claiming such Certificate to be lost, stolen, mutilated or destroyed and, if required by the Paying Agent or Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by the Paying Agent or Parent as indemnity against any Action that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount equal to the number of Shares formerly represented by such lost, stolen, mutilated or destroyed Certificate multiplied by the Per Share Merger Consideration, without any interest thereon. When used in this Agreement, “Action” shall mean any action, claim, complaint, investigation, audit, petition, charge, suit, grievance, arbitration, hearing or other proceeding, whether civil or criminal, at law or in equity, by or before any Governmental Entity.

(f) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time (other than Shares included in clauses (i) and (iii) of the definition of Excluded Shares) and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Per Share Merger Consideration, but instead such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Merger Consideration for each such Share, in accordance with Section 4.1(a), without interest. The Company shall give Parent (i) prompt written notice and a copy of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company stockholders’ rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal by Company stockholders under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable in respect of Shares cancelled in the Merger or pursuant to Section 4.3 such amounts required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts shall be (i) timely remitted by Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity and (ii) treated for all purposes of this Agreement as having been paid to the Record Holder of Shares or the recipient under Section 4.3 in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

4.3 Company Equity Awards.

(a) As soon as reasonably practicable following the date hereof, and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Stock Plans) shall adopt such resolutions and take such other actions (including, with respect to each compensatory option to acquire Common Stock issued by the Company (“Company Stock Options”), providing the holder of each such Company Stock Option with advance notice of the cancellation of such Company Stock Option and an opportunity to exercise such Company Stock Option prior to the Effective Time, in each case to the extent required by the terms of the applicable Stock Plans), as may be required to provide that:

(i) at the Effective Time, each unexercised Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be canceled, with the holder thereof becoming entitled to receive an amount in cash (subject to applicable withholding) equal to (A) the excess, if any, of (1) Per Share Merger Consideration over (2) the exercise price per share of Company Common Stock subject to such Company Stock Option multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option (such amount, the “Option Amount”);

(ii) immediately prior to the Effective Time, each restricted stock unit award that was subject to performance-based vesting or delivery requirements (“Company Performance RSU Award”) that is outstanding immediately prior to the Effective Time shall vest as to the number of shares of Common Stock issuable pursuant to such Company Performance RSU Award upon attainment of the target level of performance applicable to such Company Performance RSU Award (the “Company Vested Performance RSU Shares”), and, at the Effective Time, the Company Vested Performance RSU Shares shall entitle the holder of such Company Performance RSU Award to receive an amount in cash (subject to applicable withholding) equal to (A) the Per Share Merger Consideration multiplied by (B) the number of Company Vested Performance RSU Shares attributable to such Company Performance RSU Award (such amount, the “Company Performance RSU Amount”);

(iii) immediately prior to the Effective Time, each restricted stock unit award granted by the Company subject to service-based vesting or delivery requirements only (“Company RSU Awards”) that is outstanding immediately prior to the Effective Time shall be fully vested, and, at the Effective Time, the vested shares of Company Common Stock subject to such Company RSU Award shall entitle the holder of a Company RSU Award to receive an amount in cash (subject to applicable withholding) equal to (A) the Per Share Merger Consideration multiplied by (B) the number of shares of Company Common Stock subject to such Company RSU Award at the Effective Time (such amount, the “RSU Amount”); and

(iv) immediately prior to the Effective Time, any other equity or equity-based award that is not a Company Stock Option, Company Performance RSU Award or Company RSU Award (a “Company Other Equity Award”, and collectively with the Company Stock Options, Company Performance RSU Awards and Company RSU Awards, the “Company Equity Awards”) that is outstanding immediately prior to the Effective Time shall be fully vested (except that any Company Other Equity Award that is subject to performance-based vesting shall vest at the target level of performance), and, at the Effective Time, the vested shares of Company Common Stock subject to such other Company Other Equity Award, shall entitle the holder of such other Company Other Equity Award to receive an amount in cash (subject to applicable withholding) equal to (A) the Per Share Merger Consideration multiplied by (B) the number of shares of Company Common Stock subject to such other Company Other Equity Award at the Effective Time (such amount, the “Company Equity Amount”).

(b) The term “Equity Award Amounts” means the sum of the aggregate Option Amounts, aggregate Company Performance RSU Amounts, aggregate RSU Amounts and aggregate Company Equity Amounts, and the term “Equity Award Amount” means the portion of the aggregate Option Amounts, Company Performance RSU Amounts, RSU Amounts or Company Equity Amounts (as applicable) payable to any holder of a Company Equity Award. Except as otherwise required under the terms of the applicable award or as necessary to avoid the imposition of any additional taxes or penalties on any Equity Award Amount pursuant to Section 409A of the Code, all amounts payable pursuant to this Section 4.3 shall be paid as promptly as practicable following the Effective Time, without interest.

(c) The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Company Common Stock or other capital stock of the Company to any person pursuant to or in settlement of Company Equity Awards or otherwise.

(d) At the Effective Time, Parent shall make a cash contribution to the Surviving Corporation in immediately available funds sufficient to permit the Surviving Corporation to make the payments required under this Section 4.3, and shall cause the Surviving Corporation to make such payments as promptly as practicable thereafter. Parent shall cause the Surviving Corporation to pay through a payroll agent appointed by Parent the applicable Equity Award Amounts, if any, to the holders of Company Equity Awards, subject to Section 4.2(g).

4.4 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to reflect such change so as to provide the Record Holders the same economic benefit as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration. Nothing in this Section 4.4 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Reports (as defined in Section 5.5, but excluding any risk factor disclosures contained under the heading “Risk Factors”, any disclosure of risks included or referenced in any “forward-looking statements” disclaimer or any other forward-looking or precautionary statements of risk) filed with the U.S. Securities and Exchange Commission (the “SEC”) on or after January 1, 2011 and prior to the date hereof (provided, that such exception shall not apply to Section 5.19) or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection only to the extent the applicability of such disclosure is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub that:

5.1 Organization, Good Standing and Qualification; Subsidiaries.

(a) The Company is a corporation duly incorporated under the laws of the State of Delaware. Each of the Subsidiaries of the Company is a legal entity duly organized under the Laws of its jurisdiction of organization. Each of the Company and its Subsidiaries is validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is qualified to do business and is in good standing as a foreign corporation or other relevant legal entity (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to have such power and authority or to be so organized, qualified, in good standing or to have such power or authority, individually or in the aggregate, would not result in a Company Material Adverse Effect (as defined below).

(b) The Company has, prior to the date hereof, made available to Parent complete and correct copies of the Company’s certificate of incorporation and bylaws, each as amended to the date hereof, and each as so delivered is in full force and effect.

For purposes of this Agreement, the term (i) “Subsidiary” means, when used with respect to any Person, any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing, directly or indirectly, 50% or more of the equity or 50% or more of the voting power (or, in the case of a partnership, 50% or more of the general partnership interests or limited partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; (ii) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, and for purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, partnership interests, other ownership interests, by contract or otherwise, and (iii) “Company Material Adverse Effect” means any change, effect, event, development, occurrence, or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, other than any change, effect, event, development, occurrence, or circumstance relating to (i) the economy or securities, credit, capital or financial markets in general (including any general suspension of trading on the NASDAQ Stock Market or any other stock exchange), (ii) the economic, business, financial, technological or regulatory environment generally affecting the industries in which the Company operates, (iii) changes in Law or applicable accounting regulations or principles or interpretations thereof, (iv) any change, in and of itself, in the Company’s stock price or trading volume, any change, in and of itself, in the ratings or ratings outlook for the Company or any of its Subsidiaries or any failure, in and of itself, by the Company to meet internal or published revenue or earnings projections for any period ending on or after the date hereof (it being understood that the underlying causes of such change or failure shall not be excluded by this clause (iv)), (v) an act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or the existence, occurrence or continuation of any natural disasters or any national or international calamity or crisis, (vi) (A) announcement or pendency of this Agreement or (B) the entry into this Agreement or the consummation of the transactions contemplated by this Agreement or the performance by the Company, Parent or Merger Sub of this Agreement, including in the case of (A) and (B), any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with its customers, employees, financing sources, suppliers or business partners resulting or arising therefrom; provided that when used (1) to qualify any representation or warranty of the Company set forth in Section 5.4, Section 5.9(b) or Section 5.14(f) and (2) in the conditions to the obligations of Parent and Merger Sub set forth in Section 8.2(a)(i), “Company Material Adverse Effect” shall be read without giving effect to this clause (vi)(B) to the extent that the required action relates to the obligation of the Company under Section 7.1(a) or the action would result in a breach of the representation set forth in Section 5.4, Section 5.8(f), Section 5.9(b), Section 5.11 or Section 5.14(f), (vii) the failure to obtain any approvals or consents from any

Governmental Entity in connection with the transactions contemplated by this Agreement (other than those consents described in Section 8.1(b)), (viii) any action taken by the Company or any of the Subsidiaries that is not in violation of this Agreement or any action taken by Parent, in each case, required to be taken under Section 7.5 to obtain approval or consent from a Governmental Entity of consummation of the Merger or the Transactions, (ix) any actions or claims made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company, but in any event only in their capacities as current or former stockholders) against the Company or any of its directors, officers or employees arising out of this Agreement or the Merger or (x) actions (or omissions) of the Company and its Subsidiaries taken (or not taken) with the prior written consent or at the prior written request of Parent; provided, that changes, effects, events, developments, occurrences or circumstances referred to in clauses (i), (ii), (iii) and (v) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect if and to the extent such change, effect, event, development, occurrence or circumstance has had or would reasonably be expected to have a disproportionate adverse effect on the Company and its Subsidiaries, as compared to other companies operating in the industries in which the Company and its Subsidiaries operate.

5.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 450,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”). As of the close of business on September 18, 2014, (A) 119,076,680 shares of Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive or similar rights, (B) no shares of Preferred Stock were outstanding or reserved for issuance, (C) 3,233,621 shares of Common Stock were issuable upon the exercise of vested and unvested Company Stock Options, with a weighted average exercise price of $63.98, (D) 174,504 shares of Common Stock were issuable upon the vesting of outstanding Company RSU Awards, (E) 341,419 shares of Common Stock were issuable upon the vesting of outstanding Company Performance RSU Awards (assuming achievement of the applicable performance goals at the one-hundred percent (100%) level) and (F) no shares of Common Stock were issuable upon the vesting of outstanding Company Other Equity Awards. Other than as set forth above in clauses (C), (D) and (E), and other than 7,000,000 Shares reserved for issuance in respect of future awards under the Stock Plans, as of the close of business on September 18, 2014, the Company has no Shares reserved for issuance. As of the close of business on September 18, 2014, there are no awards of equity or equity-based compensation that were not made under the Stock Plans (as defined below) or Company 401(k) Retirement Savings Plan (the “Company 401(k) Plan”). Except for any obligations pursuant to this Agreement, or as set forth above, as of the close of business on September 18, 2014, there are no preemptive or other outstanding rights, options, subscriptions, warrants, conversion rights, stock appreciation rights, profits interests, phantom stock, restricted stock units, redemption rights, repurchase rights, agreements, arrangements, undertakings, calls, commitments or rights of any kind that obligate the Company to issue or sell or make payments based on the value of any shares of capital stock, equity securities or other ownership interests of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any capital stock, equity securities or other ownership interests of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans or Company 401(k) Plan, such Shares will be duly authorized, validly issued, fully paid and nonassessable. As of the close of business on September 18, 2014, neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Since September 18, 2014 to the date hereof, the Company has not issued any capital stock, other ownership interests or other securities (including any securities convertible into or exchangeable for capital stock or other ownership interests), other than or pursuant to the Company 401(k) Plan or Company Equity Awards referred to above that were outstanding as of September 18, 2014 that were issued pursuant to the Company’s 2003 Long-Term Incentive Plan and 2014 Long-Term Incentive Plan (together, the “Stock Plans”).

(b) Each of the outstanding shares of capital stock, equity securities or other ownership interests of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, license, claim, mortgage, title defect, option to purchase or otherwise acquire any interest or other encumbrance (each, a “Lien”) except for such transfer restrictions of general applicability as provided under the Securities Act of 1933, as amended (the “Securities Act”), or other applicable securities Laws. As of the date hereof, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or options, warrants or other rights to acquire shares of capital stock of the Company or any such Subsidiary, other than pursuant to the Benefit Plans (as defined below), Benefit Agreements, Stock Plans and the Company 401(k) Plan. Section 5.2(b) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of each significant subsidiary (as such term is defined in Regulation S-X) of the Company. As of the date hereof, except for such capital stock, equity interests or other ownership interests in Subsidiaries of the Company, neither the Company nor any of its Subsidiaries own any capital stock, equity interest or other direct or indirect ownership interest in any other Person with a fair market value in excess of $10,000,000. As of the date hereof, neither the Company nor any of its Subsidiaries is obligated to make any investment in (in the form of a loan, capital contribution or otherwise), any Person (other than a wholly owned Subsidiary of the Company) in excess of $10,000,000.

(c) There are no voting agreements, voting trusts, stockholders agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of, restricting the transfer of, or providing for registration rights with respect to, the capital stock, equity interests or other ownership interests of the Company or any of its Subsidiaries.

(d) Section 5.2(d) of the Company Disclosure Schedule sets forth a true and complete list, as of September 18, 2014, of all Indebtedness (as defined below) for borrowed money of the Company and its Subsidiaries (other than any such Indebtedness owed to the Company or any of its Subsidiaries, letters of credit issued in the ordinary course of business and any other such Indebtedness with an aggregate principal amount not in excess of $50,000,000 individually outstanding on the date hereof).

5.3 Corporate Authority and Approval.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and, subject only to adoption of this Agreement by the holders of a majority of the outstanding shares of Common Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”) to consummate the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The Company Board has determined that the Merger is in the best interests of, the Company and its stockholders and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and the Company Board has approved the execution, delivery and performance of this Agreement, the Merger and the other transactions contemplated hereby and has resolved, subject to Section 7.2, to recommend adoption of this Agreement to the holders of Common Stock (such recommendation, the “Company Recommendation”). The Company Board has directed that this Agreement be submitted to the holders of Common Stock for their adoption. Other than the Requisite Company Vote and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby.

5.4 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger but not the Financing (or any alternative or substitute financing) (the “Transactions”) by the Company does not and will not: (A) conflict with or violate any provision of the certificate of incorporation or bylaws of the Company; (B) conflict with or violate any provision of the certificate of incorporation, bylaws or comparable governing documents of any Subsidiary of the Company; or (C) assuming that the Requisite Company Vote is obtained and all consents, approvals, authorizations, declarations and permits contemplated by clauses (A) through (H) of Section 5.4(b) below have been obtained, and all filings described in such clauses have been made, conflict with, result in any breach or violation of, or constitute a default (or an event which with or without notice, lapse of time or both would become a default) or result in the loss of a benefit under or creation of a Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any breach or violation of, a termination or right of termination, cancellation, acceleration or other alteration in the rights under, (1) any Material Contract or other material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets are bound or (2) any Law to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject, except, in the case of clause (B) or (C) above, for any such conflict, violation, breach, termination, default, acceleration, loss, creation, alteration or other occurrence that would not have a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions by the Company.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions by the Company do not and will not require any consent, approval, authorization, declaration or permit of, action by, filing with or notification to, any federal, state, local, municipal, domestic, foreign or supranational governmental or regulatory authority, agency (administrative or otherwise), commission, body, court of competent jurisdiction, tribunal, the NASDAQ Global Select Market (“NASDAQ”) or other legislative, executive or judicial governmental or quasi-governmental entity, including any such agency or entity charged with the administration of Tax Laws (each, a “Governmental Entity”), except for: (A) the filing of the Proxy Statement with the SEC and the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable rules and regulations promulgated thereunder; (B) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the applicable rules and regulations promulgated thereunder; (C) the filing of Form CO with the European Commission under Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings (the “EUMR”); (D) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL; (E) the applicable requirements of antitrust, competition or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States and other than the EUMR (collectively, “Other Antitrust Laws”); (F) Completion of CFIUS Process (as defined below); (G) any filings required under the rules and regulations of NASDAQ; and (H) any consent, approval, authorization, declaration, permit, action, filing or notification not referred to above, the failure of which to make or obtain, would not have a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions by the Company.

5.5 Company Reports; Financial Statements.

(a) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act from January 1, 2011 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished on or subsequent to the date hereof, including any supplements, modifications or amendments thereto made prior to the date hereof, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished, or, if supplemented, modified or amended by a subsequent filing with the SEC since the time of filing but prior to the date hereof, as of the date of the most recent such supplement, modification or amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports, including any applicable accounting requirements. As of their respective dates (or, if supplemented, modified or amended prior to the date hereof, as of the date of such supplement, modification or amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, none of the Subsidiaries of the Company is subject to the reporting requirements of Section 13(a) or 15(d) under the Exchange Act. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC or the staff of the SEC with respect to any of the Company Reports.

(b) Since the Applicable Date, subject to any applicable grace periods, the Company has been and is in compliance with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable rules and regulations of the NASDAQ, except in each case for any failures to be in compliance that would not have a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions by the Company.

(c) The Company has established, implemented and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act and as necessary to permit preparation of financial statements in accordance with GAAP. The Company’s disclosure controls and procedures are reasonably designed to provide reasonable assurances that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The chief executive officer and chief financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and Rule 13a–15 under the Exchange Act, and the statements contained in all such certifications were as of their respective dates complete and correct. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the Company’s most recently completed fiscal year, and such assessment concluded that such controls were effective. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d) Since the Applicable Date, except as would not have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, or auditor of the Company or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(e) Each of the consolidated balance sheets and statements of stockholders’ equity included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income, statements of comprehensive income and statements of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, in all material respects, the net income (or loss) and cash flows, as the case may be, of the

Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments). Each such statement has been prepared in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein or as permitted by the rules and regulations of the SEC. None of the Subsidiaries of the Company is required to file periodic reports with the SEC.

5.6 Absence of Certain Changes.

(a) Since June 30, 2014, the Company and its Subsidiaries (x) have conducted their respective businesses in all material respects in accordance with the ordinary course of these businesses, except in connection with this Agreement and the transactions contemplated herein and (y) have not taken any actions, or agreed to take any actions, that would have been prohibited by Section 7.1(b)(ii), 7.1(b)(iii), 7.1(b)(v), 7.1(b)(x), 7.1(b)(xii), 7.1(b)(xiv), 7.1(b)(xv), 7.1(b)(xviii) or 7.1(b)(xx), if such actions were taken on or after the date hereof.

(b) Since June 30, 2014, there has not occurred any Company Material Adverse Effect.

5.7 Litigation; Liabilities.

(a) There are no Actions pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries (or any of the Company’s or its Subsidiaries’ respective properties or assets), or, in relation to their provision of services for the Company or any of its Subsidiaries, or to the Knowledge of the Company, any of its Employees, directors, or officers, in each case that would have a Company Material Adverse Effect or, as of the date hereof, that would prevent or materially delay the consummation of the Transactions by the Company. None of the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity specifically imposed upon the Company or any of its Subsidiaries, including any debarment, suspension, or exclusion from any government program or contract that would have a Company Material Adverse Effect or, as of the date hereof, that would prevent or materially delay the consummation of the Transactions by the Company.

(b) Neither the Company nor any of its Subsidiaries has any Liabilities or obligations of any nature required by GAAP, as in effect on the date hereof, to be reflected on the consolidated balance sheet of the Company (including the notes thereto), other than Liabilities and obligations (A) set forth or reflected or reserved against in the Company’s consolidated results of operations, financial condition and cash flows as of June 30, 2014, including the notes thereto, included in the Company Reports, (B) incurred in connection with the transactions contemplated by this Agreement, (C) incurred in the ordinary course of business consistent with past practice since June 30, 2014 or (D) that would not have a Company Material Adverse Effect. There are no off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Company Reports that would have a Company Material Adverse Effect.

(c) The term “Knowledge”, when used in this Agreement with respect to the Company, shall mean the actual knowledge of those persons set forth in Section 5.7(c) of the Company Disclosure Schedule.

(d) The term “Liability(ies)” when used in this Agreement shall mean any debt, loss, cost, guarantee, commitment, damage, fine, penalty, liability or obligation of any kind, whether direct or indirect, known or unknown, determined or determinable, asserted or unasserted, accrued or unaccrued, absolute, contingent, matured or unmatured, liquidated or unliquidated, disputed or undisputed, due or to become due, whenever and however arising (including whether arising in contract, tort, strict liability or otherwise) and whether or not the same would be required by GAAP and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

5.8 Employee Benefits.

(a) For purposes of this Agreement, the term “Benefit Plans” shall mean (i) each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and (ii) each other benefit and compensation plan, contracts, policy, program, practice or agreement, including, pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company Group is the owner, the beneficiary, or both), employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, stock option, stock purchase, stock appreciation rights, stock or stock-based, incentive and bonus plan, contract, policy, program, practice or agreement (but excluding any Benefit Agreement), in each case, (x) which is sponsored or maintained by the Company or any member of the Company Group in respect of any current employees of the Company or any Subsidiary of the Company (the “Employees”) or any current directors, officers, independent contractors or consultants of the Company or any Subsidiary of the Company (“Other Service Providers”) or (y) with respect to which the Company or any Subsidiary of the Company has any Liability, other than any social insurance program or practice mandated by applicable Law or any other plan, program or policy maintained or sponsored by a Governmental Entity to which the sole liability of the Company is to make contributions required by applicable Law. The term “Benefit Agreement” shall mean each employment, severance, termination, separation, change in control, retention, consulting, or other individual compensatory agreement, plan, practice, policy, contract or program between the Company or any Subsidiary of the Company, on the one hand, and any current or former employee, director, officer, independent contractor or consultant of the Company or any of its Subsidiaries, on the other hand (but excluding any Benefit Plans, employment-related form agreements entered into with Employees working outside of the United States).

(b) Section 5.8(b) of the Company Disclosure Schedule, contains a true and complete list, as of the date hereof, of (i) each material Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (a “Company Pension Plan”), (ii) each material Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and (iii) all other material Benefit Plans and material Benefit Agreements, in the case of clauses (i), (ii) and (iii), that are maintained within the United States primarily for the benefit of Employees working within the United States (collectively, “U.S. Benefit Plans”). Prior to the date hereof, the Company has provided to Parent (i) complete and correct copies or in the case of unwritten plans or agreements, summaries, of each material U.S. Benefit Plan, and (ii) a description of the types of material Benefit Plans and material Benefit Agreements that are maintained outside of the United States primarily for the benefit of Employees working outside of the United States (a “Non-U.S. Benefit Plan”). “Company Group” means the Company and any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 4001(b)(1) of ERISA, or which together with the Company is treated as a single employer under Section 414(t) of the Code.

(c) Except as would not have a Company Material Adverse Effect, (i) each Benefit Plan and Benefit Agreement is in compliance with its terms and with applicable Law, (ii) all contributions required to be made with respect to any material Company Pension Plan have been timely made, (iii) each Company Pension Plan intended to be qualified under Section 401(a) of the Code has received a currently-effective favorable determination letter from the Internal Revenue Service (the “IRS”) or has applied to the IRS for such favorable determination letter under Section 401(b) of the Code within the applicable remedial amendment period, and the Company is not aware of any circumstances that would reasonably be expected to result in the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code.

(d) Except as set forth in Section 5.8(d) of the Company Disclosure Schedule, neither the Company nor any member of the Company Group currently has, or in the past six (6) years had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code. Except as set forth in Section 5.8(d) of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, (i) no Liability under Title IV or Section 302 of

ERISA has been incurred by the Company or any member of the Company Group that has not been satisfied in full, and no condition exists that could reasonably be expected to present a material risk to the Company or any member of the Company Group of incurring any such Liability, other than liability for premiums due to the Pension Benefit Guaranty Corporation, which have been paid when due and (ii) no Company Pension Plan or any trust established thereunder has applied for or received a waiver of the minimum funding standards or an extension of any amortization period within the meaning of Section 412 of the Code or Sections 302 or 303 of ERISA.

(e) As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened or reasonably anticipated Action relating to any Benefit Plan or Benefit Agreement, other than routine Actions for benefits that would not have a Company Material Adverse Effect. Except as set forth in Section 5.8(e) of the Company Disclosure Schedule or as provided under the terms of any Non-U.S. Benefit Plan, no member of the Company Group has any material obligations to provide benefits (including death or medical benefits) with respect to any Employee or Other Service Provider beyond the termination of such individual’s service with the Company Group other than as required by applicable Law or by the terms of a Benefit Plan qualified under Section 401(a) of the Code, and none of the Company Group maintains, contributes to or sponsors any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code.

(f) Except as set forth in Section 5.8(f) of the Company Disclosure Schedule or as specifically provided in Section 4.3 of this Agreement, neither the execution of this Agreement, the approval of the Merger by the stockholders of the Company nor the consummation of the Transactions (in each case, whether alone or in connection with any subsequent event(s)) will individually or in the aggregate (i) result in any payment becoming due, or increase materially the amount of compensation due, to any Employee or Other Service Provider, (ii) result in the acceleration of the time of payment or vesting of any compensation or benefits or (iii) increase materially any benefits otherwise payable, in each case under any U.S. Benefit Plan.

5.9 Labor.

(a) Section 5.9 of the Company Disclosure Schedule sets forth a true and complete list of all material collective bargaining agreements, works council agreements, labor union contracts and trade union agreements (each a “Collective Bargaining Agreement”) with any union, works council, or labor organization to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date hereof (excluding agreements with terms set by applicable Law). To the Knowledge of the Company, as of the date of this Agreement, no union, works council, labor organization or group of employees of the Company or any of its Subsidiaries represents any employees of the Company or any of its Subsidiaries or is seeking to organize any employees for purposes of collective bargaining or demanding recognition or certification or seeking to bargain collectively with the Company or any of its Subsidiaries (except with respect to any Collective Bargaining Agreement disclosed in Section 5.9(a) of the Company Disclosure Schedule) except as would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, as of the date hereof, (i) there are no actual or, to the Knowledge of the Company, threatened in writing strikes, lockouts, slowdowns, work stoppages or labor disputes with respect to the Company or any of its Subsidiaries, and (ii) to the Knowledge of the Company, no Employee or Other Service Provider is in violation of any term of any employment agreement, consulting agreement, applicable Law or any restrictive covenant obligation (including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation) (each, a “Restrictive Covenant”) (i) to any of the Company or any of its Subsidiaries or (ii) to a former employer or engager of any such individual relating (y) to the right of any such individual to work for any of Company or any of its Subsidiaries or (z) to the knowledge or use of trade secrets or proprietary information of such former employer or engager.

(b) Except as would not have a Company Material Adverse Effect, in connection with the execution of this Agreement and the consummation of the Transactions, either: (i) the Company and its Subsidiaries are not required to provide notice to or consult with, or (ii) the Companies and its Subsidiaries have provided any required notice to, or engaged in any required consultation with, any labor union, works council or other labor organization, pursuant to any Collective Bargaining Agreement to which any of the Company or its Subsidiaries is a party or bound, or pursuant to applicable Law.

5.10 Compliance.

(a) The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any applicable federal, state, local, territorial, provincial, municipal, regional, foreign or supranational law, statute, code, treaty, or ordinance, or any rule, regulation, judgment, requirement ruling, order, consent agreement, writ, injunction, mandatory policy, directive, decree, agency requirement, decision, license or permit of any Governmental Entity (including the Sarbanes-Oxley Act, the Federal Food, Drug and Cosmetic Act of 1938 (“FDCA”), the False Claims Act of 1863 (“FCA”), the Export Administration Regulations and the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and, where applicable, any anti-bribery or corruption legislation enacted by a Governmental Entity (collectively, “Anti-Bribery Acts”)) (collectively, “Laws”), except for violations that would not have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date hereof, the Company and each of its Subsidiaries have not since the Applicable Date, received written notice from any Governmental Entity that they are under investigation by such Governmental Entity with respect to, and have not been charged with, threatened in writing by a Governmental Entity to be charged with, convicted of or otherwise given notice by any Governmental Entity of any violation of, any applicable Law, except in each case as has been resolved prior to the date hereof or as would not have a Company Material Adverse Effect. To the Knowledge of the Company, the Company is not investigating, as of the date hereof, any whistleblower allegations or other concerns regarding the Company’s or any of its Subsidiaries’ compliance with the FCPA, FDCA, FCA, Anti-Bribery Acts or other applicable Law, other than any such compliance concerns that would not have a Company Material Adverse Effect. The Company and its Subsidiaries each has obtained and is in compliance with all permits, licenses, grants, certifications, approvals, registrations, consents, authorizations, franchises, easements, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, including for the development, manufacturing, testing, storage, distribution, marketing, sale, import or export of any products currently in the commercial portfolio of the Company (“Products”), except those the absence of which would not have a Company Material Adverse Effect. All Licenses are in full force and effect, no default (with or without notice, lapse of time, or both) has occurred under any such License, and none of the Company or its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such License, in each case, except as would not have a Company Material Adverse Effect.

(b) Except for such matters that would not have a Company Material Adverse Effect, (A) since the Applicable Date, none of the Company, its Subsidiaries or their respective, directors, officers, employees, agents, representatives or any other Person acting on their behalf have (1) used any corporate, Company (including its Subsidiaries’) funds for any unlawful contributions, payments, gifts, entertainment or other unlawful expenses relating to political activity; (2) made any direct or indirect unlawful payments from corporate funds to any foreign or domestic government employee or official for the purpose of influencing any act or decision of such individual or of any Governmental Entity or department, agency or instrumentality thereof; or (3) violated any provision of the FCPA, FDCA, FCA or any Anti-Bribery Acts, in each case, in connection with his or her affiliation with, or the performance of his or her duties to, the Company or its Subsidiaries; (B) the Company and its Subsidiaries make and keep books, records, and accounts that accurately and fairly reflect transactions and the distribution of the Company’s and the Subsidiaries’ assets, and to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are taken in accordance with management’s directives and are properly recorded, in each case, in accordance with the FCPA and Anti-Bribery Acts; and (C) the Company and its Subsidiaries have effective disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of the FCPA and/or any Anti-Bribery Acts with respect to which the Company or any of its Subsidiaries would be liable will be prevented, detected and deterred.

(c) Except for such matters that would not have a Company Material Adverse Effect, (A) the Company and its Subsidiaries are, and since the Applicable Date have been, in compliance with all applicable Law concerning the exportation of, or trade in, any products, technology, technical data and services, including those administered by the United States Department of Commerce, the United States Department of State, and the United States Department of the Treasury; and (B) the Company and its Subsidiaries are in compliance with any anti-boycott regulations enacted and/or administered by the United States Department of Commerce, the FCPA, the European Union and any Member State of the European Union and all laws and regulations administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security.

(d) Except for such matters that would not have a Company Material Adverse Effect, as to each Product that is subject to the FDCA or any similar Law and that is or has been developed, manufactured, tested, stored, distributed, marketed, sold, imported or exported by or on behalf of the Company, each such Product is being or has been developed, manufactured, tested, stored, distributed, marketed, sold, imported and exported in compliance with all applicable requirements under the FDCA and the U.S. Food and Drug Administration (“FDA”) regulations promulgated thereunder, including “Current Good Manufacturing Practice” regulations, and all similar Laws. Except for such matters that would not have a Company Material Adverse Effect, no Product is (i) adulterated within the meaning of 21 U.S.C. § 351 (or any similar Law), or (ii) misbranded within the meaning of 21 U.S.C. § 352 (or any similar Law).

(e) Except for such matters that would not have a Company Material Adverse Effect, since the Applicable Date, the Company has not voluntarily or involuntarily initiated, conducted or issued any recall, field correction, market withdrawal or replacement, safety alert, or other action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product, nor has the Company received any written notice that any Governmental Entity or related agency has commenced, or threatened to initiate, any Action to request the recall or enjoin manufacture or distribution of any Product. Except for such matters that would not have a Company Material Adverse Effect, to the Knowledge of the Company, there are no facts which are reasonably likely to cause (i) the recall or market withdrawal of any Product, (ii) a change in the marketing classification or a material change in the labeling of any Product or (iii) a termination or suspension of the marketing of any Product.

(f) Except for such matters that would not have a Company Material Adverse Effect, and except as disclosed on Section 5.10(f) of the Company Disclosure Schedule, since the Applicable Date, the Company has not received any written notice that any Governmental Entity has issued any Form FDA-483, warning letter, notice of violation or “untitled letter,” notice of import detention or refusal, or other written communication alleging a violation of any Laws. Except for such matters that would not have a Company Material Adverse Effect, the Company is not subject to any obligation arising under any adverse event report or medical device report submitted to the FDA, FDA inspection, Form FDA-483, FDA warning letter, FDA notice of violation letter or other written communication from a Governmental Entity alleging a violation of any Laws.

5.11 Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 6.8, the Company has taken all action necessary to exempt the Merger, this Agreement and the Transactions from Section 203 of the DGCL, and, neither such section nor any other antitakeover or similar statute or regulation (“Takeover Statutes”) applies to this Agreement and any such transactions contemplated hereby.

5.12 Environmental Matters. Except for such matters that would not have a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment, including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources (together “Environmental Laws” and including laws and regulations regulating emissions, discharges, human exposure to or releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic or hazardous substances or wastes, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead or lead-based paints, radon or mold, fungi, mycotoxins or other substances that are regulated to prevent an adverse effect on the environment (“Materials of Environmental Concern”)), or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon. Such compliance includes, but is not limited to, the possession by the Company or its Subsidiaries of all Licenses required under all applicable Environmental Laws, and compliance with the terms and conditions thereof.

(b) The Company and its Subsidiaries have not received any written or, to the Knowledge of the Company, oral communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or its Subsidiaries are not in compliance with any Environmental Laws that remains unresolved, and, to the Company’s Knowledge, there are no circumstances that may prevent or interfere with such full compliance in the future.

(c) There is no written or, to the Knowledge of the Company, oral claim, action, cause of action, investigation, demand or notice (together, “Environmental Claim”) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, that in either case is pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, or against any person or entity whose liability for any Environmental Claim the Company or its Subsidiaries has retained or assumed either contractually or by operation of law.

(d) To the Knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of, or exposure to, any Material of Environmental Concern, that would reasonably be expected to form the basis of any Environmental Claim against the Company or its Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or its Subsidiaries has retained or assumed either contractually or by operation of law.

5.13 Taxes.

(a) The Company and each of its Subsidiaries (A) have prepared and timely filed, or have had timely filed on its behalf (taking into account any extension of time within which to file) with the appropriate Governmental Entity all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct and complete in all material respects (except to the extent adequately reserved in accordance with GAAP in the Company Reports); (B) have paid all material Taxes (except to the extent adequately reserved in accordance with GAAP in the Company Reports); (C) have timely withheld and paid over to the appropriate Tax Authority all material Taxes that the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party; and (D) have not waived in writing any statute of limitations with respect to any material amount of Taxes or agreed in writing to any extension of time with respect to any material Tax assessment or deficiency. There are no material Liens for Taxes on any property of the Company or any of its Subsidiaries other than Liens for Taxes not yet due or Permitted Liens.

(b) There are no material audits (or other similar material proceedings initiated by a Governmental Entity) in respect of a material amount of Taxes imposed on the Company or any of its Subsidiaries. No material deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which has not been fully paid, otherwise resolved or adequately reserved in accordance with GAAP in the Company Reports.

(c) Neither the Company nor any of its Subsidiaries has participated (within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A)) in, or is currently participating in, any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), or any other reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b), in each case, that has not been properly disclosed to the extent required by such Treasury Regulation.

(d) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any material obligation under, any material Tax Sharing Arrangement, other than any Tax Sharing Arrangement among or between the Company and one or more Subsidiaries or between Subsidiaries.

(e) Neither the Company nor any of its material Subsidiaries (a) has, since January 1, 2012, been a member of an affiliated, consolidated, combined or unitary group for Tax purposes (including within the meaning of Section 1504 of the Code (other than a group of which it is presently a member)), or (b) has any Liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of any federal, state, provincial, local or foreign law) for any material Taxes of any Person other than the Company or its Subsidiaries as a result of being a member of such a group.

(f) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or similar foreign, state, provincial or local Tax laws) pursuant to which a material amount of income Taxes will be required to be paid by the Company or its Subsidiaries in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

(g) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying under Section 355 of the Code in the three years prior to the date hereof.

(h) The Company has complied in all material respects with record maintenance requirements under Section 482 of the Code and similar provisions of foreign Tax law in connection with material related party transactions among or between the Company and one or more Subsidiaries (or among or between Subsidiaries).

For purposes of this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) means all U.S. federal, state, local and foreign income, capital gains, alternative or add-on minimum tax, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, ad valorem, property, withholding, excise, production, value added, transfer, license, estimated, occupancy, windfall profit tax and other taxes, duties, fees, charges or other similar assessments, together with all interest, penalties, fines, additions to Tax, deficiency assessments or additional amounts imposed with respect to such amounts, by any Tax Authority; (B) the term “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, claims for refund, statements, estimates, information returns and other similar documents or attachments thereto or amendments thereof) required to be filed with a Tax Authority relating to Taxes; (C) the term “Tax Law” means any applicable Law relating to Taxes; (D) the term “Tax Authority” means any Governmental Entity charged with the administration of any Tax Law; and (E) the term “Tax Sharing Arrangement” means any material written agreement for the allocation or payment of Tax liabilities, where such agreement has Tax as its principal subject matter and was not entered into in the ordinary course of business.

5.14 Intellectual Property.

(a) Except for such matters that would not have a Company Material Adverse Effect, the Registered Company IP is subsisting, in full force and effect, and has not been cancelled, expired or abandoned. “Registered Company IP” means Intellectual Property owned by the Company or any of its Subsidiaries as of the date hereof that is the subject of a registration or pending application for registration with applicable Intellectual Property registration authorities.

(b) Except for such matters that would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries owns or has (and will have immediately after the Closing) sufficient rights to use all Intellectual Property it uses in its businesses as currently conducted and as currently contemplated to be conducted. Except for such matters that would not have a Company Material Adverse Effect, the Registered Company IP, and all other Intellectual Property owned by the Company or any of its Subsidiaries (collectively, the “Company IP”) is exclusively owned by the Company or one of its Subsidiaries free and clear of all Liens, other than Permitted Liens.

(c) Except for such matters that would not have a Company Material Adverse Effect, the conduct of the business of the Company and its Subsidiaries as currently conducted and as conducted, at any time since the Applicable Date, does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any Person.

(d) Except for such matters that would not have a Company Material Adverse Effect, to the Knowledge of the Company, no other Person is, since the Applicable Date, infringing, diluting, misappropriating or otherwise violating any Company IP. Except for such matters that would not have a Company Material Adverse Effect, no claims, suits, arbitrations or other adversarial claims have, at any time since the Applicable Date, been brought or, threatened in writing against any third party by Company or any of its Subsidiaries alleging any such infringement, dilution, misappropriation or violation.

(e) Except for such matters that would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has used, modified, or distributed any shareware, freeware, or other software subject to an “open source”, “copyleft”, or other license in a manner that: (i) requires, or has, as a condition of its use or distribution, the disclosure, licensing, or distribution of any software source code owned by the Company or any Company Subsidiary or (ii) otherwise imposes an obligation to distribute any software source code owned by the Company or any of its Subsidiaries on a royalty-free basis.

(f) Except for such matters that would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries have established and maintained a commercially reasonable privacy policy and have been in compliance in all material respects with (i) such policy, (ii) all written statements by the Company or a Company Subsidiary provided to any customer, regulator or employee that addresses the privacy or security of personal information gathered, used, held for use or accessed in the course of the operations of its business and (iii) all applicable Law relating to privacy, data protection, export and the collection and use of personal information gathered, used, held for use or accessed in the course of the operations of its business. Except for such matters that would not have a Company Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not constitute a breach or otherwise cause any violation of any Law or written policies of the Company and its Subsidiaries with respect to privacy, data protection, or the collection and use of personal information gathered, used, held for use or accessed on or on behalf of the Company or any of its Subsidiaries in the conduct of its business.

(g) Except for such matters that would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries have taken reasonable measures to protect the (i) information technology systems owned or controlled by the Company or its Subsidiary and used the course of the operations of its business, (ii) personal information gathered, used, held for use or accessed in the course of the operations of its business, and (iii) confidentiality of all Trade Secrets that are owned or used by the Company or any of its Subsidiaries. Except for such matters that would not have a Company Material Adverse Effect, there has not been any unauthorized disclosure or use of, or access to, any such personal information, Trade Secret or information technology systems.

(h) Except for such matters that would not have a Company Material Adverse Effect, to the Knowledge of the Company, the software authored by the Company or its Subsidiaries does not, and, any other material software that is used in their respective businesses does not, contain any computer virus, Trojan horse or other undocumented code, disabling mechanism or protection feature designed to prevent its use, or to access, modify, replicate, distort, delete, damage, or disable software or data, other software operating systems, computers or equipment with which the software interacts. Except for such matters that would not have a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable efforts to protect their information technology systems (including computer and telecommunications hardware, and software) owned, leased or used by, or licensed to, any of the Company or any of its Subsidiaries from the foregoing.

For purposes of this Agreement, “Intellectual Property” means (a) trademarks, service marks, brand names, product names and slogans, Internet domain names, logos, symbols, trade dress, DBAs, assumed names, fictitious names, trade names, and all other indicia of origin, any and all common law and other non-registered rights thereto, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (b) inventions and discoveries, whether patentable or unpatentable and whether or not reduced to practice, and all improvements thereto, (c) all patents, registrations, invention disclosures and patent applications, including divisionals, provisionals, continuations, continuations-in-part, renewals, supplementary protection certificates, extensions, reissues and reexaminations thereof, and all patents that may issue on such applications; (d) trade secrets and any other confidential information (including ideas, research and development, know-how, drawings, prototypes, models, designs, manufacturing, production and other processes and techniques, schematics, engineering, production and other designs, business methods, customer lists and supplier lists) (collectively, “Trade Secrets”); (e) published and unpublished works of authorship, whether copyrightable or not (including software, databases and other compilations of information), copyrights therein, mask works and rights therein, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (f) any other intellectual property, industrial property or proprietary rights anywhere throughout the world.

5.15 Insurance. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice. Except for such matters that would not have a Company Material Adverse Effect, (i) all insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are in full force and effect and all premiums due with respect to such Insurance Policies have been paid in accordance with the terms of such policies, (ii) neither the Company nor any of its Subsidiaries is in breach or default of any of its Insurance Policies, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with or without notice, lapse of time or both, would constitute such a breach or default or permit termination or modification of any of such policies and (iii) other than in connection with ordinary course renewals, neither the Company nor any of its Subsidiaries has received any written notice of termination, cancellation, or non–renewal with respect to any Insurance Policy.

5.16 Opinion of Financial Advisor; Brokers.

(a) The Company has received an opinion from its financial advisor, Morgan Stanley & Co. LLC, to the effect that, as of the date thereof and based upon and subject to the various qualifications, assumptions, matters and limitations set forth therein, the Per Share Merger Consideration to be paid to the holders of the Shares (other than the holders of the Excluded Shares) pursuant to this Agreement is fair from a financial point of view to such holders, a signed copy of which opinion shall be delivered to Parent solely for informational purposes promptly after the date hereof.

(b) Except as set forth on Section 5.16(b) of the Company Disclosure Schedule, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries.

5.17 Properties.

(a) Except for such matters that would not have a Company Material Adverse Effect, (i) none of the Company or any of its Subsidiaries has leased or otherwise granted to any Person any right to occupy or possess or otherwise encumber any material portion of the Owned Real Property, (ii) none of the Company or any of its Subsidiaries is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Owned Real Property in its entirety or any material portion thereof or interest therein to any Person, (iii) all buildings, structures, fixtures and building systems included in the Owned Real Property are in operating condition in all material respects, subject to reasonable wear and tear, and sufficient to enable the Owned Real Property to continue to be used and operated in the manner currently being used and operated by the Company or its Subsidiaries, and (iv) the present use of the land, buildings, structures and improvements on the Owned Real Property are in conformity with applicable Law in all material respects. Except for such matters that would not have a Company Material Adverse Effect, the Company or its applicable Subsidiary has good, valid and marketable fee simple title to the Owned Real Property, free and clear of all Liens, other than Permitted Liens. For purposes of this Agreement, “Owned Real Property” means all real property owned by the Company and its Subsidiaries.

(b) Except for such matters that would not have a Company Material Adverse Effect, (i) as of the date hereof, the Company or its applicable Subsidiary holds good and valid leasehold interests in the Leased Real Property, free and clear of all Liens, other than Permitted Liens, (ii) as of the date hereof, all Leases are valid and in full force and effect against the Company or any of its Subsidiaries, as applicable, and, to the Knowledge of the Company, the counterparties thereto, in accordance with their respective terms, and (iii) there is not, under any of such Leases, any existing default by the Company or any of its Subsidiaries which, with or without notice, lapse of time or both, would become a default by the Company or any of its Subsidiaries. Except for such matters that would not have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has leased or otherwise granted to any Person any right to occupy or possess or otherwise encumber any material portion of the Leased Real Property. For purposes of this Agreement, “Leased Real Property” (and together with the Owned Real Property, the “Real Property”) means all real and personal property leased pursuant to any leases, subleases, licenses or other occupancy agreements for real property to which the Company or any of its Subsidiaries is a party that are currently in effect (the “Leases”).

(c) Except for such matters that would not have a Company Material Adverse Effect, no condemnation, zoning or other similar proceeding is pending or threatened against any of the Real Property.

For purposes of this Agreement the term “Permitted Liens” means: (A) liens and restrictions on the Real Property (including zoning restrictions, easements, covenants, rights-of-way or other restrictions on the use of the Real Property) that are matters of record (provided, that such liens, encumbrances or restrictions do not, individually or in the aggregate, materially and adversely interfere with the ownership, operation or use of the Real Property or the Company’s or its Subsidiaries’ operation of their respective businesses as currently operated or otherwise materially and adversely impair the Company’s or its Subsidiaries’ current business operations at such location); (B) Liens imposed by carriers’, warehousemen’s, and mechanics’ liens, with respect to any amount not yet due and payable or which is being contested in good faith through appropriate proceedings; (C) Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings or for which adequate accruals or reserves have been established in accordance with GAAP; (D) Liens, defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters, in each case that would not reasonably be expected to materially impair the continued use and the operation of the assets to which they relate in the business of the Company and its Subsidiaries; (E) non-exclusive licenses to Intellectual Property granted in the ordinary course of business; and (F) Liens not created by the Company or any of its Subsidiaries that do not materially impair the underlying fee interest of any Leased Real Property.

5.18 Affiliate Transactions. Except as would not have a Company Material Adverse Effect, since the Applicable Date, as of the date hereof there have been no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under

Item 404 of Regulation S-K promulgated under the Securities Act that have not been otherwise disclosed in the Company Reports filed prior to the date hereof.

5.19 Contracts.

(a) Except as set forth in Section 5.19(a) of the Company Disclosure Schedule and any Contract filed as an exhibit to any Company Report filed between January 1, 2014 and the date hereof, as of the date hereof, none of the Company or any of its Subsidiaries is a party to or bound by any:

(i) Contract required to be filed by the Company with the SEC pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) Contract with respect to any partnership, joint venture, limited liability or similar arrangement or agreement relating to the formation, creation, operation, management or control of any partnership or joint venture with a third Person material to the Company or any of its Subsidiaries or in which the Company owns any interest valued at more than $25,000,000 without regard to percentage voting or economic interest;

(iii) Contract that grants any rights of first refusal, rights of first negotiation or other similar rights to any Person with respect to the sale of any material business of the Company and its Subsidiaries, taken as a whole, or of any Subsidiary of the Company that is material to the Company and its subsidiaries, taken as a whole;

(iv) Contract (x) material to any line of business of, or material geographic region in which a material portion of the business of, the Company and its Subsidiaries, taken as a whole, is conducted or (y) that to the Knowledge of the Company as of the date hereof, would following the Effective Time, purport to bind Parent or any of its Subsidiaries (other than the Surviving Corporation and any of its Subsidiaries) in a way that would be material to the life science tools and performance materials businesses of Parent and its Subsidiaries, in the case of clauses (x) and (y), containing covenants of the Company or any of its Subsidiaries, in each case purporting to limit in any material respect any (A) line of business, (B) type of product or service, and channel of distribution, or field of commercial endeavor or (C) geographical area in which or with regard to which the Company, its Subsidiaries or, after the Effective Time, Parent or any Affiliate of Parent (including the Surviving Corporation and its Subsidiaries) may operate excluding, in each case, Contracts which limit the right of the Company and its Subsidiaries to use assets or properties of the counterparty to such Contract (or any Affiliate of such counterparty) and any license of Intellectual Property that purports to limit the scope of use thereof;

(v) Collective Bargaining Agreement (excluding agreements with terms set by applicable Law);

(vi) Contract pursuant to which the Company or any of its Subsidiaries has, or has guaranteed, any Indebtedness in an amount in excess of $50,000,000 outstanding (other than intercompany indebtedness);

(vii) each Contract to which the Company or any of its Subsidiaries is a party for the direct or indirect acquisition or disposition by the Company or any of its Subsidiaries of properties, assets, capital stock or businesses (including by way of a put, call, right of first refusal or similar right pursuant to which the Company could be required to purchase or sell) for, in each case, aggregate consideration of more than $50,000,000, which has not yet been consummated or pursuant to which the Company or any of its Subsidiaries has continuing material warranty, indemnity or “earn-out” obligations (or other current, future or contingent material obligations), except in each case for acquisitions and dispositions of properties and assets in the ordinary course of business (including acquisitions of supplies and acquisitions and dispositions of inventory);

(viii) Contract containing any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person that may reasonably be expected to bind the Surviving Corporation or any of its Affiliates on or after March 31, 2015;

(ix) Contract (or series of related Contracts) with any agency or department of the United States federal government or other Governmental Entity, or other Government Contract, for the purchase of goods and/or services from the Company or any of its Subsidiaries which would reasonably be expected to result in payments to the Company or any of its Subsidiaries in excess of $25,000,000 in any fiscal year;

(x) Contract that is material to the Company and its Subsidiaries, taken as a whole, that prohibits the payment of dividends or distributions in respect of the capital stock or other ownership interests of the Company or any of its wholly-owned Subsidiaries, prohibits the pledging of the capital stock or other ownership interests of the Company or any wholly-owned Subsidiary of the Company or prohibits the issuance of guarantees by any wholly-owned Subsidiary of the Company;

(xi) Contract material to the business of the Company and its Subsidiaries, taken as a whole, and concerning Intellectual Property pursuant to which the Company or any of its Subsidiaries is a party or by which any of them or their assets are bound or otherwise benefits, including any Contract material to the business of the Company and its Subsidiaries, taken as a whole, under which (A) the Company or any of its Subsidiaries is granted any right, title or interest in or to any Intellectual Property, (B) any Person is granted any right, title or interest in or to any Intellectual Property by the Company or any of its Subsidiaries (including, in the case of clause (A) or (B), any license or any other right to use or otherwise exploit, any assignment of, any option, right of first or last refusal, or similar right in respect of, any royalty or revenue interest relating to, and any right to research, develop or manufacture, distribute, market, sell or otherwise commercialize any Intellectual Property related to any products of the Company or any of its Subsidiaries, and that is otherwise material to the business of the Company and its Subsidiaries, taken as a whole) or (C) the Company’s or any of its Subsidiaries’ use of any Intellectual Property owned by, or exclusively licensed to, the Company or any of its Subsidiaries is restricted (including by any coexistence agreement, settlement agreement, covenant not to sue or any other forbearance or restriction) (collectively, “IP Contracts”), provided, that the following IP Contracts shall not be required to be set forth in Section 5.19(a) of the Company Disclosure Schedule: (1) licenses for commercial “off-the-shelf” or “shrink-wrap” software that have not been modified or customized for the Company or any of its Subsidiaries and that are not material to the conduct of the business of any member of the Company Group, and (2) nondisclosure agreements, consulting agreements, materials transfer agreements or evaluation agreements that are not material to any product or to the conduct of the business of a Company Group member;

(xii) Contract to which the Company or any of its Subsidiaries is a party that would reasonably be expected to require by its terms aggregate payments by any party thereto of more than $25,000,000 in any fiscal year after the date hereof, except for any such Contract that may be cancelled by the Company or any of its Subsidiaries, without any material penalty or other liability to the Company or any of its Subsidiaries, upon notice of 90 days or less; or

(xiii) Contract pursuant to which the Company or any of its Subsidiaries has made any loan to any Person that has an outstanding principal balance as of the date hereof of more than $15,000,000 (other than to the Company or any of its wholly owned Subsidiaries and other than extensions of trade credit in the ordinary course of business consistent with past practice).

Each such Contract described above is referred to herein as a “Material Contract”. When used in this Agreement, “Indebtedness” shall mean, with respect to any Person, without duplication, indebtedness for borrowed money, notes, bonds, indentures, debt securities or warrants or other rights to acquire any debt securities of such Person, guarantee any such indebtedness or any debt securities of another Person or any “keep well” or other agreement to maintain any financial statement condition of another Person; provided, that Indebtedness shall not include any intercompany indebtedness between or among such Person and any of its wholly-owned Subsidiaries. For purposes of this Agreement, “Contract” means any lease, license, note, bond, mortgage, indenture, loan, guarantee, contract or agreement.

(b) Each of the Material Contracts is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for (A) such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (B) Material Contracts that terminate or are terminated after the execution of this Agreement in accordance with their terms (other than as a result of a termination by the Company or any of its Subsidiaries or as a result of a breach thereof by the Company or any of its Subsidiaries). Except as would not have a Company Material Adverse Effect, (i) there is no default or breach under any Material Contract either by the Company or any of its Subsidiaries party thereto or, to the Knowledge of the Company, as of the date hereof, by any other party thereto, and (ii) no event has occurred that with notice or lapse of time or both would constitute a default or breach thereunder by the Company or any of its Subsidiaries party thereto or, to the Knowledge of the Company as of the date hereof, any other party thereto. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice or claim of any default under any Material Contract, except as would not have a Company Material Adverse Effect. Complete and correct copies of each Material Contract have been made available to Parent prior to the date hereof in the online dataroom.

5.20 Information Supplied. The Proxy Statement will not, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. At the time it is filed with the SEC, at the date of mailing to stockholders of the Company and at the time of the Company Stockholders Meeting, the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

5.21 Government Contracts. Except for such matters that would not have a Company Material Adverse Effect, to the Knowledge of the Company, since the Applicable Date and prior to the date hereof: (i) no Government Contract has been terminated by a Governmental Entity for default, (ii) neither the Company, its Subsidiaries nor any of its or their respective representatives has been debarred or suspended from participation in the award of contracts by any Governmental Entity or has been declared nonresponsible or ineligible for Governmental Entity contracting (it being understood that debarment, suspension and nonresponsibility do not include ineligibility to bid for certain contracts due to generally applicable bidding requirements) and (iii) there has not been any civil fraud, criminal act or bribery (in each case as such concept is defined under the state or federal laws of the United States) or any other violation of applicable Law with respect to any Government Contract, by the Company or any of its Subsidiaries or any director, officer, or employee having primary management or supervisory responsibilities of the Company or any of its Subsidiaries. Except for such matters that would not have a Company Material Adverse Effect, to the Knowledge of the Company, (A) as of the date hereof, there are no matters pending that are reasonably likely to lead to the institution of suspension or debarment proceedings against the Company or any of its Subsidiaries and (B) neither the Company nor any Subsidiary has, since the Applicable Date, been terminated for default under any Government Contract, and no cure notice or show cause notice remains unresolved with respect to any Government Contract.

For all purposes of this Agreement, “Government Contract” means any Contract, prime contract, subcontract, teaming agreement, joint venture agreement, basic ordering agreement, blanket purchase agreement, letter agreement, purchase order, delivery order, task order, cooperative agreement, change order, arrangement or other commitment, in each case, to which the Company or any Subsidiary thereof, on the one hand, and (A) a U.S.

federal Governmental Entity, (B) any prime contractor to a U.S. federal Governmental Entity or (C) any subcontractor with respect to any contract described in clause (A) or (B), on the other hand, are parties thereto as of the date hereof.

5.22 Key Customers and Suppliers.

(a) Section 5.22(a) of the Company Disclosure Schedule sets forth a complete and correct list of the ten (10) largest customers of the Company and its Subsidiaries as measured by dollar revenues generated from the period beginning January 1, 2013 and ending December 31, 2013 (the “Key Customers”). As of December 31, 2013, the Key Customers accounted for the percentage of the aggregate of the Company’s and any of its Subsidiaries’ revenues set forth in Section 5.22(a) of the Company Disclosure Schedule.

(b) Section 5.22(b) of the Company Disclosure Schedule sets forth a complete and correct list of the ten (10) largest suppliers of the Company and its Subsidiaries as measured by aggregate dollar volume of purchases from the period beginning January 1, 2013 and ending December 31, 2013 (the “Key Suppliers”). As of December 31, 2013, the Key Suppliers accounted for the percentage of the aggregate of the Company’s and any of its Subsidiaries’ purchases set forth in Section 5.22(b) of the Company Disclosure Schedule.

5.23 No Other Parent or Merger Sub Representations or Warranties. Except for the representations and warranties set forth in Article VI, the Company hereby acknowledges that neither Parent, Merger Sub nor any of their Subsidiaries, nor or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to Parent, Merger Sub or any of their Subsidiaries or their respective business or operations. None of Parent, Merger Sub nor any of their Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, will have or be subject to any Liability or indemnification obligation to the Company resulting from the delivery, dissemination or any other distribution to the Company or its stockholders, directors, officers, employees, affiliates or representatives, or the use by the Company or its respective stockholders, directors, officers, employees, affiliates or representatives of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Company or its stockholders, directors, officers, employees, affiliates or representatives, including in certain “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of any of the transactions contemplated by this Agreement, except in each case as set forth in this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub each hereby represent and warrant to the Company that:

6.1 Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it is presently conducted, except where any such failure would not, individually or in the aggregate, be reasonably likely to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement. Each of Parent and Merger Sub is qualified to do business and is in good standing as a foreign corporation (with respect to jurisdictions that recognize the concept of good standing) or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so organized, qualified, in good standing or to have such power or authority would not, individually or in the aggregate, be reasonably likely to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

6.2 Corporate Authority and Approval. Each of Parent and Merger Sub has all requisite company power and authority and has taken all company action (including any shareholder action) necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of, Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. Each of the Parent Board and the board of directors of Merger Sub has approved the execution, delivery and performance of this Agreement, the Merger and the other transactions contemplated hereby.

6.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by Parent and Merger Sub does not and will not: (A) conflict with or violate any provision of the certificate of incorporation or bylaws or comparable governing documents of Parent or Merger Sub; or (B) assuming that all consents, approvals, authorizations, declarations and permits contemplated by clauses (A) through (F) of Section 6.3(b) below have been obtained, and all filings described in such clauses have been made, conflict with, result in any breach or violation of or constitute a default (or an event which with or without notice, lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any breach or violation of, a termination, cancellation, or right of termination, acceleration or other alteration in the rights under, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties or assets are bound or any Law to which Parent or Merger Sub or any of their respective properties or assets is subject, except, in the case of clause (B) above, for any such conflict, violation, breach, termination, default, acceleration, loss, alteration or other occurrence that would not, individually or in the aggregate, be reasonably likely to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby by Parent and Merger Sub do not and will not require Parent or Merger Sub to make or obtain any consent, approval, authorization, declaration or permit of, action by, filing with or notification to, any Governmental Entity, except for: (A) the filing of the pre-merger notification report under the HSR Act, and the applicable rules and regulations promulgated thereunder; (B) the filing of all required filings under the EUMR; (C) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL; (D) the applicable requirements of any Other Antitrust Laws; (E) Completion of CFIUS Process; and (F) any such consent, approval, authorization, declaration, permit, action, filing or notification the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

6.4 Litigation. As of the date hereof, there are no civil, criminal or Actions pending or, to the actual knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would, individually or in the aggregate, reasonably be likely to have the effect of preventing or making illegal any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

6.5 Capital Resources. Parent has delivered to the Company a true and complete (subject to redactions of pricing related information and economic information) copy as of the date hereof of the executed Syndicated Dual-Currency Term Loan Facilities Agreement dated September 22, 2014, by and among Parent, Merck Financial Services GmbH, Deutsche Bank AG, J.P. Morgan Limited, Societe Generale London Branch, Deutsche Bank Luxembourg S.A. and the other financial institutions party thereto from time to time (as amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 7.14, the “Credit Agreement”; the financing contemplated by the Credit Agreement, the “Credit Agreement Financing”; and the Credit Agreement Financing, together with any issuance of equity or hybrid securities or indebtedness for borrowed money by Parent and/or any of its Subsidiaries from time to time after the date hereof that is intended to finance in any part the transactions contemplated hereby (it being understood that the proceeds of any such issuance that reduce the commitments under the Credit Agreement shall be subject to the terms of Section 7.14), the “Financing”). As of the date hereof, the Credit Agreement is in full force and effect and has not been withdrawn, rescinded or terminated or otherwise amended, supplemented or modified in any respect. The Credit Agreement, in the form so delivered, as of the date hereof, is a legal, valid and binding obligation of Parent and, to the actual knowledge of any individual set forth on Section 9.5(e) of the Parent Disclosure Schedule, the other parties thereto, enforceable against such parties in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency or other laws, now or hereafter in effect, affecting creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses, including any principle of good faith or reasonableness applying generally to the exercise of contractual rights and obligations under the governing law thereof, and to the discretion of the court before which any proceeding therefor may be brought. The aggregate amount of funds contemplated to be provided pursuant to the Credit Agreement, together with (1) cash and (2) cash equivalents and “current financial assets” (as defined in IFRS as of the date hereof) that, in the case of clause (2), are of the type described on Section 6.5(e) of the Parent Disclosure Schedule (clauses (1) and (2), collectively, “Current Financial Assets”) of the Parent and its Subsidiaries on hand, is sufficient to effect the transactions contemplated hereby, including to pay the amounts contemplated by Article IV and all costs and expenses associated with the transactions contemplated hereby. As of the date hereof, there are no Contracts relating to the Financing (including the Credit Agreement Financing), except for such Contracts as to which copies (subject to any redactions of pricing-related information and economic information) have been provided to the Company by the Parent on or prior to the date hereof. No event has occurred that, with or without notice, lapse of time or both, would constitute a material default or material breach on the part of Parent or any of its Subsidiaries under any term or condition of the Credit Agreement, and Parent has no reason to believe that any portion of the Credit Agreement Financing will not be available to Parent or Merger Sub on a timely basis to consummate the transactions contemplated hereby, including the Merger (except to the extent that Parent is permitted to reduce the Credit Agreement Financing in accordance with Section 7.14). Parent has fully paid any and all commitment fees or other fees required by the Credit Agreement to be paid on or before the date hereof. There are no conditions precedent or other contingencies related to the funding of the full amount of the Credit Agreement Financing, other than as expressly set forth in the Credit Agreement.

6.6 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or direct or indirect wholly-owned Subsidiaries of Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and, prior to the Effective Time, will not have engaged in any business activities, other than activities related to the Transactions.

6.7 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any Liability.

6.8 Stock Ownership. Neither Parent nor Merger Sub owns, beneficially or of record, any shares of capital stock of the Company or any securities that are convertible into or exchangeable or exercisable for capital stock of the Company. Neither Parent nor any of its Subsidiaries, or the “affiliates” or “associates” of any such entity is, and at no time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

6.9 Absence of Certain Arrangements. Other than this Agreement, as of the date hereof, there are no Contracts between Parent or any of its Affiliates, on the one hand, and any director, officer or employee of the Company, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Surviving Corporation after the Effective Time.

6.10 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.11 No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article V, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations. Neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, will have or be subject to any Liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or representatives, or the use by Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or representatives of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or representatives, including in certain “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of any of the transactions contemplated by this Agreement, except in each case as set forth in this Agreement.

ARTICLE VII

COVENANTS

7.1 Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time or the termination of this Agreement in accordance with its terms (unless Parent shall otherwise approve in writing, such approval not to be unreasonably withheld, conditioned or delayed), and except as otherwise expressly contemplated or permitted by this Agreement or required by applicable Law or as set forth in Section 7.1(a) of the Company Disclosure Schedule, the Company and its Subsidiaries shall cause the business of it and its Subsidiaries to be conducted in the ordinary course and it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, officers, employees, lenders and business associates.

(b) Without limiting the generality of the foregoing, and in furtherance thereof, from the date hereof until the Effective Time or the termination of this Agreement in accordance with its terms, except (A) as otherwise specifically contemplated or permitted by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (C) as is required by applicable Law or (D) as set forth in Section 7.1(b) of the Company Disclosure Schedule, the Company will not and will not permit its Subsidiaries to:

(i) adopt any change in (A) the certificate of incorporation or bylaws of the Company or (B) the other applicable governing instruments of the Subsidiaries of the Company that, in the case of clause (B), would adversely affect Parent;

(ii) except pursuant to a transaction expressly permitted by any of Sections 7.1(b)(iii) or 7.1(b)(xiv), merge, amalgamate or consolidate the Company or any of its Subsidiaries with any other Person;

(iii) make any acquisition in excess of $50 million for all acquisitions in the aggregate, of the capital stock or other ownership interests of any other Person or the business or assets that comprise a business or product line of any other Person, whether by way of stock purchase, asset purchase, merger, consolidation or otherwise, except for acquisitions of inventory or supplies in the ordinary course of business;

(iv) other than (A) the issuance of Shares upon the settlement of Company Equity Awards outstanding as of the date hereof or issued in accordance with Section 7.1(b)(xvii) (and dividend equivalents thereon, if applicable), (B) the issuance of shares of Company Subsidiary stock to the Company or any wholly owned Subsidiary of the Company, (C) as required to comply with any Benefit Plan, Benefit Agreement or other written agreement as in effect on the date of this Agreement and set forth on Section 7.1(b)(iv) of the Company Disclosure Schedule, or (D) dispositions permitted by clause (xiv), issue, sell, dispose of, grant any shares of capital stock or other ownership interests of the Company or any of its Subsidiaries or securities convertible or exchangeable into or exercisable for any shares of such capital stock or other ownership interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, ownership interests or such convertible or exchangeable securities;

(v) make any loans, advances or capital contributions to or investments in any Person (other than (A) to the Company or its wholly owned Subsidiaries, (B) as required pursuant to any Contract made available to Parent in the data room prior to the date hereof, (C) extensions of trade credit in the ordinary course of business and (D) loans, advances or capital contributions in the aggregate of less than $15,000,000);

(vi) authorize, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, other ownership interests or other securities, property or otherwise, with respect to any of its capital stock or other ownership interests (except dividends or distributions by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other wholly owned direct or indirect Subsidiary of the Company); provided, that the Company may, at its election, pay quarterly cash dividends in accordance with its past practice (including with respect to timing of declaration, record and payment dates and amount) but in no event in an amount that would exceed $0.23 per Share per fiscal quarter; provided, further, that the Company shall in no event declare any dividend that would be payable after the Effective Time;

(vii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company or other ownership interests or securities convertible or exchangeable into or exercisable for any shares of the capital stock of the Company or other ownership interests of the Company (other than acquisitions in connection with cashless exercises of Company Stock Options or vesting or payment of Company Equity Awards, or Tax withholdings on the vesting or payment of Company Equity Awards);

(viii) incur, assume, issue, modify, renew, syndicate, guarantee, prepay, refinance or otherwise become liable for any Indebtedness (directly, contingent or otherwise) (other than (A) any letters of credit issued in the ordinary course of business consistent with past practice, (B) for borrowings in the ordinary course of business under (1) the Existing Credit Facility or (2) the Company’s commercial paper program, (C) any Indebtedness between the Company and any of its Subsidiaries or between the Subsidiaries of the Company or (D) in an amount not to exceed $50,000,000) or acquire or redeem, offer to acquire or redeem, or exercise any right to make an offer to acquire or redeem the 3.375% Notes due November 1, 2020;

(ix) make any capital expenditures, other than (A) capital expenditures in 2014 not in excess of the aggregate amount set forth in the Company’s capital expenditure plan for 2014 previously provided to Parent or capital expenditures in 2015 in an amount not in excess of 110% of the aggregate amount set forth in the Company’s 2014 capital expenditure plan and (B) any additional capital expenditures not described in clause (A) so long as the aggregate amount of such capital expenditures made pursuant to this clause (B) does not exceed $10,000,000 in the aggregate; provided, however, that the Company and its Subsidiaries shall be permitted to make emergency capital expenditures in an amount not to exceed $10,000,000 in the aggregate;

(x) make any material changes with respect to financial or Tax accounting methods of reporting income, deductions or other items to financial accounting purposes, except as required by applicable Law or by changes in GAAP;

(xi) other than (A) Dissenting Shares (which are the subject of Section 4.2(f)), (B) stockholder litigation (which is the subject of Section 7.16) and (C) as contemplated by Section 7.5, settle or propose to settle any litigation, arbitration or other proceeding by or before a Governmental Entity (x) for a monetary amount in excess of $10,000,000 in the aggregate, (y) that imposes any material equitable or material non-monetary relief on the Company, any of its Subsidiaries or any of its officers or directors or (z) that requires the admission of wrongdoing by the Company or any of its Subsidiaries of a nature that would reasonably be expected to have any material adverse effect on any division of the Company or any of its Subsidiaries or that disparages Parent or any of its Subsidiaries;

(xii) change its fiscal or Tax year or, except to the extent required by Law, make or change any material Tax election;

(xiii) enter into any settlement, compromise or closing agreement with respect to any material Tax Liability or Tax refund or file any amended Tax Return with respect to any material Tax or surrender any right to claim a material refund of Taxes (except to the extent the consequences thereof are adequately reserved in accordance with GAAP in the Company Reports);

(xiv) sell, lease, license, transfer or otherwise dispose of any of its properties or assets (including capital stock of any Subsidiary of the Company) with a value in excess of $20,000,000 (including the value of any assumed liabilities), other than (A) sales or other dispositions of inventory and other assets in the ordinary course of business, (B) the licensing or sublicensing of Intellectual Property in the ordinary course of business or (C) as required pursuant to existing Contracts made available to Parent in the dataroom prior to the date hereof;

(xv) (A) abandon, voluntarily permit to lapse before expiration, any Company IP that is material to the Company and its Subsidiaries, taken as a whole, or (B) sell, transfer or license to any third-person or otherwise extend any Company IP that is material to the Company and its Subsidiaries, taken as a whole, other than non-exclusive licenses of Intellectual Property rights granted by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice;

(xvi) except in the ordinary course of business, enter into or assume any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument, contract or arrangement, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, (including for interest rate and foreign exchange rate hedging), except foreign exchange hedging on customary commercial terms in compliance with the Company’s hedging policies in effect on the date hereof;

(xvii) except as required pursuant to a Benefit Plan or Benefit Agreement in effect on the date hereof or as set forth in Section 7.1(b)(xvii) of the Company Disclosure Schedule, (A) grant or provide any severance or termination payments or benefits to any Employees or Other Service Providers, (B) increase the compensation or pay or establish any award or bonus to or for any Employees or Other Service Providers, (C) establish, adopt, terminate or materially amend any Benefit Plan or Benefit Agreement or any plan, program, arrangement, policy or agreement that would be a Benefit Plan or Benefit Agreement if it were in existence on the date hereof, other than with respect to Benefit Plans and Benefit Agreements that are not described in clause (D) below and in cases where such adoption, termination or amendment applies only to non-Executive Officers of the Company or any Subsidiary of the Company in the ordinary course of business consistent with past practice and to the extent that such action would not reasonably be expected to result in material expense or Liability to the Company or any of its Subsidiaries, (D) grant any equity or equity-based awards, long-term incentive awards or retention awards, (E) hire any new employee of the Company or any Subsidiary of the Company or engage any other individual to provide services to the Company or any Subsidiary of the Company, other than with respect to non-Executive Officers of the Company or any Subsidiary of the Company in the ordinary course of business consistent with past practice and with respect to Executive Officers as needed to replace such Executive Officer, (F) terminate the employment of any current Employee or the engagement of any current contractor of the Company or any Subsidiary of the Company, other than in the ordinary course of business consistent with past practice or for cause, (G) negotiate, enter into, amend, modify or terminate any Collective Bargaining Agreement, or (H) waive, limit, release or condition any Restrictive Covenant obligation or any Employee or Other Service Provider; provided, however, that the foregoing clauses (A) – (H) shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees or to Employees in the context of promotions based on job performance or workplace requirements, including replacement of an open position, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (but not including equity or equity-based awards) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions; provided, further, that the consent of Parent shall be required in the event of a promotion or hiring to the Executive Officer level unless such promotion or hiring is to replace an Executive Officer. For purposes of this Section 7.1(b), the “Executive Officers” are those individuals listed on Section 7.1(b)(xvii) of the Company Disclosure Schedule;

(xviii) adopt or enter into a plan or agreement of complete or partial liquidation or dissolution of the Company;

(xix) grant any Lien on any material assets of the Company or any of its Subsidiaries other than Permitted Liens;

(xx) enter into any new line of business that would be material to the Company and its Subsidiaries, taken as a whole, outside the businesses being conducted by the Company and its Subsidiaries on the date hereof and any reasonable extensions thereof, other than in the ordinary course;

(xxi) enter into any Contract that, after giving effect to the Merger, would limit or otherwise restrict in any material respect Parent or any of its respective Affiliates (other than the Company and its Subsidiaries), from engaging or competing in any line of business, in any location or with any Person;

(xxii) materially amend or modify, extend, terminate, sublease or grant any waiver under, any Material Contract or any Contract that would constitute a Material Contract if entered into prior to the date hereof (other than the expiration or renewal of any Material Contract in accordance with its terms), in ease case, other than in the ordinary course of business;

(xxiii) enter into any transactions, agreements, arrangements or understandings with any significant holder of Shares or their respective affiliated entities (other than the Company and its Subsidiaries) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act;

(xxiv) terminate the employment of any Executive Officer without cause or change the terms and conditions of employment of any Executive Officer in a manner which would constitute “good reason” under a Contract between the Company and such Executive Officer; or

(xxv) agree, authorize or commit, whether or not in writing, to do any of the foregoing

7.2 Acquisition Proposals; Change in Recommendation.

(a) Except as expressly permitted by this Section 7.2, on and after the date hereof, the Company and its Subsidiaries shall, and the Company shall use reasonable best efforts to cause its and its Subsidiaries’ respective directors, officers, employees, controlled Affiliates, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) to, (i) immediately cease and cause to be terminated any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and (ii) until the Effective Time not (A) initiate, solicit or knowingly encourage or knowingly facilitate, directly or indirectly, the making of any proposal or offer that constitutes, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal or inquiry that may reasonably be expected to lead to any Acquisition Proposal, (C) enter into any agreement, agreement in principle, letter of intent, confidentiality agreement or other understanding or arrangement with respect to any Acquisition Proposal (other than any confidentiality agreement contemplated by Section 7.2(b)), (D) otherwise knowingly facilitate or knowingly encourage any effort or attempt to make an Acquisition Proposal or (E) publicly propose to do any of the foregoing. Promptly (but in any event within two (2) business days) after the date hereof, the Company shall, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause its and their respective Representatives to request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives (other than any Person with whom the Company is in negotiations or discussions with respect to an Acquisition Proposal in accordance with Section 7.2(b)). For the avoidance of doubt, the Company shall not be permitted to reimburse or agree to reimburse the expenses of any other person (or group of persons) who makes an Acquisition Proposal.

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time from the date hereof and prior to, but not after, the time the Requisite Company Vote is obtained, if the Company receives a written unsolicited Acquisition Proposal from any Person then (A) the Company and its Representatives may provide information in response to a request therefor by such Person if the Company receives from such Person (or has received from such Person), prior to providing such information, an executed confidentiality agreement on terms that are no less favorable, in the aggregate, to the Company than those contained in the Company Confidentiality Agreement (and the Company shall have provided written notice to Parent of the execution and delivery of such a confidentiality agreement); provided that such confidentiality agreement shall not be required to contain a standstill provision; provided, further, that the Company shall promptly (but in any event within twenty-four (24) hours) make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously made available to Parent or Merger Sub, (B) the Company and its Representatives may engage or participate in discussions or negotiations with such Person and (C) after having complied in all respects with Section 7.2(d), the Company and the Company Board may adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) such an Acquisition Proposal, if and only if (y) in each such case referred to in clause (A) or (B) above, in the case of an Acquisition Proposal, prior to taking any action described in clause (A) or (B) the Company Board determines in good faith based on the information then available and after consultation with its outside financial advisor and outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal (provided, that the Company may request clarifications of the terms and conditions of a written unsolicited Acquisition Proposal prior to such a determination so as to determine whether such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal) and the Company shall have notified Parent of such determination and (z) in each such case referred to in clause (C) above, prior to taking any action described in clause (C), the Company Board determines in good faith (after consultation with its outside financial advisor and outside legal counsel) that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law and such Acquisition Proposal is a Superior Proposal (taking into account any adjustment or revisions made by Parent in response to such Acquisition Proposal). The Company shall not release or waive any “standstill” agreement to which it is a party; provided, that the Company may release or waive any “standstill” agreement to which it is a party if, prior to such release or waiver, the Company Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, further that the Company shall advise Parent orally and in writing no later than 24 hours prior to any such release or waiver that the Company shall provide such release or waiver.

(c) For purposes of this Agreement:

“Acquisition Proposal” means (i) any bona fide proposal or offer with respect to a merger, consolidation, tender offer, recapitalization, share exchange, business combination, acquisition or similar transaction or series of transactions involving the Company or any of its Subsidiaries and (A) the direct or indirect acquisition of more than 20% of the total voting power of the capital stock or other ownership interests of the Company, (B) more than 20% of the consolidated assets (based on the fair market value thereof, determined by the Company Board in good faith) of the Company and its Subsidiaries or (C) pursuant to which any Person or group (or the shareholders of any Person) would own, directly or indirectly, 20% or more of the equity securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity or (ii) any other bona fide proposal or offer involving the Company or any of its Subsidiaries, which, if consummated, would result in a direct or indirect acquisition of more than 20% of the total voting power of the capital stock or other ownership interests, or more than 20% of the consolidated assets (based on the fair market value thereof, determined by the Company Board in good faith), of the Company and its Subsidiaries, in one transaction or a series of transactions, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means a written Acquisition Proposal that if consummated would result in a third Person or group (or the shareholders of any Person) owning, directly or indirectly, (i) 50% or more of any class of equity securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity or (ii) 50% or more (based on the fair market value thereof, as determined by the Company Board in good faith) of the assets of the Company and its Subsidiaries (including capital stock of the Subsidiaries of the Company, and by means of any tender offer for the capital stock of, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving, any Subsidiary of the Company), taken as a whole, that the Company Board has determined in its good faith judgment, after consultation with its outside financial and legal advisors, would result in a transaction more favorable to the Company’s stockholders taking into account all relevant factors (including the timing, likelihood of consummation, ability to finance, legal, financial, regulatory and other aspects of such proposal) than the transaction contemplated by this Agreement (taking into account any adjustment or revisions made by Parent in response to such Acquisition Proposal or otherwise).

(d) Except as expressly set forth in this Section 7.2, the Company Board shall not:

(i) withhold, withdraw, qualify, change or modify (or propose or resolve to withhold, withdraw, qualify, change or modify), in a manner adverse to Parent, the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement;

(ii) adopt, approve, recommend or endorse or approve (or publicly propose or publicly resolve to adopt, approve, recommend or endorse) an Acquisition Proposal;

(iii) make any recommendation to the stockholders of the Company with respect to a tender offer or exchange offer that constitutes an Acquisition Proposal other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act or fail to recommend against acceptance of such a tender offer or exchange offer, including by taking no position with respect to acceptance, within ten (10) business days after commencement (any of the actions or failures described in the foregoing clauses (i), (ii) or this clause (iii) being referred to as a “Company Adverse Recommendation Change”); provided, that, for the avoidance of doubt, a statement that the Company Board recommends against acceptance of such tender or exchange offer but, in accordance with Section 7.2 of this Agreement, is engaging in discussions or negotiations with the Person making such tender or exchange offer, shall not be deemed to be a Company Adverse Recommendation Change;

(iv) cause or permit the Company or any of its Subsidiaries to enter into any acquisition agreement, merger agreement or similar definitive agreement or a letter of intent, memorandum of understanding or agreement in principle with respect thereto (other than a confidentiality agreement referred to in Section 7.2(b)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”); or

(v) terminate this Agreement pursuant to Section 9.3(a).

Notwithstanding anything to the contrary set forth in this Agreement, prior to, but not after, the time the Requisite Company Vote is obtained, the Company Board may make a Company Adverse Recommendation Change, if the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law (a “Company Change of Recommendation”) and, in the event of a Company Change of Recommendation involving any Acquisition Proposal that the Company Board has determined in its good faith judgment constitutes a Superior Proposal, the Company Board may also cause the Company to terminate this Agreement pursuant to Section 9.3(a) of this Agreement in connection with accepting such Acquisition Proposal as contemplated herein; provided, that prior to any Company Change of Recommendation or termination of this Agreement pursuant to Section 9.3(a) of this Agreement in connection with accepting such Acquisition Proposal as contemplated herein:

(A) the Company shall have provided prior written notice to Parent and Merger Sub, at least ninety-six hours in advance, of its intention to effect a Company Change of Recommendation or to terminate this Agreement pursuant to Section 9.3(a) (it being agreed that neither the delivery of such notice by the Company nor the public announcement that the Company Board has delivered such notice shall constitute a Company Adverse Recommendation Change), which notice, if the intended Company Change of Recommendation is not the result of a Superior Proposal, shall specify in reasonable detail the reasons for such Company Change of Recommendation and, if concerning an intended Company Change of Recommendation that is the result of a Superior Proposal, shall specify the identity of the party making such Superior Proposal and the material terms thereof;

(B) during the ninety-six hour period after providing such notice and prior to effecting such Company Change of Recommendation or terminating this Agreement pursuant to Section 9.3(a), the Company shall, and shall use its reasonable best efforts to cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) with respect to adjustments proposed by Parent and Merger Sub to the terms and conditions of this Agreement as would permit the Company not to effect a Company Change of Recommendation or terminate this Agreement pursuant to Section 9.3(a) in response to such an Acquisition Proposal; and

(C) the Company Board shall have considered in good faith any changes to this Agreement offered by Parent in a written, binding offer and (x) if the intended Company Change of Recommendation is the result of such an Acquisition Proposal, shall have determined in good faith after consultation with its outside financial advisors and outside legal counsel that such Acquisition Proposal would continue to constitute a Superior Proposal if such changes were to be given effect and (y) if the intended Company Change of Recommendation is not the result of such an Acquisition Proposal, shall have determined in good faith after consultation with its outside financial advisor and outside legal counsel that failure to effect a Company Change of Recommendation would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law if such changes were to be given effect;

provided, that, if the intended Company Change of Recommendation is the result of such an Acquisition Proposal or in the case of a termination of this Agreement pursuant to Section 9.3(a), in the event of any material revision to such Acquisition Proposal (it being understood and agreed that any increase in purchase price shall be deemed a material revision), the Company shall be required to deliver a new written notice to Parent and Merger Sub and to comply with the requirements of clauses (A) through (C) of this Section 7.2(d) with respect to such new written notice, except that the deadline for such new written notice and the negotiation period shall be reduced to forty-eight hours before the Company Change of Recommendation or termination of this Agreement pursuant to Section 9.3(a) (rather than the ninety-six hours otherwise contemplated by this Section 7.2(d)).

(e) Subject to the Company’s compliance with Section 7.2(d), nothing contained in this Section 7.2 shall be deemed to prohibit the Company or the Company Board from (i) complying with its disclosure obligations under U.S. federal or state Law, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act, or (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act.

(f) Promptly (but in any event within twenty-four (24) hours) after the taking of any of the applicable actions or the applicable proposal or documents being delivered, the Company shall (i) notify Parent that it has provided any nonpublic information in connection with an Acquisition Proposal, (ii) notify Parent it has entered into discussions or negotiations as provided in Section 7.2(b) and (iii) provide to Parent a copy of any proposals with respect to, or draft agreements or similar documents to effect any, Acquisition Proposal delivered to the Company or any of its Subsidiaries, including the identity of the party or parties making such Acquisition Proposal. In addition, the Company shall keep Parent reasonably informed, on a reasonably prompt basis, of the status and material terms of any proposals or offers (including by providing copies of any amendments or other documents thereto) and the status of any discussions and negotiations regarding any Acquisition Proposal. The Company hereby agrees that it shall not, and shall not permit its Subsidiaries to, enter into any agreement that prohibits or restricts it from providing to Parent the information contemplated by this Section 7.2(f) or complying with Section 7.2(d).

7.3 Proxy Statement.

(a) The Company shall prepare and file with the SEC, as promptly as reasonably possible following the date hereof, a proxy statement in preliminary form relating to the Company Stockholders Meeting (such proxy statement, including the letter to stockholders, notice of meeting, form of proxy and any amendment or supplement thereto, the “Proxy Statement”), which Proxy Statement shall include, subject to Section 7.2(d), the Company Recommendation.

(b) The Company shall promptly notify Parent of the receipt of all comments of the SEC or the staff of the SEC with respect to the Proxy Statement and of any request by the SEC or the staff of the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC or the staff of the SEC with respect to the Proxy Statement. The Company shall use its reasonable best efforts (with the reasonable assistance of Parent) to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC or the staff of the SEC. Parent, Merger Sub and the Company shall use their respective reasonable best efforts to have the Proxy Statement cleared by the staff of the SEC as soon as reasonably possible after the date hereof. Parent shall provide to the Company such information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments referred to herein. The Company shall cause the definitive Proxy Statement to be mailed as promptly as reasonably possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(c) Subject to applicable Law, notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response and shall in good faith consider for inclusion in such document or response comments reasonably proposed by Parent.

7.4 Company Stockholders Meeting. The Company shall take, in accordance with applicable Law and its certificate of incorporation and bylaws and the rules of the NASDAQ, all action necessary to duly call, give notice of, convene and hold a meeting of holders of Shares (the “Company Stockholders Meeting”) as promptly as reasonably possible after the date of mailing of the Proxy Statement for the purpose of obtaining the Requisite Company Vote, with the record date and meeting date of the Company Stockholders Meeting to be selected after reasonable consultation with Parent; provided, that, for the avoidance of doubt, the Company may postpone or adjourn the Company Stockholders Meeting solely (i) with the written consent of Parent; (ii) due to the absence of a quorum (in which case the Company shall, and shall cause its proxy solicitor to, solicit the presence, in person or by proxy, of a quorate number of shares expeditiously, it being understood that time shall be of the essence); (iii) to solicit additional votes in order to obtain the Requisite Company Vote; or (iv) to the extent the Company Board determines failure to postpone or adjourn such meeting would be reasonably likely to be inconsistent with applicable Law; provided, that with respect to items (i) through (iv) above, the Company shall use its reasonable best efforts to reconvene and hold a Company Stockholders Meeting as promptly as reasonably possible. Subject to the right of the Company Board to make a Company Change of Recommendation in accordance with Section 7.2, the Company Board shall recommend adoption of this Agreement and shall use its reasonable best efforts to solicit the Requisite Company Vote.

7.5 Filings; Other Actions; Notification.

(a) Cooperation; Reasonable Best Efforts. Subject to the terms and conditions set forth in this Agreement (including Section 7.5(d) and 7.5(e)), the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done, all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Merger and the other Transactions as soon as reasonably possible, including preparing and filing as promptly as reasonably possible all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably possible all consents, registrations, approvals, permits and authorizations necessary, proper or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other Transactions, including under the HSR Act, the EUMR and any other applicable Antitrust Law, and any notice or other filings with the Committee on Foreign Investment in the United States (“CFIUS”). Parent and the Company each shall (i) file (and cause its Affiliates to file), or cause to be filed (which filing, including the exhibits thereto, need not be shared or otherwise disclosed to the other party, except to outside legal counsel of the other party to the extent reasonably necessary or advisable to help facilitate completion of filing requirements), the initial premerger notifications with respect to this Agreement and the Transactions required under the HSR Act no later than October 24, 2014 (unless otherwise mutually agreed by Parent and the Company), and shall make any filings as required by the EUMR and any other applicable Antitrust Law as soon as reasonably practicable after the date hereof, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party from the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or by any other Governmental Entity under any Antitrust Laws in respect of any such filings or such transactions and (iii) act in good faith and reasonably cooperate with the other party in connection with any such filings (including, if requested by the other party, to accept all reasonable additions, deletions or changes suggested by the other party in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any Antitrust Laws. Subject to applicable Law relating to the exchange of information, Parent and the Company shall provide outside legal counsel for the other party with a reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity (including the Proxy Statement); provided, that materials may be redacted or withheld (i) as necessary to comply with contractual agreements, (ii) as necessary to address reasonable privilege or confidentiality concerns and (iii) to remove references concerning the valuation of the Company and its Subsidiaries. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EUMR, Other Antitrust Laws, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) Information. Subject to applicable Law and Section 7.5(a), the Company and Parent each shall, upon written request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other analysis, statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the Transactions, including under the HSR Act, the EUMR, any other applicable Antitrust Laws and any applicable filings with CFIUS or any other Governmental Entity; provided, that materials may be redacted or withheld (i) as necessary to comply with contractual agreements, (ii) as necessary to address reasonable privilege or confidentiality concerns and (iii) to remove references concerning the valuation of the Company and its Subsidiaries.

(c) Status. Subject to applicable Law, to the extent reasonably practicable, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices and other written communications and summaries of oral communications (other than those pertaining to scheduling or ministerial matters) received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity with respect to the Merger and the other Transactions. Except as required by Law or by a Governmental Entity, neither the Company nor Parent shall permit, to the extent reasonably practicable, any of its officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Merger and the other Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(d) Antitrust Matters.

(i) Subject to the terms of this Section 7.5, each of the Company and Parent shall use their respective reasonable best efforts to obtain from any Governmental Entity all consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by such party under Antitrust Laws or to avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment, or investigation relating to any Antitrust Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including the proffer and agreement by Parent of its willingness to sell or otherwise dispose of, or hold separate pending such disposition, and promptly effect the sale, disposal and holding separate of, such assets, categories of assets or businesses or other segments of the Company or Parent or either’s respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Governmental Entity giving effect thereto) if such action is necessary to avoid, prevent, eliminate or remove the actual, anticipated or threatened issuance or enactment of any order, decree, decision, determination, or judgment that would restrain, prevent, enjoin or otherwise prohibit consummation of the Merger by any Governmental Entity.

(ii) In addition to the foregoing, Parent shall be required to take all such other lawful actions necessary as promptly as reasonably possible (taking into account reasonable discussions and negotiations) to obtain from any Governmental Entity all consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained under Antitrust Laws or to avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment, or investigation relating to any Antitrust Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including the proffer and agreement by Parent of its willingness to sell or otherwise dispose of, or hold separate pending such disposition, and promptly effect the sale, disposal and holding separate of, such assets, categories of assets or businesses or other segments of the Company or Parent or either’s respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Governmental Entity giving effect thereto).

(iii) Each of the Company and Parent shall, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, or decree is entered or issued or threatened to be entered or issued that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, use, subject to the last paragraph in this Section 7.5(d), their respective reasonable best efforts (including commencing or defending litigation) to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such injunction, decision, order, judgment, determination, or decree so as to permit such consummation as promptly as reasonably possible.

Nothing in this Agreement shall require or be construed to require Parent or its Subsidiaries to commit to any undertaking, divestiture, license or hold separate or similar arrangement or conduct of business arrangement or to terminate or modify any relationships, rights or obligations or to do any other act to obtain any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained under Antitrust Laws or to avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment, or investigation relating to any Antitrust Law, to the extent such commitment, divestiture, license, hold separate, arrangement, termination, modification or action, individually or in the aggregate, would reasonably be expected to have a material adverse effect (after giving effect to the proceeds and other consideration received with respect to any required divestitures or other actions) on the combined business or financial condition of the Company and its Subsidiaries and the life science tools and performance materials businesses of Parent and its Subsidiaries, taken as a whole (an “Antitrust MAE”). Nothing in this Section 7.5 shall require the Company, Parent or their respective Subsidiaries to take or agree to take any action with respect to their business or operations unless the effectiveness of such agreement or action is conditioned upon Closing.

(e) CFIUS. In furtherance of the other undertakings and limitations on undertakings pursuant to this Section 7.5, each of the Company and Parent shall: (A) as promptly as reasonably possible submit a joint voluntary notice (“Joint Notice”) to CFIUS pursuant to Section 721 of the Defense Production Act of 1950, as amended, with regard to the transaction contemplated hereby; (B) as promptly as reasonably possible provide all necessary information within their respective control for the Joint Notice and (C) use reasonable best efforts to provide as promptly as reasonably possible all necessary information which is not within such party’s control, in each case, to complete the Joint Notice in a timely manner and to timely respond to any requests by CFIUS for additional information, and they shall keep each other generally apprised of communications with, and requests for additional information from CFIUS, and use their respective reasonable best efforts to obtain the Completion of CFIUS Process as promptly as reasonably possible (which, for the avoidance of doubt, may require Parent and its Subsidiaries to offer or commit to an undertaking, divestiture, license or hold separate or similar arrangement or conduct of business arrangement or to terminate or modify any relationships, rights or obligations that is consistent with the standard of reasonable best efforts).

(f) Parent shall have the right to direct all matters with any Governmental Entity in a manner consistent with its obligations hereunder (including Section 7.5(d)(ii)) relating to any antitrust, competition or CFIUS matters. In addition, Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust, competition or CFIUS clearances and shall take the lead in all meetings and communications with any Governmental Entity in connection with obtaining any necessary antitrust, competition or CFIUS clearances, in each case, in a manner consistent with its obligations hereunder (including Section 7.5(d)(ii)).

(g) No party shall voluntarily extend any waiting period under the HSR Act or any antitrust or competition law or with respect to CFIUS or enter into any agreement with any Governmental Entity to delay or not to consummate the Transactions except with the prior written consent of the other parties; provided, that the Company shall not unreasonably withhold, condition or delay such consent.

(h) From the date hereof through the earlier of the termination of this Agreement and the Effective Time, none of the Company, Parent or Merger Sub shall acquire or enter into any agreement to acquire any business that would reasonably be expected to materially delay or impede the consummation of the transactions contemplated by this Agreement.

(i) The obligations of the Company under this Section 7.5 shall not limit or modify its rights under Section 7.2. The obligations of the Company with respect to the Company Stockholders Meeting and the Proxy Statement shall be governed by Section 7.3 and 7.4 and not this Section 7.5. This Section 7.5 shall not apply to any actions related to the Financing as to which Sections 7.13 and 7.14 shall apply exclusively in determining the parties’ obligations with respect thereto.

7.6 Access and Reports.

(a) Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to the officers and other authorized Representatives of Parent, potential sources of capital and any rating agencies and prospective lenders reasonable access, during normal business hours throughout the period from the date hereof to the Effective Time or the termination of this Agreement in accordance with its terms, to its employees (including officers), properties, books, contracts, personnel files and records and, during such period, the Company shall (and shall cause its Subsidiaries to) promptly furnish to Parent all information concerning its business, properties and personnel as may reasonably be requested by Parent; provided, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information that would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality, (ii) to violate any requirements relating to classified materials or other material whose distribution is restricted by the U.S. government, or (iii) to disclose any information of the Company or any of its Subsidiaries that would waive the protection of attorney-client privilege; provided, that, with respect to clauses (i), (ii) and (iii) if such information cannot be disclosed pursuant to such clauses, the Company shall disclose as much of such information as is practicable (through redactions, summaries or other appropriate means) without violating the applicable restrictions on disclosure of such information or waiving such privilege. All such information shall be governed by the terms of the Company Confidentiality Agreement.

(b) The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, (i) of any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) of any Actions commenced or, to such party’s knowledge, threatened against, relating to or otherwise affecting such party of any of its Subsidiaries which relate to the transactions contemplated by this Agreement, and (iii) if such party becomes aware of any facts or circumstances that such party believes do, or with the passage of time are reasonably likely to, constitute a material breach of this Agreement by the other party; provided, that the delivery of any notice pursuant to this Section 7.6(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

7.7 Stock Exchange De-listing; Exchange Act Deregistration. Prior to the Effective Time, the Company shall provide reasonable cooperation to Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NASDAQ and SEC to enable the de–listing by the Surviving Corporation of the Common Stock from the NASDAQ and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

7.8 Publicity. The parties agree that the initial press release to be issued with respect to the Merger shall be in the form agreed to by the parties. The Company and Parent each shall consult with each other prior to issuing any other press releases or otherwise making public announcements (unless and until a Company Change of Recommendation has occurred or in connection with Section 7.2(d)) with respect to the Merger and the other Transactions with respect thereto, and, to the extent practicable, none of the parties or their Affiliates shall issue any such press release or make any such public announcement prior to obtaining the other party’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such consent shall be required to the extent prohibited by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or by the written request of any Governmental Entity. This Section 7.8 shall not apply to any announcement, document or publication in connection with any Acquisition Proposal, Superior Proposal, Company Change of Recommendation or any amendment to the terms hereof proposed by Parent that would increase the Per Share Merger Consideration.

7.9 Employee Benefits.

(a) Parent shall, or shall cause the Surviving Corporation to, during the period commencing at the Effective Time and ending on the 12-month anniversary of the Effective Time (the “Continuation Period”), or if shorter, during the period of employment, provide to each individual who is employed by the Company or any of its Subsidiaries immediately prior to the Closing, (i) base compensation, bonus opportunities and annual incentive opportunities (short and long term) which, in the aggregate, are no less favorable than the base compensation, bonus opportunities and annual incentive opportunities (short and long term) provided by the Company and its Subsidiaries immediately prior to the Closing, and (ii) employee benefits that are substantially comparable, in the aggregate, to either (x) those provided to such employee by the Company and its Subsidiaries immediately prior to the Effective Time or (y) those provided to similarly situated employees of Parent and its Subsidiaries from time to time. Each of the Company and Parent accepts and acknowledges the terms and conditions of Section 7.9 of the Parent Disclosure Schedule.

(b) Without limiting the generality of Section 7.9(a), from and after the Effective Time, Parent shall or shall cause the Surviving Corporation to assume, honor and continue during the Continuation Period or, if later, until all obligations thereunder arising during the Continuation Period have been satisfied, all of the Company’s employment, severance, retention, termination and change in control plans and agreements and arrangements, in each case, as in effect at the date hereof, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable Law.

(c) Parent shall, or shall cause the Surviving Corporation to cause any employee benefit plans in which the individuals who are employed by the Company or any of its Subsidiaries immediately prior to the Closing are entitled to participate following the Closing to take into account for purposes of eligibility, vesting, level of benefits and benefit accrual thereunder (other than for benefit accruals under defined benefit pension plans, retiree medical programs or other retiree welfare benefit programs), service by employees of the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company (except to the extent it would result in a duplication of benefits).

(d) Parent shall use commercially reasonable efforts, with respect to any employee benefit plans maintained for the benefit of the individuals who are employed by the Company or any of its Subsidiaries immediately prior to the Closing, to (i) waive any eligibility requirements or pre-existing condition limitations or waiting period requirements to the same extent waived under comparable plans of the Company and its

Subsidiaries and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, amounts paid by such employees during the calendar year in which Effective Time occurs under similar plans maintained by the Company and its Subsidiaries.

(e) Notwithstanding anything in this Agreement to the contrary, following the Effective Time, the terms and conditions of employment for any individual who is employed by the Company or any of its Subsidiaries and whose employment is subject to a Collective Bargaining Agreement shall be governed by such Collective Bargaining Agreement until its expiration, modification or termination in accordance with its terms and applicable Law.

(f) Notwithstanding anything contained in this Agreement to the contrary, no provision of this Agreement is intended to, or does, (i) except as expressly provided in Section 7.9(b), prohibit Parent, the Surviving Corporation or their respective Affiliates from amending or terminating any Benefit Plan in accordance with its terms and applicable Law, (ii) require Parent or the Surviving Corporation to keep any person employed for any period of time, or (iii) constitute the establishment or adoption of, or amendment to, any Benefit Plan. The provisions of this Section 7.9 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 7.9, express or implied, shall confer upon any employee of the Company or any Subsidiary of the Company, or legal representative or beneficiary thereof or any other Person, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right in any employee or beneficiary of such employee or other Person under a Benefit Plan that such employee or beneficiary or other Person would not otherwise have under the terms of that Benefit Plan.

7.10 Expenses. Except as otherwise provided in Sections 7.13 and 9.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense. Any amounts that may be owed by Parent for reimbursement shall be payable in one lump-sum following final calculation and documentation (in a manner reasonably satisfactory to Parent) of the total amount of such fees and expenses incurred.

7.11 Indemnification; Directors’ and Officers’ Insurance.

(a) All rights to indemnification and exculpation from Liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any present or former director, officer or employee of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) as provided in the certificate of incorporation or bylaws or comparable governing documents of the Company or of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(b) From and after the Effective Time, to the fullest extent permitted under applicable Law, Parent shall cause the Surviving Corporation to, or will, indemnify and hold harmless (and Parent or the Surviving Corporation, as the case may be, shall also advance expenses to) the Indemnified Parties, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any Actions, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director, officer or employee of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement, to the fullest extent provided as of the date hereof in the certificate of incorporation, bylaws, comparable governing documents or existing contractual arrangements of the Company or its Subsidiaries; provided, that any person to whom any funds are advanced pursuant to the foregoing must provide a written undertaking to repay such advances if it is finally determined by a body of competent authority that such person is not entitled to indemnification.

(c) Prior to the Effective Time, the Company may, and, if the Company fails to do so, Parent shall cause the Surviving Corporation to, obtain and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case, for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with terms, conditions, retentions and limits of Liability that are at least as favorable as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, that in no event shall the Company or Surviving Corporation expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the last annual premiums currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Company or Surviving Corporation shall obtain as much comparable insurance as reasonably possible for a cost not exceeding such amount.

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 7.11.

(e) The provisions of this Section 7.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties. The obligations under this Section 7.11 shall not be terminated or modified without the consent of such affected Indemnified Parties.

(f) The rights of the Indemnified Parties under this Section 7.11 shall be in addition to any rights such Indemnified Parties may have under any applicable Contracts or Laws.

7.12 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, Parent, Merger Sub, the Company and their respective boards of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

7.13 Financing Cooperation.

(a) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to cooperate with Parent and its Subsidiaries in connection with the arrangement, marketing or consummation of the Financing, as and when reasonably requested by Parent and on reasonable notice (so long as such cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including using commercially reasonable efforts to:

(i) furnish Parent and its financing sources with the following information regarding the Company and its Subsidiaries (it being understood and agreed that such material shall be deemed furnished if it is filed by the Company with the SEC and available on the SEC’s EDGAR website):

(A) audited consolidated financial statements (including balance sheets, statements of income and cash flows, a statement of shareholders equity and related notes) for the fiscal years ended

December 31, 2012 and 2013, each of them prepared in accordance with GAAP as soon as reasonably practicable after the date hereof;

(B) audited consolidated financial statements (including balance sheet, statement of income and cash flows, a statement of shareholders equity and related notes) for the fiscal year ending December 31, 2014, prepared in accordance with GAAP (the “Audited Consolidated 2014 Financial Statements”) as soon as reasonably possible after the end of the 2014 fiscal year, consistent with the timing achieved by the Company in respect of its Annual Report on Form 10-K for the year ended December 31, 2013 but in no event later than the filing deadline under the Exchange Act to file with the SEC its Annual Report on Form 10-K for the year ended December 31, 2014;

(C) a reconciliation to International Financial Reporting Standards issued by International Accounting Standards Board (“IFRS”) of the balance sheet and statement of income included in the Audited Consolidated 2014 Financial Statements to the extent required for the pro forma financial statements covered by (iii) below (the “Reconciled Consolidated 2014 Financial Statements”) reasonably promptly following the time the Company furnishes to Parent the Audited Consolidated 2014 Financial Statements and using all reasonable efforts to furnish the Reconciled Consolidated 2014 Financial Statements at the time the Company furnishes Parent the Audited Consolidated 2014 Financial Statements;

(D) unaudited consolidated financial statements for any interim period following December 31, 2014 (including the corresponding interim period in the prior year), prepared in accordance with GAAP and reviewed as per applicable “U.S. Generally Accepted Auditing Standards” (the “Unaudited Consolidated Interim Financial Statements”) as soon as reasonably possible after the end of such interim period, consistent with the timing achieved by the Company in respect of its Quarterly Report on Form 10-Q for such period in 2014, but in no event later than the date the Company is required to file with the SEC its Quarterly Report on Form 10-Q for the applicable interim period; and

(E) a reconciliation to IFRS of the balance sheet and statement of income included in the Unaudited Consolidated Interim Financial Statements required to be included in any offering documents relating to the Financing to the extent required for the pro forma financial statements covered by (iii) below (the “Reconciled Consolidated Interim Financial Statements”) reasonably promptly following the time the Company files the Unaudited Consolidated Interim Financial Statements on Form 10-Q with the SEC and using all reasonable efforts to furnish the applicable Reconciled Consolidated Interim Financial Statements at the time the Company furnishes Parent the applicable Unaudited Consolidated Interim Financial Statements,

in each case of (A) through (E) above together with any report (unqualified, if reasonably obtainable) of an independent registered public accounting firm that has, to the extent required for the Financing, audited or reviewed, as applicable, such financial information in accordance with, applicable requirements under U.S. Generally Accepted Auditing Standards (for the avoidance of doubt, any such reports shall be issued to the Company and not to Parent) (together, the “Required Financial Information”);

(ii) discuss with Parent and its Representatives the IFRS reconciliation and consult with Parent and its Representatives to keep them reasonably informed during the reconciliation process;

(iii) assist, and cause its accountants to assist, Parent and its financing sources in the preparation of pro forma financial statements of Parent (applying the standard set forth in Article 11 of Regulation S-X under the Securities Act) for the fiscal year ending December 31, 2014 and any year-to-date interim period following December 31, 2014 required to be included in any offering documents relating to the Financing, including with respect to any reconciliations of Required Financial Information to IFRS in the form as adopted by the European Union and as applied by Parent;

(iv) furnish Parent and Merger Sub such other customary financial and other information regarding the Company as may be reasonably requested by Parent;

(v) make the Company’s senior officers available to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing;

(vi) assist Parent in the preparation of customary offering memoranda, bank information memoranda, authorization letters (and executing such authorization letters), confirmations and undertakings, rating agency presentations and lender and investor presentations relating to the Financing;

(vii) provide and execute such customary documents as may be reasonably requested by Parent related to the Financing;

(viii) cooperate with the financing sources’ due diligence investigation;

(ix) obtain accountant’s comfort letters and required consents relating to the Required Financial Information; and

(x) obtain customary payoff letters and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full (and, to the extent of any existing letters of credit, cash collateralization or issuance of a “back-to-back” letter of credit in respect thereof) on the Closing Date of all amounts payable under (i) that certain Credit Agreement, dated as of May 10, 2012, as amended on December 2, 2013, by and among the Company, as borrower, certain lenders party thereto (as defined therein) and Wells Fargo Bank, National Association, as Administrative Agent (the “Existing Credit Facility”) and releasing Liens and the pledges of collateral securing such Existing Credit Facility and (ii) any other Indebtedness of the Company and its Subsidiaries that is repayable by its terms in connection with the Merger at or immediately following the Effective Time, in each case to take effect at the Effective Time (it being understood that the Company shall have no obligation to pay or discharge any such indebtedness prior to the Effective Time) or otherwise as a result of the Merger, to take effect at the Effective Time (it being understood that the Company shall have no obligation to pay or discharge any such indebtedness prior to the Effective Time).

(b) The Company hereby consents to the use of its logos in connection with the Financing; provided, that such logos are used in a manner that is not intended to nor reasonably likely to harm or disparage the Company.

(c) Notwithstanding anything to the contrary in this Section 7.13, until the Effective Time occurs, neither the Company nor any of its Subsidiaries, nor any of their respective Representatives shall:

(i) be required to pay any commitment or other similar fee under the Financing;

(ii) be required to pass resolutions to approve or authorize the Financing (or any alternative or substitute financing);

(iii) be required to enter into any definitive agreement or have any Liability or any obligation under any certificate, document, instrument, credit agreement or any related document or any other agreement or document related to the Financing (other than the customary authorization letters referenced above); or

(iv) unless promptly reimbursed by Parent, be required to incur any expenses in connection with the Financing.

(d) Parent shall promptly, upon written request by the Company, reimburse the Company for all (i) reasonable and documented out-of-pocket costs (including reasonable attorneys’ and accountants’ fees) incurred by the Company or any of its Subsidiaries in connection with their respective obligations pursuant to, and in accordance with, this Section 7.13, and (ii) damages, losses, costs, Liabilities or expenses suffered or reasonably incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith (other than information provided by the Company or any of its Subsidiaries) and all other actions taken by the Company, its Subsidiaries and their respective Representatives pursuant to this Section 7.13.

(e) Parent and Merger Sub acknowledge and agree that the obtaining of financing is not a condition to Closing. For the avoidance of doubt, if any financing contemplated to be obtained by Parent or Merger Sub in connection with the Merger has not been obtained prior to Closing, Parent and Merger Sub shall continue to be obligated, subject to the fulfillment or waiver of the conditions set forth in Article VIII, to consummate the Merger and the Transactions at the Closing in accordance with this Agreement.

(f) Notwithstanding anything to the contrary, the condition set forth in Section 8.2(a)(ii), as it applies to the Company’s obligations under this Section 7.13 (other than Section 7.13(a)(x)), shall be deemed satisfied unless the Financing has not been obtained primarily as a result of the Company’s or its Subsidiaries’ willful and material breach of their obligations under this Section  7.13 with respect to the Financing.

7.14 Financing.

(a) Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain the Credit Agreement Financing on the terms and conditions (including the “flex” provisions applicable to the Credit Agreement) of the Credit Agreement, including using reasonable best efforts to (i) satisfy on a timely basis (and in a manner that will not impede the ability of the parties to consummate the Merger as promptly as reasonably possible) all conditions and covenants applicable to Parent and Merger Sub in the Credit Agreement, (ii) consummate the Credit Agreement Financing at or prior to Closing (subject to termination, replacement or reduction as contemplated in this Section 7.14), (iii) enforce their rights under the Credit Agreement with respect thereto and (iv) unless the commitments under the Credit Agreement are terminated as provided below in this Section 7.14(a), maintain in effect the Credit Agreement until the Transactions are consummated (or until this Agreement otherwise terminates). Parent and Merger Sub shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Credit Agreement without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) that (I) would impose new or additional conditions, or otherwise expand, amend or modify any of the conditions to the receipt of the Credit Agreement Financing to fund the Transactions in a manner that would reasonably be expected to make the consummation of the Credit Agreement Financing less likely, (II) would reasonably be expected to adversely affect Parent or Merger Sub’s ability to consummate the transactions contemplated by this Agreement or (III) would delay the timing of the funding of commitments under the Credit Agreement; provided, that, notwithstanding anything to the contrary contained herein, (1) Parent may amend the Credit Agreement solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Credit Agreement as of the date hereof; provided that, where consent of Parent is required, such amendment would not reasonably be expected to materially delay the availability of the Financing or in any material respect, the ability or likelihood of Parent or Merger Sub to consummate the Transactions, in each case, determined as of the date of such amendment, and (2) Parent and Merck Financial Services GmbH shall have the right to reduce the commitments under the Credit Agreement by an amount not to exceed the aggregate amount of (x) the aggregate amount of any net cash proceeds received by Parent and/or its Subsidiaries after the date hereof from Financings and/or dispositions consummated after the date hereof so long as (A) an amount equal to any such reduction in commitments is retained by Parent and/or its Subsidiaries in the form of Retained Current Financial Assets, and (B) to the extent any of such proceeds are from securities or Indebtedness that has a scheduled redemption or mandatory redemption or put right (other than customary change of control redemption or put rights), such scheduled redemption is not scheduled to occur prior to, and such right is not exercisable prior to, a date that is earlier than the Termination Date or (y) other Retained Current Financial Assets of Parent and/or its Subsidiaries; provided, that, in the case of clause (x) or (y), such Retained Current Financial Assets may be replaced by increased commitments under the Credit Agreement or any commitments under any New Financing (which shall not expand in any respect upon the conditions precedent or contingencies to the funding on the closing date of the Credit Agreement Financing as set forth in the Credit Agreement in effect on the date hereof in a manner that would reasonably be expected to make the consummation of such New Financing less likely than consummation of the Credit Agreement Financing or otherwise adversely affect the ability or likelihood of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement); provided, further, that it is agreed that Parent may terminate the commitments of a defaulting lender under the Credit Agreement to the extent such commitment has been replaced, or will be replaced substantially contemporaneously with such termination, by a commitment at least equal to the terminated commitment. For purposes of this Agreement, “Retained Current Financial Assets” are Current Financial Assets of Parent and/or its Subsidiaries (x) that are identified by Parent for the purpose of funding the Transactions (it being understood and agreed that any such Current Financial Assets may at any time and from time to time be substituted for with other Current Financial Assets that would satisfy at the time of such substitution the requirements of this definition of “Retained Current Financial Assets”), (y) as to which there are no conditions or restrictions on Parent’s ability to use such Current Financial Assets to fund the Transactions (including any restriction as to which a Subsidiary of Parent is subject, to the extent such restriction prohibits such Subsidiary from transferring, directly or indirectly, such Current Financial Asset to Parent) and (z) to the extent any of such Retained Current Financial Assets were generated from securities or Indebtedness that has a scheduled redemption or mandatory redemption or put right (other than customary change of control redemption or put rights), such scheduled redemption is not scheduled to occur prior to, and such right is not exercisable prior to, a date that is earlier than the Termination Date.

(b) If any portion of the Credit Agreement Financing expires or otherwise becomes unavailable on the terms and conditions (including any “flex” provisions applicable thereto) contemplated in the Credit Agreement (other than as contemplated by Section 7.14(a)), Parent and Merger Sub shall, as promptly as practicable following the occurrence of such event, use their reasonable best efforts to arrange and obtain a new credit agreement or other debt financing or commitments (a “New Financing”) from alternative sources providing for debt financing in an amount sufficient to consummate the transactions contemplated by this Agreement (taking into account the Retained Current Financial Assets meeting the requirements described in Section 7.14(a)), on terms and conditions (including any “flex” provisions) that are at least as favorable to Parent and the Company in the aggregate as those contained in the Credit Agreement, which shall not expand in any respect upon the conditions precedent or contingencies to the funding on the closing date of the Credit Agreement Financing as set forth in the Credit Agreement in effect on the date hereof in a manner that would reasonably be expected to make the consummation of such New Financing less likely than consummation of the Credit Agreement Financing or otherwise adversely affect the ability or likelihood of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement. Parent and Merger Sub shall deliver to the Company true, correct and complete copies (subject to redactions of pricing related information and other economic terms) of any definitive documentation related to a New Financing. In the event Parent and Merger Sub enter into any definitive documentation relating to a New Financing, (i) any reference in this Agreement to the “Credit Agreement Financing” shall mean the debt financing contemplated by the Credit Agreement as modified pursuant to clause (ii) below, and (ii) any reference in this Agreement to the “Credit Agreement” shall be deemed to include the Credit Agreement to the extent not superseded by the definitive documentation relating to a New Financing at the time in question and any definitive documentation relating to a New Financing to the extent then in effect.

(c) Parent and Merger Sub shall keep the Company informed on a reasonably current basis of any material developments or breaches under the Credit Agreement which, in each case, are reasonably expected to render all or any portion of the Credit Agreement Financing that would be required to consummate the Transactions unavailable, including the receipt from the Facility Agent (as defined in the Credit Agreement) of written notice alleging the occurrence of any such breach, and shall promptly provide the Company with any additional information reasonably requested by the Company from time to time relating to Parent’s and Merger Sub’s efforts to obtain the Credit Agreement Financing, Financing and New Financing, as applicable. Parent shall furnish the Company complete, correct and executed copies of any amendments to the Credit Agreement promptly upon their execution (it being understood and agreed that any such amendment that solely would add a lender, lead arranger, bookrunner, syndication agent or similar entity who had not executed the Credit Agreement as of the date hereof in accordance with the terms of Section 7.14(a) shall not be subject to this sentence).

7.15 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably required to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.16 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors arising after the date hereof as a result of the transactions contemplated by this Agreement (including providing Parent the opportunity to review and comment on proposed additional disclosure in the Proxy Statement), and unless such settlement is solely (a) for monetary damages entirely paid for with proceeds of insurance (other than the deductible under insurance policy(ies) in effect as of the date hereof) or (b) to provide additional disclosure in the Proxy Statement that does not disparage Parent, Merger Sub, the Company, the Surviving Corporation, any of their respective Affiliates or any of their respective businesses, no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed, it being understood that, in determining whether to consent, Parent is required only to consider its own interests relating to such settlement).

7.17 Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

7.18 Adoption by Sole Stockholder of Merger Sub. As promptly as practicable after the execution of this Agreement, Parent shall cause the sole stockholder of Merger Sub to authorize and approve the Merger and the other transactions contemplated by this Agreement and approve and adopt the form, terms and provisions of this Agreement.

ARTICLE VIII

CONDITIONS

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver (in writing by Parent and the Company) at or prior to the Effective Time of each of the following conditions:

(a) Company Stockholder Approval. The Requisite Company Vote shall have been obtained in accordance with applicable Law, the certificate of incorporation and bylaws of the Company and NASDAQ rules.

(b) Regulatory Consents.

(i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated;

(ii) To the extent the Merger constitutes a concentration subject to appraisal by the European Commission under the EUMR:

(A) the European Commission shall have adopted, or have been deemed under the EUMR to have adopted, all decisions and approvals necessary to allow consummation of the Merger; and

(B) in the event that the European Commission, under the EUMR or Protocol 24 of the Agreement on the European Economic Area, has made, a referral to any Governmental Entity of one or more European Union Member States or European Free Trade Association States for purposes of reviewing the Merger, all such Governmental Entities have approved, or have been deemed under applicable Law to have approved all such relevant portions of the Merger and have adopted all further decisions and approvals necessary for consummation of the Merger, or the applicable waiting periods relating to the Merger shall have expired or been terminated; and

(iii) the approvals, consents and consultations required to consummate the Merger pursuant to any Other Antitrust Law set forth on Section 8.1(b) of the Company Disclosure Schedule shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired.

(iv) “Completion of CFIUS Process” shall have occurred, meaning that

(A) the parties hereto shall have received written notice from CFIUS that review under Section 721 of the U.S. Defense Production Act of 1950, as amended, of the Transactions has been concluded, and CFIUS shall have determined that there are no unresolved national security concerns with respect to the Transactions, and advised that action under Section 721, and any investigation related thereto, has been concluded with respect to the Transactions;

(B) CFIUS shall have concluded that the Transactions are not a covered transaction and not subject to review under Section 721; or

(C) CFIUS shall have sent a report to the President of the United States requesting the President’s decision on the Joint Notice submitted by the parties hereto and either (1) the period under Section 721 during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the Transactions shall have expired without any such action being threatened, announced or taken, or (2) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the Transactions.

(c) Orders. No court or other Governmental Entity (excluding NASDAQ) of competent jurisdiction shall have issued or entered any injunction or similar order, whether temporary, preliminary or permanent, that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or otherwise makes the consummation of the Merger illegal (collectively, an “Order”).

8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (in writing by Parent) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties; Performance of Obligations.

(i) (A) The representation and warranty of the Company set forth in Section 5.6(b) shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date, (B) the representations and warranties of the Company set forth in the first sentence of Section 5.1(a) (solely with respect to the Company), Section 5.2(a) and Section 5.3 shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of such date (except for representations and warranties that speak as of a specific date or time which shall have been true and correct in all material respects as of such date and time) and (C) the representations and warranties of the Company set forth in this Agreement, other than those specified in the foregoing clause (A) or (B), shall be true and correct (disregarding all materiality and Company Material Adverse Effect qualifications and exceptions contained therein), on and as of the Closing Date with the same force and effect as if made on and as of such date (except for representations and warranties that speak as of a specific date or time which shall have been true and correct as of such date and time) except for any failure to be so true and correct which would not have a Company Material Adverse Effect;

(ii) The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date; and

(iii) Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to such effect.

8.3 Conditions to Obligation of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver (in writing by the Company) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties; Performance of Obligations.

(i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date hereof and on and as of the Closing Date with the same force and effect as if made on and as of such date (except for representations and warranties that speak as of a specific date or time which shall have been true and correct as of such date and time) except for any failure to be so true and correct that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impede the ability of Parent and Merger Sub to consummate the Transactions;

(ii) Each of Parent and Merger Sub shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date; and

(iii) The Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

8.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement.

ARTICLE IX

TERMINATION

9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the time the Requisite Company Vote is obtained, by mutual written consent of the Company and Parent by action of their respective boards of directors.

9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the time the Requisite Company Vote is obtained, by action of either the Parent Board or the Company Board if:

(a) the Merger shall not have been consummated by July 22, 2015 (provided, that, if on such date the conditions to Closing set forth in Sections 8.1(b) and/or 8.1(c) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on such date) or waived by all parties entitled to the benefit of such conditions, then, at the written election of either the Company or Parent, such date may be extended to December 22, 2015) (such date, as it may be extended in accordance with the proviso above, and subject to Section 10.5(c)(ii), the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any party if the failure of the Merger to have been consummated on or before the applicable Termination Date was primarily due to the material breach of the party seeking to terminate this Agreement;

(b) the Company Stockholders Meeting shall have been held and completed and the Requisite Company Vote shall not have been obtained at such Company Stockholders Meeting or at any adjournment or postponement thereof; or

(c) any Order permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger shall become final and non-appealable (whether before or after the time the

Requisite Company Vote is obtained); provided, that the right to terminate this Agreement pursuant to this Section 9.2(c) shall not be available to any party that has materially breached its obligations under this Agreement, which breach was the primary reason for such Order being issued.

9.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company by action of the Company Board:

(a) at any time prior to the time the Requisite Company Vote is obtained, if (i) the Company Board authorizes the Company, in accordance with Section 7.2, to enter into a binding definitive Alternative Acquisition Agreement with respect to an Acquisition Proposal that the Company Board has determined in good faith (after consultation with its outside financial advisor and outside legal counsel) constitutes a Superior Proposal, (ii) concurrently with the termination of this Agreement, the Company enters into such binding definitive Alternative Acquisition Agreement with respect to such a Superior Proposal, and (iii) the Company immediately prior to or concurrently with such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 9.5; provided, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.3(a) with respect to any Superior Proposal unless the Company has complied in all material respects with clauses (A) through (C) of Section 7.2(d) with respect to such Superior Proposal and has not otherwise materially breached Section 7.2 with respect to such Superior Proposal; or

(b) at any time prior to the Effective Time, whether such date is before or after the time the Requisite Company Vote is obtained, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, which breach (i) would give rise to the failure of the condition set forth in Section 8.3(a) and (ii) (x) cannot be cured by Parent or Merger Sub by the Termination Date or (y) if capable of being cured, shall not have been cured (A) within 30 calendar days following delivery of written notice by the Company to Parent of such breach or (B) any shorter period of time that remains between the date the Company delivers written notice of such breach and the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3(b) if it is then in breach of any representation, warranties, covenants or other agreements hereunder that would result in the closing condition set forth in Section 8.2(a) not being satisfied.

9.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Parent Board:

(a) at any time prior to the time the Requisite Company Vote is obtained, if the Company Board shall have made a Company Change of Recommendation; or

(b) at any time prior to the Effective Time, whether such date is before or after the time the Requisite Company Vote is obtained, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, which breach (i) would give rise to the failure of the condition set forth in Section 8.2(a) and (ii) (x) cannot be cured by the Company by the Termination Date or (y) if capable of being cured, shall not have been cured (A) within 30 calendar days following delivery of written notice by Parent to the Company of such breach or (B) any shorter period of time that remains between the date Parent delivers written notice of such breach and the Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.4(b) if it is then in breach of any representation, warranties, covenants or other agreements hereunder that would result in the closing condition set forth in Section 8.3(a) not being satisfied.

9.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement in accordance with its terms and the abandonment of the Merger pursuant to this Article IX, this Agreement shall become void and of no effect with no Liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates or Financing Sources);

provided, however, and notwithstanding anything to the contrary set forth in this Agreement, that in the event of termination of this Agreement in accordance with its terms (i) no such termination shall relieve the Company from any Liability to pay the Company Termination Fee pursuant to this Section 9.5 if and when due in accordance with the provisions hereof, (ii) no such termination shall relieve Parent from any Liability to pay the Reverse Termination Fee pursuant to this Section 9.5 if and when due in accordance with the provisions hereof, (iii) neither the Company nor Parent shall be relieved or released from Liability for willful and material breach of this Agreement or for fraud, (iv) the provisions set forth in this Section 9.5 and the second sentence of Section 10.1 shall operate in accordance with their terms and (v) no such termination shall release the Financing Sources from any Liability to Parent and its Subsidiaries, or the Parent and its Subsidiaries from any Liability to the Financing Sources, in each case, under or arising out of the Credit Agreement or any related or replacement agreement (excluding this Agreement) or any other agreement entered into with Parent or its Subsidiaries, on the one hand, and any of the Financing Sources, on the other hand. For the avoidance of doubt, any failure by Parent and Merger Sub to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 1.2 because the Financing has not been obtained when (x) all of the conditions to Closing set forth in Article VIII (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the fulfillment or waiver (to the extent permitted by applicable Law) of those conditions) shall be satisfied or waived in accordance with this Agreement on or prior to such date and (y) the Company has not willfully and materially breached Section 7.13 of this Agreement with respect to the Financing in a manner that materially contributed to such failure to obtain the Financing, shall be deemed to be a “willful and material” breach of this Agreement by Parent for purposes of this Agreement.

(b) In the event that:

(i) (A) this Agreement is terminated pursuant to Section 9.2(a) (relating to the Termination Date) before obtaining the Requisite Company Vote or this Agreement is terminated pursuant to Section 9.2(b) (relating to failure to obtain the Requisite Company Vote at the Company Stockholders Meeting), (B) any Person shall have made or renewed a bona fide Acquisition Proposal after the date hereof that is publicly disclosed or publicly announced by such Person and shall not have been irrevocably publicly withdrawn (x) with respect to a termination pursuant to Section 9.2(a), prior to such termination or (y) with respect to a termination pursuant to Section 9.2(b), prior to a date that is at least five (5) business days prior to the Company Stockholders Meeting (in either case, a “Qualifying Proposal”), and (C) within nine (9) months of such termination the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal or an Acquisition Proposal is consummated (in each case whether or not such Acquisition Proposal is the same as the original Qualifying Proposal referred to in clause (B)); provided, that for purposes of this Section 9.5(b), the term “Acquisition Proposal” shall have the meaning ascribed to such term in Section 7.2(c), except that all references to 20% therein shall be deemed to be references to 50%;

(ii) this Agreement is terminated by Parent pursuant to Section 9.4(a) (relating to a Company Change of Recommendation and similar events); or

(iii) this Agreement is terminated by the Company pursuant to Section 9.3(a) (relating to an Alternative Acquisition Agreement);

then the Company shall promptly (but in no event later than (A) in the case of clause (i) above, on the earlier of the date on which the Company (x) enters into a definitive agreement with respect to an Acquisition Proposal and (y) consummates the Acquisition Proposal referred to in clause (i) above, (B) in the case of clause (ii) above, three (3) business days after the date of such termination or (C) in the case of clause (iii) above, immediately prior to or concurrently with termination of this Agreement by the Company), pay Parent (or, at Parent’s direction, an Affiliate of Parent) the Company Termination Fee (as defined below), it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. The term “Company Termination Fee” shall mean $552,135,000, except in the event the Company Termination Fee becomes payable as the result of the termination of this Agreement by the Company pursuant to Section 9.3(a) to accept a Superior Proposal with respect to which (1) the Person making such Superior Proposal first made its Acquisition Proposal that resulted in such Superior Proposal within thirty (30) days following the date hereof, (2) the Company Board determined during such period that such Acquisition Proposal is or could reasonably be expected to result in a Superior Proposal (the first date of such Company Board determination, the “Company Board Determination Date”) and (3) the Company terminates this Agreement to accept such Superior Proposal pursuant to Section 9.3(a) no later than thirty (30) days following the Company Board Determination Date, in which case “Company Termination Fee” shall mean $318,540,000. Any Company Termination Fee paid to Parent pursuant to this Agreement shall be paid by wire transfer of immediately available funds to an account or accounts designated in writing by Parent to the Company for such purpose. The parties hereby acknowledge that in the event that the Company Termination Fee (together with the reimbursement contemplated by Section 9.5(d)) is paid by the Company pursuant to this Section 9.5(b), the Company Termination Fee (together with the reimbursement contemplated by Section 9.5(d)) shall be Parent’s and Sub’s sole and exclusive remedy for monetary damages under this Agreement; provided, however, that nothing in this Agreement shall limit Parent’s rights with respect to losses or damages incurred or suffered as a result of a willful and material breach by the Company of this Agreement.

(c) In the event that this Agreement is terminated by Parent or the Company (i) pursuant to Section 9.2(c) as a result of an Order in connection with any Antitrust Law, or (ii) Section 9.2(a), and all of the conditions to Closing of Parent set forth in Article VIII (other than (A) the conditions set forth in Sections 8.1(b)(i), (ii) and (iii) and 8.1(c) with respect to or relating to Antitrust Laws or approvals and (B) those other conditions that, by their nature, cannot be satisfied until the Closing Date, but, in the case of clause (B), which conditions would be capable of satisfaction if the Closing Date were the date of such termination, in each case other than any failures of such conditions to be satisfied that result from a breach by Parent of this Agreement where such breach materially contributed to the failure of such conditions to be satisfied or capable of being satisfied) have been satisfied or waived on or prior to the date of such termination, then Parent shall promptly, but in no event later than three (3) business days after the date of such termination, pay to the Company a fee of $934,383,000 (the “Reverse Termination Fee”), it being understood that in no event shall Parent or Merger Sub be required to pay the Reverse Termination Fee on more than one occasion. Any Reverse Termination Fee paid to the Company pursuant to this Agreement shall be paid by wire transfer of immediately available funds to an account or accounts designated in writing by the Company to Parent for such purpose.

(d) The parties acknowledge that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the parties would not enter into this Agreement and that any amounts payable pursuant to this Section 9.5 do not constitute a penalty; accordingly, if either party (the “Paying Party”) fails to promptly pay the amounts due pursuant to this Section 9.5 and, in order to obtain such payment, the Company, or Parent or Merger Sub, as applicable (the “Payment Recipient Party”) commences a legal action that results in a judgment against the Paying Party for any amounts due pursuant to this Section 9.5, the Paying Party shall pay to the Payment Recipient Party its costs and expenses (including attorneys’ fees) in connection with such legal action, together with interest on the amount of such amount or portion thereof at the latest U.S. prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(e) Notwithstanding anything herein to the contrary, except in the case of a willful and material breach by Parent or Merger Sub of its obligations in Section 7.5 with respect to or relating to Antitrust Laws or approvals or specific performance prior to termination of this Agreement, the Reverse Termination Fee (together with the reimbursement contemplated by Section 9.5(d)) shall be the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Sub, their respective Affiliates and any of their respective former, current, or future stockholders, directors, officers, Affiliates or agents (and of the Company and its Affiliates against the Financing Sources) for any losses or damages of whatsoever nature suffered as a result of any breach by Parent or Merger Sub of its obligations in Section 7.5 with respect to or relating to Antitrust Laws or approvals, and upon payment of the Reverse Termination Fee (together with the reimbursement contemplated by Section 9.5(d)) if and when due, (i) none of Parent, Merger Sub, their respective Subsidiaries or any of their respective former, current, or future stockholders, directors, officers, Affiliates or agents or Financing Sources shall have any further Liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (provided, that the foregoing shall not limit any Liability or obligation of the Financing Sources to Parent or its Subsidiaries or of Parent or its Subsidiaries to the Financing Sources, in each case, under or arising out of the Credit Agreement or any related or replacement agreement (excluding this Agreement) or any other agreement entered into with any of the Financing Sources, on the one hand, and Parent or its Subsidiaries, on the other hand) in connection with such breach by Parent or Merger Sub, (ii) payment and receipt of the Reverse Termination Fee (together with the reimbursement contemplated by Section 9.5(d)) shall extinguish any right of the Company, on behalf of itself and its Subsidiaries, to sue or pursue any claim for any such losses or damages against any of Parent, Merger Sub, their respective Affiliates, any of their respective former, current, or future stockholders, directors, officers, Affiliates or agents and the Financing Sources with respect to, in connection with or arising out of such breach by Parent or Merger Sub, and (iii) the Company shall terminate with prejudice any pending claims in litigation pursuing any such claim for such losses or damages commenced prior to receiving the Reverse Termination Fee with respect to, in connection with or arising out of such breach by Parent or Merger Sub. For purposes of this Section 9.5(e), a “willful” breach shall mean the failure by any individual set forth on Section 9.5(e) of the Parent Disclosure Schedule, acting on behalf of Parent, to take action with specific knowledge and belief that such action is required to be taken by Parent pursuant to Section 7.5 with respect to or relating to Antitrust Laws or approvals. For the avoidance of doubt, it is understood that a failure to take action shall not be “willful” if the person claimed to have willfully failed to take any action had a good faith belief (after consultation with relevant outside counsel) that such action (a) was not lawful, (b) would reasonably be expected to, in conjunction with all other actions contemplated to be taken to obtain antitrust approval, result in an Antitrust MAE, or (c) otherwise was not necessary to obtain antitrust regulatory approval on the timing and in the manner contemplated by this Agreement. In the event of a willful and material breach by Parent of its obligations under Section 7.5 with respect to or relating to Antitrust Laws or approvals, any Reverse Termination Fee paid to the Company shall be deducted from any damages awarded for such breach. For purposes of Section 7.5 and this Section 9.5(e), “not lawful” shall mean that an action violates any statute, rule or regulation of a Governmental Entity of competent jurisdiction in any respect (for the avoidance of doubt, (i) the violation or breach of any Contract, in and of itself, shall not be deemed to make an action not lawful and (ii) the fact that a sale or other disposition of assets or any other action may require consents, approvals, licenses or authorizations from Governmental Entities, in and of itself, shall not make such sale or other disposition or other action (or agreeing to such sale or disposition or other action) not lawful).

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1 Survival. This Article X and the covenants and agreements of the Company, Parent and Merger Sub contained in this Agreement that expressly contemplate performance after the Effective Time shall survive the consummation of the Merger in accordance with their terms. This Article X and the agreements of the Company, Parent and Merger Sub contained in Section 7.10 (Expenses), the indemnification and reimbursement provisions of Section 7.13 (Financing Cooperation) and Section 9.5 (Effect of Termination and Abandonment) and the Confidentiality Agreements shall survive the termination of this Agreement (in the case of the Confidentiality Agreements, subject to the terms thereof). All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

10.2 Modification or Amendment. Subject to the provisions of the applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties, whether before or after Company stockholder approval hereof; provided, that after Company stockholder approval hereof, no amendment shall be made which by Law requires the further approval of such shareholders or stockholders, as applicable, without such further approval. Notwithstanding anything in this Agreement to the contrary, Sections 9.5(a), 9.5(e), 10.2, 10.5(a),

10.5(b), 10.8 and 10.15 hereof (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of Sections 9.5(a), 9.5(e), 10.2, 10.5(a), 10.5(b), 10.8 or 10.15 hereof) may not be amended, modified, waived or terminated in a manner that is adverse in any respect to the Financing Sources without the prior written consent of the arrangers of the Credit Agreement Financing. For purposes of this Agreement, the term “Financing Source” means the entities that have committed to provide or otherwise entered into agreements with Parent and/or its Subsidiaries in connection with the Credit Agreement Financing or other financings in connection with the transactions contemplated hereby, including the parties to any loan or credit agreements (or other definitive documentation) relating thereto, together with their respective Affiliates and their and their respective Affiliates’ former, current or future general or limited partners, stockholders, managers, members, agents, representatives, employees, directors, or officers and their respective successors and assigns.

10.3 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

10.4 Counterparts; Effectiveness. This Agreement may be executed in counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, facsimile, electronic mail, .pdf or otherwise as authorized by the prior sentence) to the other parties.

10.5 Governing Law and Venue; Waiver of Jury Trial; Remedies.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CHOICES OR CONFLICTS OF LAW (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, exclusively in the Court of Chancery of the State of Delaware (and any state appellate court therefrom), or to the extent such Court does not have subject matter jurisdiction, any federal court located within the State of Delaware (the “Chosen Courts”), and in connection with claims (including counterclaims and defenses) arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, (iv) waives any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason other than the failure to serve in accordance with this Section 10.5(a), (v) waives any claims that this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts, and (vi) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.6 of this Agreement. The agent for service of process for Parent shall be Merger Sub and any claim form, judgment or notice of legal process shall be sufficiently served on Parent if delivered to such agent at its address set forth above. THE COMPANY AGREES THAT IT WILL NOT (AND WILL CAUSE ITS AFFILIATES NOT TO) BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE FINANCING SOURCES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY FORUM OTHER THAN THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE

CITY OF NEW YORK, BOROUGH OF MANHATTAN (AND APPELLATE COURTS THEREOF); PROVIDED THAT THIS AGREEMENT SHALL NOT APPLY TO ANY SUCH ACTION, CLAIM, CROSS-CLAIM OR THIRD PARTY CLAIM BROUGHT SUBSEQUENT TO THE CLOSING OF THE MERGER.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY LITIGATION AGAINST ANY FINANCING SOURCES ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5(b).

(c) Remedies.

(i) Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(ii) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that, unless this Agreement has been terminated in accordance with Article IX, in the event of any breach or threatened breach by the Company, on the one hand, or Parent and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement to the fullest extent permissible pursuant to applicable Law. Each party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 10.5(c), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that the remedies provided for in this Section 10.5(c) are not available or otherwise are not granted, and (y) nothing set forth in this Section 10.5(c) shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 10.5(c) prior or as a condition to exercising any termination right under Article IX (and/or receipt of any amounts due pursuant to Section 9.5), nor shall the commencement of any legal action or legal proceeding pursuant to this Section 10.5(c) or anything set forth in this Section 10.5(c) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article IX including termination of this Agreement pursuant to Section 9.3(a) in which case as provided in Section 9.5 the payments required to be made by the Company under Section 9.5, shall be paid, or pursue any other remedies under this Agreement that may be available then or thereafter. For the avoidance of doubt, (i) Parent may pursue a grant of specific performance of the type described in this Section 10.5(c) and the payment of the Company Termination Fee under Section 9.5, but under no circumstances shall Parent be permitted or entitled to receive both a grant of specific performance and the Company Termination Fee and (ii) the Company may pursue a grant of specific performance of the type described in this Section 10.5(c) and the payment of the Reverse Termination Fee under Section 9.5, but under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and the Reverse Termination Fee. If on the Termination Date, there is a pending Action that has been brought by a party hereto seeking the remedies provided for in this Section 10.5(c)(ii), then, without further action, the Termination Date shall be automatically extended until the date that is five (5) business days after the dismissal, settlement or entry of a final order with respect to such Action.

10.6 Notices. Any notice, request, instruction, service of process or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, first-class postage prepaid (with return receipt requested), by facsimile, by reliable overnight courier or by electronic mail (including by .pdf format attachment):

If to Parent or Merger Sub:

Merck KGaA

Frankfurter Strasse 250

64293 Darmstadt

Germany

Fax:  +49 6151 72 91 3360

Attention:    Dr. Friederike Rotsch, Esq.

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Fax:  +1 (212) 735-2000

Attention:        Peter Allan Atkins, Esq.

 Hilary S. Foulkes, Esq.

 Neil P. Stronski, Esq.

If to the Company:

Sigma-Aldrich Corporation

3050 Spruce Street

St. Louis, Missouri 63103

Fax:  +1 (314) 286-8072

Attn:    George L. Miller, Esq.

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Fax:  +1 (312) 853-7036

Attention:        Thomas A. Cole, Esq.

 Paul L. Choi, Esq.

 Scott R. Williams, Esq.

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or electronic mail (provided, that, if given by facsimile or electronic mail, such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier. For purposes of this Section 10.6, the determination of the day on which a notice, request, instruction, service of process or other document to be given hereunder is sent or received shall be made by reference to the time zone in which the recipient of such notice, request, instruction, service of process or other document resides (it being understood that for such purpose, Parent and Merger Sub each reside in Darmstadt, Germany and the Company resides in St. Louis, Missouri).

10.7 Entire Agreement. This Agreement (including any exhibits hereto), together with (i) the Company Disclosure Schedule, (ii) the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Parent Disclosure Schedule”), (iii) the joint defense agreement, dated September 12, 2014, between Parent, the Company, Skadden Arps Slate Meagher & Flom LLP and Sidley Austin LLP, (iv) the confidentiality letter agreement, dated August 20, 2014 (the “Company Confidentiality Agreement”), from the Company to Parent and (v) the confidentiality letter agreement, dated August 20, 2014, from Parent to the Company (the confidentiality letter agreement described in this clause (v), together with the Company Confidentiality Agreement, the “Confidentiality Agreements”), constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof; provided, that the parties agree that section 8 of the Company Confidentiality Agreement is hereby terminated effective immediately.

10.8 No Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any Person (other than the parties hereto) any rights or remedies hereunder, except (a) as specifically set forth in the terms and provisions of Section 7.11, and (b) from and after the Effective Time, the rights of Record Holders to receive the Per Share Merger Consideration and the rights of the holders of Company Equity Awards to receive the Equity Award Amounts, each set forth in Article IV, (c) the Financing Sources (who shall be third party beneficiaries of Sections 9.5(a), 9.5(e), 10.2, 10.5(a), 10.5(b), 10.8 and 10.15 hereof) and (d) in the event (i) this Agreement is terminated (other than in circumstances where the Reverse Termination Fee is payable) as a result of a failure by Parent and Merger Sub to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 1.2 because of Parent’s or Merger Sub’s willful and material breach of its obligations under this Agreement when all of the conditions to Closing set forth in Article VIII (other than Section 8.3(a)(i), (ii) and (iii), Section 8.1(b)(iv), Section 8.1(c) as it relates to CFIUS and those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the fulfillment or waiver (to the extent permitted by applicable Law) of those conditions) shall be satisfied or waived in accordance with this Agreement on or prior to such date and (ii) prior to such termination (A) the Company has used its reasonable best efforts to obtain specific performance of such obligations of Parent and Merger Sub and all requests for such relief shall have been judicially denied with no further right of appeal or (B) an Order permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger shall have become final and non-appealable, the right of the Company’s stockholders to pursue a claim after termination of this Agreement for damages (including, subject to the second and third provisos below, damages based on the loss of the economic benefits of the Merger, including the loss of the premium offered to such stockholders) for such willful and material breach by Parent or Merger Sub (other than a willful and material breach by Parent or Merger Sub of Section 7.5 of this Agreement with respect to Antitrust Laws or approvals) shall be available under this clause (d) subject to the provisos and other limitations herein; provided, that the rights granted pursuant to clause (d) shall be enforceable only by the Company, in its sole and absolute discretion, on behalf of the stockholders of the Company, and any amounts received by the Company in connection therewith may be retained by the Company; provided, further, that nothing in this Agreement, including this clause (d), shall be an admission or acknowledgment by Parent, Merger Sub or any of their

Representatives of any liability of any kind or of the appropriateness, relevance, applicability, validity or existence of any such damages and it is agreed that Parent and Merger Sub may contest such damages (as to appropriateness, relevance, applicability, validity or existence and as to amount asserted) in any such claim; and provided, further, that in no event shall Parent or its Subsidiaries be required to pay in respect of any damages asserted by the Company of more than an aggregate of $700,000,000 less the sum of all amounts, if any, paid by Parent or its Subsidiaries to the Company, its Subsidiaries or the Company’s stockholders in connection with the termination of this Agreement or any claim relating to or arising out of this Agreement or any breach thereof. For the avoidance of doubt, except as provided in clauses (b) and (d) of the first sentence of this Section 10.8, the Company’s stockholders are not third party beneficiaries of this Agreement, and no damages may be claimed by the Company on behalf of the Company’s stockholders or directly by the Company based in any respect on claimed loss or damage incurred by the Company’s stockholders, including loss of economic benefit or any premium attributable to the Merger. Except as provided above in this Section 10.8, Parent, Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any Person claiming any rights arising from or through the parties hereto) other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties and covenants set forth herein. The parties hereto further agree that the rights of third party beneficiaries under clause (b) of this Section 10.8 and Section 7.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

10.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

10.10 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such similar Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent, Merger Sub or the Surviving Corporation when due.

10.11 Definitions. For convenience of reference only, each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

10.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.13 Interpretation; Construction.

(a) The table of contents, Annex A and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party here has or may have set forth information in its respective Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

(d) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

(e) The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated (excluding, for the avoidance of doubt, Section 7.1), or if there is an inaccuracy in, any representation, warranty or covenant (excluding, for the avoidance of doubt, Section 7.1) contained herein in any respect, the fact that there exists another representation, warranty or covenant related to the same subject matter (regardless of the relative levels of specificity), which the party has not breached or violated, or with respect to which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

10.14 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent and Parent and Merger Sub may so assign to any parties providing debt financing to the Surviving Corporation for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such debt financing, but no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Parent shall cause Merger Sub, and any assignee thereof, to perform its obligations under this Agreement and shall be responsible for any failure of Merger Sub or such assignee to comply with any representation, warranty, covenant or other provision required to be performed on or prior to the Closing, under this Agreement. Any purported assignment in violation of this Agreement is void.

10.15 No Recourse. This Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto (including any third party beneficiaries hereto) and none of (a) Parent’s or any of its Affiliates’ or any direct or indirect stockholders (other than Parent or Merger Sub), members, managers, directors, officers, employees, agents, representatives, Financing Sources or assignees of any of the foregoing (collectively, the “Parent Related Parties”) or (b) the Company’s or any of its Affiliates’ stockholders (other than the Company), members, managers, directors, officers, employees, agents, representatives or assignees of any of the foregoing (collectively, the “Company Related Parties”), in each case, shall have any Liability for any obligations or Liabilities of the other parties to this Agreement or for any Action (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the parties hereunder against the other parties to this Agreement, in no event shall (i) the Company or any of its Affiliates, and the Company agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, commence any Actions for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party, or (ii) Parent, Merger Sub or any of their respective Affiliates, and Parent and Merger Sub agree not to and to cause their respective Affiliates not to, seek to enforce this Agreement against, commence any Actions for breach of this Agreement against, or seek to recover monetary damages from, any Company Related Party. Notwithstanding anything to the contrary in this Agreement, the Financing Sources (in their capacity as such) shall not have any liability to the Company or any of its equity holders, representatives or Affiliates (in each case, with respect to such equity holders, representatives or Affiliates, prior to the Closing of the Merger) relating to or arising out of this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract or in tort or otherwise, and the Company and its equity holders, representatives and Affiliates (in each case, with respect to such equity holders, representatives or Affiliates, prior to the Closing of the Merger) shall not have any rights or claims, and shall not seek any loss or damage or any other recovery or judgment of any kind, including direct, indirect, consequential, special, exemplary or punitive damages, against any Financing Source (in its capacity as such) under this Agreement or the Financing, whether at law or equity, in contract or in tort or otherwise.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

SIGMA-ALDRICH CORPORATION

By:	/s/ Rakesh Sachdev
	Name:	Rakesh Sachdev
	Title:	President and CEO

MERCK KGAA

By:	/s/ Karl-Ludwig Kley
	Name:	Karl-Ludwig Kley
	Title:	Chairman of the Executive Board

By:	/s/ Andreas Stickler
	Name:	Andreas Stickler
	Title:	Global Head of Mergers & Acquisitions

MARIO II FINANCE CORP.

By:	/s/ Anthony O’Donnell
	Name:	Anthony O’Donnell
	Title:	Chairman

By:	/s/ Paul O’Connor
	Name:	Paul O’Connor
	Title:	Treasurer

Annex A

DEFINED TERMS

Acquisition Proposal	7.2(c)
Action	4.2(e)
Affiliate	5.1(b)
Agreement	Preamble
Alternative Acquisition Agreement	7.2(d)(iv)
Anti-Bribery Acts	5.10(a)
Antitrust Law	7.5(a)
Antitrust MAE	7.5(d)(iii)
Applicable Date	5.5(a)
Audited Consolidated 2014 Financial Statements	7.13(a)(i)(B)
Bankruptcy and Equity Exception	5.3(a)
Benefit Agreement	5.8(a)
Benefit Plans	5.8(a)
Book-Entry Shares	4.1(a)
business day	1.2
Bylaws	2.2
Certificate	4.1(a)
Certificate of Merger	1.3
CFIUS	7.5(a)
Charter	2.1
Chosen Courts	10.5(a)
Closing	1.2
Closing Date	1.2
Code	4.2(g)
Collective Bargaining Agreement	5.9(a)
Common Stock	4.1(a)
Company	Preamble
Company 401(k) Plan	5.2(a)
Company Adverse Recommendation Change	7.2(d)(iii)
Company Board	Recitals
Company Board Determination Date	9.5(b)(iii)
Company Change of Recommendation	7.2(d)(v)
Company Confidentiality Agreement	10.7
Company Disclosure Schedule	Article V
Company Equity Amount	4.3(a)(iv)
Company Equity Awards	4.3(a)(iv)
Company Group	5.8(b)
Company IP	5.14(b)
Company Material Adverse Effect	5.1(b)
Company Other Equity Award	4.3(a)(iv)
Company Pension Plan	5.8(b)
Company Performance RSU Amount	4.3(a)(ii)
Company Performance RSU Award	4.3(a)(ii)
Company Recommendation	5.3(b)
Company Related Parties	10.15
Company Reports	5.5(a)
Company RSU Awards	4.3(a)(iii)
Company Stock Options	4.3(a)

Company Stockholders Meeting	7.4
Company Termination Fee	9.5(b)(iii)
Company Vested Performance RSU Shares	4.3(a)(ii)
Completion of CFIUS Process	8.1(b)(iv)
Confidentiality Agreements	10.7
Continuation Period	7.9(a)
Contract	5.19(a)(xiii)
control	5.1(b)
controlled by	5.1(b)
controlling	5.1(b)
Credit Agreement	6.5
Credit Agreement Financing	6.5
Current Financial Assets	6.5
DGCL	1.1
Dissenting Shares	4.2(f)
Dissenting Stockholders	4.2(f)
DTC	4.2(b)(iii)
DTC Payment	4.2(b)(iii)
Effective Time	1.3
Employees	5.8(a)
Environmental Claim	5.12(c)
Environmental Laws	5.12(a)
Equity Award Amount	4.3(b)
Equity Award Amounts	4.3(b)
ERISA	5.8(a)
EUMR	5.4(b)
Exchange Act	5.4(b)
Exchange Fund	4.2(a)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)
Executive Officers	7.1(b)(xvii)
Existing Credit Facility	7.13(a)(x)
FCA	5.10(a)
FCPA	5.10(a)
FDA	5.10(d)
FDCA	5.10(a)
Financing	6.5
Financing Source	10.2
GAAP	5.5(e)
Government Contract	5.21
Governmental Entity	5.4(b)
HSR Act	5.4(b)
IFRS	7.13(a)(i)(C)
Indebtedness	5.19(a)(xiii)
Indemnified Parties	7.11(a)
Insurance Policies	5.15
Intellectual Property	5.14(h)
IP Contracts	5.19(a)(xi)
IRS	5.8(c)
Joint Notice	7.5(e)
Key Customers	5.22(a)
Key Suppliers	5.22(b)

Knowledge	5.7(c)
Laws	5.10(a)
Leased Real Property	5.17(b)
Leases	5.17(b)
Liability(ies)	5.7(d)
Licenses	5.10(a)
Lien	5.2(b)
Material Contract	5.19(a)(xiii)
Materials of Environmental Concern	5.12(a)
Merger	Recitals
Merger Sub	Preamble
NASDAQ	5.4(b)
New Financing	7.14(b)
Non-U.S. Benefit Plan	5.8(b)
Option Amount	4.3(a)(i)
Order	8.1(c)
Other Antitrust Laws	5.4(b)
Other Service Providers	5.8(a)
Owned Real Property	5.17(a)
Parent	Preamble
Parent Board	Recitals
Parent Disclosure Schedule	10.7
Parent Related Parties	10.15
Paying Agent	4.2(a)
Paying Party	9.5(d)
Payment Recipient Party	9.5(d)
Per Share Merger Consideration	4.1(a)
Permitted Liens	5.17(c)
Person	4.2(d)
Preferred Stock	5.2(a)
Products	5.10(a)
Proxy Statement	7.3(a)
Qualifying Proposal	9.5(b)(i)
Real Property	5.17(b)
Reconciled Consolidated 2014 Financial Statements	7.13(a)(i)(C)
Reconciled Consolidated Interim Financial Statements	7.13(a)(i)(E)
Record Holder	4.1(b)
Registered Company IP	5.14(a)
Representatives	7.2(a)
Required Financial Information	7.13(a)(i)(E)
Requisite Company Vote	5.3(a)
Restrictive Covenant	5.9(a)
Retained Current Financial Assets	7.14(a)
Reverse Termination Fee	9.5(c)
RSU Amount	4.3(a)(iii)
Sarbanes-Oxley Act	5.5(a)
SEC	Article V
Securities Act	5.2(b)
Share	4.1(a)
Shares	4.1(a)
Stock Plans	5.2(a)
Subsidiary	5.1(b)

Superior Proposal	7.2(c)
Surviving Corporation	1.1
Takeover Statutes	5.11
Tax	5.13(h)
Tax Authority	5.13(h)
Tax Law	5.13(h)
Tax Return	5.13(h)
Tax Sharing Arrangement	5.13(h)
Taxes	5.13(h)
Termination Date	9.2(a)
Trade Secrets	5.14(h)
Transactions	5.4(a)
U.S. Benefit Plans	5.8(b)
Unaudited Consolidated Interim Financial Statements	7.13(a)(i)(D)
under common control with	5.1(b)

Annex B

Opinion of Morgan Stanley

September 21, 2014

Board of Directors

Sigma-Aldrich Corporation

3050 Spruce Street

St. Louis, MO 63103

Members of the Board:

We understand that Sigma-Aldrich Corporation (“Target” or the “Company”), Merck KGaA (the “Parent”) and Mario II Finance Corp., an indirect wholly-owned subsidiary of the Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated September 21, 2014 (the “Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Parent, and each issued and outstanding share of common stock, par value $1.00 per share (the “Company Common Stock”) of the Company, other than shares (i) owned by the Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent, in each case not held on behalf of third parties, (ii) shares as to which dissenters’ rights have been perfected, or (iii) shares owned by the Company or any direct or indirect wholly-owned subsidiary of the Company (collectively, the “Excluded Shares”), will be converted into the right to receive $140.00 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock (other than the holders of the Excluded Shares) pursuant to the Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)

Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in discussions and negotiations among representatives of the Company and the Parent and their financial and legal advisors;

9)

Reviewed the Agreement, the term loan facilities agreement and the syndication and fee letter from certain lenders in the form of drafts dated September 21, 2014 and September 19, 2014, respectively and certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Agreement without any waiver, amendment or delay of any terms or conditions and that the definitive Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, regulatory or accounting advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory or accounting advisors with respect to legal, tax, regulatory or accounting matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock (other than holders of the Excluded Shares) in the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving the Company, nor did we negotiate with any parties, other than Parent, which expressed interest in the possible acquisition of the Company.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a portion of which is contingent upon rendering this opinion and the substantial remainder of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Parent and the Company in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Parent, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law.

Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. In addition, Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock (other than the holders of the Excluded Shares) pursuant to the Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Lars Andersson

Lars Andersson
Vice Chairman

Annex C

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights.

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)  Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)  Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)  In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)  If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.

Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)  After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ATTN: CORPORATE SECRETARY 3050 SPRUCE STREET ST. LOUIS, MO 63103-2564

FOR VOTING BY INTERNET, PHONE OR MAIL,

PLEASE READ THE INSTRUCTIONS BELOW

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you are a registered holder of shares, you have the option to access future stockholder communications over the Internet instead of receiving printed documents. Participation is voluntary. If you give your consent, all future stockholder communications will be available on the Internet at www.proxyvote.com or such other location as you may be notified by mail. Material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time and/or request paper copies of any stockholder communications by notifying Sigma-Aldrich’s transfer agent, American Stock Transfer & Trust Company, LLC, or Sigma-Aldrich in writing at the address below. To give your consent to receive such materials electronically, follow the prompts when you vote by telephone or over the Internet, or check the appropriate box located on the reverse side of the attached proxy/voting instruction card when you vote by mail.

VOTE BY MAIL

All holders must sign exactly as their name appears hereon. Fiduciaries must state their title. Joint owners both must sign. Authorized officers must sign in a corporation’s or partnership’s full legal name. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to SIGMA-ALDRICH CORPORATION, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by phone or vote using the Internet, please do not mail your proxy.

THANK YOU FOR VOTING.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M79048-S24810                     KEEP THIS PORTION FOR YOUR RECORDS

—  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

    SIGMA-ALDRICH CORPORATION

This proxy will be voted FOR items 1, 2 and 3 unless otherwise directed.

		For	Against	Abstain
The Board of Directors recommends a vote FOR proposals 1, 2 and 3.

1.	The proposal to adopt the Agreement and Plan of Merger, dated as of September 22, 2014 and as amended from time to time (the “merger agreement”), by and among Sigma-Aldrich Corporation, a Delaware corporation (“Sigma-Aldrich”), Merck KGaA, Darmstadt, Germany, a German corporation with general partners (“Parent”), and Mario II Finance Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent;	☐	☐	☐

2.	The proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Sigma-Aldrich’s named executive officers that is based on or otherwise relates to the merger contemplated by the merger agreement; and	☐	☐	☐

3.	The proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

MATERIALS ELECTION
By checking the box to the right, I consent to future access to stockholder communications (e.g., annual reports, proxy statements, related proxy materials) electronically via the Internet, as described in the accompanying notice. I understand Sigma-Aldrich may no longer distribute printed materials to me for any future stockholders meeting until such consent is revoked. I understand I may revoke my consent at any time by writing Sigma-Aldrich’s transfer agent, American Stock Transfer & Trust Company, LLC, or Sigma-Aldrich and that costs normally associated with electronic access, such as internet usage and telephone charges, will be my responsibility.	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Special Meeting of Stockholders [—], 2014

Dear Stockholder:

The Special Meeting of Stockholders of Sigma-Aldrich Corporation will be held at Sigma-Aldrich’s Life Science and Technology Center, 2909 Laclede Avenue, St. Louis, Missouri 63103 at [—], Central Time, on [—].

It is important that these shares are represented at the meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials. You may sign, date and return this proxy card or you may vote by Internet or telephone.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of

Stockholders to be held on [—]:

The Notice and Proxy Statement is available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M79049-S24810

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

(To be signed on reverse side)

By signing on the reverse, the stockholder(s) hereby appoint(s) D. DEAN SPATZ and J. PEDRO REINHARD, or either of them, the true and lawful attorneys-in-fact, agents and proxies, with the power of substitution and revocation, as their representatives at the Special Meeting of Stockholders of SIGMA-ALDRICH CORPORATION to be held at Sigma-Aldrich’s Life Science and Technology Center, 2909 Laclede Avenue, St. Louis, Missouri 63103 on [—], at [—], Central Time (including all adjournments and postponements thereof), and to vote all shares of stock which the stockholder is entitled to vote, with all powers which the stockholder would possess if personally present.

This proxy also provides voting instructions for shares held by Fidelity Management Trust Company, the trustee for the Sigma-Aldrich 401(k) Retirement Savings Plan, and directs such trustee to vote, as indicated on the reverse side of this card, any shares allocated to this account in the plan. The trustee will vote these shares as you direct. If a valid card is not received by 11:59 pm on [—], 2014 the shares credited to this account will be voted in the same proportion on each proposal as those shares for which the trustee has received voting instructions from the beneficial owners.

Signer(s) hereby acknowledge(s) receipt of the Notice of Special Meeting and accompanying Proxy Statement to Stockholders, and hereby revoke(s) all proxies heretofore given by the undersigned for said meeting. This proxy may be revoked prior to its exercise.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. Shares represented by this proxy, when properly executed, will be voted as directed or, if directions are not indicated, will be voted in accordance with the Board of Directors’ recommendations. The proxies cannot vote these shares unless you sign and return this card.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side